As filed with the Securities and Exchange Commission on January 9, 2019

Registration Statement No. 333-[ • ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2530374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

77 East King Street

Shippensburg, PA 17257

(888) 677-7869

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas R. Quinn, Jr.

President and Chief Executive Officer

77 East King Street

Shippensburg, PA 17257

(717) 530-2602

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Matthew Dyckman, Esq. Goodwin Procter LLP 901 New York Avenue, NW Washington, DC 20001 (202) 346-4000	Lawrence M.F. Spaccasi, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 (202) 274-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, no par value	1,986,724	N/A	$36,128,938.76	$4,378.83

(1)

Represents the estimated maximum number of shares of Orrstown Financial Services, Inc. common stock estimated to be issuable upon the completion of the merger to which this Registration Statement relates.

(2)

Pursuant to Rule 457(f), the registration fee was computed on the basis of $13.92 per share, the average of the high and low prices on NASDAQ on January 4, 2019, for the common stock of Hamilton Bancorp, Inc. to be exchanged or canceled in the merger multiplied by the maximum number of shares of common stock of Hamilton Bancorp, Inc. that may be received by the registrant and/or canceled upon consummation of the merger, less $15,084,383.80 in cash to be paid to the registrant in the merger.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001212.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 9, 2019

[HAMILTON BANCORP, INC. LOGO]

[ • ], 2019

Dear Stockholder:

Your vote is very important.

You are invited to attend a special meeting of stockholders (the “special meeting”) of Hamilton Bancorp, Inc. (“Hamilton Bancorp”) to be held on [MEETING DATE], at 5:00 p.m., local time, at the administrative offices of Hamilton Bank, located at 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286. The special meeting is being held to approve, among other things, the merger of Hamilton Bancorp, Inc. with and into Orrstown Financial Services, Inc. (the “merger”) pursuant to the Agreement and Plan of Merger (the “merger agreement”) by and between Orrstown Financial Services, Inc. and Hamilton Bancorp, Inc. dated as of October 23, 2018. In connection with the merger agreement, Hamilton Bancorp will be merged with and into Orrstown Financial Services and its subsidiary, Hamilton Bank, will be merged with and into Orrstown Bank, a subsidiary of Orrstown Financial Services.

Pursuant to the merger agreement, if the merger agreement is approved by the holders of at least a majority of the shares of common stock, $0.01 par value per share, of Hamilton Bancorp, Inc. (“Hamilton Bancorp common stock”) outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Hamilton Bancorp common stock will be converted into the right to receive (1) 0.54 shares of common stock, no par value per share, of Orrstown Financial Services (“Orrstown Financial Services common stock”) and (2) $4.10 in cash, without interest, subject to possible reduction as set forth in the merger agreement. Orrstown Financial Services common stock is traded on NASDAQ under the symbol “ORRF.”

No fractional shares of Orrstown Financial Services common stock will be issued in connection with the merger. Instead, each Hamilton Bancorp stockholder will receive an amount of cash, in lieu of any fractional share, based on the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date of the merger, rounded to the nearest whole cent.

As of the date of the merger agreement, based on the closing price of Orrstown Financial Services common stock of $23.10 and assuming no reduction in the cash consideration, Hamilton Bancorp stockholders would have received Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $16.57. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Hamilton Bancorp stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ].

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the transactions provided for in the merger agreement are advisable to, and in the best interests of, Hamilton Bancorp. Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers relating to the merger, and “FOR” the adjournment proposal, if necessary, as discussed in the attached proxy statement/prospectus.

Your vote is important, regardless of the number of shares of Hamilton Bancorp common stock you own. We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of at least a majority of the shares of Hamilton Bancorp common stock outstanding and entitled to vote at the special meeting.

The attached proxy statement/prospectus provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus. We encourage you to read the proxy statement/prospectus and the merger agreement carefully and in their entirety, including the section titled “Risk Factors,” beginning on page 24. Whether or not you expect to attend the special meeting in person, we urge you to submit a completed proxy as promptly as possible. You may submit your completed proxy by voting online at [ • ], by mailing in the enclosed postage-paid envelope, or by voting by telephone at [ • ]. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. Do not send your stock certificates with the proxy card. You will receive a transmittal form with instructions for delivering your stock certificates in exchange for the merger consideration under separate cover.

On behalf of our board of directors, thank you for your continued support and interest in Hamilton Bancorp. We look forward to seeing you at the special meeting.

Sincerely,

Robert A. DeAlmeida

President and Chief Executive Officer

Hamilton Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Orrstown Financial Services common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The proxy statement/prospectus is dated [EFFECTIVE DATE], and is first being mailed to stockholders of Hamilton Bancorp on or about [ • ].

HAMILTON BANCORP, INC.

501 Fairmount Avenue, Suite 200

Towson, Maryland 21286

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [MEETING DATE]

To the Stockholders of Hamilton Bancorp, Inc.:

A special meeting of stockholders of Hamilton Bancorp, Inc. (“Hamilton Bancorp”) will be held at the administrative offices of Hamilton Bank, located at 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286, on [MEETING DATE] at 5:00 p.m., local time, for the following purposes:

1.

To consider and vote upon a proposal to approve the Agreement and Plan of Merger by and between Orrstown Financial Services, Inc. and Hamilton Bancorp, Inc. dated as of October 23, 2018 (the “merger agreement”), pursuant to which Hamilton Bancorp will merge with and into Orrstown Financial Services, whereupon the separate corporate existence of Hamilton Bancorp will cease (the “merger”);

2.

To consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers that is based on or otherwise relates to the merger; and

3.

To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

The merger agreement and the proposed merger of Hamilton Bancorp with and into Orrstown Financial Services is more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement/prospectus.

Hamilton Bancorp has established [RECORD DATE] as the record date for determining the stockholders entitled to notice of and to vote at the Hamilton Bancorp special meeting. Only record holders of Hamilton Bancorp common stock as of the close of business on that date will be entitled to vote at the Hamilton Bancorp special meeting or any adjournment or postponement of that meeting. The affirmative vote of the holders of at least a majority of the shares of Hamilton Bancorp common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

Hamilton Bancorp’s board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers relating to the merger, “FOR” the adjournment proposal, if necessary, as described above.

All Hamilton Bancorp stockholders are cordially invited to attend the Hamilton Bancorp special meeting. To ensure your representation at the Hamilton Bancorp special meeting, please follow the voting procedures described in the accompanying proxy statement/prospectus and on the enclosed proxy card. Following these voting procedures will not prevent you from voting in person, but it will help to secure a quorum and allow your shares to be voted should anything prevent your attendance in person. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Robin L. Thiess

Secretary

[EFFECTIVE DATE]

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Hamilton Bancorp special meeting in person, Hamilton Bancorp urges you to submit a completed proxy as promptly as possible. You may submit your completed proxy by mailing in the enclosed postage-paid envelope or by voting either online at [ • ] or by telephone at [ • ]. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. Do not send your stock certificates with the proxy card. You will receive a transmittal form with instructions for delivering your stock certificates in exchange for the merger consideration under separate cover.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Orrstown Financial Services from documents that are not included in or delivered with the proxy statement/prospectus. This information is publicly available at the Securities and Exchange Commission’s (“SEC”) EDGAR website at www.sec.gov and will be made available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus free of charge by requesting them in writing or by telephone from Orrstown Financial Services at the following address and telephone number:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

(888) 677-7869

Attn: Investor Relations

If you would like to request documents, please do so by [ • ] in order to receive them before the special meeting of Hamilton Bancorp stockholders.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see the section of the proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 185.

The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact Robert A. DeAlmeida, President and Chief Executive Officer of Hamilton Bancorp, at (410) 823-4510.

Please do not send your Hamilton Bancorp stock certificates at this time. You will be sent separate instructions regarding the surrender of your Hamilton Bancorp stock certificates.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To more fully understand the merger and the special meeting, you should read this entire proxy statement/prospectus, including the materials attached as annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “we,” “us” and “our” refer collectively to Hamilton Bancorp, Hamilton Bank, Orrstown Financial Services, and Orrstown Bank. Also, we refer to the merger of Hamilton Bancorp and Orrstown Financial Services, as the “merger”; and the Agreement and Plan of Merger, dated as of October 23, 2018, by and between Orrstown Financial Services and Hamilton Bancorp, as the “merger agreement.”

Q:	Why am I receiving this proxy statement/prospectus?

A:

Orrstown Financial Services and Hamilton Bancorp have agreed to the merger of Hamilton Bancorp with and into Orrstown Financial Services under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, Hamilton Bancorp stockholders must vote to approve the merger agreement. Hamilton Bancorp will hold a special meeting of stockholders to obtain this required approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the Hamilton Bancorp special meeting, and other related matters, and you should read it carefully. The enclosed proxy materials for the Hamilton Bancorp special meeting allow you to vote your shares of Hamilton Bancorp common stock without attending the special meeting of Hamilton Bancorp.

We are delivering this proxy statement/prospectus to you as the proxy statement for the special meeting of stockholders of Hamilton Bancorp and the prospectus for the shares of Orrstown Financial Services common stock to be issued in connection with the merger. It is a proxy statement because the Hamilton Bancorp board of directors is soliciting proxies from stockholders to vote on the approval of the merger agreement and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because Orrstown Financial Services will issue Orrstown Financial Services common stock to the Hamilton Bancorp stockholders as part of the merger consideration, and this prospectus contains information about Orrstown Financial Services common stock.

Q:	Why are Orrstown Financial Services and Hamilton Bancorp proposing this transaction? (pages 54 and 40)

A:

The Orrstown Financial Services and Hamilton Bancorp boards of directors have each approved the merger agreement and have determined that the merger agreement and the transactions provided for thereunder, including the merger, are advisable and in the best interests of the companies. In reaching these decisions, the Orrstown Financial Services and Hamilton Bancorp boards of directors considered the terms and conditions of the merger agreement and the ancillary agreements, as well as a number of other factors.

Q:	What will happen in the merger? (page 36)

A:

In the proposed merger, Hamilton Bancorp will merge with and into Orrstown Financial Services. The surviving corporation in the merger will be Orrstown Financial Services. It is anticipated that Hamilton Bank will merge with and into Orrstown Bank, with Orrstown Bank continuing as the surviving bank, immediately following the merger.

Q:	What will Hamilton Bancorp stockholders receive in the merger? (page 36)

A:

Pursuant to the merger agreement, if the merger agreement is approved by the holders of at least a majority of the shares of Hamilton Bancorp common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Hamilton Bancorp common stock will be converted into the right to receive (1) 0.54 shares of common stock, no par value per share, of Orrstown Financial Services (“Orrstown Financial Services common stock”) and (2) $4.10 in cash, without interest, subject to possible reduction of the cash portion of the consideration as set forth in the merger agreement based on potential losses, write-downs, or reserves related to certain identified loans of Hamilton Bank. The maximum possible reduction to the cash consideration is $1,000,000, or approximately $0.27 per share, based on 3,416,414 shares of Hamilton Bancorp common stock and 262,704 stock options outstanding as of the record date. The stock portion of the consideration will not be adjusted. Orrstown Financial Services common stock is traded on NASDAQ under the symbol “ORRF.”

As of the date of the merger agreement, based on the closing price of Orrstown Financial Services common stock of $23.10 and assuming no reduction in the cash consideration, Hamilton Bancorp stockholders would have received Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $16.57. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Hamilton Bancorp stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ]. The following table presents the implied value per share to be received in exchange for each share of Hamilton Bancorp common stock if the stock price of Orrstown Financial Services common stock at the closing of the merger is equal to the prices set forth in the table.

Illustrative Orrstown Financial Services Stock Price at Closing	Exchange Ratio	Cash Consideration	Implied Value Per Share of Hamilton Bancorp common stock
$23.50	0.54	$4.10	$16.79
$23.00	0.54	$4.10	$16.52
$22.50	0.54	$4.10	$16.25
$22.00	0.54	$4.10	$15.98
$21.50	0.54	$4.10	$15.71
$21.00	0.54	$4.10	$15.44
$20.50	0.54	$4.10	$15.17
$20.00	0.54	$4.10	$14.90
$19.50	0.54	$4.10	$14.63
$19.00	0.54	$4.10	$14.36
$18.50	0.54	$4.10	$14.09
$18.00	0.54	$4.10	$13.82
$17.50	0.54	$4.10	$13.55

Hamilton Bancorp has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the date on which all required regulatory and stockholder approvals have been obtained (the “determination date”) (1) is less than $20.1535 per share and (2) underperforms the volume weighted average price of the NASDAQ Bank Index for the 15 consecutive trading days immediately preceding the determination date by more than 15%. If Hamilton Bancorp exercises this termination right, Orrstown Financial Services will have the option to increase the exchange ratio or the cash consideration to be provided to Hamilton Bancorp stockholders to an amount which would compensate Hamilton Bancorp stockholders for the extent of the decrease in the price of Orrstown Financial Services common stock below the minimum implied value that would have avoided triggering the termination right described above. If Orrstown Financial Services elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 66.

Q:	How many shares of Orrstown Financial Services common stock will be issued to Hamilton Bancorp stockholders in the merger? (page 36)

A: Subject to the terms of the merger agreement, each share of Hamilton Bancorp common stock will be converted into the right to receive (1) 0.54 shares of Orrstown Financial Services common stock and (2) $4.10 in cash, without interest, subject to possible reduction of the cash portion of the merger consideration as set forth in the merger agreement based on potential losses, write-downs, or reserves related to certain identified loans of Hamilton Bank. As of [RECORD DATE], there were 3,416,414 shares of Hamilton Bancorp common stock issued and outstanding. Based upon these numbers, approximately 1,844,863 shares of Orrstown Financial Services common stock will be issued to Hamilton Bancorp stockholders in the merger. This will result in current Orrstown Financial Services stockholders owning approximately [ • ]% of the combined company and Hamilton Bancorp stockholders owning approximately [ • ]% of the combined company.

Q:	Will Hamilton Bancorp stockholders receive any fractional share of Orrstown Financial Services common stock as part of the merger consideration? (page 36)

A:

No. Orrstown Financial Services will not issue any fractional shares of Orrstown Financial Services common stock in the merger. Instead, Orrstown Financial Services will pay you the cash value of a fractional share measured by the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date, rounded to the nearest whole cent.

Q:	What will happen to shares of Orrstown Financial Services common stock in the merger?

A:	Nothing. Each share of Orrstown Financial Services common stock outstanding will remain outstanding as a share of Orrstown Financial Services common stock.

Q.	How will the merger affect Hamilton Bancorp equity awards? (page 64)

A.	The Hamilton Bancorp equity awards will be affected as follows:

Stock Options: Each stock option granted by Hamilton Bancorp will become fully vested immediately prior to the effective time of the merger. Hamilton Bancorp stock options will be canceled upon consummation of the merger, and each option holder will receive a cash payment upon cancellation of the Hamilton Bancorp stock option equal to the product of (i) the number of shares of Hamilton Bancorp common stock provided for by such stock option and (ii) the excess, if any, of $16.90 (subject to adjustment to the extent there is any reduction to the merger consideration as set forth in the merger agreement) over the exercise price of such stock option.

Restricted Stock: Each share of restricted stock of Hamilton Bancorp common stock will become fully vested immediately prior to the effective time of the merger. All restricted shares of Hamilton Bancorp common stock will be treated as outstanding shares of Hamilton Bancorp common stock for all purposes under the merger agreement, and each holder will have the right to receive the merger consideration.

Q.	How will the merger affect the Hamilton Bank ESOP?

A.

The Hamilton Bank Employee Stock Ownership Plan (the “Hamilton Bank ESOP”) will be terminated immediately prior to the effective time of the merger. As a result of the merger, Hamilton Bancorp shares held in each participant account will be exchanged for the merger consideration. In 2012, the Hamilton Bank ESOP was funded through a 20-year loan to purchase Hamilton Bancorp stock, which is allocated to eligible participants pro rata as the loan is repaid. The unallocated shares are held in a separate unallocated stock fund within the Hamilton Bank ESOP. Following the repayment of the Hamilton Bank ESOP loan in full, first with cash held within the unallocated stock fund and then with shares held within the unallocated stock fund having a value equal to the merger consideration, the remaining merger consideration and other assets, if any, in the unallocated stock fund will be allocated on a pro rata basis to all active participants with an account balance under the Hamilton Bank ESOP based on the size of each active participant’s account balance on the termination date. The amount allocated to the participants will be determined based on the value of the merger consideration at closing. Pursuant to the terms of the Hamilton Bank ESOP, all participants with an account balance in the Hamilton Bank ESOP at the termination date will become fully vested upon the termination of the Hamilton Bank ESOP. If you are a participant in the Hamilton Bank ESOP, you will receive separate instructions about how to receive your account balance, including the merger consideration and your share of the unallocated stock fund.

Q.	Are Hamilton Bancorp’s stockholders or Orrstown Financial Services’ stockholders entitled to dissenters’ rights?

A.	No. Under the provisions of the Maryland General Corporation Law, as amended, Hamilton Bancorp stockholders are not entitled to dissenters’ rights in the merger.

Q:	What are the material federal income tax consequences of the merger to Hamilton Bancorp stockholders? (page 81)

A:

The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). Hamilton Bancorp’s stockholders should not recognize gain or loss with respect to the Orrstown Financial Services common stock that they receive in the merger, except with respect to any cash they receive in lieu of receiving a fractional share of Orrstown Financial Services common stock, and will generally recognize gain (but not loss) with respect to the cash portion of the merger consideration that they receive. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Hamilton Bancorp common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

Please carefully review the information set forth in the section titled “Material Federal Income Tax Consequences” beginning on page 81 for a description of the material federal income tax consequences of the merger. This tax treatment may not apply to all Hamilton Bancorp stockholders. We strongly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, as the tax consequences will depend upon each stockholder’s own situation.

Q:	What are the conditions to completion of the merger? (page 64)

A:

The obligations of Orrstown Financial Services and Hamilton Bancorp to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and the requisite approval by Hamilton Bancorp stockholders.

Q:	When do you expect the merger to be completed? (page 62)

A:

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived. Some of these conditions, such as the receipt of required regulatory approvals, are not entirely within our control. We currently expect to complete the merger in the second quarter of 2019; however, because the merger is subject to these conditions, we cannot predict the actual timing.

Q:	What Hamilton Bancorp stockholder approvals are required to complete the merger? (page 30)

A:

The affirmative vote of the holders of at least a majority of the shares of Hamilton Bancorp common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

Q.	What are the interests of Hamilton Bancorp’s executive officers and directors in the merger, if any? (page 56)

A.

Some of the directors and executive officers of Hamilton Bancorp have financial interests in the merger that are different from, or in addition to, the interests of Hamilton Bancorp’s other stockholders generally. These interests include, among other things, rights of executive officers under their existing employment agreements and change in control agreements; continued employment and rights under employment and change in control agreements with Orrstown Financial Services and Orrstown Bank executed in connection with the merger agreement; rights under Hamilton Bancorp’s equity-based benefit programs and awards, including the acceleration of vesting of stock options and restricted stock; rights under the Hamilton Bank ESOP; and rights to continued indemnification and insurance coverage by Orrstown Financial Services after the merger for acts and omissions occurring before the merger. In addition, as of the effective time of the merger, Orrstown Financial Services will elect, from among those directors serving on Hamilton Bancorp’s board of directors as of the date of the merger agreement, one individual to become a director of Orrstown Financial Services and Orrstown Bank. The boards of directors of Hamilton Bancorp and Orrstown Financial Services were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Q:	Are there any Hamilton Bancorp stockholders already committed to voting in favor of the merger agreement? (page 80)

A:

Yes. Hamilton Bancorp’s directors and certain executive officers as of the date of the merger agreement entered into voting agreements with Orrstown Financial Services requiring them to vote all of their shares in favor of approval of the merger agreement. These stockholders collectively held approximately 4.3% of the outstanding shares of Hamilton Bancorp common stock on the record date.

Q:	When and where is the special meeting? (page 30)

A:

The special meeting of Hamilton Bancorp stockholders will be held on [MEETING DATE] at the administrative offices of Hamilton Bank, located at 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286 at 5:00 p.m., local time.

Q:	What will happen at the special meeting? (page 30)

A:

At the Hamilton Bancorp special meeting, Hamilton Bancorp stockholders will consider and vote upon a proposal to approve the merger agreement and a proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers relating to the merger. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.

Q:	Who can vote at the special meeting? (page 30)

A:

Holders of record of Hamilton Bancorp common stock at the close of business on [RECORD DATE], which is the record date for the Hamilton Bancorp special meeting, are entitled to vote at the Hamilton Bancorp special meeting.

Q:	Does the Hamilton Bancorp board of directors recommend voting in favor of the merger agreement?

A:

Yes. After careful consideration, the Hamilton Bancorp board of directors unanimously recommends that Hamilton Bancorp stockholders vote “FOR” approval of the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers relating to the merger, and “FOR” the adjournment proposal, if necessary.

Q:	Are there any risks that stockholders should consider in deciding whether to vote for approval of the proposals?

A:

Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 24 as well as the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Special Note Regarding Forward-Looking Statements” on page 29.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

A.

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the special meeting or vote by proxy by one of the methods described below. If your shares are held in an account by a broker, bank or other nominee (the record holder of your shares), then you are the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your record holder how to vote your shares of common stock, and the record holder is required to vote your shares of common stock in accordance with your instructions.

Q:	How may I vote my shares for the special meeting proposals presented in this proxy statement/prospectus? (page 31)

A:	Shares Held of Record: Holders of record of Hamilton Bancorp common stock may vote:

•

Over the Internet. You may vote online by going to the website of our tabulator, [ • ], at [ • ]. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. You must submit your Internet proxy before 12:00 a.m., Eastern Time, on [MEETING DATE], the day of the special meeting, for your proxy to be valid and your vote to count.

•

By Mail. You may vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope. [ • ] must receive your mailed proxy before 12:00 a.m., Eastern Time, on [MEETING DATE], the day of the special meeting, for your proxy to be valid and your vote to count.

•

By Telephone. You may vote by telephone by calling [ • ]. Have your proxy card in hand when you call and then follow the instructions to vote your shares. You must submit your telephonic proxy before 12:00 a.m., Eastern Time, on [MEETING DATE], the day of the special meeting, for your proxy to be valid and your vote to count.

Shares Held in Brokerage Accounts: If you hold your shares of Hamilton Bancorp common stock in “street name” (by broker, bank, or other nominee) your broker, bank or other nominee will not automatically vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. It is important that you provide timely instruction to your broker, bank or other nominee to ensure that all shares of Hamilton Bancorp common stock are voted at the special meeting. You should follow the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus explaining how you can vote.

Shares Held in the Hamilton Bank 401(k) Plan: If you are a participant in the Hamilton Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) and indirectly hold shares of Hamilton Bancorp common stock through the Hamilton Bank 401(k) Plan, you may vote any shares of Hamilton Bancorp common stock held in your Hamilton Bank 401(k) Plan account as of the record date only by following the separate voting instructions provided by the Hamilton Bank 401(k) Plan trustee. Your 401(k) Plan vote authorization form must be received by [•] p.m., Eastern Time, on [•]. The telephonic and internet voting cutoff for providing your 401(k) Plan vote authorization is [•] p.m., Eastern Time, on [•]. Hamilton Bancorp, as the Hamilton Bank 401(k) Plan administrator, has instructed the Hamilton Bank 401(k) Plan trustee to vote any shares in the Hamilton Bank 401(k) Plan trustee for which participants have not issued timely voting instructions in the same proportion as the votes received on shares that participants have provided voting instructions.

Shares Held in the Hamilton Bank ESOP Plan: If you are a participant in the Hamilton Bank ESOP and indirectly hold shares of Hamilton Bancorp common stock through the Hamilton Bank ESOP, you may vote any shares of Hamilton Bancorp common stock held in your Hamilton Bank ESOP account as of the Hamilton Bancorp record date only by following the separate voting instructions provided by the Hamilton Bank ESOP trustee. Your ESOP vote authorization form must be received by [•] p.m., Eastern Time, on [•]. The telephonic and internet voting cutoff for providing your ESOP vote authorization is [•] p.m., Eastern Time, on [•]. Under the terms of the Hamilton Bank ESOP, the Hamilton Bank ESOP trustee votes all shares held by the Hamilton Bank ESOP, but each Hamilton Bank ESOP participant may direct the trustee how to vote the shares of Hamilton Bancorp common stock allocated to his or her account. The Hamilton Bank ESOP trustee will vote all unallocated shares of Hamilton Bancorp common stock held by the Hamilton Bank ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Q:	What if I fail to submit a proxy or to instruct my broker, bank or other nominee to vote my shares? (page 32)

A:	If you fail to submit a proxy or to instruct your broker, bank or other nominee to vote your shares, your shares will not be voted. This will have the same effect as a vote against the proposals.

Q:	What do I need to do now?

A:

You should carefully read and consider the information contained or incorporated by reference into this proxy statement/prospectus, including its annexes. This proxy statement/prospectus contains important information about the merger, the merger agreement, Orrstown Financial Services and Hamilton Bancorp. After you have read and considered this information, Hamilton Bancorp stockholders are requested to submit a proxy by one of the methods described above in advance of the special meeting. Whether or not you plan to attend the special meeting in person, you are encouraged to vote as soon as possible so that your shares of common stock will be represented and voted at the special meeting. The proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in a proxy card and do not indicate how you wish to vote, the proxy will be voted “FOR” all of the special meeting proposals.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Hamilton Bancorp shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Hamilton Bancorp shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive, or otherwise follow the voting instructions set forth on the proxy card and voting instruction card.

Q:	Can I attend the special meeting and vote my shares in person? (page 30)

A:

Yes. Although the Hamilton Bancorp board of directors requests that you vote your shares by proxy by one of the methods described above in advance of the special meeting, all Hamilton Bancorp stockholders are invited to attend the Hamilton Bancorp special meeting. Hamilton Bancorp stockholders of record on [RECORD DATE] may vote in person at the Hamilton Bancorp special meeting. If your shares are held by a broker, bank or other nominee, then you are not the holder of record and you must contact your broker, bank or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the special meeting, along with a bank or brokerage statement or a letter from your nominee evidencing your beneficial ownership of our stock and a form of personal identification. A broker’s proxy is not the form of proxy enclosed with this proxy statement/prospectus.

Q:	Can I change my vote after I have submitted a proxy? (page 32)

A:

Yes. If you do not hold your shares in “street name,” there are three ways you can change your vote at any time after you have submitted your proxy and before your proxy is voted at the special meeting:

•	You may file a written revocation of the proxy with the Secretary of Hamilton Bancorp, Robin L. Thiess, 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286;

•	You may submit a new signed proxy card by mail bearing a later date, or by submitting a new vote over the Internet or by telephone (any earlier proxies will be revoked automatically); or

•

You may attend the special meeting and vote in person provided that you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Hamilton Bancorp as indicated above.

If you hold your shares in “street name” and have instructed a broker, bank or other nominee to vote your shares, you must follow the directions you receive from your broker, bank or other nominee to change your vote.

Participants in the Hamilton Bank 401(k) Plan may revoke their instructions to the Hamilton Bank 401(k) Plan trustee with respect to voting of the shares of Hamilton Bancorp common stock held in their Hamilton Bank 401(k) Plan account by submitting to the Hamilton Bank 401(k) Plan trustee a signed instruction card bearing a later date, provided that such new instruction card must be received by the Hamilton Bank 401(k) Plan trustee on or prior to the last date for submission of such instructions with respect to the Hamilton Bancorp special meeting designated in the separate voting instructions provided by the Hamilton Bank 401(k) Plan trustee.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:

The record date for the special meeting is earlier than both the date of the special meeting and the date that the merger is expected to be completed. If you are a Hamilton Bancorp stockholder and you sell or otherwise transfer your Hamilton Bancorp shares after the record date but before the date of the Hamilton Bancorp special meeting, you will retain your right to vote at the Hamilton Bancorp special meeting, but you will transfer the right to receive the merger consideration to the person to whom you transferred your shares. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Do Hamilton Bancorp stockholders have the right to dissent and obtain the fair market value of their shares?

A:

No. Under Maryland law, Hamilton Bancorp stockholders do not have the right to dissent from the merger agreement and to receive a payment in cash for the “fair value” of their shares of Hamilton Bancorp common stock.

Q:	Should Hamilton Bancorp stockholders send in their stock certificates now? (page 63)

A:

No. You will receive separate written instructions for surrendering your shares of Hamilton Bancorp common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.

Q:	Whom should I call with questions?

A:

If you have questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, Hamilton Bancorp stockholders should contact Robert A. DeAlmeida, President and Chief Executive Officer, at (410) 823-4510.

Q:	Where can I find more information about Orrstown Financial Services?

A:

You can find more information about Orrstown Financial Services from the various sources described in the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 185.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as annexes, as well as the other documents to which we have referred you. See the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 185. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

The Companies

Orrstown Financial Services, Inc. and Orrstown Bank (page 84)

Orrstown Financial Services, Inc., a Pennsylvania corporation, is the holding company for its wholly-owned subsidiaries Orrstown Bank and Wheatland Advisors, Inc. Orrstown Financial Services’ principal executive offices are located at 77 East King Street, Shippensburg, Pennsylvania 17257, with additional executive and administrative offices at 4750 Lindle Road, Harrisburg, Pennsylvania, 17111. Orrstown Financial Services was organized on November 17, 1987, for the purpose of acquiring Orrstown Bank and such other banks and bank-related activities as are permitted by law and desirable. Orrstown Financial Services provides banking and bank-related services through banking offices located in south-central Pennsylvania, principally in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties and in Washington County, Maryland. Wheatland Advisors was acquired in December 2016 and provides services as a registered investment advisor through its office in Lancaster County, Pennsylvania. On October 1, 2018, Orrstown Financial Services completed its acquisition of Mercersburg Financial Corporation.

Orrstown Bank was originally organized in 1919 as a state-chartered bank. On March 8, 1988, in a bank holding company reorganization transaction, Orrstown Financial Services acquired 100% ownership of Orrstown Bank.

Orrstown Financial Services’ primary activity consists of owning and supervising its subsidiaries, Orrstown Bank and Wheatland Advisors. Day-to-day management is conducted by officers of Orrstown Bank. Orrstown Financial Services has historically derived most of its income through dividends from Orrstown Bank. At September 30, 2018, Orrstown Financial Services had total assets of $1.7 billion, total loans of $1.1 billion, total deposits of $1.4 billion, and total stockholders’ equity of $145.6 million.

Orrstown Financial Services has no employees. Its nine officers are employees of Orrstown Bank. On September 30, 2018, Orrstown Bank and Wheatland combined had 332 full-time and 17 part-time employees.

Orrstown Bank is engaged in commercial banking and trust business as authorized by the Pennsylvania Banking Code of 1965. This involves accepting demand, time and savings deposits, and granting loans. Orrstown Bank holds commercial, residential, consumer and agribusiness loans primarily in its market areas of Cumberland, Dauphin, Franklin, Lancaster and Perry Counties in Pennsylvania and Washington County in Maryland; and in contiguous counties. Orrstown Bank maintains a diversified loan portfolio and evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Orrstown Bank upon the extension of credit, is based on management’s credit evaluation of the customer pursuant to collateral standards established in Orrstown Bank’s credit policies and procedures.

Wheatland Advisors was acquired to supplement Orrstown Bank’s trust and wealth management group and to provide opportunities for future growth in these areas.

Hamilton Bancorp, Inc. (page 84)

Hamilton Bancorp, Inc. is a Maryland corporation incorporated on June 7, 2012 to serve as the stock holding company for Hamilton Bank, then a federally chartered savings bank. On October 10, 2012, in accordance with a Plan of Conversion adopted by its board of directors and approved by its members, Hamilton Bank converted from a mutual savings bank to a stock savings bank and became the wholly owned subsidiary of Hamilton Bancorp. In connection with the conversion, Hamilton Bancorp sold 3,703,000 shares of common stock at a price of $10.00 per share, through which Hamilton Bancorp received net proceeds of approximately $35,580,000. Hamilton Bancorp’s principal business activity is the ownership of Hamilton Bank’s capital stock and the management of the offering proceeds it retained in connection with Hamilton Bank’s conversion. Hamilton Bancorp does not own or lease any property but instead uses the premises, equipment and other property of Hamilton Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. In the future, Hamilton Bancorp may acquire or organize other operating subsidiaries.

On December 17, 2017, Hamilton Bank converted its charter from a federal savings association to a Maryland commercial bank. Founded in 1915 and celebrating over 100 years of service, Hamilton Bank is a community-oriented financial institution, dedicated to serving the financial needs of consumers and businesses within its market area. Its lending market area is considered greater Maryland, southern Pennsylvania, Washington D.C., and northern Virginia. Hamilton Bank offers a variety of deposit and loan products in its market area. Its real estate loans consist primarily of one-to-four family mortgage loans (including owner-occupied and investor loans), as well as commercial real estate loans, and home equity loans and lines of credit. Hamilton Bank also offers commercial term, leases and line of credit loans and, to a limited extent, consumer loans consisting primarily of automobile loans and loans secured by deposits. Hamilton Bank currently operates out of its corporate headquarters in Towson, Maryland and its seven full-service branch offices located in Baltimore City, Cockeysville, Towson, Rosedale, Ellicott City and Pasadena, Maryland. Its market area for deposits is primarily the local counties surrounding its offices.

Hamilton Bank also invests in securities, which consist primarily of U.S. government agency, municipal and corporate bond obligations, mortgage-backed securities and collateralized mortgage obligations issued or guaranteed by U.S. government-sponsored enterprises, and to a much lesser extent, equity securities of government-sponsored enterprises.

Hamilton Bank offers a variety of deposit accounts, including certificate of deposit accounts, money market accounts, savings accounts, NOW accounts and individual retirement accounts. Over the past two years Hamilton Bank has borrowed funds from the Federal Home Loan Bank of Atlanta (“FHLB”) to meet growing loan demand, including $11.5 million in advances from the FHLB in March 2017 to assist with the purchase of $23 million in residential mortgage loan pools. Hamilton Bank has also acquired FHLB advances through its acquisitions of Fraternity Community Bancorp, Inc. and Fairmount Bancorp, Inc. completed in May 2016 and September 2015, respectively. Hamilton Bank is committed to offering alternative banking delivery systems, including ATMs, online banking and remote deposit capture.

At September 30, 2018, Hamilton Bancorp had total consolidated assets of $502.2 million, total loans of $375.9 million, total deposits of $388.5 million and total stockholders’ equity of $55.5 million.

Hamilton Bancorp’s principal executive offices are located at 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286, and its telephone number is (410) 823-4510.

The Special Meeting

Date, Time and Place of the Hamilton Bancorp Special Meeting (page 30)

The special meeting of stockholders of Hamilton Bancorp will be held at the administrative offices of Hamilton Bank, located at 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286, on [MEETING DATE] at 5:00 p.m., local time.

Actions to be Taken at the Hamilton Bancorp Special Meeting (page 30)

At the Hamilton Bancorp special meeting, Hamilton Bancorp’s stockholders as of [RECORD DATE], the record date, will be asked to vote upon a proposal to approve the merger agreement; a proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers relating to the merger; and, if necessary, a proposal to approve one or more adjournments of the Hamilton Bancorp special meeting.

Recommendation of the Hamilton Bancorp Board of Directors (page 40)

At a meeting on October 23, 2018, the Hamilton Bancorp board of directors unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement. The Hamilton Bancorp board of directors unanimously recommends that Hamilton Bancorp stockholders vote “FOR” the approval of the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers relating to the merger, and “FOR” the adjournment proposal, if necessary.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 30)

Only holders of record of Hamilton Bancorp common stock at the close of business on the record date of [RECORD DATE] are entitled to notice of and to vote at the Hamilton Bancorp special meeting. As of the record date, there were 3,416,414 shares of Hamilton Bancorp common stock outstanding, held of record by approximately [ • ] stockholders.

Quorum; Vote Required (page 30)

A quorum of Hamilton Bancorp stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the shares of Hamilton Bancorp common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Hamilton Bancorp will include proxies marked as abstentions as present at the meeting in determining the presence of a quorum at the special meeting.

The affirmative vote of the holders of at least a majority of the shares of Hamilton Bancorp common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. The affirmative vote of a majority of the shares of Hamilton Bancorp present and voting at the special meeting is required to approve the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers relating to the merger and the proposal to adjourn the special meeting.

Share Ownership of Hamilton Bancorp Management; Voting Agreements (page 33)

In connection with the merger agreement, Hamilton Bancorp’s directors and certain executive officers executed voting agreements with Orrstown Financial Services under which they agreed to vote their shares in favor of the merger. As of the record date, there were 147,040 shares of Hamilton Bancorp common stock, or approximately 4.3% of the outstanding shares, subject to the voting agreements.

Proxies, Voting and Revocation (page 30)

The Hamilton Bancorp board of directors requests that you vote your shares by proxy per the instructions in this proxy statement/prospectus. All proxies properly delivered prior to the Hamilton Bancorp special meeting and not revoked before the vote at the Hamilton Bancorp special meeting will be voted at the Hamilton Bancorp special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement and the merger and the adjournment proposal. If you abstain, fail to submit a proxy or to vote in person at the Hamilton Bancorp special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of Hamilton Bancorp common stock will not be voted on the proposals, which will have the same effect as a vote against the merger proposal but will have no effect on the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers relating to the merger or any proposal to adjourn or postpone the special meeting.

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	Filing a written revocation of the proxy with the Secretary of Hamilton Bancorp, Robin L. Thiess, 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286;

•	Submitting a new signed proxy card by mail bearing a later date, or by submitting a new vote over the Internet or by telephone (any earlier proxies will be revoked automatically); or

•

Attending and voting in person at the Hamilton Bancorp special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Hamilton Bancorp as indicated above.

The Merger

Structure of the Merger (page 62)

Orrstown Financial Services and Hamilton Bancorp entered into the merger agreement on October 23, 2018. The merger agreement provides for the merger of Hamilton Bancorp with and into Orrstown Financial Services. The surviving corporation in the merger will be Orrstown Financial Services. It is anticipated that Hamilton Bank will merge with and into Orrstown Bank, with Orrstown Bank continuing as the surviving bank, immediately following the merger.

The proposed merger will occur following approval of the proposal to approve the merger agreement by the stockholders of Hamilton Bancorp, receipt of regulatory approvals, and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration for Hamilton Bancorp Stockholders (page 62)

If the merger agreement is approved by the holders of at least a majority of the shares of Hamilton Bancorp common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Hamilton Bancorp common stock will be converted into the right to receive (1) 0.54 shares of Orrstown Financial Services common stock and (2) $4.10 in cash, without interest, subject to possible reduction of the cash portion of the merger consideration as set forth in the merger agreement based on potential losses, write-downs or reserves related to certain identified loans of Hamilton Bank. The maximum possible reduction to the cash consideration is $1,000,000, or approximately $0.27 per share, based on 3,416,414 shares of Hamilton Bancorp common stock and 262,704 stock options outstanding as of the record date.

No fractional shares of Orrstown Financial Services common stock will be issued in connection with the merger. Instead, each Hamilton Bancorp stockholder will receive an amount of cash, in lieu of any fractional share, based on the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date of the merger, rounded to the nearest whole cent.

As of the date of the merger agreement, based on the closing price of Orrstown Financial Services common stock of $23.10 and assuming no reduction in the cash consideration, Hamilton Bancorp stockholders would have received Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $16.57. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Hamilton Bancorp stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ]. The following table presents the implied value per share to be received in exchange for each share of Hamilton Bancorp common stock if the stock price of Orrstown Financial Services common stock at the closing of the merger is equal to the prices set forth in the table.

Illustrative Orrstown Financial Services Stock Price at Closing	Exchange Ratio	Cash Consideration	Implied Value Per Share of Hamilton Bancorp common stock
$23.50	0.54	$4.10	$16.79
$23.00	0.54	$4.10	$16.52
$22.50	0.54	$4.10	$16.25
$22.00	0.54	$4.10	$15.98
$21.50	0.54	$4.10	$15.71
$21.00	0.54	$4.10	$15.44
$20.50	0.54	$4.10	$15.17
$20.00	0.54	$4.10	$14.90
$19.50	0.54	$4.10	$14.63
$19.00	0.54	$4.10	$14.36
$18.50	0.54	$4.10	$14.09
$18.00	0.54	$4.10	$13.82
$17.50	0.54	$4.10	$13.55

Hamilton Bancorp has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the determination date (1) is less than $20.1535 per share and (2) underperforms the volume weighted average price of the NASDAQ Bank Index for the 15 consecutive trading days immediately preceding the determination date by more than 15%. If Hamilton Bancorp exercises this termination right, Orrstown Financial Services will have the option to increase the exchange ratio or the cash consideration to be provided to Hamilton Bancorp stockholders to an amount which would compensate Hamilton Bancorp stockholders for the extent of the decrease in the price of Orrstown Financial Services common stock below the minimum implied value that would have avoided triggering the termination right described above. If Orrstown Financial Services elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 66.

As of [RECORD DATE], there were 3,416,414 shares of Hamilton Bancorp common stock issued and outstanding. Based upon these numbers, approximately 1,844,863 shares of Orrstown Financial Services common stock will be issued to Hamilton Bancorp stockholders in the merger. This will result in current Orrstown Financial Services stockholders owning approximately [ • ]% of the combined company and Hamilton Bancorp stockholders owning approximately [ • ]% of the combined company.

Treatment of Hamilton Bancorp Equity Awards (page 64)

The directors and executive officers of Hamilton Bancorp hold stock options and shares of restricted stock awarded under Hamilton Bancorp’s 2013 Equity Incentive Plan.

Stock Options. Immediately prior to the effective time of the merger, each option granted under Hamilton Bancorp’s 2013 Equity Incentive Plan and any other similar plan or otherwise, which is outstanding immediately prior to the effective time of the merger and which has not been previously exercised or canceled, will be canceled and, promptly thereafter, Hamilton Bancorp shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Hamilton Bancorp common stock underlying such stock option and (ii) the excess, if any, of $16.90 per share (subject to adjustment to the extent there is any reduction to the merger consideration as set forth in the merger agreement) over the exercise price per share provided for in such stock option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. At the effective time of the merger, the Hamilton Bancorp 2013 Equity Incentive Plan shall terminate and the provisions of such plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Hamilton Bancorp shall be of no further force and effect and shall be deemed to be canceled. As of the record date, there were outstanding options to purchase 262,704 shares of Hamilton Bancorp common stock.

Restricted Stock. Immediately prior to the effective time of the merger, all outstanding unvested shares of restricted stock awarded under the 2013 Equity Incentive Plan and any other similar plan will become fully vested and will be treated as outstanding shares of Hamilton Bancorp common stock for all purposes under the merger agreement, and be converted into the right to receive merger consideration. As of the record date, there were outstanding 28,161 unvested shares of Hamilton Bancorp restricted stock.

Opinion of Hamilton Bancorp’s Financial Advisor (page 43)

In connection with the merger, Hamilton Bancorp’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated October 23, 2018, to the Hamilton Bancorp board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Hamilton Bancorp common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the Hamilton Bancorp board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Hamilton Bancorp to engage in the merger or enter into the merger agreement or constitute a recommendation to the Hamilton Bancorp board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Hamilton Bancorp common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.

Interests of Hamilton Bancorp Directors and Executive Officers in the Merger (page 56)

Some of the members of Hamilton Bancorp’s management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of Hamilton Bancorp stockholders generally. These interests include:

•	payment of cash severance benefits under the existing employment agreement with Robert A. DeAlmeida and change in control agreement with John P. Marzullo;

•	accelerated vesting of all unvested stock options and restricted stock awards;

•	certain rights under the Hamilton Bank ESOP;

•	continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the merger; and

•	the election of one Hamilton Bancorp director to the board of directors of Orrstown Financial Services and Orrstown Bank immediately following the effective time of the merger.

In addition, upon execution of the merger agreement, Orrstown Financial Services and Orrstown Bank entered into an employment agreement and a change in control agreement with Ellen R. Fish, Executive Vice President of Hamilton Bancorp, to be effective as of the closing date of the merger, whereby Ms. Fish has agreed to serve as Executive Vice President and Senior Lender of Orrstown Bank.

Limitations on Considering Other Acquisition Proposals (page 69)

The merger agreement restricts Hamilton Bancorp’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire Hamilton Bancorp. However, if Hamilton Bancorp receives a bona fide unsolicited written acquisition proposal from a third party that is, or is reasonably likely to be, more favorable from a financial point of view to Hamilton Bancorp stockholders than the terms of the merger agreement, Hamilton Bancorp may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement. In addition, the Hamilton Bancorp board of directors may not:

•

withdraw, qualify, amend, modify, withhold, or propose to withdraw, qualify, amend, modify, or withhold, in a manner adverse to Orrstown Financial Services in connection with the transactions provided for in the merger agreement (including the merger), its recommendation that Hamilton Bancorp stockholders vote to approve the merger agreement and the merger;

•

fail to reaffirm its recommendation that Hamilton Bancorp stockholders vote to approve the merger agreement and the merger within three business days following a request by Orrstown Financial Services;

•

make any statement, announcement or release, in connection with the special meeting or otherwise, inconsistent with its recommendation that Hamilton Bancorp stockholders vote to approve the merger agreement and the merger (including taking a neutral position or no position with respect to an acquisition proposal);

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into (or cause Hamilton Bancorp, or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement:

•	related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or

•	requiring Hamilton Bancorp to abandon, terminate or fail to consummate the merger or any other transaction provided for in the merger agreement;

unless the Hamilton Bancorp board of directors determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, that an acquisition proposal is a superior proposal and, after consultation with such counsel, that it is required to take such action to comply with the fiduciary standard of conduct required of a board of directors under the applicable law and Hamilton Bancorp’s bylaws. In that event, Hamilton Bancorp must provide Orrstown Financial Services with notice of such determination and cooperate and negotiate in good faith with Orrstown Financial Services to adjust or modify the terms and conditions of the merger agreement.

Conditions to the Merger (page 64)

Orrstown Financial Services and Hamilton Bancorp will not complete the merger unless a number of conditions are satisfied or waived, including:

•	the stockholders of Hamilton Bancorp must approve the merger agreement;

•

Orrstown Financial Services and Hamilton Bancorp must have obtained all regulatory approvals required to complete the transactions provided for in the merger agreement, all related statutory waiting periods have expired, and none of the regulatory approvals imposed any term, condition or restriction that Orrstown Financial Services reasonably determines would (a) prohibit or materially limit the ownership or operation by Orrstown Financial Services of all or any material portion of the business or assets of Hamilton Bancorp or Orrstown Bank, (b) compel Orrstown Financial Services to dispose of or hold separate all or any material portion of the business or assets of Hamilton Bancorp or Orrstown Bank or (c) compel Orrstown Financial Services to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (a)-(c) of this sentence would have a material adverse effect on the future operation by Orrstown Financial Services of its business, taken as a whole (a “burdensome condition”);

•

the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the completion of the transactions provided for in the merger agreement;

•

Orrstown Financial Services and Hamilton Bancorp must each receive a legal opinion from their respective counsel, or such other counsel as provided for in the merger agreement, regarding treatment of the merger as a “reorganization” for federal income tax purposes;

•	the representations and warranties of each of the parties in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect;

•	each of the parties in the merger agreement must have performed in all material respects all obligations required to be performed by it; and

•	the registration statement becoming effective.

Termination of the Merger Agreement (page 66)

The parties can mutually agree to terminate the merger agreement before the merger has been completed, and either company can terminate the merger agreement if:

•	the merger is not consummated by July 31, 2019, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

•

the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within 30 days of written notice;

•

(1) any regulatory approval required for consummation of the merger and the other transactions provided for in the merger agreement imposes any term, condition or restriction upon Orrstown Financial Services or any of its subsidiaries that Orrstown Financial Services reasonably determines, after consultation with Hamilton Bancorp, is a burdensome condition or has been denied by final nonappealable action, or (2) any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions provided for in the merger agreement, and the terminating party in either case has used its reasonable best efforts to have the order, injunction or decree lifted or to prevent the burdensome condition from being imposed; or

•	the required approval of the merger agreement by the Hamilton Bancorp stockholders is not obtained.

In addition, Orrstown Financial Services may terminate the merger agreement if:

•	the Hamilton Bancorp board of directors:

•

withdraws, qualifies, amends, modifies or withholds its recommendation to the Hamilton Bancorp stockholders to vote in favor of the merger, fails to reaffirm such recommendation within three business days following a request to do so by Orrstown Financial Services, or makes any statement, filing or release that is inconsistent with such recommendation;

•	materially breaches its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of approval of the merger agreement and the merger;

•	approves or recommends another acquisition proposal;

•

enters into, or causes Hamilton Bancorp to enter into, any letter of intent, agreement in principle, acquisition, or other agreement related to an acquisition proposal, or requiring Hamilton Bancorp to abandon, terminate or fail to complete the merger or the transactions contemplated thereby;

•	resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above; or

•	Hamilton Bancorp or any of its representatives breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers.

Hamilton Bancorp has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the determination date (1) is less than $20.1535 per share and (2) underperforms the volume weighted average price of the NASDAQ Bank Index for the 15 consecutive trading days immediately preceding the determination date by more than 15%. If Hamilton Bancorp exercises this termination right, Orrstown Financial Services will have the option to increase the exchange ratio or the cash consideration to be provided to Hamilton Bancorp stockholders to an amount which would compensate Hamilton Bancorp stockholders for the extent of the decrease in the price of Orrstown Financial Services common stock below the minimum implied value that would have avoided triggering the termination right described above. If Orrstown Financial Services elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 66.

Termination Fee (page 68)

Under the terms of the merger agreement, Hamilton Bancorp must pay Orrstown Financial Services a termination fee of $2,212,500 if:

•	Orrstown Financial Services terminates the merger agreement as a result of the Hamilton Bancorp board of directors:

•

withdrawing, qualifying, amending, modifying or withholding its recommendation to the Hamilton Bancorp stockholders to vote in favor of the merger, failing to reaffirm such recommendation within five business days following a request to do so by Orrstown Financial Services, or making any statement, filing or release that is inconsistent with such recommendation;

•	materially breaching its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of the merger;

•	approving or recommending another acquisition proposal;

•

entering into, causing Hamilton Bancorp to enter into, any letter of intent, agreement in principle, acquisition, or other agreement related to an acquisition proposal, or requiring Hamilton Bancorp to abandon, terminate or fail to complete the merger or the transactions contemplated thereby; or

•	resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

•

Orrstown Financial Services terminates the merger agreement as a result of a material breach by Hamilton Bancorp or any of Hamilton Bancorp’s representatives of the provisions in the merger agreement prohibiting the solicitation of other offers;

•	Orrstown Financial Services or Hamilton Bancorp terminates the merger agreement as a result of:

•

the failure of the Hamilton Bancorp stockholders to approve the merger agreement and the merger, or the merger not having been consummated by July 31, 2019 due to the failure of the Hamilton Bancorp stockholders to approve the merger agreement, and both

•

an acquisition proposal with respect to Hamilton Bancorp has been publicly announced, disclosed or otherwise communicated to the Hamilton Bancorp board of directors or senior management of Hamilton Bancorp prior to the Hamilton Bancorp special meeting or July 31, 2019, as applicable; and

•	within 12 months of termination of the merger agreement, Hamilton Bancorp enters into a definitive agreement with respect to, or consummates, another acquisition transaction; or

•

Orrstown Financial Services terminates the merger agreement as a result of a breach by Hamilton Bancorp of any of its representations, warranties, covenants or agreements contained in the merger agreement, and both:

•

an acquisition proposal with respect to Hamilton Bancorp has been publicly announced, disclosed or otherwise communicated to the Hamilton Bancorp board of directors or senior management of Hamilton Bancorp prior to such breach or during the related cure period; and

•	within 12 months of termination of the merger agreement, Hamilton Bancorp enters into a definitive agreement with respect to, or consummates, another acquisition transaction.

Effective Time of the Merger (page 62)

We expect that the merger will be completed as soon as practicable following the satisfaction or waiver of all closing conditions, including approval of the merger agreement and the merger by the Hamilton Bancorp stockholders and receipt of all regulatory approvals. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger during the second quarter of 2019; however, because the merger is subject to conditions beyond our control, we cannot predict the actual timing of the closing.

Material Federal Income Tax Consequences for Hamilton Bancorp Stockholders (page 81)

The merger is intended to qualify, and the obligations of the parties to complete the merger are conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Code. Hamilton Bancorp’s stockholders should not recognize gain or loss with respect to the Orrstown Financial Services common stock that they receive in the merger, except with respect to any cash they receive in lieu of receiving a fractional share of Orrstown Financial Services common stock, and will generally recognize gain (but not loss) with respect to the cash portion of the merger consideration they receive. Each of Orrstown Financial Services’ and Hamilton Bancorp’s obligations to complete the merger are conditioned on its receipt of this opinion, dated as of the effective date of the merger, regarding certain federal income tax consequences of the merger.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Required Regulatory Approvals (page 77)

To complete the merger, Orrstown Financial Services and Orrstown Bank need the prior approval of the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking and Securities, and the Maryland Commissioner of Financial Regulation. The United States Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. Orrstown Financial Services and Orrstown Bank have filed all necessary applications and notices with the applicable regulatory authorities. Orrstown Financial Services and Orrstown Bank cannot predict, however, whether or when the required regulatory approvals will be obtained or whether any such approvals will impose any burdensome condition upon Orrstown Financial Services or Orrstown Bank.

Accounting Treatment (page 55)

The merger will be accounted for using the acquisition method of accounting with Orrstown Financial Services treated as the acquiror. Under this method of accounting, Hamilton Bancorp’s assets and liabilities will be recorded by Orrstown Financial Services at their respective fair values as of the closing date of the merger and added to those of Orrstown Financial Services. Any excess of purchase price over the net fair values of Hamilton Bancorp’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Hamilton Bancorp’s net assets over the purchase price will be recognized in earnings by Orrstown Financial Services on the closing date of the merger. Financial statements of Orrstown Financial Services issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Hamilton Bancorp prior to the merger. The results of operations of Hamilton Bancorp will be included in the results of operations of Orrstown Financial Services beginning on the day after the effective date of the merger.

Listing of Orrstown Financial Services Common Stock to be Issued in the Merger (page 71)

Orrstown Financial Services’ common stock is quoted on NASDAQ under the trading symbol “ORRF.” Under the terms of the merger agreement, Orrstown Financial Services will file a notice of additional listing of shares with NASDAQ with respect to the shares of Orrstown Financial Services common stock to be issued to the holders of Hamilton Bancorp common stock in the merger so that these shares will be listed and traded on NASDAQ following the merger.

Differences Between Rights of Holders of Orrstown Financial Services and Hamilton Bancorp Stock (page 162)

The rights of Hamilton Bancorp stockholders currently are governed by Hamilton Bancorp’s articles of incorporation and bylaws, and by the Maryland General Corporation Law. After the merger is completed, Hamilton Bancorp stockholders who receive Orrstown Financial Services common stock in the merger will become stockholders of Orrstown Financial Services, and, therefore, their rights as stockholders of Orrstown Financial Services will be governed by Orrstown Financial Services’ articles of incorporation and bylaws, and by the Pennsylvania Business Corporation Law. This means that, as a result of the merger, Hamilton Bancorp stockholders will have different rights when they become holders of Orrstown Financial Services common stock than they currently have as holders of Hamilton Bancorp common stock.

Dividend Policy of Orrstown Financial Services; Dividends from Hamilton Bancorp (see page 22)

The holders of Orrstown Financial Services common stock receive dividends as and when declared by Orrstown Financial Services’ board of directors. Orrstown Financial Services declared cash dividends of $0.13 per share of common stock in the second and third quarters of 2018. After completion of the merger, the timing and amount of the payment of dividends will be at the discretion of Orrstown Financial Services’ board of directors and will be determined after consideration of various factors, including level of earnings, cash requirements and financial condition.

Prior to completion of the merger, Hamilton Bancorp’s stockholders will continue to receive any regular quarterly dividends declared and paid by Hamilton Bancorp, at a rate not to exceed $0.20 per share of Hamilton Bancorp common stock.

Dissenters’ Rights of Appraisal

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Maryland General Corporation Law, as amended. Under the provisions of the Maryland General Corporation Law, Hamilton Bancorp stockholders are not entitled to dissenters’ rights in the merger.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table summarizes selected share and per share information about Orrstown Financial Services and Hamilton Bancorp giving effect to the merger, which is referred to as “pro forma” information. The data in the table should be read together with the financial information and the financial statements of Hamilton Bancorp, which are included in this proxy statement/prospectus, and Orrstown Financial Services, which are incorporated in this proxy statement/prospectus by reference. The data does not necessarily indicate the combined financial position per share or combined results of earnings per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on December 31, 2017 or September 30, 2018 in the case of the book value data, and as if the merger had been effective as of January 1, 2017 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Hamilton Bancorp into Orrstown Financial Services’ consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2017.

The information about book value per share and shares outstanding assumes that the merger took place as of the dates presented and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of financial condition. The information about dividends and earnings per share assumes that the merger took place as of the periods presented and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of income. No pro forma adjustments have been included in these statements of income which reflect potential effects of the merger related to integration expenses, cost savings or operational synergies which are expected to be obtained by combining the operations of Orrstown Financial Services and Hamilton Bancorp, or the costs of combining the companies and their operations.

	Orrstown Financial Services Historical	Orrstown Financial Services Pro Forma Combined with Mercersburg Financial Corporation (1)(2)(3)(4)	Hamilton Bancorp Historical (5)	Pro Forma Combined (2)(3)(4)	Per Equivalent Hamilton Bancorp Share (6)
Per share data for the year ended December 31, 2017:
Basic earnings per share	$1.00	$0.82	$(0.66)	$0.48	$0.26
Diluted earnings per share	0.98	0.80	(0.66)	0.47	0.25
Cash dividends declared	0.42	0.42	—	0.42	0.23
Weighted average shares outstanding (in thousands):
Basic	8,070	9,123	3,186	10,968
Diluted	8,226	9,279	3,186	11,124
Per share data for the nine months ended September 30, 2018:
Basic earnings per share	$1.44	$1.19	$(1.06)	$0.69	$0.37
Diluted earnings per share	1.41	1.16	(1.06)	0.67	0.36
Cash dividends declared	0.38	0.38	—	0.38	0.21
Weighted average shares outstanding (in thousands):
Basic	8,092	9,145	3,203	10,990
Diluted	8,274	9,327	3,203	11,172
Book value per share as of September 30, 2018	$17.36	$17.80	$16.23	$18.27

(1)

Includes the pro forma effect of a subordinated debt issuance by Orrstown Financial Services on December 19, 2018. See the unaudited pro forma combined consolidated financial information beginning on page 171 for additional information.

(2)	The pro forma book value per share of Orrstown Financial Services common stock is based on the pro forma common stockholders’ equity divided by total pro forma common shares.
(3)	Pro forma cash dividends declared per share represent Orrstown Financial Services’ historical dividends per share.
(4)

The pro forma net income per share of Orrstown Financial Services common stock is based on the pro forma net income for the merged entities divided by total pro forma diluted common shares of the combined entities.

(5)	Hamilton Bancorp’s fiscal year end is March 31. Per share data has been conformed to the periods presented.
(6)	Represents the pro forma combined information multiplied by the 0.54 exchange ratio.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The following tables show the high and low sales price per share for Orrstown Financial Services’ common stock and Hamilton Bancorp common stock by quarter, as reported by the NASDAQ Capital Market, for the periods indicated. The tables also provide information as to dividends declared per share of Orrstown Financial Services common stock. Hamilton Bancorp has not paid any dividends to its stockholders to date.

Orrstown Financial Services Common Stock by Quarter
	Market Prices		Dividend Paid Per Share
	High	Low
Fiscal Year Ending December 31, 2019
First Quarter (through [ • ], 2019)	$[ • ]	$[ • ]	$[ • ]
Fiscal Year Ended December 31, 2018
First Quarter	$26.65	$23.40	$0.12
Second Quarter	$27.05	$23.60	$0.13
Third Quarter	$27.00	$23.00	$0.13
Fourth Quarter	$25.28	$18.10	$0.13
Fiscal Year Ended December 31, 2017
First Quarter	$23.40	$20.00	$0.10
Second Quarter	$23.00	$19.05	$0.10
Third Quarter	$26.55	$22.15	$0.10
Fourth Quarter	$26.95	$24.15	$0.12

Hamilton Bancorp Common Stock by Quarter
	Market Prices		Dividend Paid Per Share
	High	Low
Fiscal Year Ending March 31, 2019
First Quarter	$16.15	$14.00	—
Second Quarter	$15.70	$13.50	—
Third Quarter	$15.40	$13.70	—
Fourth Quarter (through [ • ], 2019)	$[ • ]	$[ • ]	$[ • ]
Fiscal Year Ended March 31, 2018
First Quarter	$15.25	$14.45	—
Second Quarter	$15.05	$14.05	—
Third Quarter	$15.40	$14.25	—
Fourth Quarter	$15.87	$14.25	—
Fiscal Year Ended March 31, 2017
First Quarter	$14.25	$13.30	—
Second Quarter	$14.19	$13.33	—
Third Quarter	$14.50	$13.50	—
Fourth Quarter	$14.55	$14.28	—

On October 23, 2018, the last full trading day immediately preceding the public announcement of the merger, and on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, the last reported sales prices of Orrstown Financial Services’ common stock, as reported by the NASDAQ Capital Market, were $23.10 per share and $[ • ] per share, respectively. The market price of Orrstown Financial Services common stock is likely to fluctuate prior to the effective time of the merger. You are encouraged to obtain current trading prices for Orrstown Financial Services’ common stock in considering whether to vote on the matters being considered at the special meeting and in completing your transmittal form and instructions to submit your stock certificates in exchange for the merger consideration.

Orrstown Financial Services expects that after the completion of the merger, subject to approval and declaration by the Orrstown Financial Services board of directors, it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Orrstown Financial Services will pay dividends following the completion of the merger or that dividends will not be reduced in the future. The current annualized rate of distributions on the shares of Orrstown Financial Services common stock is $0.52 per share.

As of [RECORD DATE], there were [ • ] shares of Orrstown Financial Services common stock issued and outstanding and approximately [ • ] holders of record. As of [RECORD DATE], there were 3,416,414 shares of Hamilton Bancorp common stock issued and outstanding and approximately [ • ] holders of record.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Special Note Regarding Forward-Looking Statements” on page 29, you should carefully consider the risk factors described below in deciding how to vote. You should also read and consider the risk factors associated with the business of Orrstown Financial Services because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found in the Orrstown Financial Services Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Risks Relating to the Merger

The value of the merger consideration that Hamilton Bancorp stockholders receive will vary with changes in Orrstown Financial Services’ stock price.

Upon completion of the merger, each share of Hamilton Bancorp common stock outstanding immediately prior to the effective time of the merger will be converted into shares of Orrstown Financial Services common stock and cash. The exchange ratio for the stock portion of the merger consideration is fixed. Accordingly, the dollar value of Orrstown Financial Services common stock that Hamilton Bancorp stockholders will receive upon completion of the merger will depend upon the market value of Orrstown Financial Services common stock at the time of completion of the merger, which may be lower or higher than the closing price of Orrstown Financial Services common stock on the last full trading day preceding public announcement of the merger or the dates of the special meeting. Thus, at the time of the special meeting, you will not know or be able to determine the dollar value of the stock consideration to be received in the merger. See the section of this proxy statement/prospectus titled “The Merger Agreement—Merger Consideration” beginning on page 62.

The $4.10 per share cash portion of the merger consideration is subject to possible adjustment downward by as much as $0.27 per share, to $3.83 per share.

Pursuant to the merger agreement, if the merger is completed, each outstanding share of Hamilton Bancorp common stock will be converted into the right to receive (1) 0.54 shares of common stock, no par value per share, of Orrstown Financial Services and (2) $4.10 in cash, without interest, subject to possible reduction of the cash portion of the merger consideration based on potential losses, write-downs, or reserves related to certain identified loans of Hamilton Bank. The maximum reduction to the cash consideration is approximately $0.27 per share. There can be no assurance as to whether there will be any losses, write-downs, or reserves related to the subject loans at or prior to the time the merger is completed, and the amount of cash consideration you receive may be reduced to as low as $3.83 per share.

The fairness opinion rendered to the board of directors of Hamilton Bancorp by Hamilton Bancorp’s financial advisor prior to the signing of the merger agreement does not reflect changes in events or circumstances occurring after the date of the opinion.

The opinion of KBW, financial advisor to Hamilton Bancorp, was delivered on and dated October 23, 2018. The opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Hamilton Bancorp or Orrstown Financial Services, changes in general market and economic conditions or other changes. Any of these changes may alter the relative value of Hamilton Bancorp or Orrstown Financial Services or the prices of shares of Hamilton Bancorp common stock or Orrstown Financial Services common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of the opinion. For a description of the opinion of Hamilton Bancorp’s financial advisor, please see “Opinion of Hamilton Bancorp’s Financial Advisor” beginning on page 43.

There is no assurance when or even if the merger will be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include:

•	approval of the merger agreement and the merger by Hamilton Bancorp stockholders;

•	the receipt of required regulatory approvals;

•	absence of orders prohibiting the completion of the merger;

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and

•	the receipt by both parties of legal opinions from their respective tax counsels.

There can be no assurance that the parties will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The parties can agree at any time to terminate the merger agreement even after Hamilton Bancorp’s stockholders have provided their approval. The parties can also terminate the merger agreement under other specified circumstances. See “The Merger Agreement—Termination” on page 66. In addition, Hamilton Bancorp may choose to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services’ common stock as reported on NASDAQ during the 15 trading day period ending on the determination date is less than $20.1535 per share and Orrstown Financial Services’ common stock underperforms the NASDAQ Bank Index by more than 15% between October 23, 2018 and the determination date. Any such termination would be subject to the right of Orrstown Financial Services to increase the amount of merger consideration to be provided to Hamilton Bancorp stockholders pursuant to the formula prescribed in the merger agreement. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 66 for a more complete discussion of the circumstances under which the merger agreement could be terminated.

Regulatory approvals may not be received or may take longer than expected in order to be obtained.

Orrstown Financial Services and Orrstown Bank are required to obtain the approvals of the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking and Securities, and the Maryland Commissioner of Financial Regulation prior to completing the merger. Obtaining the approval of these regulatory agencies may delay the date of completion of the merger. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on the combined operations of the two companies may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to Orrstown Financial Services or have an adverse effect on Orrstown Financial Services following the merger and prevent it from achieving the expected benefits of the merger. Orrstown Financial Services has the right to terminate the merger agreement if the approval of any governmental authority required for consummation of the merger and the other transactions provided for in the merger agreement, imposes any term, condition or restriction upon Orrstown Financial Services or any of its subsidiaries that Orrstown Financial Services reasonably determines would (a) prohibit or materially limit the ownership or operation by Orrstown Financial Services of any material portion of Hamilton Bancorp’s business or assets, (b) compel Orrstown Financial Services to dispose or hold separate any material portion of Hamilton Bancorp’s assets or (c) compel Orrstown Financial Services to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (a)-(c) of this sentence would have a material adverse effect on the future operation by Orrstown Financial Services of its business, taken as a whole.

If the merger is not completed, Hamilton Bancorp will have incurred substantial expenses without their stockholders realizing the expected benefits.

Hamilton Bancorp has incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus. If the merger is not completed, these expenses may have a material adverse impact on the operating results of Hamilton Bancorp.

Hamilton Bancorp’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Hamilton Bancorp stockholders.

In considering the information contained in this proxy statement/prospectus, you should be aware that Hamilton Bancorp’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Hamilton Bancorp stockholders generally. These interests include, among other things:

•	payment of cash severance benefits under existing employment or change in control agreements with Robert A. DeAlmeida and John P. Marzullo;

•	accelerated vesting of all unvested stock options and restricted stock awards;

•	certain rights under the Hamilton Bank ESOP;

•	continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the merger; and

•	the election of one Hamilton Bancorp director to the board of directors of Orrstown Financial Services and Orrstown Bank immediately following the effective time of the merger.

In addition, upon execution of the merger agreement, Orrstown Financial Services and Orrstown Bank entered into an employment agreement and a change in control agreement with Ellen R. Fish, Executive Vice President of Hamilton Bancorp, to be effective as of the closing date of the merger. See the section of this proxy statement/prospectus entitled “Interests of Hamilton Bancorp Directors and Executive Officers in the Merger” beginning on page 56 for a discussion of these interests.

Goodwill incurred in the merger may negatively affect Orrstown Financial Services’ financial condition.

To the extent that the merger consideration, consisting of the cash and the number of shares of Orrstown Financial Services common stock issued or to be issued in the merger, exceeds the fair value of the net assets, including identifiable intangibles, of Hamilton Bancorp, that amount will be reported as goodwill by Orrstown Financial Services. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more frequently if events or circumstances warrant. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger and, in turn, negatively affect Orrstown Financial Services’ financial results.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Hamilton Bancorp.

Until the completion of the merger, Hamilton Bancorp is restricted from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Orrstown Financial Services except in connection with a superior proposal as provided in the merger agreement. In addition, Hamilton Bancorp has agreed to pay a termination fee of $2,212,500 to Orrstown Financial Services in specified circumstances to terminate the merger agreement. These provisions could discourage other companies from trying to acquire Hamilton Bancorp even though those other companies might be willing to offer greater value to Hamilton Bancorp stockholders than Orrstown Financial Services has offered in the merger.

Orrstown Financial Services may be unable to successfully integrate Hamilton Bancorp’s operations.

The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include:

•	integrating personnel with diverse business backgrounds;

•	integrating departments, systems, operating procedures and information technologies;

•	combining different corporate cultures;

•	retaining existing customers and attracting new customers; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have a material adverse effect on the business and results of operations of the combined company.

The success of the merger will depend, in part, on Orrstown Financial Services’ ability to realize the anticipated benefits and cost savings from combining the business of Orrstown Financial Services with Hamilton Bancorp. If Orrstown Financial Services is unable to successfully integrate Hamilton Bancorp, the anticipated benefits and cost savings of the merger may not be realized fully or may take longer to realize than expected. For example, Orrstown Financial Services may fail to realize the anticipated increase in earnings and cost savings anticipated to be derived from the acquisition. In addition, as with regard to any merger, a significant change in interest rates or economic conditions or decline in asset valuations may also cause Orrstown Financial Services not to realize expected benefits and result in the merger not being as accretive as expected.

Unanticipated costs relating to the merger could reduce Orrstown Financial Services’ future earnings per share.

Orrstown Financial Services believes that it has reasonably estimated the likely costs of integrating the operations of Orrstown Financial Services and Hamilton Bancorp, and the incremental costs of operating as a combined company. However, it is possible that Orrstown Financial Services could incur unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, which could result in the merger not being as accretive as expected or having a dilutive effect on the combined company’s earnings per share.

Former Hamilton Bancorp stockholders will have limited ability to influence Orrstown Financial Services’ actions and decisions following the merger.

Following the merger, former Hamilton Bancorp stockholders are expected to hold approximately [ • ]% of the outstanding shares of Orrstown Financial Services common stock. As a result, former Hamilton Bancorp stockholders will have limited ability to influence Orrstown Financial Services’ business. Former Hamilton Bancorp stockholders will not have separate approval rights with respect to any actions or decisions of Orrstown Financial Services or have separate representation on Orrstown Financial Services’ board of directors.

The shares of Orrstown Financial Services common stock to be received by Hamilton Bancorp stockholders as a result of the merger will have different rights from shares of Hamilton Bancorp common stock.

Following completion of the merger, Hamilton Bancorp stockholders will no longer be stockholders of Hamilton Bancorp and will instead be stockholders of Orrstown Financial Services. There will be important differences between your current rights as a Hamilton Bancorp stockholder and the rights to which you will be entitled as an Orrstown Financial Services stockholder. See the section of this proxy statement/prospectus titled “Comparison of Stockholder Rights” beginning on page 161 for a discussion of the different rights associated with Orrstown Financial Services common stock and Hamilton Bancorp common stock.

The market price of Orrstown Financial Services common stock after the merger may be affected by factors different from those affecting the shares of Orrstown Financial Services or Hamilton Bancorp currently.

The businesses of Orrstown Financial Services and Hamilton Bancorp differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Orrstown Financial Services and Hamilton Bancorp. The market value of Orrstown Financial Services common stock fluctuates based upon various factors, including changes in the business, operations or prospects of Orrstown Financial Services, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors. Further, the market price of Orrstown Financial Services common stock after the merger may be affected by factors different from those currently affecting the common stock of Orrstown Financial Services or Hamilton Bancorp. For a discussion of the businesses of Hamilton Bancorp and Orrstown Financial Services and of certain factors to consider in connection with those businesses, see the section of this proxy statement/prospectus titled “The Companies – Orrstown Financial Services” and “– Hamilton Bancorp” and the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 185.

Pending litigation and legal proceedings and the impact of any finding of liability or damages could adversely impact Orrstown Financial Services and its financial condition and results of operations.

Pending litigation and legal proceedings, and the impact of any finding of liability or damages, could adversely impact Orrstown Financial Services and its financial condition and results of operations. On May 25, 2012, the Southeastern Pennsylvania Transportation Authority (“SEPTA”) filed a putative class action complaint in the U.S. District Court for the Middle District of Pennsylvania against Orrstown Financial Services, Orrstown Bank, and certain of its current and former directors and executive officers alleging, among other things, that Orrstown Financial Services issued materially false and misleading statements regarding its lending practices and financial results, and did not publicly disclose certain alleged failures of internal controls over loan underwriting, risk management, and financial reporting, in violation of the federal securities laws. Following briefing on defendants’ motions to dismiss, the Court dismissed SEPTA’s first amended complaint in its entirety. SEPTA then filed a second amended complaint which, after a second round of motions, the Court dismissed in part.

SEPTA’s second amended complaint disclosed the existence of a confidential, non-public, fact-finding inquiry regarding the Company conducted by the Securities and Exchange Commission (the “SEC”). On September 27, 2016, without admitting or denying any of the Commission’s findings, Orrstown Financial Services entered into a settlement agreement with the SEC resolving the investigation of accounting and related matters. As part of the settlement agreement, Orrstown Financial Services agreed to pay a civil money penalty of $1 million.

On January 31, 2017, the District Court entered a revised Case Management Order in the SEPTA case establishing the schedule for litigation of the surviving claims against the remaining defendants. The Case Management Order, among other things, set the deadlines for the completion of discovery, the filing of motions, and various pre-trial conferences. A class has not yet been certified. While trial had been scheduled to begin on January 7, 2019, on February 28, 2018, the Court issued an Order continuing all case management deadlines until further order of the Court. Discovery in the case is ongoing.

Orrstown Financial Services believes that the allegations of SEPTA’s second amended complaint are without merit and intends to vigorously defend itself against those claims. It is not possible at this time to estimate reasonably possible losses, or even a range of reasonably possible losses, in connection with the litigation. See the section of this proxy statement/prospectus titled “The Merger – Recommendation of the Hamilton Bancorp Board of Directors and Hamilton Bancorp’s Reasons for the Merger” beginning on page 40.

Hamilton Bancorp will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Hamilton Bancorp. These uncertainties may impair Hamilton Bancorp’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others who deal with Hamilton Bancorp to seek to change existing business relationships with Hamilton Bancorp. Hamilton Bancorp employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Hamilton Bancorp’s financial results. In addition, the merger agreement requires that Hamilton Bancorp operate in the usual, regular and ordinary course of business and restricts Hamilton Bancorp from taking certain actions prior to the effective time of the merger or termination of the merger agreement without Orrstown Financial Services’ consent. These restrictions may prevent Hamilton Bancorp from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Hamilton Bancorp stockholders will not have dissenters’ rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the Maryland General Corporation Law, a stockholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the agreement of merger or consolidation.

Because Hamilton Bancorp common stock is listed on the NASDAQ Capital Market, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger otherwise satisfies the foregoing requirements of the Maryland General Corporation Law, holders of Hamilton Bancorp common stock will not be entitled to dissenters’ rights in the merger with respect to their shares of Hamilton Bancorp common stock.

Orrstown Financial Services will be able to issue additional shares of its common stock in the future, which may adversely affect the market price of Orrstown Financial Services common stock and dilute the holdings of existing stockholders.

In the future, Orrstown Financial Services may issue additional shares of Orrstown Financial Services common stock in connection with another acquisition, to increase its capital resources or if Orrstown Financial Services’ or Orrstown Bank’s capital ratios fall below or near the Basel III regulatory required minimums. Additional common stock offerings may dilute the holdings of Orrstown Financial Services’ existing stockholders or reduce the market price of Orrstown Financial Services common stock, or both. Orrstown Financial Services may also issue shares of Orrstown Financial Services preferred stock, which may be viewed as having adverse effects upon the holders of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which are based on certain current assumptions, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Orrstown Financial Services and Hamilton Bancorp intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company’s future expectations, contain projections of the relevant company’s future results of operations or financial condition, or state other “forward-looking” information.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	failure of the parties to satisfy the conditions to complete the proposed merger in a timely manner or at all;

•	failure of the stockholders of Hamilton Bancorp to approve the merger agreement and the merger;

•	failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals;

•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;

•	difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe;

•	difficulties related to the integration of the businesses following the merger;

•	changes in general, national or regional economic conditions;

•	volatility in the securities markets generally or in the market price of Orrstown Financial Services common stock specifically;

•	changes in loan default and charge-off rates;

•	changes in the financial performance and/or condition of borrowers;

•	changes in customer borrowing and savings habits;

•	changes in interest rates;

•	changes in regulations applicable to the financial services industry;

•	changes in accounting or regulatory guidance applicable to banks; and

•	competition.

Additional factors that could cause Orrstown Financial Services’ results to differ materially from those described in the forward-looking statements can be found in Orrstown Financial Services’ filings with the SEC, including Orrstown Financial Services’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Orrstown Financial Services or Hamilton Bancorp or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Orrstown Financial Services and Hamilton Bancorp undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF HAMILTON BANCORP STOCKHOLDERS

Date, Time and Place of the Special Meeting of Hamilton Bancorp Stockholders

The special meeting of stockholders of Hamilton Bancorp will be held at the administrative offices of Hamilton Bank, located at 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286, on [MEETING DATE] at 5:00 p.m., local time.

Actions to be Taken at the Special Meeting

At the special meeting, Hamilton Bancorp stockholders as of the record date will be asked to consider and vote on the following proposals:

1.	To consider and vote upon a proposal to approve the merger agreement;

2.

To consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to Hamilton Bancorp’s named executive officers that is based on or otherwise relates to the merger, as disclosed in “Interests of Hamilton Bancorp’s Directors and Executive Officers in the Merger”; and

3.

To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Votes Required to Transact Business at the Special Meeting

A quorum of Hamilton Bancorp stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the shares of Hamilton Bancorp common stock entitled to be cast are present in person or represented by proxy at the special meeting, a quorum will exist. Hamilton Bancorp will include proxies marked as abstentions as present at the meeting in determining whether a quorum is present.

Record Date; Outstanding Shares; Shares Entitled to Vote

You can vote at the special meeting if you owned Hamilton Bancorp common stock at the close of business on [RECORD DATE], the record date for the special meeting. As of the close of business on the record date, there were 3,416,414 shares of Hamilton Bancorp common stock outstanding. Each holder of Hamilton Bancorp common stock is entitled to one vote for each share of Hamilton Bancorp common stock owned as of the record date.

Vote Required to Approve Each Proposal

Approval of the Merger. Approval of this proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Hamilton Bancorp common stock entitled to vote at the special meeting. If you abstain or do not vote, it will have the same effect as voting “AGAINST” approval of the merger agreement and the merger.

Approval of Merger-Related Executive Compensation. Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal. Proxies marked abstentions will have the same effect as a vote “AGAINST” this proposal.

Approval of Adjournments of the Special Meeting. Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal. Proxies marked abstentions will have the same effect as a vote “AGAINST” this proposal.

How to Vote Shares Held Directly by the Stockholder

If you are the record holder of your shares, you may vote your shares by:

•

Over the Internet. You may vote online by going to the website of [ • ] at [ • ]. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. You must submit your Internet proxy before 12:00 a.m., Eastern Time, on [MEETING DATE], the day of the special meeting, for your proxy to be valid and your vote to count.

•

By Mail. You may vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope. [ • ], our tabulator, must receive your mailed proxy before 12:00 a.m., Eastern Time, on [MEETING DATE], the day of the special meeting, for your proxy to be valid and your vote to count.

•

By Telephone. You may vote by telephone by calling [ • ]. Have your proxy card in hand when you call and then follow the instructions to vote your shares. You must submit your telephonic proxy before 12:00 a.m., Eastern Time, on [MEETING DATE], the day of the special meeting, for your proxy to be valid and your vote to count.

How to Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held through a broker, bank or other nominee, you may vote your shares by following the voting instructions provided by your broker, bank or other nominee. To be able to vote shares not registered in your own name in person at the special meeting, contact your broker, bank or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the special meeting, along with a bank or brokerage statement or a letter from your nominee evidencing your beneficial ownership of our stock and a form of personal identification. A broker’s proxy is not the form of proxy enclosed with this proxy statement/prospectus.

How to Vote Shares Held in the Hamilton Bank 401(k) Plan

If you are a participant in the Hamilton Bank 401(k) Plan and indirectly hold shares of Hamilton Bancorp common stock through the Hamilton Bank 401(k) Plan, you may vote any shares of Hamilton Bancorp common stock held in your Hamilton Bank 401(k) Plan account as of the record date only by following the separate voting instructions provided by the Hamilton Bank 401(k) Plan trustee. Your 401(k) Plan vote authorization form must be received by [•] p.m., Eastern Time, on [•]. The telephonic and internet voting cutoff for providing your 401(k) Plan vote authorization is [•] p.m., Eastern Time, on [•]. Hamilton Bancorp, as the Hamilton Bank 401(k) Plan administrator, has instructed the Hamilton Bank 401(k) Plan trustee to vote any shares in the Hamilton Bank 401(k) Plan trustee for which participants have not issued timely voting instructions in the same proportion as the votes received on shares that participants have provided voting instructions.

How to Vote Shares Held in the Hamilton Bank ESOP Plan

If you are a participant in the Hamilton Bank ESOP and indirectly hold shares of Hamilton Bancorp common stock through the Hamilton Bank ESOP, you may vote any shares of Hamilton Bancorp common stock held in your Hamilton Bank ESOP account as of the Hamilton Bancorp record date only by following the separate voting instructions provided by the Hamilton Bank ESOP trustee. Your ESOP vote authorization form must be received by [•] p.m., Eastern Time, on [•]. The telephonic and internet voting cutoff for providing your ESOP vote authorization is [•] p.m., Eastern Time, on [•]. Under the terms of the Hamilton Bank ESOP, the Hamilton Bank ESOP trustee votes all shares held by the Hamilton Bank ESOP, but each Hamilton Bank ESOP participant may direct the trustee how to vote the shares of Hamilton Bancorp common stock allocated to his or her account. The Hamilton Bank ESOP trustee will vote all unallocated shares of Hamilton Bancorp common stock held by the Hamilton Bank ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Broker Non-Votes and Abstentions

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and you do not give instructions to the broker, bank or other nominee on how to vote your shares at the special meeting, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. Proxies submitted by a broker that do not exercise this voting authority are also known as “broker non-votes.”

An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting.

Effect of Broker Non-Votes and Abstentions on Quorum and the Votes Required at the Special Meeting

The affirmative vote of holders of at least a majority of the outstanding shares of Hamilton Bancorp common stock entitled to vote at the special meeting is required to approve the merger agreement, and the affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve the proposal to approve merger-related executive compensation and any adjournment proposal. Because broker non-votes and abstentions are not considered a vote approving any proposal submitted at the special meeting, broker non-votes and abstentions will have the same effect as a vote against the proposal to approve the merger agreement. However, broker non-votes will have no effect on the outcome of the proposal to approve merger-related executive compensation or the adjournment proposal, but abstentions will have the same effect as a vote against the adjournment proposal.

How Will Shares be Voted

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you return a signed proxy card, but make no specification on the card as to how you want your shares voted, your proxy will be voted “FOR” approval of the foregoing proposals. The board of directors of Hamilton Bancorp is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors of Hamilton Bancorp intends that shares represented by properly submitted proxies will be voted, or not voted, by and in accordance with the directions of the Hamilton Bancorp board of directors.

Revocation of Proxies

A proxy may be revoked at any time before it is voted at the special meeting by:

•	Filing a written revocation of the proxy with the Secretary of Hamilton Bancorp, Robin L. Thiess, 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286;

•	Submitting a new signed proxy card by mail bearing a later date, or by submitting a new vote over the Internet or by telephone (any earlier proxies will be revoked automatically); or

•

Attending the special meeting and voting in person provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Hamilton Bancorp as indicated above.

If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.

Participants in the Hamilton Bank 401(k) Plan may revoke their instructions to the Hamilton Bank 401(k) Plan trustee with respect to voting of the shares of Hamilton Bancorp common stock held in their Hamilton Bank 401(k) Plan account by submitting to the Hamilton Bank 401(k) Plan trustee a signed instruction card bearing a later date, provided that such new instruction card must be received by the Hamilton Bank 401(k) Plan trustee on or prior to the last date for submission of such instructions with respect to the Hamilton Bancorp special meeting designated in the separate voting instructions provided by the Hamilton Bank 401(k) Plan trustee.

Proxy Solicitation

The board of directors of Hamilton Bancorp is soliciting these proxies. Hamilton Bancorp will pay the expenses of soliciting proxies to be voted at the special meeting. In addition to sending you this proxy statement/prospectus, some of Hamilton Bancorp’s directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person.

Dissenters’ Rights of Appraisal

Under the Maryland General Corporation Law, as amended, the holders of Hamilton Bancorp common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

Stock Certificates

You should not send in any certificates representing Hamilton Bancorp common stock at this time. It is expected that you will receive instructions for the exchange of certificates representing Hamilton Bancorp common stock shortly after the completion of the merger. For more information regarding these instructions, please see the section of this proxy statement/prospectus titled “The Merger Agreement—Exchange of Hamilton Bancorp Stock Certificates for Orrstown Financial Services Common Stock” beginning on page 63.

Share Ownership of Management; Voting Agreements

In connection with the merger agreement, Hamilton Bancorp’s directors and executive officers executed voting agreements with Orrstown Financial Services under which they agreed to vote their shares in favor of the merger. As of the record date, there were 147,040 shares of Hamilton Bancorp common stock, or approximately 4.3% of the outstanding shares, subject to the voting agreements. See the section of this proxy statement/prospectus titled “The Voting Agreements” beginning on page 80 for further information regarding these voting agreements.

PROPOSAL NO. 1—APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

At the special meeting, stockholders of Hamilton Bancorp will consider and vote on a proposal to approve the merger agreement. Details about the merger, including each party’s reasons for the merger, the effect of approval of the merger agreement, and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page 36 of this document.

Approval of this proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Hamilton Bancorp common stock entitled to vote at the special meeting. If you abstain or do not vote, it will have the same effect as voting “AGAINST” approval of the merger agreement and the merger.

Hamilton Bancorp’s board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

PROPOSAL NO. 2—MERGER-RELATED EXECUTIVE COMPENSATION

Hamilton Bancorp is providing its stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the agreements or understandings between Hamilton Bancorp’s named executive officers and Hamilton Bancorp, Orrstown Financial Services and/or Orrstown Bank concerning compensation that is based on or otherwise relates to the merger, as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as the “say on golden parachute” vote, gives Hamilton Bancorp stockholders the opportunity to vote on a non-binding, advisory basis on such agreements or understandings and the related compensation that will or may be paid to its named executive officers in connection with the merger. This non-binding, advisory proposal relates only to already existing contractual obligations of Hamilton Bancorp, Orrstown Financial Services and/or Orrstown Bank that may result in a payment or benefit to Hamilton Bancorp’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements that may be entered into after the effective time of the merger between Hamilton Bancorp’s named executive officers and Orrstown Financial Services or any of its subsidiaries.

The board of directors of Hamilton Bancorp believes that the compensation payments that Hamilton Bancorp’s named executive officers may be entitled to receive in connection with the merger, as summarized in the section entitled “Interests of Hamilton Bancorp’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Hamilton Bancorp Named Executive Officers in Connection with the Merger,” are reasonable and demonstrate that Hamilton Bancorp’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Hamilton Bancorp’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Hamilton Bancorp’s named executive officers in connection with the completion of the merger. The board of directors of Hamilton Bancorp encourages you to carefully review the compensation information disclosed in this proxy statement/prospectus, including in the section referenced above.

The board of directors of Hamilton Bancorp is presenting this proposal, which gives stockholders of Hamilton Bancorp the opportunity to express their views on the “golden parachute” compensation by voting for or against the following resolution:

RESOLVED, that the stockholders of Hamilton Bancorp approve, solely on a non-binding, advisory basis, the agreements or understandings between Hamilton Bancorp’s named executive officers and Hamilton Bancorp and the related compensation that will or may be paid to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement/prospectus entitled “Interests of Hamilton Bancorp’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Hamilton Bancorp Named Executive Officers in Connection with the Merger.”

The vote on merger-related executive compensation is a vote separate and apart from the vote on the approval of the merger agreement and is not a condition to completion of the merger. Accordingly, you may vote to approve the merger agreement and vote not to approve merger-related executive compensation and vice versa. This proposal is merely an advisory vote and will not be binding on Hamilton Bancorp, Orrstown Financial Services or Orrstown Bank or the board of directors of Hamilton Bancorp or the board of directors of Orrstown Financial Services regardless of whether the merger agreement is adopted. Further, the underlying agreements and understandings are contractual in nature and not, by their terms, subject to stockholder approval. Regardless of the outcome of the advisory vote, if the merger is completed, Hamilton Bancorp’s named executive officers will be eligible to receive the merger-related executive compensation payments and benefits, in accordance with the terms and conditions applicable to those payments and benefits.

Approval of this proposal requires the affirmative vote of the majority of the votes cast at the special meeting. If you do not vote, either in person or by proxy, it will have no effect on the outcome of this proposal. Proxies marked abstentions will have the same effect as a vote “AGAINST” this proposal.

Hamilton Bancorp’s board of directors unanimously recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of merger-related executive compensation.

PROPOSAL NO. 3—ADJOURNMENT OF THE SPECIAL MEETING

Hamilton Bancorp is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement and the merger at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Hamilton Bancorp may not have received sufficient votes to approve the merger agreement and the merger by the time of the special meeting. In that event, Hamilton Bancorp would need to adjourn the special meeting in order to solicit additional proxies.

To allow the proxies that have been received by Hamilton Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, Hamilton Bancorp is submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment, Hamilton Bancorp is not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement and the merger in the event that there are insufficient votes to approve that proposal. The Hamilton Bancorp board of directors retains full authority to the extent set forth in the Hamilton Bancorp bylaws and applicable law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Hamilton Bancorp stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal. Proxies marked abstentions will have the same effect as a vote “AGAINST” this proposal.

Hamilton Bancorp’s board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary.

THE MERGER

General

Under the terms and conditions set forth in the merger agreement, Hamilton Bancorp will merge with and into Orrstown Financial Services. The surviving corporation in the merger will be Orrstown Financial Services. Pursuant to the merger agreement, if the merger agreement is approved by the holders of at least a majority of the shares of Hamilton Bancorp common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Hamilton Bancorp common stock will be converted into the right to receive (1) 0.54 shares of Orrstown Financial Services common stock and (2) $4.10 in cash, without interest, subject to possible reduction as set forth in the merger agreement based on potential losses, write-downs, or reserves related to certain identified loans of Hamilton Bank. The maximum possible reduction to the cash consideration is $1,000,000, or approximately $0.27 per share, based on 3,416,414 shares of Hamilton Bancorp common stock and 262,704 stock options outstanding as of the record date.

No fractional shares of Orrstown Financial Services common stock will be issued in connection with the merger. Instead, each Hamilton Bancorp stockholder will receive an amount of cash, in lieu of any fractional share, based on the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date of the merger, rounded to the nearest whole cent.

As of the date of the merger agreement, based on the closing price of Orrstown Financial Services common stock of $23.10 and assuming no reduction in the cash consideration, Hamilton Bancorp stockholders would have received Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $16.57. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Hamilton Bancorp stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ].

Hamilton Bancorp has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the determination date (1) is less than $20.1535 per share and (2) underperforms the volume weighted average price of the NASDAQ Bank Index for the 15 consecutive trading days immediately preceding the determination date by more than 15%. If Hamilton Bancorp exercises this termination right, Orrstown Financial Services will have the option to increase the exchange ratio or the cash consideration to be provided to Hamilton Bancorp stockholders to an amount which would compensate Hamilton Bancorp stockholders for the extent of the decrease in the price of Orrstown Financial Services common stock below the minimum implied value that would have avoided triggering the termination right described above. If Orrstown Financial Services elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 66.

Background of the Merger

Hamilton Bancorp was established to become Hamilton Bank’s holding company in connection with Hamilton Bank’s mutual-to-stock conversion in October 2012. Since that time, Hamilton Bancorp has sought to deploy its capital and increase stockholder value by creating sustainable and profitable growth through both organic growth and through acquisitions. As part of this strategy, Hamilton Bancorp acquired Fairmount Bancorp, Inc. in September 2015, and Fraternity Community Bancorp, Inc. in May 2016. Since these acquisitions, Hamilton Bancorp’s board of directors and management have continued to periodically review strategic opportunities, as well as the challenges faced in profitably growing a publicly-traded community financial institution under existing economic and competitive conditions.

At Hamilton Bancorp’s November 2017 annual strategic planning session, discussions centered around strategic options for Hamilton Bancorp, including remaining independent, pursuing a strategic merger partner or a sale of Hamilton Bancorp. The meeting was attended by representatives of Hamilton Bank’s legal advisor, Luse Gorman, PC, and also representatives of KBW. At this meeting, KBW provided input to the Hamilton Bancorp board of directors regarding the prospects of Hamilton Bancorp as an independent entity, including scenarios involving additional growth and potential capital raising transactions. KBW also discussed Hamilton Bancorp pursuing a merger or sale and potential merger partners for Hamilton Bancorp for the board of directors to consider if the board of directors were to decide to move forward with a merger or sale strategy. The Hamilton Bancorp board of directors did not make any determination as to a possible merger or sale transaction at the November 2017 planning session. The Board requested that management continue to assess the business prospects of Hamilton Bancorp on a stand-alone basis and the prospects of implementing improvements and enhancements to the Hamilton Bancorp operations to increase earnings in both the short and long term.

At a January 16, 2018 meeting of the Hamilton Bancorp board of directors, KBW provided an update regarding strategic alternatives and further discussed the state of the market for financial institution mergers and acquisitions. Mr. DeAlmeida provided an overview and update on Hamilton Bancorp’s operations, expected budget for the upcoming year and an analysis regarding the prospects for improvements and enhancements to Hamilton Bancorp’s operations. The board of directors then discussed the ability of Hamilton Bancorp to improve its earnings performance and the steps necessary and the likelihood of successfully implementing those improvements in the short and long term and the strategic direction of Hamilton Bancorp that would be in the best interests of its stockholders. After further discussion, the board of directors determined that it may be in the best interest of stockholders, customers, employees and other constituents, to pursue a merger transaction with the right partner. The Board discussed with KBW the process for assessing the market for Hamilton Bancorp and selecting a merger partner, and established a Strategic Committee (the “Strategic Committee”) to assist the board in continuing to explore a possible merger transaction and to work with management and Hamilton Bancorp’s advisors on such exploration. The Strategic Committee was authorized to, with the assistance of management, KBW and Luse Gorman, formulate a merger solicitation strategy and prepare a list of potential interested parties that would be solicited as part of any merger solicitation strategy.

At a February 2, 2018 meeting of the Strategic Committee, the merger solicitation and transaction process was discussed. At this meeting, KBW reviewed with the Strategic Committee several possible merger partners, which included financial institutions that had previously expressed an interest in, and others that might have an interest in, a merger transaction with Hamilton Bancorp. Possible merger partners were identified based on, among other factors, their apparent financial capacity to pay, regulatory standing, geographic location, presence and market share of the financial institutions. The Strategic Committee also discussed and approved the engagement of KBW to act as financial advisor to Hamilton Bancorp in connection with a possible merger transaction and solicitation process.

Between March and June 2018, Hamilton Bancorp, with the assistance of KBW, prepared for the merger candidate solicitation process. The Hamilton Bancorp board of directors reviewed and approved a confidential information memorandum containing relevant information about Hamilton Bancorp (the “Confidential Memorandum”). Beginning in May 2018, KBW contacted the 11 potential merger partners approved by the Hamilton Bancorp board of directors and a virtual data room containing the Confidential Memorandum and additional information about Hamilton Bancorp was opened at such time to those parties who entered into a non-disclosure agreement and expressed an interest in receiving additional information regarding a transaction with Hamilton Bancorp. Interested potential partners were asked to provide preliminary non-binding indications of interest by July 16, 2018.

In addition to the 11 parties solicited by KBW, an additional party which had not been among the possible merger partners discussed by KBW with the Hamilton Bancorp board contacted KBW directly through a financial advisor on July 3, 2018 expressing an interest in participating in the process. After consulting with representatives of KBW and Luse Gorman regarding this inbound outreach, the Hamilton Bancorp board approved KBW providing this party with a non-disclosure agreement and providing it with access to the virtual data room.

The Hamilton Bancorp board of directors held a special meeting on July 21, 2018, in which KBW and Luse Gorman participated. Luse Gorman discussed with directors their fiduciary duties in the context of a merger transaction. KBW updated the board of directors on the results of the solicitation of interest in a merger transaction. Of the 12 institutions which had been contacted by, or which had contacted, KBW, eight requested the Confidential Memorandum and were granted access to the virtual data room and two of these financial institutions, Orrstown Financial Services and Company A had submitted written non-binding indications of interest. One additional financial institution had expressed a verbal interest at a low valuation level, but did not submit a written non-binding indication of interest and was not invited to conduct additional due diligence.

The Orrstown Financial Services indication of interest included proposed merger consideration of between $16.50 and $17.50 per share of Hamilton Bancorp common stock, payable in a mix of stock and cash to be determined upon mutual agreement, while the Company A indication of interest included proposed merger consideration of $16.12 per share of Hamilton Bancorp common stock, payable 85% in stock and 15% in cash.

After reviewing the indications of interest and the information regarding the operations of Orrstown Financial Services and Company A, the Hamilton Bancorp board of directors unanimously agreed to ask that both bidders complete additional due diligence both in-person and through additional information uploaded into the virtual data room and submit a revised indication of interest with their best offer.

During the weekend of August 4th and 5th, Company A conducted its in-person due diligence including a detailed review of Hamilton Bancorp’s loan portfolio. Orrstown Financial services conducted its in-person due diligence, including a review of Hamilton Bancorp’s loan portfolio, over the days of August 6th through 8th.

On August 9, 2018, following the completion of on-site due diligence by both bidders, both Orrstown Financial Services and Company A were invited to submit final indications of interest by August 16, 2018.

The board of directors of Hamilton Bancorp held a special meeting on August 20, 2018 to consider the revised indications of interest submitted by Orrstown Financial Services and Company A. The revised indication of interest of Orrstown Financial Services included merger consideration of $17.50 per share of Hamilton Bancorp common stock, payable in up to 80% in stock and 20% in cash and subject to a fixed exchange ratio which would be set upon a mutually agreed upon methodology prior to the execution of a definitive agreement. The revised indication of interest of Company A included merger consideration of $17.02 per share of Hamilton Bancorp common stock, payable 85% in stock and 15% in cash and subject to a fixed exchange ratio that would be based upon a 10-day average price for Company A’s common stock prior the signing of a definitive agreement. Further, the financial advisor to Company A called KBW unsolicited on the morning of August 20, 2018 and verbally expressed an ability for Company A to revise its indication of interest to $17.10 per share.

KBW reviewed the two proposals with the board of directors, including the differences in the pricing, structures and key elements of both proposals. KBW also reviewed with the board of directors the operations of both Orrstown Financial Services and Company A, and the current market for, and trading history of, the common stock of each party. KBW also compared financial aspects of each proposal. At this meeting the Hamilton Bancorp board of directors decided to move forward with a merger transaction with Orrstown Financial Services based on the superior price offered by Orrstown Financial Services and a determination by the board of directors and management that a merger with Orrstown Financial Services would provide greater value to stockholders and be a better cultural and operational fit with Hamilton Bancorp as compared to Company A. Hamilton Bancorp accepted and executed the Orrstown Financial Services indication of interest on August 27, 2018, which included an exclusivity period expiring on October 11, 2018.

On September 12, 2018, Hamilton Bancorp’s management and Luse Gorman conducted reverse due diligence on Orrstown Financial Services. On that same date, Goodwin Procter LLP, counsel for Orrstown Financial Services, provided an initial draft of the merger agreement to Luse Gorman.

On September 18, 2018, Hamilton Bancorp’s management and Luse Gorman provided to the Hamilton Bancorp board of directors a summary of the reverse due diligence conducted on Orrstown Financial Services. At that meeting, the Hamilton Bancorp board of directors and management also discussed the draft merger agreement. The Hamilton Bancorp board of directors expressed concern regarding the outstanding litigation of Orrstown Financial Services. Due in part to concerns regarding such litigation, the board of directors requested that Luse Gorman include in the merger agreement pricing protection in the form of a “double trigger walkaway” provision, which provision had not been included in Orrstown Financial Services’ indication of interest or in the draft merger agreement. This provision would give Hamilton Bancorp the right to terminate the merger agreement if the price of Orrstown Financial Services’ common stock were to fall by more than a specified percentage compared to both its initial value and the Nasdaq Bank Index.

On September 19, 2018, representatives of Hovde Group, LLC, financial advisor to Orrstown Financial Services, called KBW to propose fixing the exchange ratio at that point as a result of declines in the market price for Orrstown Financial Services common stock after submission of the indication of interest on August 16, 2018. Hovde informed KBW that Orrstown Financial Services was proposing that the merger consideration be set at $3.50 in cash and 0.5500 shares of Orrstown Financial Services common stock for each share of Hamilton Bancorp common stock. Based on the closing price of Orrstown Financial Services common stock of $23.65 per share on September 19, 2018, the implied merger consideration to Hamilton Bancorp’s stockholders as of that day would have been $16.74 per share.

On September 20, 2018, the Hamilton Bancorp board of directors held a meeting to discuss whether to proceed with the negotiation of a merger agreement based on the revised pricing being offered by Orrstown Financial Services. KBW participated in the meeting and discussed the rationale provided by Orrstown Financial Services for the determination of the revised merger consideration. With the participation of KBW and Luse Gorman, the board of directors evaluated its options, including whether to re-engage negotiations with Company A to determine if Company A’s offer from August 16, 2018 was still available or to continue negotiations with Orrstown Financial Services. It was noted that Orrstown Financial Services’

counsel had conveyed to Luse Gorman that Orrstown Financial Services would terminate negotiations if Hamilton Bancorp pursued negotiations with other parties. Following this meeting, the board of directors instructed KBW to make a counter proposal on September 21, 2018 for an increased merger consideration, either by increasing the stock portion of the consideration or by increasing the cash portion, based upon the preference of Orrstown Financial Services, but to also inform Orrstown Financial Services and its advisor specifically that their proposed exchange ratio was not acceptable. Based on the closing price of Orrstown Financial Services common stock of $24.05 per share on September 20, 2018, the approximate value of the merger consideration requested by the Hamilton Bancorp board through an increase in either cash or stock consideration was $17.21 per share of Hamilton Bancorp common stock.

On September 28, 2018, Orrstown Financial Services proposed revised merger consideration of $4.10 in cash and 0.5400 shares of Orrstown Financial Services common stock, per share of Hamilton Bancorp common stock. Based on the closing price of Orrstown Financial Services common stock of $23.80 per share on September 29, 2018 (when the board considered the offer), the implied merger consideration to Hamilton Bancorp’s stockholders as of that day would have been $16.95 per share of Hamilton Bancorp stock.

On September 29, 2018, members of the Hamilton Bancorp board of directors and management, and representatives of KBW and Luse Gorman discussed the proposed revised merger consideration. At this meeting, the board of directors determined to accept the revised offer of $4.10 in cash and 0.5400 shares of Orrstown Financial Services common stock per share of Hamilton Bancorp common stock, subject to the favorable resolution of all remaining unresolved issues in the merger agreement.

On October 1 through October 5, 2018, negotiations regarding the terms of the merger agreement continued. On October 5, 2018, Hamilton Bancorp provided additional information to Orrstown Financial Services regarding a group of construction loans made to separate borrowers using the same home builder. Hamilton Bancorp had recently been informed that the home builder will not be able to complete construction of the homes underlying the construction loan. Orrstown Financial Services indicated that it required more information regarding these loans before it would continue to negotiate the merger agreement.

On October 9, 2018, the parties executed an extension of the exclusivity period contained in the indication of interest, which extended the exclusivity period until October 25, 2018.

After gathering additional diligence regarding the potential problem home construction loans, on October 21, 2018, the parties agreed to a provision in the merger agreement by which the cash portion of the merger consideration would be subject to an adjustment downward of the cash consideration of up to $0.27 per share, to a minimum of $3.83 cash per share, based on future losses, write-downs or reserves related to two of the subject construction loans. The stock portion of the exchange ratio would not be affected by any adjustment, and would remain at 0.5400 shares of Orrstown Financial Services common stock per share of Hamilton Bancorp common stock.

On October 23, 2018, the board of directors of Hamilton Bancorp held a special meeting to review the proposed merger agreement and merger with representatives of KBW and Luse Gorman. The board of directors was informed of and discussed the new merger agreement provision establishing a potential reduction in the merger consideration for future losses associated with the two construction loans. KBW then reviewed with the board the financial aspects of the proposed merger and, at the request of the board, rendered to the board of directors of Hamilton Bancorp a written opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Hamilton Bancorp common stock. Luse Gorman again reviewed the board’s fiduciary duties as directors of Hamilton Bancorp in connection with its consideration of the proposed merger.

The Hamilton Bancorp board of directors and Luse Gorman then reviewed in detail the terms of the ancillary documents, including the voting agreements to be entered into by the directors and executive officers. The Hamilton Bancorp board of directors also reviewed and discussed the employment agreement by and among Ellen Fish, Hamilton Bancorp’s Executive Vice President, under which Ms. Fish will join Orrstown Bank as Executive Vice President and Senior Lender effective upon consummation of the merger agreement. Luse Gorman also discussed the proposed resolutions that the board would be requested to approve. Following these presentations and discussion among the members of the Hamilton Bancorp board of directors, including consideration of the factors described under “– Hamilton Bancorp’s Reasons for the Merger; Board Recommendation,” the Hamilton Bancorp board of directors determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Hamilton Bancorp and its stockholders. The Hamilton Bancorp directors unanimously voted to adopt and approve the merger agreement and the transactions contemplated thereby and recommended that Hamilton Bancorp’s stockholders approve the merger agreement.

On October 23, 2018, the board of directors of Orrstown Financial Services held a special meeting, at which representatives of Hovde Group, LLC and Goodwin Procter LLP participated. Goodwin Procter updated the board on the final revisions to the merger agreement since the last time the board met on October 2, 2018, and conveyed to the board that all remaining negotiating issues on the merger agreement had been resolved. Goodwin Procter once again summarized the directors’ fiduciary duties in the context of an acquiror in a merger transaction, and responded to numerous questions from directors. Hovde Group, LLC then provided an updated analysis of the financial aspects of the proposed merger. Following further discussion among the directors, Orrstown Financial Services’ board of directors unanimously approved the merger agreement as presented at the meeting and authorized the execution of the merger agreement and all related documents.

Following the completion of the Hamilton Bancorp and Orrstown Financial Services board meetings, Hamilton Bancorp and Orrstown Financial Services executed the merger agreement and the Hamilton Bancorp directors and executive officers executed the voting agreement on October 23, 2018. Orrstown Financial Services and Hamilton Bancorp issued a joint press release announcing the execution of the merger agreement following the close of business on October 23, 2018.

On October 23, 2018, Hamilton Bancorp executed the definitive merger agreement and, together with Orrstown Financial Services, issued a joint press release announcing the transaction.

Hamilton Bancorp’s Reasons for the Merger; Board Recommendation

Hamilton Bancorp’s board of directors unanimously recommends that Hamilton Bancorp stockholders vote for adoption and approval of the merger pursuant to the merger agreement. The board’s recommendation follows its determination that the merger and the merger agreement were fair to and in the best interest of Hamilton Bancorp and its stockholders. In making its determination and recommendation in authorizing and approving the merger and in approving and adopting the merger agreement, Hamilton Bancorp’s board of directors evaluated the merger and the merger agreement in consultation with members of Hamilton Bancorp’s management, and with representatives of KBW and Luse Gorman, and also considered a number of factors that the Hamilton Bancorp board of directors viewed as relevant to its decisions, including, without limitation, the following:

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the challenges facing Hamilton Bancorp’s management to grow Hamilton Bancorp’s franchise and enhance stockholder value given current market conditions, including the challenges involved with increasing its efficiencies and raising the capital necessary to fund growth, and expected increased operating costs resulting from such growth plans and from increased regulatory and compliance mandates;

•	management’s assessment of the execution risks involved in attaining the performance levels assumed by the business projections relating to Hamilton Bancorp;

•	the increased need for scale to absorb the growing costs of operations, cyber security and compliance with banking regulations;

•	conditions and activity in the mergers and acquisition market providing an opportunity for Hamilton Bancorp to deliver accelerated and enhanced stockholder value, as compared to organic growth;

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the understanding of Hamilton Bancorp’s board of directors of the strategic options available to Hamilton Bancorp and the board of directors’ assessment of those options and the likelihood of Hamilton Bancorp’s execution of its business plan as an independent entity, and the board’s determination that execution of the business plan was not more likely to create greater present value for Hamilton Bancorp’s stockholders than the value to be paid by Orrstown Financial Services;

•	the results of the solicitation process conducted by Hamilton Bancorp, with the assistance of its advisors;

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information concerning the business, earnings, operations, financial condition, asset quality and prospects of Hamilton Bancorp and Orrstown Financial Services, both individually and as a combined company;

•	the complementary nature of and potential synergies related to Hamilton Bancorp’s and Orrstown Financial Services’ business;

•	the geographic fit and increased customer convenience of the expanded branch network of the combined bank;

•	the purchase price per share to be paid by Orrstown Financial Services and the resulting valuation multiples;

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that approximately 75% of the merger consideration (as calculated at the time of entering into the merger agreement and assuming no downward adjustment of the cash merger consideration) would be in stock of Orrstown Financial Services, which would allow Hamilton Bancorp stockholders to participate in the future performance of the combined company;

•	the compatibility of the business cultures of Hamilton Bancorp and Orrstown Financial Services;

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the stock component of the merger consideration, including the exchange ratio, and the potential for the price of Orrstown Financial Services common stock to increase after the signing of the merger agreement;

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the financial presentation, dated October 23, 2018, of KBW to the Hamilton Bancorp board of directors and the opinion, dated October 23, 2018, of KBW to the Hamilton Bancorp board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Hamilton Bancorp common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of Hamilton Bancorp’s Financial Advisor”;

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the legal analyses as to the structure of the merger, the merger agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that Hamilton Bancorp (including its board of directors) employed in considering potential strategic alternatives, including the merger with Orrstown Financial Services;

•	the results of the solicitation process conducted by Hamilton Bancorp, with the advice and assistance of its advisors;

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the terms of the merger agreement, including the large proportion of stock consideration and the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	certain structural protections included in the merger agreement, including:

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that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to Hamilton Bancorp and that, under certain circumstances more fully described under “The Merger Agreement – No Solicitation; Acquisition Proposals,” Hamilton Bancorp may furnish non-public information to, and enter into discussions with, such a third party regarding an acquisition proposal;

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the ability of the Hamilton Bancorp board of directors to submit the merger agreement to stockholders without recommendation, in which event the board of directors may communicate the basis for its lack of a recommendation;

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the ability of Hamilton Bancorp to terminate the merger agreement if the price of Orrstown Financial Services’ common stock drops more than 15% relative to both its price before public announcement of the transaction and the Nasdaq Bank Index;

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the ability of Hamilton Bancorp to terminate the merger agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Hamilton Bancorp of $2,212,500, an amount that was negotiated at arm’s-length and was determined by the Hamilton Bancorp board of directors to be reasonable under the circumstances and generally comparable to termination fees in other similar transactions;

•	the covenant of Orrstown Financial Services to use its reasonable best efforts to obtain regulatory approval; and

•	the continued participation of one Hamilton Bancorp director in the combined company;

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the anticipated effect of the merger on Hamilton Bancorp’s employees (including that Hamilton Bancorp employees who do not continue as employees of Orrstown Financial Services will be entitled to severance benefits);

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that Orrstown Financial Services will establish a Baltimore Regional Advisory Board and add the current Hamilton Bancorp directors that are not chosen to join the Orrstown Financial Services board of directors, and certain mutually agreed to members of the current Hamilton Bancorp advisory board of directors; and

•	the ability of Orrstown Financial Services to complete the merger, from a business, financial, and regulatory perspective.

The Hamilton Bancorp board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed merger, including, without limitation, the following:

•	the challenges of integrating Hamilton Bancorp’s business, operations and employees with those of Orrstown Financial Services;

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that Orrstown Financial Services had recently completed the acquisition of another financial institution and the challenges of integrating two different institutions with Orrstown Financial Services’ operations in a short period of time;

•	the potential risk of diverting management attention and resources from the operation of Hamilton Bancorp’s business and towards the completion of the merger;

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the risks and costs associated with entering into the Merger Agreement, including a potential downward price adjustment of the cash portion of the merger consideration of up to $0.27 per share (to as low as $3.83 per share) based on potential losses, write-downs or reserves related to two construction loans identified in the merger agreement;

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the restrictions on the conduct of Hamilton Bancorp’s business before the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Hamilton Bancorp from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Hamilton Bancorp absent the pending merger;

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that the interests of certain of Hamilton Bancorp’s directors and officers may be different from, or in addition to, the interests of Hamilton Bancorp’s other stockholders as described under the heading “Interests of Hamilton Bancorp’s Directors and Executive Officers in the Merger;”

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the need to and likelihood of obtaining approval by stockholders of Hamilton Bancorp and bank regulators to complete the transaction;

•	the possibility of a reduction in the trading price of Orrstown Financial Services common stock following the announcement of the merger agreement and prior to completion of the merger;

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that a termination fee in the amount of $2,212,500 would have to be paid to Orrstown Financial Services if Hamilton Bancorp determined to terminate the merger agreement to accept a superior proposal and under certain other circumstances described under “The Merger Agreement – Termination;”

•	the impact that provisions of the merger agreement relating to payment of a termination fee by Hamilton Bancorp may have on Hamilton Bancorp receiving an alternative proposal;

•	the possibility of an adverse development in Orrstown Financial Services’ outstanding litigation; and

•	the possibility of litigation in connection with the merger.

This discussion of the information and factors considered by Hamilton Bancorp’s board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Hamilton Bancorp board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Hamilton Bancorp board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Hamilton Bancorp stockholders. Rather, the Hamilton Bancorp board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Hamilton Bancorp board of directors may have assigned different weights to different factors.

Certain of Hamilton Bancorp’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Hamilton Bancorp’s stockholders generally. The Hamilton Bancorp board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Hamilton Bancorp stockholders. For a discussion of these interests, see “Interests of Certain Directors and Officers of Hamilton Bancorp in the Merger.”

For the reasons set forth above, Hamilton Bancorp’s board of directors has unanimously approved the merger pursuant to the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger and merger consideration, as may be adjusted, are advisable and in the best interests of Hamilton Bancorp and its stockholders, and unanimously recommends that Hamilton Bancorp stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger, “FOR” approval of the Merger-Related Executive Compensation Proposal, and “FOR” the Adjournment Proposal.

The foregoing discussion of the factors considered by the Hamilton Bancorp board of directors in evaluating the transaction is not intended to be exhaustive, but, rather, includes all material factors considered by the Hamilton Bancorp board of directors. In reaching its decision to approve the transaction, the Hamilton Bancorp board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Hamilton Bancorp board of directors evaluated the factors described above and determined that the transaction was in the best interests of Hamilton Bancorp. It should be noted that this explanation of the reasoning of Hamilton Bancorp’s board of directors and all other information in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements” on page 29.

Opinion of Hamilton Bancorp’s Financial Advisor

Hamilton Bancorp engaged KBW to render financial advisory and investment banking services to Hamilton Bancorp, including an opinion to the Hamilton Bancorp board of directors dated October 23, 2018 as to the fairness, from a financial point of view, to the holders of Hamilton Bancorp common stock of the merger consideration to be received by such stockholders in the proposed merger of Hamilton Bancorp with and into Orrstown Financial Services. Hamilton Bancorp selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW participated telephonically in the meeting of the Hamilton Bancorp board held on October 23, 2018, at which the Hamilton Bancorp board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger with the Hamilton Bancorp board and rendered to the Hamilton Bancorp board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Hamilton Bancorp common stock. The Hamilton Bancorp board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Hamilton Bancorp board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Hamilton Bancorp common stock. It did not address the underlying business decision of Hamilton Bancorp to engage in the merger or enter into the merger agreement or constitute a recommendation to the Hamilton Bancorp board in connection with the merger, and it does not constitute a recommendation to any holder of Hamilton Bancorp common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders’, or affiliates’ agreement with respect to the merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Hamilton Bancorp and Orrstown Financial Services and bearing upon the merger, including, among other things:

•	an execution copy of the merger agreement dated as of October 23, 2018;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended March 31, 2018 of Hamilton Bancorp;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2018 of Hamilton Bancorp;

•	certain draft and unaudited quarterly financial results for the quarter ended September 30, 2018 of Hamilton Bancorp (provided by Hamilton Bancorp);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Orrstown Financial Services;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Orrstown Financial Services;

•

certain unaudited quarterly financial results for the quarter ended September 30, 2018 of Orrstown Financial Services (contained in the Current Report on Form 8-K filed by Orrstown Financial Services with the Securities and Exchange Commission on October 17, 2018);

•

certain regulatory filings of Hamilton Bancorp and Orrstown Financial Services and their respective subsidiaries, including the quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2017 as well as the quarters ended March 31, 2018 and June 30, 2018;

•	certain other interim reports and other communications of Hamilton Bancorp and Orrstown Financial Services to their respective stockholders; and

•

other financial information concerning the businesses and operations of Hamilton Bancorp and Orrstown Financial Services that was furnished to KBW by Hamilton Bancorp and Orrstown Financial Services or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Hamilton Bancorp and Orrstown Financial Services;

•	the assets and liabilities of Hamilton Bancorp and Orrstown Financial Services;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•

a comparison of certain financial and stock market information for Hamilton Bancorp and Orrstown Financial Services with similar information for certain other companies the securities of which were publicly traded;

•

financial and operating forecasts and projections of Hamilton Bancorp that were prepared by, and provided to KBW and discussed with KBW by, Hamilton Bancorp management and that were used and relied upon by KBW at the direction of such management and with the consent of the Hamilton Bancorp board;

•

financial and operating forecasts and projections of Orrstown Financial Services that were prepared by, and provided to KBW and discussed with KBW by, Orrstown Financial Services management and used and relied upon by KBW based on such discussions, at the direction of Hamilton Bancorp management and with the consent of the Hamilton Bancorp board;

•

pro forma balance sheet and capital data of Orrstown Financial Services as of September 30, 2018, giving effect to Orrstown Financial Services’ recently completed acquisition of Mercersburg Financial Corporation, that was prepared by Orrstown Financial Services management, provided to and discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Hamilton Bancorp management and with the consent of the Hamilton Bancorp board; and

•

estimates regarding certain pro forma financial effects of the merger on Orrstown Financial Services (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, the management of Orrstown Financial Services, and used and relied upon by KBW based on such discussions, at the direction of Hamilton Bancorp management and with the consent of the Hamilton Bancorp board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions with the managements of Hamilton Bancorp and Orrstown Financial Services regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken, with KBW’s assistance, by or on behalf of and at the direction of Hamilton Bancorp, to solicit indications of interest from third parties regarding a potential transaction with Hamilton Bancorp.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to KBW or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Hamilton Bancorp as to the reasonableness and achievability of the financial and operating forecasts and projections of Hamilton Bancorp referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Hamilton Bancorp, upon Orrstown Financial Services management as to the reasonableness and achievability of the financial and operating forecasts and projections of Orrstown Financial Services and the estimates regarding certain pro forma financial effects of the merger on Orrstown Financial Services (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented the best currently available estimates and judgments of Orrstown Financial Services management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by such management.

It is understood that the foregoing financial information of Hamilton Bancorp and Orrstown Financial Services that was provided to KBW was not prepared with the expectation of public disclosure and that such information was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Hamilton Bancorp and Orrstown Financial Services and with the consent of the Hamilton Bancorp board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Hamilton Bancorp or Orrstown Financial Services since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Hamilton Bancorp’s consent, that the aggregate allowances for loan and lease losses for Hamilton Bancorp and Orrstown Financial Services are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Hamilton Bancorp or Orrstown Financial Services, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Hamilton Bancorp or Orrstown Financial Services under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy. In addition, KBW undertook no independent evaluation of any potential or actual litigation to which Hamilton Bancorp or Orrstown Financial Services was or may be a party or was or may be subject. KBW expressed no view or opinion as to the pending federal securities litigation against Orrstown Financial Services and certain current and former officers of Orrstown Financial Services, as to which KBW understood that Orrstown Financial Services and Hamilton Bancorp conducted such diligence and other investigations, and obtained such advice from legal counsel, as they deemed necessary and against which Orrstown Financial Services advised KBW that it intends to vigorously defend itself. With Hamilton Bancorp’s consent, KBW did not consider such litigation or any aspect, implication or effect thereof for purposes of its analyses. If the outcome of such litigation had been known or assumed to have a material effect on Orrstown Financial Services, then the conclusion reached in KBW’s opinion could have been affected. In addition, at the direction of Hamilton Bancorp, KBW gave no effect to any potential downward adjustment to the cash consideration (as provided in the merger agreement) for purposes of its opinion.

KBW assumed, in all respects material to its analyses:

•

that the merger and any related transaction (including the bank subsidiary merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the execution copy reviewed and referred to above) with no adjustments to the merger consideration and with no other consideration or payments in respect of the Hamilton Bancorp common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions (including the bank subsidiary merger) and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Hamilton Bancorp, Orrstown Financial Services or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Hamilton Bancorp that Hamilton Bancorp relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Hamilton Bancorp, Orrstown Financial Services, the merger and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of Hamilton Bancorp common stock of the merger consideration to be received by such holders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger and the termination of the Hamilton Bank ESOP prior to the consummation of the merger), including without limitation, the form or structure of the merger (including the form of the merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any related transaction to Hamilton Bancorp, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Hamilton Bancorp to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any alternative transactions or strategies that are, have been or may be available to or considered by Hamilton Bancorp or the Hamilton Bancorp board;

•

the fairness of the amount or nature of any compensation to any of Hamilton Bancorp’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Hamilton Bancorp common stock;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Hamilton Bancorp (other than the holders of Hamilton Bancorp common stock, solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Orrstown Financial Services or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the merger consideration assumed for purposes of KBW’s opinion;

•

whether Orrstown Financial Services has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Hamilton Bancorp common stock at the closing of the merger;

•	the actual value of Orrstown Financial Services common stock to be issued in the merger;

•

the prices, trading range or volume at which Hamilton Bancorp common stock and Orrstown Financial Services common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Orrstown Financial Services common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Hamilton Bancorp, Orrstown Financial Services, their respective stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Hamilton Bancorp and Orrstown Financial Services. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Hamilton Bancorp board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Hamilton Bancorp board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Hamilton Bancorp and Orrstown Financial Services and the decision of Hamilton Bancorp to enter into the merger agreement was solely that of the Hamilton Bancorp board.

The following is a summary of the material financial analyses presented by KBW to the Hamilton Bancorp board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Hamilton Bancorp board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $16.85 per share of Hamilton Bancorp common stock, or $56.3 million in the aggregate (inclusive of the implied value of in-the-money Hamilton Bancorp stock options), consisting of the sum of (i) the cash consideration of $4.10 and (ii) the implied value of the stock consideration of 0.54 of a share of Orrstown Financial Services common stock based on the closing price of Orrstown Financial Services common stock on October 22, 2018. In addition to the financial analyses described below, KBW reviewed with the Hamilton Bancorp board of directors for informational purposes, among other things, the implied transaction multiple for the proposed merger (based on the implied transaction value for the proposed merger of $16.85 per share of Hamilton Bancorp common stock) of 37.5x Hamilton Bancorp’s estimated calendar year 2019 earnings per share (“EPS”) using financial forecasts and projections of Hamilton Bancorp provided by Hamilton Bancorp management.

Hamilton Bancorp Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Hamilton Bancorp to 10 selected major exchange-traded banks and thrifts which were headquartered in the Mid-Atlantic region of the United States and which had total assets between $250 million and $900 million. Merger targets and companies which would have total assets in excess of $900 million as a result of pending acquisitions were excluded from the selected companies.

The selected companies were as follows:

Bancorp of New Jersey, Inc. Severn Bancorp, Inc. Carver Bancorp, Inc. MSB Financial Corp. Esquire Financial Holdings, Inc.	Elmira Savings Bank Glen Burnie Bancorp WVS Financial Corp. FSB Bancorp, Inc. HV Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 month (“LTM”) period available or as of the end of such period and market price information as of October 22, 2018. In the case of Hamilton Bancorp, KBW used both the 12-month periods ended June 30, 2018 and September 30, 2018. KBW also used 2018 and 2019 EPS estimates taken from consensus “street estimates” for one of the selected companies for which consensus “street estimates” were available. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Hamilton Bancorp’s historical financial statements, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Hamilton Bancorp and the selected companies:

					Selected Companies
	6/30/2018 Hamilton		9/30/2018 Hamilton		Bottom Quartile	Median	Average	Top Quartile
LTM Core Return on Average Assets(1)	0.21	%(3)	0.24	%(3)	0.36%	0.62%	0.57%	0.82%
LTM Core Return on Average Equity(1)	1.84	%(3)	2.25	%(3)	3.47%	6.12%	4.74%	7.36%
LTM Core Return on Average Tangible Common Equity(1)	2.18	%(3)	2.69	%(3)	3.47%	6.12%	5.10%	7.24%
LTM Net Interest Margin	3.06%		3.09%		2.83%	3.09%	3.13%	3.32%
LTM Fee Income / Revenue Ratio (2)	6.9%		6.9%		7.6%	20.0%	17.3%	22.6%
LTM Efficiency Ratio	80.7%		79.5%		85.3%	73.1%	78.0%	65.8%

(1)

Core income excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence; further adjusted to exclude one-time charges in the fourth quarter of 2017 related to the revaluation of deferred tax assets or liabilities due to the Tax Cuts and Jobs Act of 2017.

(2)	Excluded gains/losses on sale of securities.
(3)

Reflected core income as calculated in footnote 1 above, adjusted to add back the valuation allowance on Hamilton Bancorp’s net deferred tax assets recorded in the fourth quarter of fiscal 2018 that was unrelated to the Tax Cuts and Jobs Act of 2017 and then tax-affected. LTM core profitability ratios included income related to non-recurring purchase accounting accretion and the collection of nonaccrual interest and legal fees on a nonaccrual loan which was repaid during the period.

KBW’s analysis also showed the following concerning the financial condition of Hamilton Bancorp and the selected companies:

			Selected Companies
	6/30/2018 Hamilton	9/30/2018 Hamilton	Bottom Quartile	Median	Average	Top Quartile
Tangible Common Equity / Tangible Assets	8.87%	9.40%	8.68%	9.75%	10.13%	11.08%
Total Capital Ratio	14.03%	14.80%	13.02%	15.18%	15.08%	16.50%
Time Deposits / Total Deposits	59.3%	60.4%	46.4%	36.0%	33.9%	24.9%
Loans / Deposits	94.2%	96.8%	82.0%	94.4%	93.8%	107.5%
Loan Loss Reserve / Gross Loans	0.74%	0.81%	0.61%	1.01%	0.89%	1.14%
Nonperforming Assets / Loans and OREO	2.95%	2.20%	2.44%	1.37%	1.42%	0.38%
LTM Net Charge-Offs / Average Loans	0.27%	0.27%	0.10%	0.00%	0.05%	0.00%

In addition, KBW’s analysis showed the following concerning the market performance of Hamilton Bancorp and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiple for two of the selected companies, which multiples were considered to be not meaningful (“NM”) because they were greater than 30.0x):

			Selected Companies
	6/30/2018 Hamilton	9/30/2018 Hamilton	Bottom Quartile	Median	Average	Top Quartile
One-Year Stock Price Change	(1.4%)	(1.4%)	2.6%	4.3%	18.0%	24.4%
Year-To-Date Stock Price Change	(6.3%)	(6.3%)	2.0%	4.2%	9.0%	13.4%
Stock Price / Tangible Book Value per Share	1.08x	1.06x	1.01x	1.16x	1.24x	1.44x
Stock Price / LTM Adjusted EPS (1)	NM	NM	12.7x	18.8x	17.6x	21.9x
Stock Price / 2018 EPS Estimate	—	—	18.2x	18.2x	18.2x	18.2x
Stock Price / 2019 EPS Estimate	—	—	13.2x	13.2x	13.2x	13.2x
Dividend Yield	0.0%	0.0%	0.0%	0.0%	1.1%	1.9%
LTM Dividend Payout	0.0%	0.0%	0.0%	0.0%	17.4%	25.1%

(1)	Adjusted to exclude one-time charges in the fourth quarter of 2017 related to the revaluation of deferred tax assets or liabilities due to the Tax Cuts and Jobs Act of 2017.

No company used as a comparison in the above selected companies analysis is identical to Hamilton Bancorp. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Orrstown Financial Services Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Orrstown Financial Services to 13 selected major exchange-traded banks and thrifts which were headquartered in the Mid-Atlantic region of the United States and which had total assets between $1.5 billion and $2.5 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Peoples Financial Services Corp. Howard Bancorp, Inc. Mid Penn Bancorp, Inc. Metropolitan Bank Holding Corp. ESSA Bancorp, Inc.	SB One Bancorp First Bank ACNB Corporation Penns Woods Bancorp, Inc. Community Financial Corporation
Codorus Valley Bancorp, Inc. Chemung Financial Corporation	Unity Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12-month period available or as of the end of such period (as adjusted, in the case of balance sheet and share count data for Orrstown Financial Services, Mid Penn Bancorp and SB One Bancorp, to reflect pending or recently completed acquisitions) and market price information as of October 22, 2018. KBW also used 2018 and 2019 EPS estimates taken from both consensus “street estimates” and financial forecasts and projections provided by Orrstown Financial Services management in the case of Orrstown Financial Services and from consensus “street estimates” in the case of the seven selected companies for which consensus “street estimates” were available. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Orrstown Financial Services’ historical financial statements, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Orrstown Financial Services and the selected companies:

	Selected Companies
	Orrstown	Bottom Quartile	Median	Average	Top Quartile
LTM Core Return on Average Assets(1)	0.87%	0.78%	0.99%	0.96%	1.08%
LTM Core Return on Average Equity(1)	9.83%	8.49%	9.56%	9.67%	10.70%
LTM Core Return on Average Tangible Common Equity(1)	9.90%	9.86%	10.62%	10.73%	11.30%
LTM Net Interest Margin	3.28%	3.46%	3.59%	3.57%	3.74%
LTM Fee Income / Revenue Ratio (2)	30.3%	14.5%	17.0%	17.2%	20.8%
LTM Efficiency Ratio	73.2%	66.9%	61.1%	62.5%	59.5%

(1)

Core income excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence; further adjusted to exclude one-time charges in the fourth quarter of 2017 related to the revaluation of deferred tax assets or liabilities due to the Tax Cuts and Jobs Act of 2017.

(2)	Excluded gain/losses on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Orrstown Financial Services and the selected companies:

	Selected Companies
	Orrstown	Bottom Quartile	Median	Average	Top Quartile
Tangible Common Equity / Tangible Assets	8.24%	8.48%	8.71%	9.01%	9.46%
Total Capital Ratio	13.03%	12.54%	13.25%	13.37%	13.92%
Loans / Deposits	77.7%	97.6%	102.8%	101.1%	103.8%
Loan Loss Reserve / Gross Loans	1.12%	0.83%	0.98%	0.97%	1.12%
Nonperforming Assets / Loans and OREO	0.63%	1.13%	0.93%	1.05%	0.61%
LTM Net Charge-Offs / Average Loans	0.03%	0.18%	0.13%	0.14%	0.06%

In addition, KBW’s analysis showed the following concerning the market performance of Orrstown Financial Services and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was negative):

	Selected Companies
	Orrstown	Bottom Quartile	Median	Average	Top Quartile
One-Year Stock Price Change	(5.4%)	(12.9%)	(10.7%)	(6.2%)	(3.2%)
Year-To-Date Stock Price Change	(6.5%)	(15.3%)	(12.4%)	(7.8%)	3.4%
Stock Price / Tangible Book Value per Share	1.43x	1.35x	1.45x	1.48x	1.58x
Stock Price / LTM Adjusted EPS (1)	13.7x	13.7x	15.7x	16.0x	18.1x
Stock Price / 2018 EPS Estimate	12.9x / 12.7x (2)	12.0x	12.8x	13.7x	13.7x
Stock Price / 2019 EPS Estimate	11.7x / 12.0x (2)	10.3x	11.1x	11.1x	11.4x
Dividend Yield	2.2%	1.2%	2.2%	1.9%	2.5%
LTM Dividend Payout	30.1%	15.2%	31.4%	29.9%	41.9%

(1)	Adjusted to exclude one-time charges in the fourth quarter of 2017 related to the revaluation of deferred tax assets or liabilities due to the Tax Cuts and Jobs Act of 2017.
(2)	Second EPS multiples were calculated using financial forecasts and projections of Orrstown Financial Services provided by Orrstown Financial Services management.

No company used as a comparison in the above selected companies analysis is identical to Orrstown Financial Services. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to six selected U.S. whole-bank or thrift transactions announced since date of the 2016 U.S. Presidential election (November 8, 2016) with announced transaction values greater than $20 million, LTM return on average assets less than 0.35%, and time deposits to total deposits greater than 40%. Terminated transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company

City Holding Company Forcht Bancorp, Inc. Union Savings and Loan Association Howard Bancorp, Inc. Bank First National Corporation First Guaranty Bancshares, Inc.	Poage Bankshares, Inc. MW Bancorp, Inc. Hibernia Bancorp, Inc. 1st Mariner Bank Waupaca Bancorporation, Inc. Premier Bancshares, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company for the three selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the proposed merger of $16.85 per share of Hamilton Bancorp common stock and using historical financial information for Hamilton Bancorp as of both June 30, 2018 and September 30, 2018, and the closing price of Hamilton Bancorp common stock on October 22, 2018. LTM EPS multiples for Hamilton Bancorp and the selected transactions were considered to be not meaningful because they were greater than 30.0x or negative.

The results of the analysis are set forth in the following table:

	Orrstown /Hamilton		Selected Transactions
	June 30, 2018	September 30, 2018	Bottom Quartile	Median	Average	Top Quartile
Price / Tangible Book Value	1.26x	1.24x	1.18x	1.28x	1.32x	1.51x
Core Deposit Premium	3.7%	3.5%	4.2%	7.8%	7.5%	11.6%
One-Day Market Premium	16.7%	16.7%	32.0%	33.5%	41.4%	46.9%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Hamilton Bancorp or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Orrstown Financial Services and Hamilton Bancorp to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments, and the relative standalone contribution of Orrstown Financial Services and Hamilton Bancorp to 2018 estimated EPS of the combined company was considered to be not meaningful because 2018 estimated EPS of Hamilton Bancorp was negative based on financial forecasts and projections of Hamilton Bancorp provided by Hamilton Bancorp management. To perform this analysis, KBW used (i) balance sheet and income statement data for Orrstown Financial Services (pro forma for the acquisition of Mercersburg Financial Corporation) and Hamilton Bancorp as of or for the period ended September 30, 2018 and (ii) market price data as of October 22, 2018. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Orrstown Financial Services and Hamilton Bancorp stockholders in the combined company based on the 0.54x exchange ratio provided for in the merger agreement and also hypothetically assuming 100% stock consideration in the proposed merger for illustrative purposes:

	Orrstown as a % of Total	Hamilton as a % of Total
Ownership
At 0.54x Merger Exchange Ratio	84%	16%
Assuming 100% stock consideration	80%	20%
Balance Sheet
Assets	79%	21%
Gross Loans Held for Investment	77%	23%
Deposits	80%	20%
Tangible Common Equity	77%	23%
Income Statement
LTM Core Net Income (1)	92%	8%
Market Capitalization	82%	18%

(1)

Core income excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence; further adjusted to exclude one-time charges in the fourth quarter of 2017 related to the revaluation of deferred tax assets or liabilities due to the Tax Cuts and Jobs Act of 2017. In the case of Hamilton Bancorp, core income was also adjusted to add back the valuation allowance on Hamilton Bancorp’s net deferred tax assets recorded in the fourth quarter of fiscal 2018 that was unrelated to the Tax Cuts and Jobs Act of 2017 and then tax-affected.

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Orrstown Financial Services and Hamilton Bancorp. Using (i) closing balance sheet data as of June 30, 2019 for Orrstown Financial Services and Hamilton Bancorp extrapolated from historical data (pro forma, in the case of Orrstown Financial Services, for the impact of its acquisition of Mercersburg Financial Corporation) using growth rates for Orrstown Financial Services and Hamilton Bancorp provided by Orrstown Financial Services management, (ii) financial and operating forecasts and projections of Orrstown Financial Services and Hamilton Bancorp provided by Orrstown Financial Services management, and (iii) pro forma assumptions (including, among other things, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by Orrstown Financial Services management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Orrstown Financial Services. This analysis indicated the merger could be accretive to Orrstown Financial Services’ estimated 2019 EPS (excluding the impact of restructuring charges that might be realized during 2019) and estimated 2020 EPS and dilutive to Orrstown Financial Services’ estimated tangible book value per share as of June 30, 2019. Furthermore, the analysis indicated that each of Orrstown Financial Services’ tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Risk-Based Capital Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of June 30, 2019 could be lower. For all of the above analysis, the actual results achieved by Orrstown Financial Services following the merger may vary from the projected results, and the variations may be material.

Hamilton Bancorp Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Hamilton Bancorp to estimate a range for the implied equity value of Hamilton Bancorp. In this analysis, KBW used financial and operating forecasts and projections of Hamilton Bancorp provided by Hamilton Bancorp management, and assumed discount rates ranging from 13.0% to 17.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Hamilton Bancorp could generate over the period from June 30, 2019 through December 31, 2023 as a stand-alone company and (ii) the present value of Hamilton Bancorp’s implied terminal value at the end of such period. KBW assumed that Hamilton Bancorp would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Hamilton Bancorp, KBW applied a range of 13.0x to 17.0x Hamilton Bancorp’s estimated 2024 net income. This discounted cash flow analysis resulted in a range of implied values per share of Hamilton Bancorp common stock of $7.72 per share to $9.52 per share. Additionally, an implied value per share of Hamilton Bancorp common stock of $12.26 per share was calculated assuming a terminal value multiple of 1.0x Hamilton Bancorp’s estimated tangible book value as of December 31, 2023 and a discount rate of 15%.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Hamilton Bancorp.

Orrstown Financial Services Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Orrstown Financial Services to estimate a range for the implied equity value of Orrstown Financial Services. In this analysis, KBW used financial and operating forecasts and projections of Orrstown Financial Services provided by Orrstown Financial Services management, and assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Orrstown Financial Services could generate over the period from June 30, 2019 through December 31, 2023 as a stand-alone company and (ii) the present value of Orrstown Financial Services’ implied terminal value at the end of such period. KBW assumed that Orrstown Financial Services would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Orrstown Financial Services, KBW applied a range of 13.0x to 17.0x Orrstown Financial Services’ estimated 2024 net income. This discounted cash flow analysis resulted in a range of implied values per share of Orrstown Financial Services common stock of $25.40 per share to $37.11 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Orrstown Financial Services or the pro forma combined company.

Miscellaneous. KBW acted as financial advisor to Hamilton Bancorp and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationship between a KBW affiliated broker-dealer and Hamilton Bancorp), KBW and its affiliates may from time to time purchase securities from, and sell securities to, Hamilton Bancorp and Orrstown Financial Services. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Hamilton Bancorp or Orrstown Financial Services for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Hamilton Bancorp agreed to pay KBW a cash fee equal to 1.25% of the aggregate merger consideration, $200,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the completion of the merger. Hamilton Bancorp also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, during the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Hamilton Bancorp. During the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to Orrstown Financial Services. KBW may in the future provide investment banking and financial advisory services to Hamilton Bancorp or Orrstown Financial Services and receive compensation for such services.

Orrstown Financial Services’ Reasons for the Merger

In the course of its evaluation of the merger and the merger agreement, the board of directors of Orrstown Financial Services consulted with its management, Hovde Group, LLC (its financial advisor) and Goodwin Procter LLP (its legal counsel). The board discussed the proposed merger in a series of meetings between July 25, 2018 and October 23, 2018, when it approved the merger and the merger agreement. In reaching the decision to approve the merger agreement and related transactions, the board of directors of Orrstown Financial Services considered a number of factors, including, among others, the following:

•	information concerning the business, operations, financial condition, earnings and prospects of each of Orrstown Financial Services and Hamilton Bancorp as separate entities and on a combined basis;

•	their understanding of the current environment in the financial services industry and current financial market conditions;

•	the compatibility of the businesses, operations and cultures of the two companies;

•	the prospect of expanding Orrstown Financial Services’ footprint to include an attractive new market;

•	the pro forma financial effects of the proposed transaction, including the expected dilution to tangible book value per share, earnings accretion and dividend impacts;

•	the terms and conditions of the merger agreement, including the financial terms, and the structure of the merger;

•

the fact that the merger agreement contains restrictions on the ability of Hamilton Bancorp to solicit proposals for alternative transactions or engage in discussions regarding such proposals including the requirement of Hamilton Bancorp to pay a termination fee of $2,212,500 in certain circumstances to terminate the merger agreement;

•

the intention for the merger to qualify as a tax free reorganization and thus the shares of Hamilton Bancorp common stock can be exchanged for shares of Orrstown Financial Services common stock on a tax free basis;

•	the ability to complete the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

•

the possibility of costs and delays resulting from seeking the regulatory approvals necessary to complete the transactions provided for in the merger agreement, the possibility that the banking regulatory authorities may impose restrictions on the combined operations of the two companies (including divestitures) in order to grant the required approvals and thus preventing Orrstown Financial Services from fully realizing the benefits of the merger, the possibility that the merger may not be completed if such approvals are not obtained, and the potential negative impacts on Orrstown Financial Services, its business and the price of Orrstown Financial Services common stock if such approvals are not obtained or restrictions are imposed;

•	the challenges of combining the businesses of two corporations;

•

the fact that the integration of Orrstown Financial Services and Hamilton Bancorp may be complex and time consuming and may require substantial resources and effort, and the risk that if the combined bank is not successfully integrated, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the transaction costs to be incurred by Orrstown Financial Services in connection with the merger; and

•

the opinion, dated October 23, 2018, of Hovde Group to the board of directors of Orrstown Financial Services as to the fairness, from a financial point of view as of the date of the opinion, to the holders of Orrstown Financial Services common stock of the merger consideration per share to be paid by Orrstown Financial Services to holders of Hamilton Bancorp common stock.

The foregoing discussion of the information and factors considered by the Orrstown Financial Services board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the board of directors of Orrstown Financial Services. In view of the wide variety of factors it considered, the board did not find it practicable to assign any specific or relative weights to the factors considered. In addition, the board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the board of directors of Orrstown Financial Services unanimously approved the merger agreement.

There can be no assurance that the potential synergies or opportunities considered by the boards will be achieved through completion of the merger. See the section of this proxy statement/prospectus titled “Risk Factors—Risks Relating to the Merger” beginning on page 24.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Orrstown Financial Services treated as the acquiror. Under this method of accounting, Hamilton Bancorp’s assets and liabilities will be recorded by Orrstown Financial Services at their respective fair values as of the closing date of the merger and added to those of Orrstown Financial Services. Any excess of purchase price over the net fair values of Hamilton Bancorp’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Hamilton Bancorp’s net assets over the purchase price will be recognized in earnings by Orrstown Financial Services on the closing date of the merger. Financial statements of Orrstown Financial Services issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Hamilton Bancorp prior to the merger. The results of operations of Hamilton Bancorp will be included in the results of operations of Orrstown Financial Services beginning on the effective date of the merger.

Post-Closing Capitalization

Following the merger, Orrstown Financial Services will have approximately [ • ] shares of common stock outstanding. Stockholders of Orrstown Financial Services before the merger will own approximately [ • ]% of the total shares outstanding after the merger and Hamilton Bancorp’s current stockholders will own approximately [ • ]%.

All of the numbers and percentages calculated above are based on the outstanding shares as of the record date.

Listing of Orrstown Financial Services Common Stock to be Issued in the Merger

Orrstown Financial Services common stock is quoted on NASDAQ under the trading symbol “ORRF.” Under the terms of the merger agreement, Orrstown Financial Services will file a notice of additional listing of shares with NASDAQ with respect to the shares of Orrstown Financial Services common stock to be issued to the holders of Hamilton Bancorp common stock in the merger so that these shares will be listed and traded on the NASDAQ following the merger.

Number of Holders of Common Stock and Number of Shares Outstanding

As of [RECORD DATE], there were [ • ] stockholders of record of Orrstown Financial Services common stock and [ • ] shares of Orrstown Financial Services common stock outstanding.

As of [RECORD DATE], there were [ • ] stockholders of record of Hamilton Bancorp common stock and 3,416,414 shares of Hamilton Bancorp common stock outstanding.

Orrstown Financial Services’ registrar and transfer agent is Continental Stock Transfer & Trust Company. Copies of the governing corporate instruments of Orrstown Financial Services and Hamilton Bancorp are available, without charge, by following the instructions set forth in the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 185.

INTERESTS OF HAMILTON BANCORP DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Hamilton Bancorp stockholders should be aware that directors and executive officers of Hamilton Bancorp have financial interests in the merger that may be different from, or in addition to, those of Hamilton Bancorp stockholders generally. As described in more detail below, these interests include certain payments and benefits that may be provided to directors and executive officers of Hamilton Bancorp upon completion of the merger or upon termination of their employment under certain circumstances following the merger, including cash severance, continued health, dental, life and accident insurance benefits, and retention bonuses.

Share Ownership of Hamilton Bancorp Directors and Executive Officers

As of [RECORD DATE], the record date for the special meeting, the directors and executive officers of Hamilton Bancorp may be deemed to be the beneficial owners of [ • ] shares, representing approximately 4.3% of the outstanding shares of Hamilton Bancorp common stock. See the section of this proxy statement/prospectus titled “The Voting Agreements” beginning on page 80 for further information regarding the voting agreements between Orrstown Financial Services and the Hamilton Bancorp directors and executive officers.

Indemnification

Under the merger agreement, Orrstown Financial Services has agreed that all rights to indemnification and all limitations of liability existing in favor of any director, officer or employee of Hamilton Bancorp, as provided in the articles of incorporation and bylaws of Hamilton Bancorp or applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger, will survive the merger.

Directors’ and Officers’ Insurance

Under the merger agreement, Hamilton Bancorp will purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage that will provide Hamilton Bancorp directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons as the directors’ and officers’ liability insurance coverage presently maintained by Hamilton Bancorp, so long as the aggregate cost is not more than 200% of the annual premium currently paid by Hamilton Bancorp for such insurance. In the event that this premium limit is insufficient for such coverage, Hamilton Bancorp may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Change in Control Benefits Under Current Hamilton Bancorp and Hamilton Bank Agreements

Employment Agreement with Robert A. DeAlmeida. On October 10, 2012, Hamilton Bank and Hamilton Bancorp entered into separate employment agreements with Robert A. DeAlmeida. The employment agreements have essentially identical provisions, except that the employment agreement with Hamilton Bancorp: (i) provides for daily, rather than annual, renewal of the term; (ii) obligates Hamilton Bancorp to make payments not made by Hamilton Bank under its agreement with Mr. DeAlmeida (provided that no duplicate payments are made); and (iii) will not require an automatic cut-back of severance benefits payable on termination of employment in connection with a change in control in order to avoid an excess parachute payment under Section 280G of the Code. Under the employment agreements, upon the involuntary termination of Mr. DeAlmeida’s employment other than for “Cause”, “Disability” or death or voluntary resignation for “Good Reason” (as such terms are defined in the employment agreements) occurring on or after the effective date of a “Change in Control” of Hamilton Bancorp or Hamilton Bank (as defined in the employment agreements), Mr. DeAlmeida is entitled to a severance payment equal to three times the sum of his highest rate of base salary and annual bonus paid to, or earned by, him during the current calendar year of his date of termination or any of the three calendar years immediately preceding his date of termination. Such payment will be payable in a lump sum within 30 days following the date of the termination of Mr. DeAlmeida’s employment. It is currently anticipated that Mr. DeAlmeida’s employment will be terminated upon the closing of the merger. Because the merger constitutes a Change in Control under the terms of Mr. DeAlmeida’s employment agreements and his employment will be terminated at closing, Mr. DeAlmeida will be entitled to receive a lump sum cash payment in the amount of approximately $1,247,549, less applicable withholding and other taxes, upon the closing of the merger. In addition, upon the closing of the merger, Mr. DeAlmeida will be entitled, at no expense to him, to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is three years after his date of termination or (ii) the date on which he receives substantially similar benefits from another employer. However, if Hamilton Bancorp or Hamilton Bank cannot provide one or more of the health and welfare benefits set forth in the preceding sentence because Mr. DeAlmeida is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject either of them to penalties, then Hamilton Bank or Hamilton Bancorp shall pay Mr. DeAlmeida a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination, which shall be made in a lump sum within 30 days after the later of his date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting Hamilton Bancorp or Hamilton Bank to penalties.

Change in Control Agreement with John P. Marzullo. On October 10, 2012, Hamilton Bank entered into a change in control agreement with John P. Marzullo, the Chief Financial Officer of Hamilton Bancorp and Hamilton Bank. Under the change in control agreement, upon the involuntary termination of Mr. Marzullo’s employment by Hamilton Bank other than for “Cause” or upon voluntary resignation for “Good Reason” (each as defined in the change in control agreement) occurring on or after the effective date of a “Change in Control” of Hamilton Bancorp or Hamilton Bank (as defined in the change in control agreement), Mr. Marzullo is entitled to a severance payment equal to two times the sum of his highest rate of base salary and annual bonus paid to, or earned by, him during the current calendar year of his date of termination or either of the two calendar years immediately preceding his date of termination. Such payment will be payable in a lump sum within 30 days following the date of termination of Mr. Marzullo’s employment. It is currently anticipated that Mr. Marzullo’s employment will be terminated upon the closing of the merger. Because the merger constitutes a Change in Control under the terms of Mr. Marzullo’s change in control agreement, in the event of Mr. Marzullo’s qualifying termination event thereafter, he would be entitled to receive a lump sum cash payment in the amount of approximately $367,230, less applicable withholding and other taxes, following his date of termination.

In addition, following his qualifying termination of employment following the closing of the merger, Mr. Marzullo will be entitled to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is two years after his date of termination or (ii) the date on which he receives substantially similar benefits from another employer. However, if Hamilton Bank cannot provide one or more of the health and welfare benefits set forth in the preceding sentence because Mr. Marzullo is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject either of them to penalties, then Hamilton Bank shall pay Mr. Marzullo a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination, which shall be made in a lump sum within 30 days after the later of his date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting Hamilton Bank to penalties.

Future Services to Orrstown Financial Services

Upon execution of the merger agreement, Orrstown Financial Services and Orrstown Bank entered into an employment agreement and a change in control agreement, in each case with Ellen R. Fish, Executive Vice President of Hamilton Bancorp (the “executive”), to be effective as of the closing date of the merger.

The employment agreement provides that the executive shall serve as an Executive Vice President and Senior Lender for the Baltimore region of Orrstown Bank. The executive’s initial annual base salary will be $219,516, which amount may be increased but not decreased during the term of the employment agreement. The employment agreement provides for a term of one year, plus an automatic extension of such term for successive additional one-year terms, unless either party gives at least 60 days’ written notice of non-renewal. If the executive is still employed upon attaining age 65, the executive may provide notice of retirement in which event the executive will receive salary continuation for a period of six months plus a lump sum payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years. Such retirement may be delayed, upon request of the executive and approval of the board of directors, in one-year increments.

In the event that the executive’s employment is terminated on or prior to the first anniversary of the closing date of the merger by Orrstown Financial Services or Orrstown Bank without “Cause” (as defined in the employment agreement) or by the executive for any reason, then the executive will be paid severance equal to two times the sum of: (1) executive’s highest annual base salary and (2) the highest cash bonus paid to, or earned by, executive during the calendar year of executive’s date of termination or either of the two calendar years immediately preceding executive’s date of termination, which would consider any base salary and cash bonus earned by executive while employed with Hamilton Bancorp or Hamilton Bank. Orrstown Bank will continue to provide executive with life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by Orrstown Bank immediately prior to her termination under the same cost-sharing arrangements that apply for active employees of Orrstown Bank as of executive’s date of termination. Such continued coverage shall cease upon the earlier of: (i) the date which is two years from executive’s date of termination or (ii) the date on which executive becomes a full-time employee of another employer, provided executive is entitled to benefits that are substantially similar to the health and welfare benefits provided by Orrstown Bank. If Orrstown Bank cannot provide one or more of these benefits because executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject Orrstown Bank to penalties, then Orrstown Bank shall pay executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 35 days after the later of executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting Orrstown Bank to penalties.

In the event that the executive’s employment is terminated after the first anniversary of the closing date of the merger by Orrstown Financial Services or Orrstown Bank without Cause or by the executive for “Good Reason” (as defined in the employment agreement), then the executive will be paid severance, within 35 days following termination, a lump sum cash payment equal to (i) her base salary for the longer of: (1) six months following such termination, or (2) the remaining duration of term of the employment agreement (whichever is greater) and (ii) an amount equal to the average annual cash bonus earned during the three calendar years preceding the year in which the executive’s termination of employment is effective. For one year following the date of termination, Orrstown Bank will continue to provide executive with non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by Orrstown Bank immediately prior to her termination under the same cost-sharing arrangements that apply for active employees of Orrstown Bank as of executive’s date of termination. If Orrstown Bank cannot provide one or more of these benefits because executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject Orrstown Bank to penalties, then Orrstown Bank shall pay executive a monthly cash payment equal to the monthly COBRA premium payable by former employees of Orrstown Bank. In addition, the executive will receive a lump sum payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years.

The executive has agreed in the employment agreement that, for a one year period following termination of employment, the executive will not directly or indirectly engage in business competition with Orrstown Financial Services or Orrstown Bank with respect to its services, products, processes, customers, methods of doing business and similar matters within an agreed upon restricted territory. In addition, during the employment period and for one year thereafter, the executive will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of Orrstown Financial Services, Orrstown Bank or any of their respective subsidiaries.

The change in control agreement becomes effective after the first anniversary of the closing date of the merger and provides that Orrstown Financial Services and Orrstown Bank are to pay to the executive specified amounts of cash compensation and provide specified health and welfare benefits in the event that the executive’s employment is terminated by Orrstown Financial Services or Orrstown Bank or any successor, other than for Cause or Disability (each as defined in the employment agreement), within the 90 day period immediately preceding, or the two years following, the occurrence of a “Change in Control” (as defined in the change in control agreement) or if such termination is initiated by the executive for any reason within six months following a Change in Control. The change in control agreement provides for a term of one year, plus an automatic extension of such term for successive additional one year terms, unless either party gives 60 days’ written notice of non-renewal.

Upon a termination described above occurring after the first anniversary of the closing date of the merger, Orrstown Financial Services and Orrstown Bank or any successor are obligated to pay to the executive within 35 days following termination a lump sum cash amount equal to amount equal to two (2) times the sum of (1) her annual base salary immediately prior to the change in control and (2) her highest annual cash bonus and other annual incentive cash compensation awarded over the past three years. The executive will also receive (A) an amount equal to any unvested employer contribution to the executive’s 401(k), profit sharing, deferred compensation or other similar individual account plan plus an amount sufficient to pay federal, state and local income taxes on such unvested employer contributions, which shall be paid to her within 35 days following her termination of employment and (B) up to $10,000 for outplacement services. The change in control agreement further provides that, upon a Change in Control, if the plans governing the vesting and exercise rights of stock options, shares of restricted stock and other equity-based compensation units are silent on the subject of Change in Control, all such options, shares and units shall immediately become vested and exercisable as to all or part of the shares and rights covered thereby. In addition, Orrstown Financial Services and Orrstown Bank or any successor are obligated to provide to the executive for a two-year term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of Orrstown Bank and the executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.

If the executive’s employment is terminated in connection with a Change in Control under the change in control agreement, the noncompetition and nonsolicitation periods referred to above shall be equal to the greater of six months or the one-year period following the Change in Control.

The change in control agreement provides that in the event any benefit or payment from Orrstown Financial Services or Orrstown Bank to the executive shall be deemed to be an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, then the aggregate present value of amounts or benefits payable to the executive shall be reduced to the greater of (1) the highest aggregate present value of the amount due under the change in control agreement that can be made without causing any payments or benefits to be an excess parachute payment or (2) the largest portion of the amount due under the change in control agreement that after taking into account all applicable state and federal taxes, including any taxes payable pursuant to Section 4999 of the Code, results in a greater after-tax benefit to the executive than the after-tax benefit to the executive calculated under (1)  above.

Settlement of Executive Officers’ and Directors’ Equity-Based Awards

The directors and executive officers of Hamilton Bancorp hold stock options and shares of restricted stock awarded under Hamilton Bancorp’s 2013 Equity Incentive Plan.

Stock Options. Immediately prior to the effective time of the merger, each option granted under 2013 Equity Incentive Plan and any other similar plan or otherwise, which is outstanding immediately prior to the effective time of the merger and which has not been previously exercised or canceled, will be canceled and, promptly thereafter, Hamilton Bancorp shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Hamilton Bancorp common stock underlying such stock option and (ii) the excess, if any, of $16.90 (subject to adjustment to the extent there is any reduction to the merger consideration as set forth in the merger agreement) per share over the exercise price per share provided for in such stock option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. As of the record date, Hamilton Bancorp’s directors and executive officers (as a group) held vested and unvested options to purchase 188,411 shares of Hamilton Bancorp common stock.

Restricted Stock. Immediately prior to the effective time of the merger, all outstanding unvested shares of restricted stock awarded under the 2013 Equity Incentive Plan and any other similar plan will become fully vested and will be treated as outstanding shares of Hamilton Bancorp common stock for all purposes under the merger agreement, and be converted into the right to receive merger consideration. As of the record date, Hamilton Bancorp’s directors and executive officers (as a group) held 18,179 unvested shares of restricted stock.

The following table sets forth, for each of Hamilton Bancorp’s directors and executive officers, the number of unvested restricted shares of Hamilton Bancorp and outstanding Hamilton Bancorp vested and unvested stock options, held by the director or executive officer as of the record date. Depending on when the closing occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to closing.

Name	Number of Shares Underlying Vested Stock Options (#)	Number of Shares Underlying Unvested Stock Options (#)	Number of Unvested Restricted Shares (#)
William E. Ballard	7,600	1,900	900
Joseph J. Bouffard	1,900	7,600	600
Carol L. Coughlin	7,600	1,900	1,060
Robert A. DeAlmeida	59,200	18,997	6,815
James R. Farnum, Jr.	7,600	1,900	150
Ellen R. Fish	14,800	7,057	3,602
William W. Furr	7,600	1,900	900
Bobbi R. Macdonald	7,600	1,900	900
John P. Marzullo	14,800	7,057	2,652
Jenny G. Morgan	1,900	7,600	600

Hamilton Bank Employee Stock Ownership Plan

The merger agreement provides that the Hamilton Bank ESOP will be terminated immediately prior to the effective time of the merger. In addition. prior to the effective time of the merger, the outstanding balance of the ESOP loan made by Hamilton Bancorp will be repaid in full by the Hamilton Bank ESOP by first using any cash held in the ESOP’s unallocated stock fund and then remitting a sufficient number of unallocated shares of Hamilton Bancorp common stock to Hamilton Bancorp as the lender, based on a value equal to the merger consideration. All Hamilton Bancorp common stock in the ESOP, including any unallocated shares remaining in the unallocated stock fund after repayment of the outstanding loan, will be exchanged for the merger consideration. As of the effective time of the merger, the ESOP will be terminated, and all participants’ accounts will be fully vested. Any remaining shares and other assets in the unallocated stock fund after the repayment of the ESOP loan will be allocated on a pro-rata basis to all active participants with an account balance under the Hamilton Bank ESOP based on the size of each active participant’s account balance on the termination date. The amount allocated to the participants will be determined based on the value of the merger consideration at closing. As a result of the foregoing, assuming that the merger consideration is equal to $14.38 per share, which represents the average closing market price of Hamilton Bancorp’s common stock over the first five business days following the public announcement of the merger agreement, and that the excess assets are allocated to the active participants in the ESOP based on their account balances as of December 31, 2018, the estimated value of the additional benefit that would be payable under the ESOP at the closing of the merger is as follows: Mr. DeAlmeida $[ • ]; Ms. Fish $[ • ]; and Mr. Marzullo $[ • ].

Joining Orrstown Financial Services and Orrstown Bank Boards of Directors

The merger agreement provides that, immediately following the effective time of the merger, one director of Hamilton Bancorp (as mutually agreed by Orrstown Financial Services and Hamilton Bancorp) will be appointed to the board of directors of each of Orrstown Financial Services and Orrstown Bank. The director will be compensated for his or her service on the board of directors of Orrstown Financial Services and Orrstown Bank in accordance with the policies of Orrstown Financial Services and Orrstown Bank applicable generally to their directors.

New Arrangements with Hamilton Bancorp Executive Officers

Prior to and from time to time since the execution of the merger agreement, Orrstown Financial Services has engaged, and it expects to continue to engage, in discussions with certain executive officers of Hamilton Bancorp about potential roles with the combined company after the consummation of the merger. There is at this time no assurance that those discussions will result in any additional agreements with Orrstown Financial Services or, if so, what the terms and conditions of any such agreements would be.

Quantification of Potential Payments to Hamilton Bancorp Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that are based on or otherwise relate to the merger that may become payable to each of Hamilton Bancorp’s named executive officers, as determined for purposes of Hamilton Bancorp’s most recent annual proxy statement, assuming the merger is completed as of March 31, 2019 and, with respect to severance amounts, assuming the executive officer’s employment is terminated without cause as of March 31, 2019. The table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control.

The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement/prospectus. In addition, certain amounts payable will vary depending on the actual date the merger is completed and the actual date, if any, of a qualifying termination of employment. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. The disclosures in the table below and the accompanying footnotes should be read in conjunction with the narrative description of the compensation arrangements set forth above.

Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Other(4) ($)		Total ($)
Robert A. DeAlmeida	987,171	262,841	72,902	[	• ]	[	• ]
John P. Marzullo	276,662	86,134	41,527	[	• ]	[	• ]
Ellen R. Fish	537,814	97,554	6,999	[	• ]	[	• ]

(1)

The cash amount payable to the named executive officers consists of a cash severance payment equal to three times (in the case of Mr. DeAlmeida) or two times (in the case of Mr. Marzullo and Ms. Fish) the sum of (A) the named executive officer’s highest rate of annual base salary and (B) the highest annual bonus earned by him or her during the current calendar year of his or her date of termination or any of the three calendar years (in the case of Mr. DeAlmeida) or two calendar years (in the case of Mr. Marzullo and Ms. Fish) immediately preceding the date of termination. The cash severance payment is payable in a lump sum within 30 days (in the case of Messrs. DeAlmeida and Marzullo) or 35 days (in the case of Ms. Fish) of the date of termination. Ms. Fish will not receive any cash severance payments under the terms of her existing change in control agreement with Hamilton Bancorp, but is eligible to receive cash severance payments under the terms of her employment agreement with Orrstown Financial Services and Orrstown Bank discussed above. The cash severance payments to Messrs. DeAlmeida and Marzullo are “double trigger” benefits due to their contractual right to payment upon an involuntary termination without cause or voluntary termination for “Good Reason” (as defined in their agreements) following a change in control. The cash severance payment to Ms. Fish would be a “modified single trigger” benefit due to her contractual right to payment in the event of her termination for any reason or no reason with one year following the change in control

(2)

The amounts listed in this column represent the aggregate value of stock options and unvested shares of restricted stock. The vesting and settlement of the stock options and shares of restricted stock awarded under the 2013 Equity Incentive Plan will be fully accelerated and paid upon the closing of the merger (i.e., “single trigger” vesting). The amounts reported in this column for the stock options were calculated based on the difference between $16.90 and the exercise price, if any, of the stock option. The amounts reported in this column for the restricted stock were calculated based on a price per share of Hamilton Bancorp common stock of $14.38, the average closing price per share over the first five business days following the announcement of the merger agreement. The following tables quantify the number and value of the stock options to be settled and unvested restricted stock held by the named executive officers that would accelerate upon a change in control in connection with the merger based on the assumptions described above. These numbers do not forecast any grants, additional issuances, dividends or additional deferrals of equity-based awards following the date of this proxy statement/prospectus. Depending on when the effective time of the merger occurs, certain equity-based awards shown in the table may vest or become forfeited in accordance with their terms. For purposes of the tables below, it is assumed that the merger closes on March 31, 2019.

Name	Shares Underlying Hamilton Bancorp Stock Options that Vest upon a Change in Control (#)	Value of Hamilton Bancorp Stock Options to be Cashed Out upon a Change in Control ($)
Robert A. DeAlmeida	78,198	236,741
John P. Marzullo	21,857	65,254
Ellen R. Fish	21,857	62,294

Name	Hamilton Bancorp Restricted Shares that Vest upon a Change in Control (#)	Value of Hamilton Bancorp Restricted Shares that Vest upon a Change in Control ($)
Robert A. DeAlmeida	1,815	26,100
John P. Marzullo	1,452	20,880
Ellen R. Fish	2,452	35,260

(3)

The amounts listed in this column represents the present value of the cash equivalent of the estimated value of the monthly premium of the continuation, at no cost to the named executive officer, of life insurance and non-taxable medical and dental insurance coverage until the date which is three years (in the case of Mr. DeAlmeida) or two years (in the case of Mr. Marzullo and Ms. Fish) after his or her date of termination. The present value was calculated using a discount rate equal to 120% of the applicable federal rate (compounded semi-annually) for December 2018, as published by the Internal Revenue Service. The continued life insurance and non-taxable medical and dental insurance coverage benefits are “double-trigger” benefits for Messrs. DeAlmeida and Marzullo and a “modified single trigger” benefit for Ms. Fish.

(4)

As described above, each named executive officer is entitled to certain payments pursuant to the Hamilton Bank ESOP upon its termination immediately prior to the closing of the merger. Assuming a per share value of Hamilton Bancorp common stock of $14.38, and account balances as of December 31, 2018, the named executive officers are entitled to the amounts listed in this column as a result of the termination of the Hamilton Bank ESOP and the resulting allocation of shares in the unallocated suspense account within the Hamilton Bank ESOP. This additional benefit under the Hamilton Bank ESOP is a “single-trigger” benefit.

Narrative Disclosure to Merger-Related Executive Compensation Table

For additional information relating to the named executive officers’ employment arrangements and the treatment of Hamilton Bancorp equity awards held by the named executive officers, see “––Interests of Hamilton Bancorp’s Directors and Executive Officers in the Merger” beginning on page 56. Completion of the merger is not conditioned on approval of the proposal to approve merger-related executive compensation.

THE MERGER AGREEMENT

The following is a brief summary of the significant provisions of the merger agreement. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement carefully and in its entirety.

Structure of the Merger

The merger agreement provides for the merger of Hamilton Bancorp with and into Orrstown Financial Services. The surviving corporation in the merger will be Orrstown Financial Services. It is anticipated that Hamilton Bank will merge with and into Orrstown Bank, with Orrstown Bank continuing as the surviving bank, immediately following the merger.

Closing of the Merger

The closing of the merger will occur on a date that is no later than five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless this date is extended by the mutual agreement of the parties. The merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of Pennsylvania and the Maryland Department of Assessments and Taxation.

We currently expect to complete the merger during the second quarter of 2019; however, because the merger is subject to a number of conditions, we cannot predict the actual timing of the closing of the merger.

Board of Directors of Orrstown Financial Services and Orrstown Bank

Upon completion of the merger, the board of directors of both Orrstown Financial Services and Orrstown Bank will consist of the current board of directors and one director of Hamilton Bancorp who will be agreed upon by the board of directors of both Orrstown Financial Services and Hamilton Bancorp and appointed to the board of directors of both Orrstown Financial Services and Orrstown Bank at the effective time of the merger.

Merger Consideration

If the merger agreement is approved by the holders of at least a majority of the shares of Hamilton Bancorp common stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Hamilton Bancorp common stock will be converted into the right to receive (1) 0.54 shares of Orrstown Financial Services common stock and (2) $4.10 in cash, without interest, subject to possible reduction based on potential losses, write-downs, or reserves related to certain identified loans of Hamilton Bank. The maximum possible reduction to the cash consideration is $1,000,000, or approximately $0.27 per share, based on 3,416,414 shares of Hamilton Bancorp common stock and 262,704 stock options outstanding as of the record date. Orrstown Financial Services common stock is traded on NASDAQ under the symbol “ORRF.”

No fractional shares of Orrstown Financial Services common stock will be issued in connection with the merger. Instead, each Hamilton Bancorp stockholder will receive an amount of cash, in lieu of any fractional share, based on the average daily closing price of Orrstown Financial Services common stock as reported on NASDAQ for the ten consecutive trading day period ending on the fifth business day prior to the closing date of the merger, rounded to the nearest whole cent.

As of the date of the merger agreement, based on the closing price of Orrstown Financial Services common stock of $23.10 and assuming no reduction in the cash consideration, Hamilton Bancorp stockholders would have received Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $16.57. Based on the closing price of Orrstown Financial Services common stock of $[ • ] per share on [ • ], the most recent practicable date prior to the mailing of this proxy statement/prospectus, Hamilton Bancorp stockholders would receive Orrstown Financial Services common stock and cash in lieu of fractional shares in the merger with an implied value per share equal to $[ • ]. The following table presents the implied value per share to be received in exchange for each share of Hamilton Bancorp common stock if the stock price of Orrstown Financial Services common stock at the closing of the merger is equal to the prices set forth in the table.

Illustrative Orrstown Financial Services Stock Price at Closing	Exchange Ratio	Cash Consideration	Implied Value Per Share of Hamilton Bancorp common stock
$23.50	0.54	$4.10	$16.79
$23.00	0.54	$4.10	$16.52
$22.50	0.54	$4.10	$16.25
$22.00	0.54	$4.10	$15.98
$21.50	0.54	$4.10	$15.71
$21.00	0.54	$4.10	$15.44
$20.50	0.54	$4.10	$15.17
$20.00	0.54	$4.10	$14.90
$19.50	0.54	$4.10	$14.63
$19.00	0.54	$4.10	$14.36
$18.50	0.54	$4.10	$14.09
$18.00	0.54	$4.10	$13.82
$17.50	0.54	$4.10	$13.55

Hamilton Bancorp has the right to terminate the merger agreement if the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the determination date (1) is less than $20.1535 per share and (2) underperforms the volume weighted average price of the NASDAQ Bank Index for the 15 consecutive trading days immediately preceding the determination date by more than 15%. If Hamilton Bancorp exercises this termination right, Orrstown Financial Services will have the option to increase the exchange ratio or the cash consideration to be provided to Hamilton Bancorp stockholders to an amount which would compensate Hamilton Bancorp stockholders for the extent of the decrease in the price of Orrstown Financial Services common stock below the minimum implied value that would have avoided triggering the termination right described above. If Orrstown Financial Services elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 66.

As of [RECORD DATE], there were 3,416,414 shares of Hamilton Bancorp common stock issued and outstanding. Based upon these numbers, this will result in current Orrstown Financial Services stockholders owning approximately [ • ]% of the combined company and Hamilton Bancorp stockholders owning approximately [ • ]% of the combined company.

No interest will be paid on any cash merger consideration.

Exchange of Hamilton Bancorp Stock Certificates for Orrstown Financial Services Common Stock

On or before the closing date of the merger, Orrstown Financial Services will cause to be delivered to the exchange agent certificates representing the shares of Orrstown Financial Services common stock to be issued in the merger. In addition, Orrstown Financial Services will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate amount of cash consideration payable in the merger, including an estimated amount of cash to be paid in lieu of fractional shares of Orrstown Financial Services common stock. Orrstown Financial Services has selected Continental Stock Transfer & Trust Company to act as exchange agent in connection with the merger.

As promptly as practicable following the effective time of the merger, the exchange agent will mail to each Hamilton Bancorp stockholder of record at the effective time of the merger a letter of transmittal and instructions for use in surrendering the stockholder’s Hamilton Bancorp stock certificates. When such Hamilton Bancorp stockholders deliver their Hamilton Bancorp stock certificates to the exchange agent with a properly completed and duly executed letter of transmittal and any other required documents, their Hamilton Bancorp stock certificates will be canceled and in exchange Hamilton Bancorp stockholders will receive, as allocated to them:

•	the number of whole shares of Orrstown Financial Services common stock that they are entitled to receive under the merger agreement;

•	a check representing the amount of cash that they are entitled to receive under the merger agreement; and

•	if applicable, a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

No interest will be paid or accrued on any cash constituting merger consideration.

Hamilton Bancorp stockholders who are receiving the stock consideration in the merger are not entitled to receive any dividends or other distributions on Orrstown Financial Services common stock with a record date after the closing date of the merger until they have surrendered their Hamilton Bancorp stock certificates in exchange for an Orrstown Financial Services stock certificate. After the surrender of their Hamilton Bancorp stock certificates, Hamilton Bancorp stockholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Orrstown Financial Services common stock.

Treatment of Hamilton Bancorp Equity Awards

Stock Options. Upon the effective time of the merger, each option granted under Hamilton Bancorp’s 2013 Equity Incentive Plan and any other similar plan or otherwise, which is outstanding immediately prior to the effective time of the merger and which has not been previously exercised or canceled, will be canceled and Hamilton Bancorp shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Hamilton Bancorp common stock underlying such stock option and (ii) the excess, if any, of $16.90 (subject to adjustment to the extent there is any reduction to the merger consideration as set forth in the merger agreement) per share over the exercise price per share provided for in such stock option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. At the effective time of the merger, the Hamilton Bancorp 2013 Equity Incentive Plan shall terminate and the provisions of such plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Hamilton Bancorp shall be of no further force and effect and shall be deemed to be canceled. As of the record date, there were outstanding options to purchase 262,704 shares of Hamilton Bancorp common stock.

Restricted Stock. Immediately prior to the effective time of the merger, all outstanding unvested shares of restricted stock awarded under the 2013 Equity Incentive Plan and any other similar plan will become fully vested and will be treated as outstanding shares of Hamilton Bancorp common stock for all purposes under the merger agreement, and be converted into the right to receive merger consideration. As of the record date, there were outstanding 28,161 unvested shares of Hamilton Bancorp restricted stock.

Conditions to the Merger

The obligations of the parties to the merger agreement to consummate the merger are subject to the fulfillment of the following conditions:

•

the merger agreement and the merger being approved by the requisite affirmative vote of the holders of at least a majority of the outstanding shares of Hamilton Bancorp common stock entitled to vote at the special meeting;

•

Orrstown Financial Services and Orrstown Bank having obtained all regulatory approvals required to consummate the transactions provided for in the merger agreement, all related statutory waiting periods having expired, and none of the regulatory approvals having imposed any burdensome condition;

•

the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the consummation of the transactions provided for in the merger agreement; and

•

the registration statement, of which this proxy statement/prospectus is a part, being declared effective and the absence of any proceeding or threatened proceeding to suspend, or stop order suspending, that effectiveness.

In addition, the obligation of Orrstown Financial Services to complete the merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

•

each of the representations and warranties of Hamilton Bancorp contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Hamilton Bancorp;

•

each and all of the agreements and covenants of Hamilton Bancorp to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;

•	Orrstown Financial Services having received a certificate from the chief executive officer and chief financial officer of Hamilton Bancorp with respect to compliance with the foregoing conditions; and

•

Orrstown Financial Services having received an opinion from its tax counsel, or such other counsel as provided for in the merger agreement, that the merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code.

The obligations of Hamilton Bancorp to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•

each of the representations and warranties of Orrstown Financial Services contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Orrstown Financial Services;

•

each and all of the agreements and covenants of Orrstown Financial Services to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger having been duly performed and complied with in all material respects;

•	Hamilton Bancorp having received a certificate from the chief executive officer and chief financial officer of Orrstown Financial Services with respect to compliance with the foregoing conditions; and

•

Hamilton Bancorp having received an opinion from its tax counsel, or such other counsel as provided for in the merger agreement, that the merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code.

“Material adverse effect” when used in reference to Hamilton Bancorp or Orrstown Financial Services, means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (1) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Hamilton Bancorp or Orrstown Financial Services and its subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent Hamilton Bancorp or Orrstown Financial Services from performing its obligations under the merger agreement or consummating the transactions provided for in the merger agreement; however, material adverse effect does not include the impact of:

•

any fact, change, event, development, effect or circumstance arising after the date of the merger agreement affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Hamilton Bancorp or Orrstown Financial Services and its subsidiaries, taken as a whole);

•

any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles or regulatory accounting after the date of the merger agreement, which affects generally entities such as Hamilton Bancorp or Orrstown Financial Services and its subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Hamilton Bancorp or Orrstown Financial Services and its subsidiaries, taken as a whole);

•

actions and omissions of Hamilton Bancorp or Orrstown Financial Services and its subsidiaries taken with the prior written consent of the other party in furtherance of the transactions provided for in the merger agreement or otherwise permitted to be taken by Hamilton Bancorp or Orrstown Financial Services and its subsidiaries under the merger agreement;

•	any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions provided for in the merger agreement;

•	transaction expenses required by Hamilton Bancorp or Orrstown Financial Services of a type and in an amount customary for transactions similar to the merger;

•	any failure by Hamilton Bancorp or Orrstown Financial Services to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period; and

•	changes in the trading price or trading volume of Orrstown Financial Services’ common stock.

Termination

The merger agreement may be terminated and the merger and the transactions provided for in the merger agreement abandoned as follows:

•	by mutual written consent of the parties;

•

by Orrstown Financial Services or Hamilton Bancorp if the merger is not consummated by July 31, 2019, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

•

by Orrstown Financial Services or Hamilton Bancorp if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), and the breach cannot be or has not been cured within 30 days of written notice of the breach and such breach would entitle the non-breaching party not to consummate the transactions provided for in the merger agreement;

•

by Orrstown Financial Services or Hamilton Bancorp if (1) any regulatory approval required for consummation of the merger and the other transactions provided for in the merger agreement (A) will impose any term, condition or restriction upon Orrstown Financial Services or any of its subsidiaries that Orrstown Financial Services reasonably determines, after consultation with Hamilton Bancorp, is a burdensome condition, or (B) has been denied by final nonappealable action of any regulatory authority, or (2) any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions provided for in the merger agreement, provided in either case that the terminating party has used its reasonable best efforts to have the order, injunction or decree lifted or to prevent such burdensome condition from being imposed;

•	by Orrstown Financial Services or Hamilton Bancorp if the required approval of the merger agreement and the merger by the Hamilton Bancorp stockholders is not obtained;

•	by Orrstown Financial Services, if the Hamilton Bancorp board of directors or any committee thereof:

•

withdraws, qualifies, amends, modifies or withholds its recommendation to the Hamilton Bancorp stockholders to vote in favor of the merger, fails to reaffirm such recommendation within five business days following a request to do so by Orrstown Financial Services, or makes any statement, filing or release that is inconsistent with such recommendation;

•	materially breaches its obligation to call, give notice of, hold and commence the special meeting or to solicit proxies in favor of approval of the merger agreement and the merger;

•	approves or recommends another acquisition proposal;

•

enters into, or causes Hamilton Bancorp to enter into, any letter of intent, agreement in principle, acquisition, or other agreement related to an acquisition proposal, or requiring Hamilton Bancorp to abandon, terminate or fail to complete the merger or the transactions contemplated thereby; or

•	resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above;

•

by Orrstown Financial Services if Hamilton Bancorp or any of Hamilton Bancorp’s representatives breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers; or

•

by Hamilton Bancorp, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five business day period commencing on the determination date, if both of the following conditions are satisfied:

•

the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 trading day period immediately preceding the determination date is less than $20.1535 (which represents 85% of the 15-day volume weighted average stock price of Orrstown Financial Services common stock, as reported on NASDAQ, for the measurement period); and

•

the volume weighted average stock price of Orrstown Financial Services common stock as reported on NASDAQ for the 15 consecutive trading days immediately preceding the determination date underperforms the volume weighted average price of the NASDAQ Bank Index for the 15 consecutive trading days immediately preceding the determination date by more than 15%.

If the Hamilton Bancorp board of directors exercises the termination right described above, Hamilton Bancorp shall promptly notify Orrstown Financial Services of its decision. Within five business days of receipt of such notice, Orrstown Financial Services may elect to increase the merger consideration to be provided to Hamilton Bancorp stockholders by increasing the exchange ratio or the cash consideration to an amount which would compensate Hamilton Bancorp stockholders to the extent of the decrease in the price of Orrstown Financial Services common stock below the minimum implied value that would avoid triggering the termination right described above.

If Orrstown Financial Services elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur.

Under the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Orrstown Financial Services), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•

any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Hamilton Bancorp or any of its subsidiaries;

•

any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Hamilton Bancorp representing, in the aggregate, 25% or more of the assets of Hamilton Bancorp and its subsidiaries on a consolidated basis;

•

any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of Hamilton Bancorp or any of its subsidiaries;

•

any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of Hamilton Bancorp or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

For purposes of the termination fee provisions described below, all references to 25% in the definition of “acquisition transaction” shall instead refer to 50%.

Termination Fee

Under the terms of the merger agreement, Hamilton Bancorp must pay Orrstown Financial Services a termination fee of $2,212,500 if:

•	Orrstown Financial Services terminates the merger agreement as a result of the Hamilton Bancorp board of directors:

•

withdrawing, qualifying, amending, modifying or withholding its recommendation to the Hamilton Bancorp stockholders to vote in favor of the merger, failing to reaffirm such recommendation within five business days following a request to do so by Orrstown Financial Services, or making any statement, filing or release that is inconsistent with such recommendation;

•	materially breaching its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of the merger;

•	approving or recommending another acquisition proposal;

•

entering into, causing Hamilton Bancorp to enter into, any letter of intent, agreement in principle, acquisition, or other agreement related to an acquisition proposal, or requiring Hamilton Bancorp to abandon, terminate or fail to complete the merger or the transactions contemplated thereby; or

•	resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

•

Orrstown Financial Services terminates the merger agreement as a result of a material breach by Hamilton Bancorp or any of Hamilton Bancorp’s representatives of the provisions in the merger agreement prohibiting the solicitation of other offers;

•	Orrstown Financial Services or Hamilton Bancorp terminates the merger agreement as a result of:

•

the failure of the Hamilton Bancorp stockholders to approve the merger agreement and the merger, or the merger not having been consummated by July 31, 2019 due to the failure of the Hamilton Bancorp stockholders to approve the merger agreement and the merger, and both:

•

an acquisition proposal with respect to Hamilton Bancorp has been publicly announced, disclosed or otherwise communicated to the Hamilton Bancorp board of directors or senior management of Hamilton Bancorp prior to July 31, 2019 or prior to the special meeting, as applicable; and

•	within 12 months of termination of the merger agreement, Hamilton Bancorp enters into a definitive agreement with respect to, or consummates, another acquisition transaction; or

•

Orrstown Financial Services terminates the merger agreement as a result of a breach by Hamilton Bancorp of any of its representations, warranties, covenants or agreements contained in the merger agreement, if both:

•

an acquisition proposal with respect to Hamilton Bancorp has been publicly announced, disclosed or otherwise communicated to the Hamilton Bancorp board of directors or senior management of Hamilton Bancorp prior to such breach or during the related cure period; and

•	within 12 months of termination of the merger agreement, Hamilton Bancorp enters into a definitive agreement with respect to, or consummates, another acquisition transaction.

No Solicitation; Acquisition Proposals

Hamilton Bancorp has agreed that neither it nor its subsidiaries nor any of its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other of its agents (which we refer to as Hamilton Bancorp’s representatives) will, directly or indirectly:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Orrstown Financial Services) any information or data with respect to Hamilton Bancorp or any of its subsidiaries or otherwise relating to an acquisition proposal;

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Hamilton Bancorp is a party; or

•

enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

If Hamilton Bancorp receives a bona fide unsolicited written acquisition proposal that did not result from a breach by Hamilton Bancorp of any of the provisions in the merger agreement as discussed above, the Hamilton Bancorp board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to Hamilton Bancorp or any of its subsidiaries or otherwise relating to the acquisition proposal if:

•

the Hamilton Bancorp board of directors first determines in good faith, (1) after consultation with its outside legal counsel and its independent financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and (2) after consultation with its outside legal counsel, that it is required to take such actions to comply with the fiduciary standard of conduct required of a board of directors under applicable law and Hamilton Bancorp’s bylaws;

•	Hamilton Bancorp has provided Orrstown Financial Services with at least three business days prior notice of such determination; and

•

prior to furnishing or affording access to any information or data with respect to Hamilton Bancorp or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with Hamilton Bancorp containing terms not materially less favorable to Hamilton Bancorp than those contained in its confidentiality agreement with Orrstown Financial Services.

A “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that the Hamilton Bancorp board of directors determines in its good faith judgment, after consultation with outside legal counsel and its independent financial advisor:

•

would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Hamilton Bancorp’s common stock or all, or substantially all, of the assets of Hamilton Bancorp;

•	would result in a transaction that:

•

involves consideration to the Hamilton Bancorp stockholders that is more favorable, from a financial point of view, than the consideration to be paid to Hamilton Bancorp stockholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the proposed transaction, including without limitation the timing thereof, beyond or in addition to those specifically provided for in the merger agreement, and which proposal is not conditioned upon obtaining additional financing; and

•	is, in light of the other terms of such proposal, more favorable to Hamilton Bancorp stockholders than the merger and the transactions provided for in the merger agreement; and

•	is reasonably likely to be completed on the terms proposed,

in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Hamilton Bancorp has agreed to promptly, and in any event within 24 hours, notify Orrstown Financial Services in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Hamilton Bancorp or any of its representatives, in each case in connection with any acquisition proposal. Any such notice will indicate the name of the person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request, the material terms and conditions of any proposals or offers. Hamilton Bancorp is also required to keep Orrstown Financial Services informed, on a reasonably current basis, and in any event within 24 hours, of the status and terms of any material developments with respect to such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). Hamilton Bancorp will provide Orrstown Financial Services with at least 48 hours prior notice of any meeting of the Hamilton Bancorp board of directors at which it is reasonably expected to consider an acquisition proposal.

Hamilton Bancorp has also agreed to promptly provide Orrstown Financial Services with any non-public information about Hamilton Bancorp or any of its subsidiaries provided to any other person that was not previously provided to Orrstown Financial Services.

In addition, under the merger agreement, Hamilton Bancorp agreed that its board of directors, or any committee of the board, will not:

•

withdraw, qualify, amend, modify, withhold, or propose to withdraw, qualify, amend, modify, or withhold, in a manner adverse to Orrstown Financial Services in connection with the transactions provided for in the merger agreement (including the merger), its recommendation that Hamilton Bancorp stockholders vote to approve the merger agreement and the merger;

•

fail to reaffirm its recommendation that Hamilton Bancorp stockholders vote to approve the merger agreement and the merger within three business days following a request by Orrstown Financial Services;

•

make any statement, announcement or release, in connection with the special meeting or otherwise, inconsistent with its recommendation that Hamilton Bancorp stockholders vote to approve the merger agreement and the merger (including taking a neutral position or no position with respect to an acquisition proposal);

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement:

•	related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or

•	requiring Hamilton Bancorp to abandon, terminate or fail to consummate the merger or any other transaction provided for in the merger agreement.

However, prior to the date of the special meeting of stockholders, the Hamilton Bancorp board of directors may withdraw, qualify, amend or modify its recommendation that Hamilton Bancorp stockholders vote to approve the merger agreement and the merger if the Hamilton Bancorp board of directors reasonably determines in good faith, after consultation with outside legal counsel, that it is required to do so in order to comply with the fiduciary standard of conduct required of a board of directors under applicable law and Hamilton Bancorp’s bylaws. In the event that the Hamilton Bancorp board of directors makes this determination, Hamilton Bancorp must provide five business days’ prior written notice to Orrstown Financial Services that its board has decided that a bona fide unsolicited written acquisition proposal that Hamilton Bancorp received (that did not result from a breach of the no solicitation provisions of the merger agreement) constitutes a superior proposal. During the five business days after Orrstown Financial Services’ receipt of the notice of a superior proposal, Hamilton Bancorp and its board must cooperate and negotiate in good faith with Orrstown Financial Services to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Hamilton Bancorp to proceed with its board’s original recommendation with respect to the merger agreement without requiring Hamilton Bancorp to approve or recommend to its stockholders a superior proposal and withdraw, qualify or modify its board’s recommendation with respect to the merger agreement. At the end of the five-business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Orrstown Financial Services during that period, the Hamilton Bancorp board of directors must again determine in good faith, after consultation with outside legal counsel, that:

•

it is required to approve or recommend to its stockholders a superior proposal and withdraw, qualify, amend or modify its recommendation with respect to the merger agreement to comply with its fiduciary duties to its stockholders under applicable law; and

•	the acquisition proposal is a superior proposal.

Notwithstanding any withdrawal, qualification, amendment or modification to recommendation of the board of directors of Hamilton Bancorp that the stockholders of Hamilton Bancorp vote to approve the merger agreement and the merger, Hamilton Bancorp must submit the merger agreement to its stockholders at the special meeting for the purpose of voting on the approval of the merger agreement and the merger; provided, however, that if the board of directors of Hamilton Bancorp shall have withdrawn, qualified, amended or modified its recommendation, then the board of directors of Hamilton Bancorp may communicate the basis for its lack of a recommendation to the stockholders of Hamilton Bancorp in this proxy statement/prospectus or an appropriate amendment or supplement thereto. In addition, the board of directors of Hamilton Bancorp may not submit to the vote of its stockholders any acquisition proposal other than the merger at the special meeting.

Hamilton Bancorp Stockholders Meeting

Hamilton Bancorp has agreed to call, hold and convene a meeting of its stockholders as promptly as practicable (and in any event within 45 days following the time when the registration statement of which this proxy statement/prospectus is a part becomes effective) to consider and vote upon the approval of the merger agreement and the merger and any other matter required to be approved by the stockholders of Hamilton Bancorp in order to consummate the merger.

NASDAQ Listing

Under the terms of the merger agreement, Orrstown Financial Services will file a notice of additional listing of shares with NASDAQ with respect to the shares of Orrstown Financial Services common stock to be issued to the holders of Hamilton Bancorp common stock in the merger so that these shares will be listed and traded on NASDAQ following the merger.

Indemnification and Insurance

Indemnification. Under the merger agreement, Orrstown Financial Services has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of Hamilton Bancorp, as provided in the articles of incorporation and bylaws of Hamilton Bancorp, or in applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger, including without limitation the right to advancement of expenses, will survive the merger.

Directors’ and Officers’ Insurance. The merger agreement provides for Hamilton Bancorp to purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage prior to the effective time of the merger in a form acceptable to Hamilton Bancorp. This extended reporting period endorsement will provide Hamilton Bancorp’s directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms at least as favorable to the insured persons as, the directors’ and officers’ liability insurance coverage presently maintained by Hamilton Bancorp so long as the aggregate cost is no more than 200% of the annual premium currently paid by Hamilton Bancorp for such insurance. In the event that this premium limit is insufficient for such coverage, Hamilton Bancorp may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Conduct of Business Pending the Merger

Under the merger agreement, Hamilton Bancorp has agreed that, until the effective time of the merger or the termination of the merger agreement, and except as expressly permitted by the merger agreement or with the prior written consent of Orrstown Financial Services, Hamilton Bancorp will not, and will cause each of its subsidiaries not to:

•	conduct its business other than in the ordinary and usual course consistent with past practice;

•

fail to use reasonable best efforts to preserve intact its business organizations and assets, and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates;

•

take any action that would reasonably be expected to adversely affect the ability of either Hamilton Bancorp or Orrstown Financial Services to obtain any necessary regulatory approval required to complete the transactions provided for in the merger agreement or adversely affect Hamilton Bancorp’s ability to perform any of its material obligations under the merger agreement;

•

issue, sell or otherwise permit to become outstanding any securities or equity equivalents or enter into any agreement with respect to the foregoing, except with respect to stock options or stock based awards outstanding or authorized to be granted on the date of the merger agreement;

•	accelerate the vesting of any existing stock options or other equity rights except pursuant to the merger agreement;

•	effect a split, dividend, recapitalization or reclassification of its capital stock;

•

declare or pay any dividend or other distribution on its capital stock other than dividends from wholly owned subsidiaries to Hamilton Bancorp or regular quarterly cash dividends on the common stock of Hamilton Bancorp no greater than the rate paid during the fiscal quarter immediately preceding the date of the merger agreement with record and payment dates consistent with past practice;

•	grant or approve any preemptive or similar rights with respect to any shares of Hamilton Bancorp common stock;

•

enter into or amend any employment, severance or similar arrangement with any director, officer, employee or consultant, grant any salary or wage increase, increase any employee benefit, or make any bonus or incentive payments except for normal increases not to exceed five percent (5%) on an individual basis in compensation to employees in the ordinary course of business consistent with past practice, as may be required by law, to satisfy existing contractual obligations and with respect to the calendar year in which the merger becomes effective, for bonuses budgeted by Hamilton Bancorp consistent with past practice and in the ordinary course of business;

•

enter into, establish, adopt, or amend any benefit plans or any agreement, arrangement, plan or policy between Hamilton Bancorp and any of its directors, officers or employees, except as required by law or to satisfy contractual obligations;

•

hire any member of senior management or other key employee, elect to any office any person who is not a member of Hamilton Bancorp’s management team as of the date of the merger agreement or elect to the Hamilton Bancorp board of directors any person who is not a member of the Hamilton Bancorp board of directors as of the date of the merger agreement, except for the hiring of at-will employees having a title of manager or lower to replace employees that cease to be employees of Hamilton Bancorp after the date of the merger agreement at an annual rate of salary not to exceed $50,000 in the ordinary course of business;

•

sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of Hamilton Bancorp’s assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction, that, together with all other such transactions, is not material to Hamilton Bancorp and its subsidiaries, taken as a whole;

•	amend its articles of incorporation or bylaws;

•

acquire all or any portion of the assets, business, securities, deposits or properties of any other entity, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•

except for any emergency repairs to real or personal property owned by Hamilton Bancorp, notice of which will be provided to Orrstown Financial Services 48 hours prior to such repairs, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not to exceed $35,000 in the aggregate;

•	enter into or terminate any material agreement or amend or modify in any material respect any existing material agreement;

•

settle any litigation, which settlement involves payment by Hamilton Bancorp or any of its subsidiaries of any amount that exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Hamilton Bancorp or any of its subsidiaries after the effective time of the merger, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect;

•	enter into any new material line of business;

•

change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any regulatory authority;

•	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	file any application or make any contract with respect to branching or site location or branching or site relocation or closure;

•	enter into any derivative transactions;

•

incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice);

•	prepay any indebtedness or other similar arrangements so as to cause Hamilton Bancorp or any of its subsidiaries to incur any prepayment penalty;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•

acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment of a type or in an amount not in accordance with Hamilton Bancorp’s investment policy or any other debt security other than in accordance with Hamilton Bancorp’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with Hamilton Bancorp’s investment policy;

•

make, increase or purchase any loan if, as a result of such action, the total commitment to the borrower and the borrower’s affiliates would equal or exceed $500,000 in the case of consumer loans, $1,000,000 in the case of residential mortgage loans or $2,000,000 in the case of commercial loans or commercial real estate loans;

•	make, increase or purchase any fixed-rate loan with pricing below the applicable Federal Home Loan Bank advance rate;

•	renegotiate, renew, increase, extend, modify or purchase any existing loan rated “special mention” or lower by Hamilton Bancorp in an amount equal to or greater than $250,000;

•

invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice;

•

foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of hazardous material;

•	change its accounting principles, practices or methods other than as may be required by changes in laws or regulations or by generally accepted accounting principles;

•

make or change any material (affecting or relating to more than $50,000 or more of taxable income) tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended tax return, fail to timely file any material tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, surrender any material right to claim a refund of taxes, consent to any material extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any material tax return or the payment of any material tax;

•	change its loan policies or procedures except as required by a governmental authority;

•

knowingly take any action that would, or would be reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or materially impede or delay receipt of any regulatory approval;

•	take any action that is intended or is reasonably likely to result in:

•	any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger;

•	any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	a material violation of any provision of the merger agreement; or

•	resolve, agree or commit to do any of these prohibited activities.

Orrstown Financial Services and Orrstown Bank have agreed that, except as permitted by the merger agreement or otherwise consented to by Hamilton Bancorp in writing, they will not:

•

knowingly take any action that would, or would be reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or materially impede or delay receipt of any regulatory approval; or

•	take any action that is intended or is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

The agreements relating to the conduct of Hamilton Bancorp’s and Orrstown Financial Services’ business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this proxy statement/prospectus as Annex A.

Employee Benefits

Under the terms of the merger agreement, from and for at least a 12-month period after the effective time of the merger, Orrstown Financial Services will provide the employees of Hamilton Bancorp and any of its subsidiaries who remain employed after the effective time of the merger with at least the types and levels of employee benefits as are substantially comparable to those provided to similarly-situated employees of Orrstown Financial Services. Orrstown Financial Services also has the right in its sole discretion to terminate, merge or continue any of Hamilton Bancorp’s employee benefit plans. To the extent that Hamilton Bancorp’s employees become eligible to participate in Orrstown Financial Services’ employee benefit plans after the merger, Orrstown Financial Services will:

•

provide each employee with eligibility and vesting credit, but not benefit accrual credit with respect to defined benefit plans for purposes of severance benefits, for any purposes under any post-termination/retiree welfare benefit plan or for purposes of any equity based compensation or benefits or profits-sharing contribution, equal to the amount of service credited by Hamilton Bancorp prior to the merger;

•

subject to the terms of Orrstown Financial Services’ employee plans, take commercially reasonable efforts to provide each employee with eligibility and vesting credit in Orrstown Financial Services’ 401(k) plan and for purposes of determining the length of vacation, sick time, paid time off and severance under Orrstown Financial Services’ applicable plan or policy;

•

subject to the terms of Orrstown Financial Services’ employee plans, not treat any employee of Hamilton Bancorp or any of its subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Orrstown Financial Services for any pre-existing medical condition, except to the extent such employee was treated as a “new” employee under the Hamilton Bancorp health plan; and

•

subject to the terms of Orrstown Financial Services’ employee plans, provide for any deductibles, co-payments or out-of-pocket expenses paid under Hamilton Bancorp’s health plans to be credited toward deductibles, co-payments or out-of-pocket expenses under Orrstown Financial Services’ health plans upon delivery to Orrstown Financial Services of appropriate documentation.

In addition, Orrstown Financial Services may pay retention bonuses to certain of Hamilton Bancorp’s employees who remain employed through certain dates following the effective time of the merger. The employees who may receive retention bonuses and the amounts, allocation and timing of payment of the retention bonuses will be determined by the mutual agreement of Orrstown Financial Services and Hamilton Bancorp. Orrstown Financial Services also agreed to cause Hamilton Bancorp to honor and continue to be obligated to perform all contractual rights of current and former employees of Hamilton Bancorp or any of its subsidiaries existing as of the date of the merger agreement.

Employees of Hamilton Bancorp and any of its subsidiaries who are not otherwise party to an employment agreement, change in control agreement or other separation agreement that provides a benefit upon a termination of employment will be eligible to receive a lump sum severance payment equal to two weeks of weekly base pay for each full year of service, with a minimum of four weeks and a maximum of 26 weeks, if their employment is terminated other than for cause by Hamilton Bancorp at the request of Orrstown Financial Services prior to the effective time of the merger or by Orrstown Financial Services within one year following the effective time of the merger. In addition, for those Hamilton Bancorp employees who are not offered full-time employment with Orrstown Financial Services, Hamilton Bancorp, in consultation with Orrstown Financial Services, will provide reasonable outplacement services to such affected employees.

Hamilton Bancorp maintains the Hamilton Bank ESOP. Under the merger agreement, the Hamilton Bank ESOP will be terminated immediately prior to the effective time of the merger. As a result of the merger, all shares of Hamilton Bancorp common stock held by the Hamilton Bank ESOP will be converted into the right to receive the merger consideration. Any outstanding indebtedness of the Hamilton Bank ESOP will be repaid from unallocated plan assets and the balance of the unallocated shares of Hamilton Bancorp common stock, as well as any other assets remaining unallocated, will be allocated to the plan participants on a pro rata basis to all active participants with an account balance under the Hamilton Bank ESOP based on the size of each active participant’s account balance on the termination date. Neither Hamilton Bancorp nor, following the effective time of the merger, Orrstown Financial Services will make any distribution from the Hamilton Bank ESOP to any employees of Hamilton Bancorp or any of its subsidiaries who continue employment with Orrstown Financial Services, except as may be required by applicable law or the terms of the plan, until receipt of a favorable determination letter from the IRS.

Orrstown Financial Services also agreed to cause Hamilton Bancorp to honor and continue to be obligated to perform all contractual rights of current and former employees of Hamilton Bancorp or any of its subsidiaries existing as of the date of the merger agreement.

Other Covenants

The merger agreement also contains covenants relating to the preparation and distribution of this proxy statement/prospectus and all requisite regulatory filings.

Representations and Warranties

The merger agreement contains representations and warranties that Orrstown Financial Services and Hamilton Bancorp made solely to each other as of specific dates. Those representations and warranties were made only for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties, including the schedules referenced in the merger agreement that each party delivered to the other in connection with the execution of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specific date, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among Orrstown Financial Services and Hamilton Bancorp rather than establishing matters as facts. Accordingly, they should not be relied upon as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

The merger agreement contains representations and warranties of Orrstown Financial Services and Hamilton Bancorp that are reciprocal except as noted, relating to:

•	due organization, existence, good standing and corporate authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority;

•	no violation or breach of certain organizational documents, agreements and governmental orders;

•	compliance with laws;

•	litigation;

•	regulatory action;

•	corporate records;

•	taxes and tax returns;

•	labor matters;

•	environmental matters;

•	SEC documents, financial reports and regulatory reports;

•	risk management instruments, solely from Orrstown Financial Services;

•	insurance;

•	property and leases;

•	repurchase agreements;

•	trust accounts;

•	absence of certain changes;

•	regulatory capitalization;

•	Community Reinvestment Act, anti-money laundering and customer information security compliance;

•	brokers;

•	deposit insurance;

•	information technology systems;

•	investment securities;

•	sufficient funds, solely from Orrstown Financial Services;

•	off balance sheet transactions, solely from Orrstown Financial Services; and

•	loans and allowance for loan losses.

The merger agreement contains additional representations and warranties by Hamilton Bancorp relating to:

•	employee benefit programs;

•	deposits;

•	employee stock ownership plan;

•	intellectual property;

•	personal data and privacy requirements;

•	material agreements and defaults;

•	inapplicability of takeover laws;

•	investment management and trust activities;

•	derivative transactions; and

•	transactions with affiliates.

The merger agreement also contains additional representations and warranties by Orrstown Financial Services and its subsidiaries relating to SEC documents and filings, and the sufficiency of funds to complete the merger.

None of the representations and warranties by either party survives the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement/prospectus as Annex A.

Expenses

Each party will pay all fees and expenses it incurs in connection with the merger agreement and the related transactions, except that the parties will each pay 50% of the printing and mailing expenses for this proxy statement/prospectus and Orrstown Financial Services will pay all SEC registration and filing fees.

Amendments

Orrstown Financial Services and Hamilton Bancorp may amend the merger agreement by executing a written amendment approved by the boards of directors of Orrstown Financial Services and Hamilton Bancorp. However, after approval of the merger agreement and the merger by the stockholders of Hamilton Bancorp, no amendment of the merger agreement may be made which by law requires further approval of the Hamilton Bancorp stockholders without obtaining that approval.

Regulatory Approvals Required for the Merger

Before Orrstown Financial Services and Hamilton Bancorp may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators.

Board of Governors of the Federal Reserve System. The merger of Hamilton Bank with and into Orrstown Bank is subject to approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), under Section 18(c) of the Federal Deposit Insurance Act, as amended, also known as the “Bank Merger Act.” Under the Bank Merger Act, the Federal Reserve may not approve a transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Federal Reserve considers the financial and managerial resources and future prospects of the depository institutions involved in the proposed merger, the convenience and needs of the communities to be served, and the risk to the financial stability of the United States banking or financial system. Under the Community Reinvestment Act of 1977, as amended (the “CRA”), the Federal Reserve must take into account the record of performance of each party to the proposed merger in meeting the credit needs of its entire community, including low- and moderate- income neighborhoods. The Federal Reserve also must consider the effectiveness of each party involved in the proposed transaction in combating money laundering activities. Federal law requires publication of notice of, and the opportunity for public comment on, the application submitted by Orrstown Bank for Federal Reserve approval.

In connection with its review of the application submitted by Orrstown Bank, the Federal Reserve will request a report on competitive factors from the United States Department of Justice (the “DOJ”). The Federal Reserve or the DOJ may challenge the merger on competitive grounds, and may require Orrstown Bank to divest certain of its branches or branches it proposes to acquire from Hamilton Bank in order to complete the merger. The level of divestitures that the Federal Reserve and the DOJ may require might be unacceptable. Such divestures could delay the date of completion of the merger or may diminish the benefits of the merger.

Following Federal Reserve approval, the Bank Merger Act imposes a waiting period of up to 30 days after the Federal Reserve approval in order to permit the United States Department of Justice to file any objections to the proposed merger of Hamilton Bank with and into Orrstown Bank under the federal antitrust laws. This waiting period may be reduced to 15 days if the DOJ has not provided any adverse comments relating to the competitive factors of the transaction, which the parties expect to occur. In reviewing these transactions, the DOJ could analyze the effect of the transactions on competition differently than the Federal Reserve, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve regarding the anti-competitive effects of these transactions. If the DOJ were to commence an antitrust action, it would stay the effectiveness of the Federal Reserve’s approval unless a court specifically orders otherwise.

In addition, as Orrstown Financial Services is a bank holding company that has elected financial holding company status under the Bank Holding Company Association (“BHCA”), Orrstown Financial Services is also subject to regulation by the Federal Reserve. Orrstown Financial Services will seek the prior approval for the merger of Hamilton Bancorp with and into Orrstown Financial, as well as the acquisition of Hamilton Bank contemplated thereby, from the Federal Reserve pursuant to Section 3 of the BHCA. Section 3 of the BHCA requires the Federal Reserve to consider a number of factors in deciding whether to approve an application for approval, including the (1) competitive effect of the transactions; (2) financial and managerial resources and prospects of the companies and the convenience and needs of the community to be served; (3) certain supervisory concerns; (4) the effectiveness of the companies’ anti-money laundering efforts; and (5) the extent to which the transactions would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the Federal Reserve provides an opportunity for public comment on the application and may hold a hearing or other proceeding on the application.

Pennsylvania Department of Banking and Securities. The merger of Hamilton Bancorp with and into Orrstown Financial Services is subject to the prior approval of the Pennsylvania Department of Banking and Securities under Section 115 of the Pennsylvania Banking Code of 1965 relating to business combinations involving a holding company of a Pennsylvania-chartered bank. Additionally, the merger of Hamilton Bank with and into Orrstown Bank is subject to the prior approval of the Pennsylvania Department of Banking and Securities under Chapter 16 of the Pennsylvania Banking Code of 1965. Generally, in determining whether to approve a bank merger, the Pennsylvania Department of Banking and Securities considers similar factors that are considered by the Federal Reserve under the Bank Merger Act, in addition to any state-specific factors contained in the statutory provisions identified above.

Maryland Commissioner of Financial Regulation. The merger of Hamilton Bancorp with and into Orrstown Financial Services, and the acquisition of Hamilton Bank contemplated thereby, is subject to the prior approval of the Maryland Commissioner of Financial Regulation under Subtitle 9 of Title 5 of the Financial Institutions Article of the Maryland Code relating to proposed acquisitions of Maryland bank holding companies or Maryland-chartered banks. Additionally, the merger of Hamilton Bank with and into Orrstown Bank is subject to the prior approval of the Maryland Commissioner of Financial Regulation under Subtitle 7 of Title 3 of the Financial Institutions Article of the Maryland Code. Generally, in determining whether to approve a bank merger, the Maryland Commissioner of Financial Regulation considers similar factors that are considered by the Federal Reserve under the Bank Merger Act, in addition to any similar factors contained in the statutory provisions identified above.

Restrictions on Resales by Affiliates

Shares of Orrstown Financial Services common stock to be issued to Hamilton Bancorp stockholders in the merger will have been registered under the Securities Act and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Orrstown Financial Services after the merger, except that the director of Hamilton Bancorp who will join Orrstown Financial Services’ board of directors as of the effective time of the merger will be deemed an affiliate of Orrstown Financial Services and will have certain limitations on the sale of his or her shares. Any subsequent transfer of shares by any Hamilton Bancorp stockholder who is deemed an affiliate of Orrstown Financial Services after the merger will, under existing law, require either:

•	the further registration under the Securities Act the Orrstown Financial Services common stock to be transferred; or

•	the availability of another exemption from registration.

An “affiliate” of Orrstown Financial Services is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Orrstown Financial Services. These restrictions are expected to apply to the directors and executive officers of Orrstown Financial Services and to the holders of 10% or more of the outstanding Orrstown Financial Services common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Orrstown Financial Services will give stop transfer instructions to the exchange agent with respect to the shares of Orrstown Financial Services common stock to be received by persons subject to these restrictions.

THE VOTING AGREEMENTS

In connection with the merger agreement, Orrstown Financial Services entered into voting agreements with all directors and executive officers of Hamilton Bancorp, consisting of William E. Ballard, Joseph J. Bouffard, Carol L. Coughlin, Robert A. DeAlmeida, James R. Farnum, Jr., Ellen R. Fish, William W. Furr, Bobbi R. Macdonald, John P. Marzullo, and Jenny G. Morgan. There are 147,040 shares of Hamilton Bancorp common stock subject to the voting agreements, which represents approximately 4.3% of the outstanding shares of Hamilton Bancorp common stock as of the record date.

In the voting agreements, each of these stockholders has agreed to vote all of his, her or its shares of Hamilton Bancorp common stock (including any shares acquired after the date of the voting agreement, whether by the exercise of any stock option, purchase in the open market, privately or otherwise):

•	in favor of approval of the merger agreement and the merger;

•

against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of Hamilton Bancorp contained in the merger agreement or of the stockholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement to Hamilton Bancorp’s and Orrstown Financial Services’ respective obligations to consummate the merger; and

•

against another acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the transactions provided for in the merger agreement.

Under the voting agreements, each of the stockholders also agreed not to, and not to permit any of his, her or its affiliates, to:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, another acquisition proposal;

•

participate in any discussions or negotiations regarding another acquisition proposal, or furnish, or otherwise afford access, to any person (other than Orrstown Financial Services) any information or data with respect to Hamilton Bancorp or any of its subsidiaries or otherwise relating to another acquisition proposal;

•	enter into any agreement, agreement in principle or letter of intent with respect to another acquisition proposal;

•

solicit proxies or become a participant in a solicitation with respect to another acquisition proposal (other than the merger agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement;

•	initiate a stockholders’ vote or action by consent of Hamilton Bancorp’s stockholders with respect to another acquisition proposal; or

•	except by reason of the voting agreement, become a member of a group with respect to any voting securities of Hamilton Bancorp that takes any action in support of another acquisition proposal.

In addition, except under limited circumstances, these stockholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of Hamilton Bancorp common stock while the voting agreements are in effect. The voting agreements terminate immediately upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, an amendment to the merger agreement that decreases the merger consideration, or mutual written agreement of Orrstown Financial Services and the stockholder.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of material United States federal income tax consequences of the merger of Orrstown Bank and Hamilton Bancorp to U.S. holders of Hamilton Bancorp common stock. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each stockholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Any such change could affect the validity of this discussion. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to Hamilton Bancorp stockholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular Hamilton Bancorp stockholder.

The following discussion may not apply to particular categories of holders of shares of Hamilton Bancorp common stock in light of their individual circumstances or to holders that are subject to special treatment under the Code, such as:

•	pass-through entities or investors in pass-through entities;

•	trusts and estates;

•	insurance companies;

•	financial institutions;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	tax-exempt organizations;

•	individual retirement and other tax-deferred accounts;

•	banks;

•	persons subject to the alternative minimum tax;

•	persons who hold Hamilton Bancorp capital stock as part of a straddle, hedging or conversion transaction;

•	persons whose functional currency is other than the United States dollar;

•	persons eligible for tax treaty benefits;

•	foreign corporations, foreign partnerships and other foreign entities;

•	persons who are not citizens or residents of the United States; and

•	holders whose shares of Hamilton Bancorp were acquired pursuant to the exercise of an employee stock option or otherwise as compensation.

This discussion assumes that holders of shares of Hamilton Bancorp common stock hold their shares as capital assets within the meaning of section 1221 of the Code. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Hamilton Bancorp common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes; or

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia.

ALL HOLDERS OF HAMILTON BANCORP COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

Tax Consequences of the Merger

Based on facts and representations and assumptions regarding factual matters that were provided by Orrstown Financial Services and Hamilton Bancorp and that are consistent with the state of facts that Orrstown Financial Services and Hamilton Bancorp believe will be existing as of the effective time of the merger, Goodwin Procter LLP and Luse Gorman, PC are each of the opinion that the merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service or the courts. Neither Orrstown Financial Services nor Hamilton Bancorp intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

It is the opinion of Goodwin Procter LLP and Luse Gorman, PC that the merger will be treated as a “reorganization” within the meaning of section 368(a) of the Code, with the tax consequence as described below.

Neither Orrstown Financial Services nor Hamilton Bancorp will recognize any taxable gain or loss as a result of the merger and each will be a party to a reorganization within the meaning of section 368(a) of the Code.

Hamilton Bancorp stockholders will receive both Orrstown Financial Services common stock and cash consideration in exchange for all of his, her or its shares of Hamilton Bancorp common stock and generally will recognize gain, but not loss, to the extent of the lesser of:

•

the excess, if any, of (a) the sum of the aggregate fair market value of the Orrstown Financial Services common stock received (including any fractional share of Orrstown Financial Services common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of common stock) over (b) the stockholder’s aggregate tax basis in the shares of Orrstown Financial Services common stock exchanged in the merger; and

•

the amount of cash received by the stockholder (excluding any cash received in lieu of a fractional share of common stock, which will be taxed as discussed below under “Cash in Lieu of Fractional Shares”).

In general, for this purpose, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Hamilton Bancorp common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, in which case such gain will be treated as a dividend to the extent of the stockholder’s ratable share of the undistributed accumulated earnings and profits of Hamilton Bancorp. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your Hamilton Bancorp common stock will be treated as a dividend.

The stockholder’s aggregate tax basis in the Orrstown Financial Services common stock received pursuant to the merger will equal that stockholder’s aggregate tax basis in the shares of Hamilton Bancorp common stock being exchanged, reduced by any amount allocable to a fractional share of Orrstown Financial Services common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by that stockholder in the merger (including any portion of such gain that is treated as a dividend).

Cash in Lieu of Fractional Shares

No fractional shares of Orrstown Financial Services common stock will be issued in the merger. A Hamilton Bancorp stockholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Orrstown Financial Services. A Hamilton Bancorp stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder’s tax basis in the fractional share. Any capital gain or loss generally will be long-term capital gain or loss if the Hamilton Bancorp common stock exchanged was held for more than one year.

Tax Opinions

Tax opinions of Goodwin Procter LLP and Luse Gorman, PC have been filed as Exhibits 8.1 and 8.2, respectively, to the registration statement of which this proxy statement/prospectus is a part. Additionally, it is a condition to the obligations of Orrstown Financial Services and Hamilton Bancorp to complete the merger that Orrstown Financial Services receive an opinion of Goodwin Procter LLP, counsel to Orrstown Financial Services, or such other counsel as contemplated by the merger agreement, and that Hamilton Bancorp receive an opinion of Luse Gorman, PC, counsel to Hamilton Bancorp, or such other counsel as contemplated by the merger agreement, each dated as of the closing date of the merger and each to the effect that, based on representations of Orrstown Financial Services and Hamilton Bancorp and on certain customary assumptions and conditions, the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition.

The tax opinions delivered or to be delivered to Orrstown Financial Services and to Hamilton Bancorp in connection with the merger are not binding on the Internal Revenue Service, or the “IRS,” or the courts, and neither Orrstown Financial Services nor Hamilton Bancorp have sought or will seek any ruling from the IRS, regarding any matters relating to the merger. Consequently, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions contained in the tax opinions delivered to Orrstown Financial Services or Hamilton Bancorp, or the federal income tax consequences of the merger described in this proxy statement/prospectus.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules.

If withholding results in an overpayment of taxes, a refund or credit against an Hamilton Bancorp stockholder’s United States federal income tax liability may be obtained from the IRS, provided the stockholder furnishes the required information to the IRS. A holder that does not furnish their correct taxpayer identification number may be subject to penalties imposed by the IRS.

Hamilton Bancorp stockholders who receive Orrstown Financial Services common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Other Tax Consequences

The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

The preceding discussion is intended only as a general discussion of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws, and the effect of any proposed changes in tax laws.

THE COMPANIES

Orrstown Financial Services

Orrstown Financial Services, Inc., a Pennsylvania corporation, is the holding company for its wholly-owned subsidiaries Orrstown Bank and Wheatland Advisors, Inc. Orrstown Financial Services’ principal executive offices are located at 77 East King Street, Shippensburg, Pennsylvania, 17257, with additional executive and administrative offices at 4750 Lindle Road, Harrisburg, Pennsylvania, 17111. Orrstown Financial Services was organized on November 17, 1987, for the purpose of acquiring Orrstown Bank and such other banks and bank-related activities as are permitted by law and desirable. Orrstown Financial Services provides banking and bank-related services through banking offices located in south-central Pennsylvania, principally in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties and in Washington County, Maryland. Wheatland Advisors was acquired in December 2016 and provides services as a registered investment advisor through its office in Lancaster County, Pennsylvania. On October 1, 2018, Orrstown Financial Services completed its acquisition of Mercersburg Financial Corporation.

Orrstown Bank was originally organized in 1919 as a state-chartered bank. On March 8, 1988, in a bank holding company reorganization transaction, Orrstown Financial Services acquired 100% ownership of Orrstown Bank.

Orrstown Financial Services’ primary activity consists of owning and supervising its subsidiaries, Orrstown Bank and Wheatland Advisors. Day-to-day management is conducted by officers of Orrstown Bank. Orrstown Financial Services has historically derived most of its income through dividends from Orrstown Bank. At September 30, 2018, Orrstown Financial Services had total assets of $1.7 billion, total loans of $1.1 billion, total deposits of $1.4 billion, and total stockholders’ equity of $145.6 million.

Orrstown Financial Services has no employees. Its nine officers are employees of Orrstown Bank. On September 30, 2018, Orrstown Bank and Wheatland combined had 332 full-time and 17 part-time employees.

Orrstown Bank is engaged in commercial banking and trust business as authorized by the Pennsylvania Banking Code of 1965. This involves accepting demand, time and savings deposits, and granting loans. Orrstown Bank holds commercial, residential, consumer and agribusiness loans primarily in its market areas of Cumberland, Dauphin, Franklin, Lancaster, Perry and York Counties in Pennsylvania and Washington County in Maryland; and in contiguous counties. Orrstown Bank maintains a diversified loan portfolio and evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Orrstown Bank upon the extension of credit, is based on management’s credit evaluation of the customer pursuant to collateral standards established in Orrstown Bank’s credit policies and procedures.

Wheatland Advisors was acquired to supplement Orrstown Bank’s trust and wealth management group and to provide opportunities for future growth in these areas.

You can find additional information about the company in its filings with the Securities and Exchange Commission referenced in the section in this proxy statement/prospectus titled “Where You Can Find More Information” on page 185.

Hamilton Bancorp, Inc.

In this section entitled “The Companies –Hamilton Bancorp, Inc.” and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hamilton Bancorp, Inc.” and “Management of Hamilton Bancorp, Inc.,” and only in these three sections, the terms “we,” “our,” and “us” refer to Hamilton Bancorp, Inc. and Hamilton Bank, unless the context indicates another meaning.

Hamilton Bancorp, Inc. is a Maryland chartered corporation incorporated on June 7, 2012 to serve as the stock holding company for Hamilton Bank, a state chartered commercial bank. On October 10, 2012, in accordance with a Plan of Conversion adopted by its Board of Directors and approved by its members, Hamilton Bank converted from a mutual savings bank to a stock savings bank and became the wholly owned subsidiary of Hamilton Bancorp. In connection with the conversion, Hamilton Bancorp sold 3,703,000 shares of common stock at a price of $10.00 per share, through which Hamilton Bancorp received net proceeds of approximately $35,580,000. On December 21, 2017, Hamilton Bank converted its charter from a federal savings bank to a Maryland state-chartered commercial bank and now operates under the laws of the State of Maryland. In conjunction with Hamilton Bank’s charter conversion, Hamilton Bancorp converted from a savings and loan holding company to a bank holding company. Hamilton Bancorp’s principal business activity is the ownership of

Hamilton Bank’s capital stock and the management of the offering proceeds it retained in connection with Hamilton Bank’s conversion. Hamilton Bancorp does not own or lease any property but instead uses the premises, equipment and other property of Hamilton Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. In the future, Hamilton Bancorp may acquire or organize other operating subsidiaries.

Founded in 1915 and celebrating over 100 years of service, Hamilton Bank is a community-oriented financial institution, dedicated to serving the financial needs of consumers and businesses within its market area. Our lending market area is considered greater Maryland, southern Pennsylvania, Washington D.C., and northern Virginia. We offer a variety of deposit and loan products in our market area. Our real estate loans consist primarily of one-to- four family mortgage loans (including owner-occupied and non-owner-occupied investor loans), as well as commercial real estate loans, and home equity loans and lines of credit. We also offer commercial term, leases and line of credit loans along with consumer loans consisting primarily of automobile loans, recreational vehicles and loans secured by deposits. We currently operate out of our corporate headquarters in Towson, Maryland and our seven full-service branch offices located in Baltimore City, Cockeysville, Towson, Rosedale, Ellicott City and Pasadena, Maryland. Our market area for deposits is primarily the local counties surrounding our offices. Our primary source of income is loans to small and middle-market businesses and middle-income individuals.

We also invest in securities, which consist primarily of U.S. government agency, municipal and corporate bond obligations, mortgage-backed securities and collateralized mortgage obligations issued or guaranteed by U.S. government-sponsored enterprises, and to a much lesser extent, equity securities of government-sponsored enterprises.

We offer a variety of deposit accounts, including certificate of deposit accounts, money market accounts, savings accounts, checking accounts and individual retirement accounts. Over the past three years we have borrowed funds from the FHLB to meet growing loan demand and to facilitate several purchases of loan pools since March 2017. We have also acquired FHLB advances through our acquisitions of Fraternity Community Bancorp, Inc. and Fairmount Bancorp, Inc. completed in May 2016 and September 2015, respectively. We are committed to offering alternative banking delivery systems, including ATMs, online and mobile banking and remote deposit capture.

Recent Acquisitions

On May 13, 2016, Hamilton Bancorp completed its acquisition of Fraternity Community Bancorp, Inc. (“Fraternity”) through the merger of Fraternity, the parent company of Fraternity Federal Savings & Loan, with and into Hamilton Bancorp pursuant to the Agreement and Plan of Merger dated October 12, 2015, by and between Hamilton Bancorp and Fraternity. As a result of the merger, each stockholder of Fraternity received a cash payment equal to nineteen dollars and twenty-five cents ($19.25) for each share of Fraternity common stock, or an aggregate of approximately $25.7 million. Immediately following the merger of Fraternity into Hamilton Bancorp, Fraternity Federal Savings & Loan was merged with and into Hamilton Bank, with Hamilton Bank the surviving entity.

On September 11, 2015, Hamilton Bancorp completed its acquisition of Fairmount Bancorp, Inc. (“Fairmount”) through the merger of Fairmount, the parent company of Fairmount Bank, with and into Hamilton Bancorp pursuant to the Agreement and Plan of Merger dated as of April 15, 2015, by and between Hamilton Bancorp and Fairmount. As a result of the merger, each stockholder of Fairmount received a cash payment equal to thirty dollars ($30.00) for each share of Fairmount common stock, or an aggregate of approximately $15.4 million. Immediately following the merger of Fairmount, Fairmount Bank was merged with and into Hamilton Bank, with Hamilton Bank the surviving entity.

As a result of the acquisitions, we have added three branches to our branch structure in the Baltimore area.

Market Area

We conduct our operations from our seven full-service banking offices in Maryland. Our primary deposit market includes the areas surrounding our banking offices in Cockeysville, Pasadena, Towson, Rosedale, Ellicott City and two locations in Baltimore City. In July 2017, we re-located our Ellicott City branch in Howard County a short distance away from the former location so as to still serve our existing customer base and surrounding area. The landlord, whom the property was leased from, is converting the former branch property into other commercial space. In March 2018 we also re-located our Pigtown branch, located in Baltimore City, just a few doors down from our former branch. The new branch locations are both smaller in size, offering cost savings, and allowed us to redesign our branches so the needs of our customers can be better served. In the new locations we did away with the conventional teller line and created a more open space with the use of a cash recycler. Our employees can now interact and provide greater assistance to our customers in a friendlier and inviting environment.

Hamilton Bank considers greater Maryland, southern Pennsylvania, Washington D.C., and northern Virginia its primary lending area for its various consumer, commercial and mortgage lending services. It is the policy of Hamilton Bank to focus on lending to customers within its primary lending area, and/or to collateralize secured loans with real property located within the primary lending area. However, we occasionally purchase or make loans secured by collateral located outside of our primary lending market, especially to borrowers with whom we have an existing relationship or who have a significant presence within our primary market. Our primary lending market contains a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. The city of Baltimore is now considered a major center for both the financial and health service industries.

Our branch network includes Baltimore City and the Maryland counties of Anne Arundel, Howard, and Baltimore. Maryland continues to rank first in the nation with respect to median household income, as reflected in 2017, with median household income of nearly $81,000 compared to a national average of $61,000. Both Howard and Anne Arundel county rank amongst the top counties in the state with respect to household income and report lower unemployment. Baltimore City, Baltimore County, Howard, and Anne Arundel County reported preliminary unemployment rates of 5.3%, 3.9%, 3.0% and 3.2%, respectively, for October 2018, compared to the statewide and national unemployment rates of 4.1% and 3.7%, respectively.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, internet banks, mortgage banking firms, consumer finance companies, credit unions, and non-bank lenders. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our position as a community bank.

As of June 30, 2018 (the latest date for which information is available), our market share was 0.04% of total deposits in Baltimore City, making us the 22nd largest out of 25 financial institutions in Baltimore City. In addition, as of June 30, 2018, our deposit market share was 1.67%, 0.41% and 0.59% of total deposits in Baltimore County, Anne Arundel, and Howard County, respectively, making us the 12th largest out of 29 financial institutions in Baltimore County, the 20th largest out of 26 financial institutions in Anne Arundel County and 15th largest out of 19 financial institutions in Howard County.

Lending Activities

General. Historically, our principal lending activity has been the origination of mortgage loans collateralized by one-to-four family residential real estate located within our primary market area. In recent years we have reduced our emphasis on the origination of one-to-four family mortgage lending to become less reliant on the origination of such loans for growth and to emphasize the origination of commercial business and commercial real estate lending. This will allow Hamilton Bank to develop a more diversified loan portfolio, generate loan growth from different resources, and provide our customers with more products and services that fit their needs. In connection with this strategy, we have hired several commercial real estate and commercial business loan officers over the past couple of years with strong experience in these lending areas. In addition, back office commercial loan personnel have also been hired to assist with the processing, underwriting, and monitoring of our commercial loan portfolio. Our commercial loan underwriting analysis is maintained in-house and allows us to be more efficient in originating loans and enhancing the customer experience. We sold a majority of our newly originated one-to-four family mortgage loans with terms over 10 years into the secondary market. However, towards the end of fiscal 2017 and throughout fiscal 2018, we did retain in our portfolio the fixed-rate residential mortgages we originated due to the amount of run-off we were experiencing within the portfolio. In addition to commercial business loans and leases, commercial real estate loans and residential mortgage loans, we also offer home equity loans and lines of credit, residential and commercial construction loans, and, to a much lesser extent, other consumer loans.

Our portfolio of one-to four-family residential loans have increased in amount during fiscal 2018 and 2017 due to the purchase of several pools of loans in fiscal 2018 and our acquisition of Fraternity in fiscal 2017. The percentage of one-to four-family loans to total loans, however, has declined from 46.4% at March 31, 2017 to 41.5% at September 30, 2018.

Loan Portfolio Composition. Set forth below is selected information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated. Amounts shown do not include loans held for sale equal to $-0- at September 30, 2018 and $-0-, $-0-, $259,000, $581,000 and $-0- at March 31, 2018, 2017, 2016, 2015 and 2014, respectively.

	At September 30,		At March 31,
	2018		2018		2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential mortgage loans:
One- to four-family residential	$155,662	41.5%	$163,448	42.0%	$157,446	46.4%	$69,300	31.1%	$49,865	31.1%	$57,674	39.8%
One- to four-family investor	24,883	6.6	26,736	6.9	25,522	7.5	27,860	12.5	12,971	8.1	14,000	9.7
Commercial construction	3,457	0.9	7,116	1.8	3,190	0.9	8,527	3.8	6,362	4.0	3,268	2.3
Commercial	115,697	30.9	112,166	28.8	107,564	31.7	78,115	35.1	59,273	36.9	41,406	28.6

Total real estate loans	299,699	80.0	309,466	79.5	293,722	86.6	183,802	82.5	128,471	80.1	116,348	80.4
Commercial business loans	37,889	10.1	40,144	10.3	21,537	6.4	20,395	9.2	18,490	11.5	15,657	10.8
Consumer:
Home equity loans and lines of credit	19,368	5.2	19,996	5.1	20,544	6.1	14,391	6.4	12,261	7.6	11,660	8.0
Other consumer	17,693	4.7	19,615	5.0	3,197	0.9	4,179	1.9	1,166	0.8	1,154	0.8

Total consumer loans	37,061	9.9	39,611	10.2	23,741	7.0	18,570	8.3	13,427	8.4	12,814	8.8

Total loans receivable	$374,649	100.0%	389,221	100.0%	339,000	100.0%	222,767	100.0%	160,388	100.0%	144,819	100.0%

Premium (discount) on loans acquired	1,485		1,412		76		(769)		—		—
Net deferred loan origination fees and costs	(194)		(212)		(143)		(139)		(103)		(119)
Allowance for loan losses	(3,031)		(2,822)		(2,195)		(1,702)		(1,690)		(1,786)

Total loans receivable, net	$372,909		$387,599		$336,738		$220,157		$158,595		$142,914

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2018. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to Four-Family Residential Real Estate		One- to Four-Family Investor Real Estate		Commercial Construction Real Estate		Commercial Real Estate
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due in less than one year	$4,028	5.09%	$2,194	6.67%	$2,544	5.09%	$12,644	3.15%
Due in one year to five years	3,281	3.84	6,916	6.26	913	3.52	31,714	4.67
Due after five years	148,353	4.10	15,773	5.46	—	—	71,339	4.56

Total	$155,662	4.12%	$24,883	5.79%	$3,457	4.68%	$115,697	4.44%

	Commercial Business		Home Equity Loans and Lines of Credit		Other Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due in less than one year	$10,776	5.49%	$218	6.23%	$1,253	2.88%	$33,657	4.52%
Due in one year to five years	18,053	4.82	709	6.57	609	4.85	62,195	4.85
Due after five years	9,060	4.69	18,441	4.90	15,831	4.74	278,797	4.40

Total	$37,889	4.98%	$19,368	4.98%	$17,693	4.61%	$374,649	4.49%

Fixed and Adjustable-Rate Loan Schedule. The following table sets forth at September 30, 2018, the dollar amount of all fixed-rate and adjustable-rate loans due after September 30, 2019.

	Due after September 30, 2019
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$125,846	$25,788	$151,634
One- to four-family investor	18,833	3,856	22,689
Commercial construction	913	—	913
Commercial	82,015	21,038	103,053
Commercial business loans	23,372	3,741	27,113
Consumer loans:
Home equity loans and lines of credit	4,145	15,005	19,150
Other consumer	16,440	—	16,440

Total loans	$271,564	$69,428	$340,992

Residential Mortgage Loans. Hamilton Bank originates mortgage loans secured by owner occupied one-to-four family residential properties. To a lesser extent, we have also acquired, participated and made loans to investors for the purchase of one-to-four family residential properties that are not owner-occupied. As of September 30, 2018, we had a total of $180.5 million of residential mortgage loans secured by one-to-four family properties, of which $155.6 million, or 86.2%, were secured by properties serving as the primary residence of the owner. The remaining $24.9 million, or 13.8%, of such loans were secured by non-owner-occupied residential properties. The majority of our residential mortgage loans are secured by properties within our primary lending area of greater Maryland, southern Pennsylvania, Washington D.C., and northern Virginia, however, during the last half of fiscal 2018 we did purchase several residential mortgage loan pools totaling $19.3 million in areas outside of our market.

Historically, the terms of our one-to-four family mortgage loans retained in our portfolio ranged from 10 to 30 years. In order to lower our interest rate risk in a rising rate environment though, we have been selling to the secondary market the majority of our one-to-four family fixed rate loans that have been originated with terms exceeding 10 years. However, toward the end of fiscal 2017 and throughout fiscal 2018, we did portfolio the fixed-rate residential mortgages we originated due to the amount of run-off we were experiencing within the portfolio. In fiscal 2019, we began to sell these loans into the secondary market once again. During fiscal 2017 and 2016, we sold $2.2 million, or 23.5%, and $4.4 million, or 68.0%, of one-to-four family mortgage loans that we originated with terms exceeding 10 years, respectively. Over the first half of fiscal 2019, we originated and sold $1.3 million of one-to-four family mortgage loans. Our residential mortgage portfolio is almost entirely comprised of fixed-rate loans, with 83.0% of residential mortgage loans due after September 30, 2019 having fixed rates at September 30, 2018. During the year ended March 31, 2018, we originated $1.5 million in residential mortgage loans with adjustable-rates and have not originated any adjustable-rate mortgage loans through September 30, 2018 of this fiscal year.

We generally do not make new one-to-four family mortgage loans on owner-occupied properties with loan-to-value ratios exceeding 95% at the time the loan is originated, and all loans with loan-to-value ratios in excess of 80% require private mortgage insurance. Loan to value ratios on refinances may not exceed 80%, and loan-to-value ratios for non-owner-occupied properties may not exceed 85%. In addition, borrower debt may generally not exceed 43% of the borrower’s monthly cash flow. With respect to borrower debt on loans secured by non-owner-occupied properties, we look to the investor’s aggregate debt and cash flows from all investment properties the investor operates. We require all properties securing residential mortgage loans to be appraised by a board-approved independent appraiser.

Loans secured by non-owner-occupied properties typically have five to ten year terms and amortize over a 25 to 30 year period. Because of the increased risk associated with non-owner-occupied properties, interest rates on such loans are higher than owner-occupied properties, averaging 6.6% during the six months ended September 30, 2018. We have generally only originated loans secured by non-owner-occupied properties to investors that reside in our market area.

In an effort to provide financing for first-time home buyers, we offer 30-year fixed-rate one-to-four family mortgage loans with loan-to-value ratios up to 95%, which cannot be readily sold to the secondary market and are held in portfolio.

We also make “jumbo loans” (loans above $424,100, the current maximum conforming loan amount as established by the Federal Housing Finance Agency) that we may sell into the secondary market or retain in Hamilton Bank’s portfolio depending upon the residential mortgage run-off at the time. Jumbo loans that we originate and sell, typically have 30-year terms and maximum loan-to-value ratios of 80%. At September 30, 2018, our largest outstanding portfolio jumbo residential mortgage loan was for $2.3 million at origination, with a current book balance of $1.9 million. This loan is performing in accordance with its original terms.

From 2009 through part of fiscal 2017, applications for loans that we intended to sell were processed through Mortgage Department Services, LLC (“MDS”), a company in which we had a minority interest. In fiscal 2017 we brought this process in-house using various software programs. Each application and loan is reviewed to ensure that the loan meets the standards for sale to the secondary market and Hamilton Bank’s portfolio (See “—Loan Originations, Participations, Purchases and Sales”). When we sell loans in the secondary market, we typically sell the loans at a premium and record the income immediately as a gain on sale of loans. All such loans are sold with servicing released and in most cases, with recourse that we provide to the purchaser in the case of (i) delinquency within the first 90 days of sale or (ii) breaches of customary representations and warranties to the buyers.

All residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance for the benefit of Hamilton Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance.

Commercial Real Estate Loans. We originate commercial real estate loans within our primary lending area, with an emphasis on the Greater Baltimore region, that are secured by properties used for business purposes such as small office buildings or retail facilities. We have increased our origination of commercial real estate loans over the last several years. At September 30, 2018, commercial real estate loans amounted to 30.9% of total loans or $115.7 million, including $8.3 million acquired in the Fraternity acquisition, compared to approximately $41.4 million, or 28.6% of total loans, at March 31, 2014.

Our commercial real estate loans are underwritten based on our loan underwriting polices. Our policies provide that such loans may be made in amounts of up to 85% of the appraised value of the property, provided that the property is more than 50% owner-occupied or 75% of the appraised value of the property if it is not owner-occupied. Our commercial real estate loans typically have terms of 5 to 10 years and amortize for a period of up to 25 years. In the past year we have originated an increased amount of commercial real estate loans with terms of 7 to 10 years based upon the strength of the property cash flow and loan to value ratio. Interest rates may be fixed or adjustable. If adjustable, then they are generally based on the Prime rate of interest, LIBOR, or U.S. Treasuries Constant Maturity.

The regulatory loan-to-one borrower limit is 15% of a bank’s unimpaired capital plus unimpaired surplus, or approximately $6.9 million at September 30, 2018. We have adopted an internal limit equal to 75% of Hamilton Bank’s loan-to-one borrower limit. The internal limit at September 30, 2018 is $5.2 million. We generally target commercial real estate loans with balances of $250,000 to $4.0 million. At September 30, 2018, our commercial real estate loans had an average balance of $787,000. At that same date, our largest commercial real estate relationship consisted of one loan totaling $4.6 million. This loan is secured by a shopping center, and was performing in accordance with their original terms at September 30, 2018.

Commercial real estate lending involves additional risks compared to one-to-four family residential lending because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan. Repayment of such loans may be subject, to a greater extent than residential loans, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve larger loan balances in relation to single borrowers or groups of related borrowers. Commercial real estate loans generally have a higher rate of interest and shorter term than residential mortgage loans because of increased risks associated with this type of lending. We seek to minimize these risks through our underwriting standards. We have experienced a decrease over the past several years in the number of delinquencies and non-performing loans in our commercial real estate loan portfolio. See “Risk Factors-Our increase in commercial real estate loans has increased our credit risk.”

Commercial Business Loans. We originate commercial business loans and lines of credit secured by non-real estate business assets. These loans are generally originated to small and middle market businesses in our primary market area, although in fiscal 2018 we purchased a $15.5 million pool of commercial equipment lease loans that are considered out of our market area. Our commercial business loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture, and are primarily secured by business assets other than real estate, such as business equipment, inventory and accounts receivable. We have increased our origination of commercial business loans over the last few years and intend to continue to grow this portfolio at a moderate pace. At September 30, 2018, commercial business loans and lines of credit outstanding totaled $37.9 million, including $10.1 million of the original $15.5 million pool of commercial equipment lease loans. This loan segment amounted to 10.1% of total loans, compared to approximately $15.7 million, or 10.8% of total loans, at March 31, 2014. At September 30, 2018, we also had $11.5 million of available and unfunded commercial business lines of credit.

Our commercial business loans have terms up to five years at both fixed and adjustable rates of interest, although, adjustable rates of interest are preferred and obtained when possible. Our commercial business loans are underwritten based on our commercial business loan underwriting policies. We typically avoid making commercial business loans to purchase highly specialized, custom made equipment which may be difficult to dispose of in the event of default. When making commercial business loans, we consider the financial statements, lending history and debt service capabilities of the borrower (generally requiring a minimum debt service coverage ratio of 1.20:1.00), the projected cash flows of the business, and the value of the collateral, if any. The majority all commercial business loans are guaranteed by the principals of the borrower.

Hamilton Bank is also qualified to make Small Business Administration (“SBA”) loans. The SBA program is an economic development program which finances the expansion of small businesses. Under the SBA program, we originate and fund loans under the SBA 7(a) Loan Program which qualify for guarantees up to 85% for loans less than or equal to $150,000 and 75% for loans greater than $150,000. We also originate loans under the SBA’s CDC/504 Loan Program in which we generally provide 50% of the financing, taking a first lien on the real property as collateral. We do not treat the SBA guarantee as a substitute for a borrower meeting our credit standards, and, except for minimum capital levels or maximum loan terms, the borrower must meet our other credit standards as applicable to loans outside the SBA process. During the six months ended September 30, 2018, fiscal 2018 and fiscal 2017, we did not originate any loans under the SBA 7(a) Loan Program.

We focus on the origination of commercial business loans in amounts between $250,000 and $4.0 million. At September 30, 2018, our commercial business loans had an average outstanding balance of $155,000. At that same date, our largest commercial business loan was a commercial line of credit with a commitment balance of $5.0 million, of which $2.2 million has been advanced. The loan is secured by the business assets of the company and is performing in accordance with its original terms at September 30, 2018.

Commercial business loans generally have a greater credit risk than one-to-four family residential mortgage loans and real estate backed commercial loans. Unlike residential and commercial mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards. See “Risk Factors—Our entry into commercial real estate and commercial business lending may result in higher losses on our loans.”

Home Equity Loans and Lines of Credit. We offer home equity loans and lines of credit that are secured by the borrower’s primary or secondary residence. At September 30, 2018, we had $19.4 million, or 5.2% of our total loan portfolio in home equity loans and lines of credit. At that date we also had $23.3 million of undisbursed funds related to home equity lines of credit.

Home equity loans and lines of credit are generally underwritten using the same criteria that we use to underwrite one-to-four family residential mortgage loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of up to 80% when combined with the principal balance of the existing first mortgage loan. Our home equity loans are primarily originated with fixed rates of interest with terms of up to 20 years. Our home equity lines of credit are originated with adjustable-rates based on the prime rate of interest plus or minus an applicable margin and require interest paid monthly. Home equity loans and lines of credit are available in amounts of between $10,000 and $1.0 million.

Home equity loans and lines of credit secured by second mortgages have greater risk than one-to-four family residential mortgage loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans and lines of credit, decreases in real estate values could adversely affect the value of property securing the loan.

Construction Loans. We originate construction loans for both commercial and residential real estate. Construction loans we originate generally provide for the payment of interest only during the construction phase. At the end of the construction phase, the loan converts to a permanent mortgage loan at the same or a different rate of interest. The construction period on the residential homes is typically nine to twelve months, at which time Hamilton Bank is repaid through permanent financing by a third party with servicing released or the loan is converted under the loan documents to a permanent loan and is retained in Hamilton Bank’s portfolio.

Before making a commitment to fund a construction loan, Hamilton Bank requires detailed cost estimates to complete the project and an appraisal of the property by an independent licensed appraiser. Hamilton Bank also reviews and inspects each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method. Construction loans for one-to-four family residential real estate may be underwritten with a loan-to-value ratio of up to 80% or 95% with private mortgage insurance. Commercial construction loans generally may not exceed a loan-to-value ratio of 75% to 80%.

Construction lending generally involves a greater degree of risk than other one-to-four family mortgage lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of construction. Various potential factors including construction delays or the financial viability of the builder may further impair the borrower’s ability to repay the loan.

At September 30, 2018, total construction loans represented $7.1 million, or 1.9%, of Hamilton Bank’s total loans, of which $3.6 million consisted of residential construction loans and $3.5 million were commercial construction. At September 30, 2018, the commitment to fund or advance funds on total construction loans equaled $10.3 million. At September 30, 2018, our largest construction loan was a commercial construction loan with a contractual principal and recorded investment balance of $1.2 million. This loan is under the SBA CDC/504 loan program and we are waiting to be taken out by the SBA. The loan is secured by the commercial property being constructed and is performing in accordance with its original terms at September 30, 2018.

Other Consumer Loans. We make loans secured by deposit accounts up to 90% of the amount of the depositor’s deposit account balance. On a more limited basis, we also originate automobile loans to our customers, along with boats, motorcycles, and recreational vehicles. During fiscal 2018 we purchased two loan pools consisting of recreational vehicles from the same seller that totaled $19.8 million, of which $15.0 million are outstanding at September 30, 2018. These loans are located outside of what is considered our lending area. Other consumer loans at September 30, 2018 totaled $17.7 million, or 4.7% of our total loan portfolio.

Loan Originations, Participations, Purchases and Sales. Most of our loan originations are generated by our loan personnel operating at our corporate headquarters and banking office locations. All loans we originate are underwritten pursuant to our policies and procedures. While we originate fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates. As a result, the volume of our real estate loan originations can vary from period to period.

Consistent with our interest rate risk strategy, in the low interest rate environment that has existed in recent years, we have sold on a servicing-released basis the majority of our one-to-four family residential mortgage loans with maturities over 10 years that we have originated. All loan applications originated from 2009 through the first part of 2017, that we had the intention of selling, were processed through a third party. That third party has since dissolved and we started directly underwriting and selling loans in the secondary market ourselves in 2017. Through the Fraternity acquisition, we obtained the necessary software and personnel to be able to process loans we intend to sell in-house. We receive a premium for each loan that is delivered or sold to the secondary market. When a loan is sold, it is sold with servicing released, and in most cases, with recourse that we provide to the purchaser in the event of (i) delinquency within the first 90 days of sale or (ii) breaches of customary representations and warranties to the buyers. During the last half of fiscal 2017 and into fiscal 2018 we retained in portfolio many of the traditional residential mortgage loans we originated, versus selling them in the secondary market, due to the increase in normal attrition within this loan segment resulting from our acquisitions. Prior to that time, we generally sold these loans in the secondary market at a premium to assist with managing interest rate risk and to enhance non-interest revenue. At the beginning of this year, we began to once again sell most newly originated residential loans that qualify into the secondary market versus putting them in portfolio for those same reasons.

From time to time, we have purchased loan participations in commercial loans in which we are not the lead lender that are secured by real estate or other assets within the state of Maryland. With regard to all loan participations, we follow our customary loan underwriting and approval policies, and although we may be only approving and servicing a portion of the loan, we underwrite the loan request as if we had originated the loan to ensure cash flow and collateral are sufficient. At September 30, 2018, our loan participations totaled $17.9 million, or 4.8% of our total loan portfolio, the majority of which were in our primary market area. Of the $17.9 million in participations, only $134,000 are on nonaccrual at September 30, 2018 compared to $32,000 at March 31, 2018 and $126,000 at March 31, 2017. We do not specifically look to loan participations as a means to increase loan volume; however, we do look at opportunities for participations, if presented, on a case by case basis.

In addition to loan participations, we may look to purchase pools or portfolios of loans from time-to-time to enhance growth and earnings potential. As with participations, we follow our customary loan underwriting standards when reviewing a particular pool of loans to determine if the purchase meets Hamilton Bank’s established credit guidelines. Based upon the number of loans within a particular pool, we may not be able to review the loan pool on a loan-by-loan basis, but will review the loan data requested on the entire pool, such as delinquency, credit scores, and appraised values and examine an adequate sample of the individual loans that make up the loan pool. During fiscal 2018 we purchased several pools of loans both within and outside of our market area. The loan pools totaled $54.6 million and consisted of $15.5 million in commercial lease loans, $19.8 million in recreational vehicles, and $19.3 million in one-to four-family residential mortgage loans. The loan purchases were funded through the use of cash and approximately $27.0 million in new FHLB borrowings. At the end of fiscal 2017 we also purchased $23.4 million of one-to-four family jumbo residential mortgage loans in two separate pools. These purchases were funded with approximately $12.5 million in cash and $11.5 million in borrowings from the FHLB. We entered into a cash flow hedge with respect to these borrowings to lock in a long-term cost of funds and minimize some of the interest rate risk associated with purchasing longer-term assets.

In May 2016, in connection with the acquisition of Fraternity Federal Savings and Loan, we acquired approximately $108.7 million in outstanding loans. As of September 30, 2018, the outstanding balance of those acquired from Fraternity totaled $73.4 million, or 19.6% of gross loans, of which $102,000 are on non-accrual. The remaining loans are performing as agreed under their current terms at September 30, 2018. In September 2015, prior to Fraternity, we acquired Fairmount Bank and approximately $53.6 million in outstanding loans, of which $31.1 million remain outstanding at September 30, 2018. The outstanding Fairmount loans make-up 8.3% of gross loans at September 30, 2018.

As noted earlier, we may sell residential mortgage loans into the secondary market at a premium. We also have the ability to sell certain pools of loans to increase liquidity, improve current earnings, divest of a concentration of loans, or manage problem credits. When selling a pool of loans, we analyze whether the sale makes sense from a profit standpoint and then look for several bids from various parties so as to maximize the price with respect to the sale. In fiscal 2017 we sold two pools of loans with a combined book value of $4.5 million. Both pools consisted primarily of one-to-four family non-owner occupied residential mortgage (“residential investor”) loans acquired in the Fairmount Bank acquisition. The financial performance of the residential investor loans sold was deteriorating and the underlying collateral did not provide sufficient support. Selling the pool of loans made the most sense with respect to managing these problem credits and reducing any additional losses going forward.

The following table shows our loan origination, repayment and sale activities for the periods indicated.

	Six Months Ended	Year Ended March 31,
	September 30, 2018	2018	2017
		(In thousands)
Total loans at beginning of year	$389,221	$339,000	$222,767
Loans originated:
Real estate loans:
Residential mortgage loans:
One- to four-family residential	7,995	16,788	21,837
One- to four-family investor	—	—	—
Commercial construction	875	5,654	4,759
Commercial	13,546	16,218	25,397

Total real estate loans	22,416	38,660	51,993
Commercial business loans	3,910	8,125	10,117
Consumer:
Home equity loans and lines of credit	3,746	6,452	5,920
Other consumer	136	226	112

Total consumer loans	3,882	6,678	6,032

Total loans originated	30,208	53,463	68,142
Fraternity Bank loans acquired	—	—	108,804
Residential loan pool purchases	—	19,251	23,422
SBA commercial loans purchased	—	3,254	—
Commercial lease loan pool purchased	—	15,473	—
Recreational vehicle loan pools purchased	—	19,961	—
Deduct:
Principal repayments	35,842	51,919	62,724
Loans sold in the secondary market	1,280	—	6,640
Transferred to foreclosed real estate	130	24	127
Unused lines of credit	7,528	9,238	14,644

Net loan activity	(14,572)	50,221	116,233

Total loans at end of year	$374,649	$389,221	$339,000

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures developed by management and approved by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral that will secure the loan. To assess the borrower’s ability to repay, our policies provide for the review of the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We will also evaluate a guarantor when a guarantee is provided as part of the loan.

Hamilton Bank’s policies and loan approval limits are established by our board of directors. Designated Bank officers and loan committee are assigned levels of loan authority. Having loan authority gives the individuals or committee the ability to authorize the extension of credit. Every extension of credit requires two signatures, one of which must have sufficient authority given the risk rating and aggregate exposure. The second approver cannot be an individual assigned less loan authority than the sponsor of the loan. Loan authority is recommended by the Chief Credit Officer and approved by the Credit Committee. All loan authorities are reviewed and confirmed annually by the Credit Committee. The Chief Credit Officer, and or the President may recommend interim changes to establish loan limits or assign loan authority for new officers. These interim changes shall be presented to the Credit Committee for approval at its next regularly scheduled meeting. The Chief Credit Officer and/or the President also have the authority to reduce or remove loan authority. Such changes in lending authority are to be reported to Credit Committee after the fact.

Securities Activities

General. Our investment policy is developed by management and approved by the board of directors. The objectives of the policy are to: (i) ensure adequate liquidity for loan demand and deposit fluctuations, and to allow us to alter our liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) manage interest rate risk in accordance with our interest rate risk policy; (iii) provide collateral for pledging requirements; (iv) maximize return on our investments; and (v) maintain a balance of high quality diversified investments to minimize risk.

Our Investment Committee, consisting of our President and Chief Executive Officer, our Chief Financial Officer, and Controller is responsible for implementing our investment policy, including approval of investment strategies and monitoring investment performance. The President and Chief Financial Officer are authorized to execute purchases or sales of securities. The board of directors regularly reviews our investment strategies and the market value of our investment portfolio.

We account for investment and mortgage-backed securities in accordance with Accounting Standards Codification (ASC) Topic 320, “Investments – Debt and Equity Securities.” ASC 320 requires that investments be categorized as held-to maturity, trading, or available for sale. Our securities are generally categorized as available-for-sale based on our need to meet daily liquidity needs and to take advantage of profits that may occur from time to time. At September 30, 2018, all of our securities were classified as available for sale.

Maryland-chartered banks have authority to invest in various types of assets, including government-sponsored enterprise obligations, securities of various federal agencies, residential mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, debt instruments of municipalities and Fannie Mae and Freddie Mac equity securities. At September 30, 2018, our investment portfolio consisted almost entirely of securities and mortgage-backed securities issued by U.S. Government agencies, municipalities or U.S. Government-sponsored enterprises. At that same date we also held $2.0 million of corporate bonds, which equaled approximately 2.8% of our total investment securities based upon the fair value of such securities. The principal and interest on our mortgage-backed securities are guaranteed by the issuing entity.

At September 30, 2018, we owned approximately $2.8 million in Federal Home Loan Bank of Atlanta stock. As a member of Federal Home Loan Bank of Atlanta, we are required to purchase stock in the Federal Home Loan Bank of Atlanta. At September 30, 2018, we had no investments in a single company or entity (other than an agency of the U.S. Government, a municipality or a U.S. Government-sponsored enterprise) that had an aggregate book value in excess of 10% of our equity.

In fiscal 2017, our investment balances increased through the acquisition of Fraternity and the build-up of excess cash. During fiscal 2018 and 2019, however, our investment balances have decreased due to either calls or maturing bonds, normal principal pay downs on our mortgage backed securities, or the sale of certain securities. The proceeds from these reductions in securities have been used to fund loan activity, including loan purchases, and repayment of borrowings and the decrease in deposits.

Amortized Cost and Estimated Fair Value of Securities. The following table sets forth certain information regarding the amortized cost and estimated fair values of our securities as of the dates indicated.

	At September 30,		At March 31,
	2018		2018		2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Mortgage-backed securities:
Fannie Mae	$24,205	$22,935	$28,107	$27,066	$35,034	$34,473	$27,774	$27,712
Ginnie Mae	9,292	9,052	8,418	8,245	10,003	9,924	5,988	6,006
Freddie Mac	19,510	18,564	21,776	20,952	30,593	30,132	20,178	20,222
Other	2,201	2,159	2,778	2,762	6,365	6,304	—	—

Total mortgage-backed securities	55,208	52,710	61,079	59,025	81,995	80,833	53,940	53,940
U.S. Government agencies	2,747	2,712	2,753	2,719	3,525	3,512	10,519	10,533
Municipal bonds	12,377	11,492	12,435	11,706	17,096	16,168	4,061	4,112
Corporate bonds	2,000	1,949	2,000	1,954	2,000	1,916	2,000	1,899

Total	$72,332	$68,863	$78,267	$75,404	$104,616	$102,429	$70,520	$70,484

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at September 30, 2018 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	At September 30, 2018
	One Year or Less		More Than One Year Through Five Years		More Than Five Years Through Ten Years		More Than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Estimated Fair Value	Weighted Average Yield
	(Dollars in thousands)
Mortgage-backed securities:
Fannie Mae	$—	—%	$2,859	3.01%	$1,987	1.75%	$19,359	2.59%	$24,205	$22,935	2.57%
Ginnie Mae	—	—	11	2.60	23	4.51	9,258	2.84	9,292	9,052	2.84
Freddie Mac	—	—	667	1.99	3,925	2.22	14,918	2.57	19,510	18,564	2.48
Other	—	—	165	4.02	268	5.10	1,768	4.97	2,201	2,159	4.91

Total mortgage-backed securities	—	—	3,702	2.87	6,203	2.20		2.73	55,208	52,710	2.68
U.S. Government agencies	2,003	1.75	744	2.14	—	—		—	2,747	2,712	1.85
Municipal bonds	—	—	485	3.56	1,573	3.33		3.44	12,377	11,492	3.43

Corporate bonds	—	—	—	—	2,000	3.39		—	2,000	1,949	3.39

Total	$2,003	1.75%	$4,931	2.83%	$9,776	2.63%	$55,622	2.86%	$72,332	$68,863	2.80%

Sources of Funds

General. Deposits, scheduled amortization and prepayments of loan principal, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. In addition, we may also borrow from the FHLB, as we did in fiscal 2018, to fund our loan growth both organically and through loan purchases. In fiscal 2016 and 2017 we acquired $10.5 million and $15.0 million of FHLB advances in the acquisitions of Fairmount and Fraternity of which all has matured or rolled over, respectively. As of September 30, 2018, there were $53.6 million in advances outstanding from the FHLB.

Deposits. We offer deposit products having a range of interest rates and terms. We currently offer statement savings accounts, interest and noninterest-bearing demand accounts, health savings accounts (HSA), money market accounts and certificates of deposit. We also offer the Certificate of Deposit Account Registry Service (CDARS) program to our customers. Our strategic plan includes a greater emphasis on developing commercial business activities, centered around both deposit and lending customer relationships.

Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits we rely on paying competitive interest rates and providing quality service.

Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions. At September 30, 2018, $234.5 million, or 60.4% of our total deposit accounts were certificates of deposit, of which $126.5 million had maturities of one year or less.

The following table sets forth the distribution of our average deposit accounts, by account type, for the periods indicated. Our focus has been on growing our lower costing core deposits (considered all deposits other certificates of deposit) and relying less on originating certificates of deposit.

	For the Six Months Ended			For the Years Ended March 31,
	September 30, 2018			2018			2017			2016
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Certificates of deposit	$239,914	60.0%	1.30%	$242,949	60.3%	1.01%	$259,721	63.8%	0.89%	$172,064	64.9%	0.96%
Money market	60,640	15.1	0.66	60,589	15.1	0.53	61,568	15.1	0.37	35,124	13.3	0.17
Statement savings	40,849	10.2	0.12	43,408	10.8	0.12	43,527	10.7	0.15	25,843	9.8	0.10
Noninterest bearing demand	28,962	7.2	—	29,306	7.3	—	24,078	5.9	—	19,282	7.3	—
NOW accounts	30,226	7.5	0.03	26,094	6.5	0.03	18,333	4.5	0.03	12,447	4.7	0.03

Total deposits	$400,591	100.0%	0.89%	$402,346	100.0%	0.70%	$407,227	100.0%	0.64%	$264,760	100.0%	0.66%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At September 30,	At March 31,
	2018	2018	2017	2016
		(In thousands)
Interest Rate:
Less than 2.00%	$201,174	$231,253	$241,121	$181,572
2.00% to 2.99%	33,315	15,736	6,512	13,459
3.00% to 3.99%	—	—	—	—
4.00% to 4.99%	—	—	—	—
5.00% and above	—	—	—	—

Total	$234,489	$246,989	$247,633	$195,031

Maturities of Certificates of Deposit Accounts. The following table sets forth the amount and maturities of certificates of deposit accounts at the dates indicated.

	At September 30, 2018 Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
Less than 2.00%	$121,388	$43,332	$17,689	$18,765	$201,174	85.8%
2.00% to 2.99%	5,063	4,833	15,511	7,908	33,315	14.2
3.00% to 3.99%	—	—	—	—	—	—
4.00% to 4.99%	—	—	—	—	—	—
5.00% to 5.99%	—	—	—	—	—	—

Total	$126,451	$48,165	$33,200	$26,673	$234,489	100.0%

As of September 30, 2018, the aggregate amount of outstanding certificates of deposit at Hamilton Bank in amounts greater than or equal to $100,000 was approximately $107.8 million. The following table presents the maturity of these certificates of deposit at such date.

Period to Maturity	At September 30, 2018 (In thousands)
Three months or less	$17,150
Over three through six months	11,788
Over six months through one year	26,350
Over one year to three years	37,731
Over three years	14,784

Total	$107,803

Borrowings. As a member of the FHLB, Hamilton Bank is eligible to obtain advances upon the security of the FHLB common stock owned and certain loan products, provided certain standards related to credit-worthiness have been met. FHLB advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. At September 30, 2018, based on available collateral, we had the ability to borrow approximately $76.7 million from the FHLB. Beginning in the second half of fiscal 2015, we began to increase our borrowings from the FHLB as a means to fund our loan growth both organically and through loan purchases. Additionally, in fiscal 2016 and 2017 we acquired $10.5 million and $15.0 million of FHLB advances in the acquisitions of Fairmount and Fraternity of which all has matured or rolled over. As of September 30, 2018, there were $53.6 million in advances outstanding from the FHLB.

Hamilton Bank may also borrow up to $5.0 million from a correspondent bank under a secured federal funds line of credit, and $1.0 million under an unsecured line of credit. We would be required to pledge investment securities to draw upon the secured line of credit. During fiscal 2018 and the six months ended September 30, 2018, there was nothing drawn upon under either line of credit.

Employees

As of September 30, 2018, we had 73 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

Subsidiary Activities

Hamilton Bancorp has one direct subsidiary, Hamilton Bank. At September 30, 2018, Hamilton Bank has five wholly owned subsidiaries including 3110 FC, LLC, a Maryland limited liability company that was formed to hold other real estate owned acquired through foreclosure or deed-in-lieu of foreclosure. On May 13, 2016, in connection with the acquisition of Fraternity Community Bancorp, Hamilton Bank acquired four additional subsidiaries: 4819 Palmer Avenue LLC, a limited liability company organized under the laws of the State of Maryland (“4819 Palmer”); 764 Washington Boulevard LLC, a limited liability company organized under the laws of the State of Maryland (“764 WB LLC”); 764 Washington Boulevard II LLC, a limited liability company organized under the laws of the State of Maryland (“764 WB LLC II”); and Fraternity Insurance Agency, Inc., an inactive corporation organized under the laws of the State of Maryland. 4819 Palmer, 764 WB LLC and 764 WB LLC II were each formed by Fraternity Federal Savings & Loan Association to hold other real estate owned.

Regulation and Supervision

In December 2017, Hamilton Bank converted its charter from a federal savings bank to a Maryland chartered commercial bank. As a Maryland-chartered commercial bank, Hamilton Bank is subject to the regulation, supervision, and control of the Maryland Office of the Commissioner of Financial Regulation (“MOCFR”). Hamilton Bank is subject to regulation, supervision and control of the FDIC, an agency of the federal government. The federal and state system of regulation and supervision establishes a comprehensive framework of activities in which Hamilton Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of stockholders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to matters such as their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Hamilton Bank is also regulated to a lesser extent by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which governs the reserves to be maintained against deposits and other matters. Hamilton Bank must comply with the consumer protection regulations issued by the Consumer Financial Protections Bureau. Hamilton Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. The MOCFR and the FDIC examine Hamilton Bank and prepare reports for the consideration of its board of directors on any operating deficiencies. Hamilton Bank’s relationship with its depositors and borrowers is also regulated by federal and state law, especially in matters concerning the ownership of deposit accounts, the form and content of Hamilton Bank’s loan documents and certain consumer protection matters.

As a bank holding company, Hamilton Bancorp is subject to examination and supervision by, and is required to file certain reports with, the Federal Reserve Board. Hamilton Bancorp is also subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to Hamilton Bank and Hamilton Bancorp. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Hamilton Bank and Hamilton Bancorp. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Hamilton Bancorp, Hamilton Bank and their operations.

Banking Regulation

General. Hamilton Bank is a Maryland commercial bank and its deposit accounts are insured by the Deposit Insurance Fund of the FDIC. Hamilton Bank is subject to supervision, examination and regulation by the MOCFR and the FDIC.

The Dodd-Frank Act established the Consumer Financial Protection Bureau (“CFPB”) as an independent bureau of the Federal Reserve System. The CFPB assumed responsibility for implementing federal consumer financial protection and fair lending laws and regulations, a function formerly handled by federal bank regulatory agencies. However, institutions of less than $10 billion, such as Hamilton Bank, continue to be examined for compliance with consumer protection or fair lending laws and regulations by, and be subject to enforcement authority of their primary federal regulators.

Capital Requirements. Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Hamilton Bank, are required to comply with minimum leverage capital requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8%, and a Tier 1 capital to total assets leverage ratio of 4%. In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in. It is currently at 1.875%, and will be fully phased in at 2.5% on January 1, 2019.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. In assessing an institution’s capital adequacy, the FDIC takes into consideration, not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions if it deems necessary.

Legislation enacted in May 2018 requires the federal banking agencies, including the FDIC, to establish for banks with assets of less than $10 billion of assets a “community bank leverage ratio” of 8 to 10%. Banks with capital meeting the specified requirement will be considered to meet the applicable regulatory capital requirements including the risk-based requirements. The establishment of the community bank leverage ratio is subject to notice and comment rulemaking by the federal regulators.

Prompt Corrective Regulatory Action. Federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional measures, including, but not limited to, a required sale of sufficient voting stock to become adequately capitalized, a requirement to reduce total assets, cessation of taking deposits from correspondent banks, the dismissal of directors or officers and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

At September 30, 2018, Hamilton Bank’s capital exceeded all applicable regulatory requirements.

Loans to One Borrower. Under Maryland law, the maximum amount that Hamilton Bank is generally permitted to lend to any one borrower and his or her related interests may generally not exceed 10% of Hamilton Bank’s unimpaired capital and surplus, which is defined to include Hamilton Bank’s capital, surplus, retained earnings and 50% of its reserve for possible loan losses. By interpretive ruling of the Maryland Commissioner, Maryland banks have the option of lending up to the amount that would be permissible for a national bank, which is generally 15% of unimpaired capital and surplus (defined to include a bank’s total capital for regulatory capital purposes plus any loan loss allowances not included in regulatory capital). Under this formula, Hamilton Bank would have been permitted to lend up to $6.9 million to any one borrower at September 30, 2018. As of September 30, 2018, Hamilton Bank was in compliance with the loans to one borrower limitations.

Branching. Maryland law provides that, with the approval of the Commissioner, Maryland banks may establish branches within Maryland and may establish branches in other states by any means permitted by the laws of such state or by federal law. Federal law permits well capitalized and well managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, banks are permitted to establish de novo branches on an interstate basis to the extent that branching is authorized by the law of the host state for Hamilton Banks chartered by that state.

Insurance of Deposit Accounts. Hamilton Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. The deposit insurance per account owner is currently $250,000.

The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Assessments for most institutions are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years. The assessment range (inclusive of possible adjustments) for most banks and savings associations is 1.5 basis points to 30 basis points of total assets less tangible equity.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in September 2019 and the last quarterly assessment charged will in March 2019. For the third calendar quarter of fiscal 2018, the annualized FICO assessment will be equal to 0.14 of a basis point of total assets less tangible capital.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Dividends. Maryland banks may only pay cash dividends from undivided profits or, with the prior approval of the Commissioner, their surplus in excess of 100% of required capital stock. Federal law provides that an insured depository institution may not make any dividend, including paying a dividend, if after paying such dividend, the institution would fail to satisfy any applicable regulatory capital requirement. In addition, Hamilton Bank’s ability to pay dividends is limited if Hamilton Bank does not have the capital conservation buffer required by the new capital rules, which may limit the ability of Hamilton Bancorp to pay dividends to its stockholders. See — “Capital Requirements”.

Transactions with Related Parties. A state nonmember bank, such as Hamilton Bank, is limited in the amount of “covered transactions” with any affiliate, including Hamilton Bancorp. Covered transactions must be on terms substantially the same, or at least as favorable, to Hamilton Bank as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar types of transactions. Certain covered transactions, such as loans to affiliates, must meet specified collateral requirements.

Loans to directors, executive officers and principal stockholders of a state nonmember bank must be made on substantially the same terms as those prevailing for comparable transactions with persons who are not executive officers, directors, principal stockholders or employees of Hamilton Bank. Loans to any executive officer, director and principal stockholder are subject to additional restriction, including certain board of director’s approval requirements and specified limits.

Enforcement. The Commissioner has extensive enforcement authority over Maryland banks. This includes the ability to issue cease and desist orders and civil money penalties and to remove directors or officers. The Commissioner may also take possession of a Maryland bank whose capital is impaired and seek to have a receiver appointed by a court.

The FDIC has primary federal enforcement responsibility over state banks under its jurisdiction, including the authority to bring enforcement action against all “institution-related parties,” including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action may range from the issuance of capital directive or a cease and desist order for the removal of officers and/or directors, receivership, conservatorship or termination of deposit insurance. Civil money penalties cover a wide range of violations and actions, and range up to $25,000 per day or even up to $1 million per day (in the most egregious cases). Criminal penalties for most financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years.

Community Reinvestment Act. Under the Community Reinvestment Act (“CRA”), a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate-income neighborhoods. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Since converting our charter, the FDIC has not conducted a CRA examination. Our latest CRA examination, dated April 2015, was performed by the Office of the Comptroller of the Currency (“OCC”) and was rated “Satisfactory.”

Federal Home Loan Bank System. Hamilton Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, Hamilton Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of September 30, 2018, Hamilton Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Hamilton Bank are subject to state usury laws and federal laws concerning interest rates. Hamilton Bank’s operations are also subject to federal laws applicable to credit transactions. In addition, the Consumer Financial Protection Bureau issues regulations and standards under federal consumer protection laws that affect consumer businesses. These include regulations setting “ability to repay” and “qualified mortgage” standards for residential mortgage loans and mortgage loan servicing and originator compensation standards. Hamilton Bank is evaluating recent regulations and proposals, and devotes significant compliance, legal and operational resources to compliance with consumer protection regulations and standards.

Holding Company Regulation

General. As a bank holding company, Hamilton Bancorp is subject to comprehensive regulation, examination and supervision by the Federal Reserve Board under Hamilton Bank Holding Company Act of 1956, as amended (the “BHCA”), and the regulations of the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders, and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

Permissible Activities. A bank holding company is limited in its activities to banking, managing or controlling banks, or providing services for its subsidiaries. Other permitted non-bank activities have been identified as closely related to banking. Bank holding companies that are “well capitalized” and “well managed” and whose financial institution subsidiaries have satisfactory Community Reinvestment Act records can elect to become “financial holding companies,” which are permitted to engage in a broader range of financial activities than are permitted to bank holding companies. Hamilton Bancorp has not opted to become a financial holding company.

The Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

Capital. Bank holding companies are generally required to maintain on a consolidated basis, specified minimum ratios of capital to total assets and capital to risk-weighted assets. However, these requirements generally apply to bank holding companies with consolidated assets of $1 billion or more, and do not apply to Hamilton Bancorp. Recent legislation has increased to $3 billion of assets the threshold for the applicability of consolidated holding company capital requirements, subject the promulgation of regulations by the Federal Reserve board.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to bank holding companies. The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of managerial and financial strength to their subsidiary bank by providing capital, liquidity and other support in times of financial stress.

Dividends. The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where Hamilton Bancorp’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or Hamilton Bancorp’s overall rate or earnings retention is inconsistent with Hamilton Bancorp’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a bank holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if Hamilton Bank holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Hamilton Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a bank holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of Hamilton Bancorp’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of Hamilton Bancorp. A change in control definitively occurs upon the acquisition of 25% or more of Hamilton Bancorp’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

Hamilton Bancorp’s common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Hamilton Bancorp is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Properties

We conduct our business through our executive and administrative office located in Towson, Maryland, which also serves as a full-service banking office, and six other full-service branch offices located in Baltimore City and the Maryland counties of Baltimore, Howard and Anne Arundel. The aggregate net book value of our premises, including leasehold improvements, was $3.4 million at September 30, 2018. Our facilities are adequate and suitable for our operations as conducted by us. The following table sets forth certain information with respect to our offices, including lease expiration dates for leased properties.

Location	Leased or Owned	Year Opened/Acquired	Lease Expiration Date
Executive and Administrative Office:
501 Fairmount Ave. Suite 200 Towson, Maryland 21286	Leased	2011	November 30, 2021
Branches:
5600 Harford Road Baltimore, Maryland 21214	Owned	1937	—
8108 Jumpers Hole Road Pasadena, Maryland 21122	Owned	2009	—
8216 Philadelphia Road Rosedale, Maryland 21237	Owned	2015	—
788 Washington Boulevard Baltimore City, Maryland 21230 (2)	Leased	2018	August 31, 2022
9050 National Pike Ellicott City, Maryland 21042 (3)	Leased	2017	August 31, 2023
10283 York Road Cockeysville, Maryland 21030 (1)	Leased	2016	Jan. 31, 2020

(1)	Property was acquired in the Fraternity Community Bancorp acquisition on May 13, 2016.
(2)

This branch was opened in March 2018. The former branch located at 764 Washington Boulevard in Baltimore City, located on the same block as the new location, was acquired in the Fraternity acquisition and operated as Fraternity’s administrative offices, as well as a full-service branch. We sold the former property in December 2017.

(3)

This branch was opened in July 2017 and is less than a mile from the former branch that was also leased. The former branch location at 8460 Baltimore National Pike in Ellicott City, Maryland was closed. The lessor decided to reconstruct this property for an alternative use and we were required to relocate.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
HAMILTON BANCORP, INC.

In this section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hamilton Bancorp, Inc.” and the sections entitled “The Companies –Hamilton Bancorp, Inc.” and “Management of Hamilton Bancorp, Inc.,” and only in these three sections, the terms “we,” “our,” and “us” refer to Hamilton Bancorp, Inc. and Hamilton Bank, unless the context indicates another meaning.

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page G-1 of this proxy statement/prospectus. You should read the information in this section in conjunction with the business and financial information regarding Hamilton Bancorp, Inc. provided in this proxy statement/prospectus.

Statements included in this management’s discussion and analysis include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Hamilton Bancorp’s management uses these non-GAAP financial measures, including tangible common equity, in its analysis of Hamilton Bancorp’s performance. The tangible common equity non-GAAP reconciliation, which includes tangible book value per share, is presented in the “Overview” section below.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Hamilton Bancorp without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Hamilton Bancorp’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Hamilton Bancorp. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of Hamilton Bancorp’s results or financial condition as reported under GAAP.

Summary of Recent Performance and Other Activities

Hamilton Bancorp and its wholly owned subsidiary, Hamilton Bank, continued to show improvement in overall earnings, as well as revenue and loan growth during the six months ended September 30, 2018 compared to the same period a year ago. Net income improved from $803,000 to $1.5 million for the comparable periods, an increase of $741,000 or 92.2%, while interest revenue grew from $8.8 million to $9.9 million, an increase of $1.1 million. These increases are reflective of the overall growth of the loan portfolio over the past year due to organic and purchased loans and Hamilton Bancorp’s focus on managing operating expenses. Interest revenue was partially offset by a $703,000 increase in interest expense over this same period due to the rise in interest rates.

Non-interest revenue of $587,000 remained relatively unchanged for the six months ended September 30, 2018 compared to $561,000 for the six months ended September 30, 2017. On a comparative basis, there were increases relating to gain on sale of loans and other noninterest revenue, partially offset by a reduction in earnings on bank-owned life insurance (BOLI) and gains on sale of investment securities. In the prior year period, Hamilton Bancorp made a decision to hold in portfolio the majority of our residential loan originations versus selling them in the secondary market to partially offset the increased run-off associated with this loan type. Beginning in fiscal 2019, however, we again started to sell qualified residential loan originations into the secondary market as a means to generate noninterest revenue and diversify our income stream. For the six months ended September 30, 2018, we recorded gains of $25,873 on the sale of these loans.

Non-interest expense for the six months ended September 30, 2018 declined modestly to $6.3 million from $6.4 million for the six months ended September 30, 2017. We have been able to manage a growing loan portfolio from an operational cost basis and increase our interest revenue as noted earlier. This is reflected in the improvement of Hamilton Bancorp’s efficiency ratio which has improved from 82.0% for the six months ended September 30, 2017 to 77.3% for the six months ended September 30, 2018. We have experienced significant decline in both legal and other professional services expense for the comparable periods related to costs incurred in the prior year, including costs associated with our charter conversion and payments under non-compete agreements that were a part of the Fraternity Community Bancorp, Inc. acquisition in May 2016. Offsetting these declines were increases in data processing expense and FDIC insurance premiums. Management remains committed to managing our operational expenses and achieving higher efficiencies.

For the six months ended September 30, 2018, Hamilton Bancorp did not report any income tax expense due to the release of a portion of the valuation allowance on our net deferred tax assets established in the prior fiscal year. Management concluded, based upon analysis and substantive evidence, particularly negative evidence associated with being in a three-year cumulative loss position, that it is more likely than not that Hamilton Bancorp will be unable to generate sufficient taxable income in the foreseeable future to fully utilize the net deferred tax assets. If, in the future, Hamilton Bancorp generates taxable income on a sustained basis sufficient to support the deferred tax assets, the need for a deferred tax valuation allowance could change, resulting in the reversal of all or a portion of the deferred tax asset valuation at that time. The establishment of a valuation allowance on our deferred tax assets for financial reporting purposes does not affect how the net operating loss carryforwards may be utilized on our subsequent income tax returns. Income tax expense for the periods reported is based upon year-to-date results and is not reflective of annual earnings.

The following highlights contain additional financial data and events relating to the three and six months ended September 30, 2018 compared to the same periods ended September 30, 2017:

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Hamilton Bancorp reported net income of $665,000, or $0.21 per common share, and $1.5 million, or $0.48 per common share for the three and six months ended September 30, 2018, respectively, compared to net income of $411,000, or $0.13 per common share, and $803,000, or $0.25 per common share for the comparable periods ended September 30, 2017. This represents an increase of 92.0% in earnings per share for the six-month comparable periods.

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Net interest income for the three months ended September 30, 2018 was $3.7 million, or $138,000 higher than the same period a year ago. For the six months ended September 30, 2018, net interest income increased $352,000, or 4.9%, to $7.6 million compared to $7.2 million for the same six-month period a year ago.

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The net interest margin increased 6 basis points from 3.12% to 3.18% for the three months ended September 30, 2017 and 2018, respectively, due to the increase in net interest income. The net interest margin for the six months ended September 30, 2018 also improved from 3.10% to 3.12% for the same reason.

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Return on average assets and equity for the first half of fiscal 2019 improved to 0.59% and 5.57%, compared to 0.31% and 2.64% for the first half of fiscal 2018; a 90.3% and 111.0% improvement, respectively.

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Efficiency ratio improved from 82.0% for the six months ended September 30, 2017 to 77.3% for the six months ended September 30, 2018; an improvement of 5.7%. The improvement is attributable to increased revenue and the reduction of non-interest expenses, including legal and other professional services.

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Total assets declined $23.3 million from $525.5 million at March 31, 2018 to $502.2 million at September 30, 2018. The decline in overall assets is primarily attributable to a decline in investments and gross loans.

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Cash and cash equivalents decreased $1.3 million, or 5.7%, to $22.0 million at September 30, 2018, compared to $23.4 million at March 31, 2018, and investments also declined $6.5 million from $75.4 million to $68.9 million over the same period. The decline in the investment portfolio is related to normal principal pay downs on mortgage-backed securities.

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Gross loans decreased $14.6 million, or 3.7%, from $389.2 million to $374.6 million. The decrease is due to principal pay downs and pay-offs within the loan portfolio, including $9.6 million in pay-offs related to one commercial relationship that totaled $6.3 million and a commercial real estate nonaccrual loan for $3.3 million.

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The allowance for loan losses to nonperforming loans improved to 49.8% from 27.9% over the quarter ended September 30, 2018. This improvement resulted from the pay-off on a $3.3 million nonaccrual loan in which past due interest and all expenses incurred were collected and a $194,000 increase in the allowance for loan losses over the quarter.

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Annualized net charge-offs to average loans improved to 0.05% for the six-month period ended September 30, 2018 compared to 0.26% for the fiscal year ended March 31, 2018, while the allowance for loan losses as a percentage of gross loans increased from 0.73% to 0.81% over this same period.

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Total deposits decreased $16.7 million to $388.5 million at September 30, 2018, while borrowings decreased $7.1 million to $53.5 million. The decline in deposits was largely related to higher costing time deposits which declined by $12.5 million; while lower costing core deposits declined by $4.0 million. Core deposits at September 30, 2018 made up 39.6% of total deposits compared to 38.9% and 40.1% at March 31, 2018 and September 30, 2017, respectively.

•	At September 30, 2018 Hamilton Bancorp had a book value of $16.23 per common share and a tangible book value of $13.57 per common share compared to $15.87 and $13.18, respectively, at March 31, 2018.

Book value and tangible book value increased as a result of the net income reported for the quarter. Tangible book value, a non-GAAP measure, was determined as follows:

	September 30, 2018	March 31, 2018
Tangible book value per common share:
Total stockholders’ equity	$55,459,509	$54,076,132
Less: Goodwill and other intangible assets	(9,113,731)	(9,176,764)

Tangible common equity (Non-GAAP)	$46,345,778	$44,899,368

Outstanding common shares	3,416,414	3,407,613
Book value per common share (GAAP)	$16.23	$15.87
Tangible book value per common share (Non-GAAP)	$13.57	$13.18

•

Hamilton Bancorp maintained strong liquidity based upon the amount and make-up of its investment portfolio. At September 30, 2018, Hamilton Bank was deemed “well capitalized” under federal regulations.

Strategic Plan

We have based our 2019-2021 strategic plan on the objective of improving stockholder value and growth through creating sustainable and profitable growth given the current and expected economic and competitive environment in the financial services industry. Our short-term goals include continuing the growth of operating revenue, changing the mix of our deposits base to be more concentrated in lower costing core deposits, collecting payments on non-accrual and past due loans, enhancing and improving credit quality, expanding fee income, maintaining a branch network that is economical and efficient, and using technology to improve efficiencies and enhance the customer experience.

We identified several strategic priorities in our three-year Strategic Plan. Those priorities included focusing on the following core areas:

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Efficient Operating Revenue Growth – Generating sustainable, profitable operating revenue through smart growth of earning assets that are funded by low-cost core deposits and growth of noninterest income. In addition, we will focus on efficient utilization of Hamilton Bank’s assets and other resources. This strategic priority includes prudent loan growth, sales strategies to attract and grow small business deposit and other fee income services, strategic marketing campaigns, studying and benchmarking efficiency and productivity, and focusing on ways to utilize technology to drive earnings.

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Low-Cost Funding Strategies – Focusing on utilizing and growing low-cost core deposits as the primary funding source for loans. Given the current environment for higher-returns on investments, the retention of deposit customers along with targeted sales strategies will be important to growing deposits. Comprehensive marketing plans for increasing brand awareness in our market and promotion of products and services will be required, along with a seamless, fully integrated delivery experience for our customers that leverages technology and optimizes efficiencies. These strategies will apply to not just consumers, but to all commercial and small business customers.

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Capital to Support Growth – Increasing the capital and value of the holding company’s stock through sustainable, consistent earnings, prudent capital management and enhancement of overall “franchise value”. We will continually evaluate Hamilton Bank’s capital needs and, if additional capital is needed, evaluate the most suitable type of capital, whether it be subordinated-debt or common or preferred stock.

Although the current economic climate continues to present significant challenges for the financial industry, management feels that based on our strategic initiatives we have positioned Hamilton Bancorp to capitalize on the opportunities that may become available in the current economy, as well as a healthier economy going forward.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

For a discussion of significant accounting policies, see Note 1—Nature of Operations and Summary of Significant Accounting Policies in the Notes to our Consolidated Financial Statements. The following are the accounting policies that we believe require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover inherent credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management, at a minimum, performs a quarterly evaluation of the allowance for loan losses. Consideration is given to historical losses in conjunction with a variety of other factors including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allocations. Specific allocations can be made for estimated losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.

We cannot predict with certainty the amount of loan charge-offs that we will incur. Our regulatory agencies, as an integral part of their examination processes, periodically review our allowance for credit losses. Such agencies may require that we recognize additions to the allowance for credit losses based on their judgments about information available to them at the time of their examination. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for credit losses may be required that would adversely impact earnings in future periods.

Securities Valuation and Impairment. We classify our investments in debt and equity securities as either held to maturity or available for sale. Securities classified as held to maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. We obtain our fair values from a third-party service. This service’s fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows.

If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we record the impairment of the investment in the period in which the event or change occurred. We also consider how long a security has been in a loss position in determining if it is other than temporarily impaired. Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk-free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer, and quality of the underlying collateral. At September 30, 2018, all of our securities were either issued by U.S. government agencies, U.S. government-sponsored enterprises, municipalities, or corporations.

Goodwill Impairment. Goodwill represents the excess purchase price paid over the fair value of the net assets acquired. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Hamilton Bancorp is considered the Reporting Unit for purposes of impairment testing. Impairment testing requires that the fair value of Hamilton Bancorp be compared to the carrying amount of Hamilton Bancorp’s net assets, including goodwill. If the fair value of Hamilton Bancorp exceeds the book value, no write-down of recorded goodwill is required. If the fair value of Hamilton Bancorp is less than book value, an expense may be required to write-down the related goodwill to the proper carrying value. We test for impairment of goodwill during February of each year based upon December financial information and current projections. We estimate the fair value of Hamilton Bancorp utilizing four valuation methods including the Comparable Transactions Approach, the Control Premium Approach, the Public Market Peers Approach, and the Discounted Cash Flow Approach.

Based on our annual impairment testing as of December 31, 2017, there was no evidence of impairment with respect to our goodwill or intangible assets. Subsequent to this testing, there was a triggering event at March 31, 2018 associated with the establishment of a valuation allowance on our deferred tax asset. Due to this event, we again performed impairment testing on our goodwill and intangible assets and concluded that there was still no impairment.

Business Combinations. Business combinations are accounted for using the acquisition method of accounting. Under the acquisition method of accounting, acquired assets and assumed liabilities are included with the acquirer’s accounts as of the date of acquisition at estimated fair value, with any excess of purchase price over the fair value of the net assets acquired (including identifiable core deposit intangibles) capitalized as goodwill. In the event that the fair value of the net assets acquired exceeds the purchase price, an acquisition gain is recorded for the difference in the consolidated statements of operations for the period in which the acquisition occurred. The core deposit intangible asset is recognized as an asset apart from goodwill when it arises from contractual or other legal rights or if it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged. In addition, acquisition-related costs and restructuring costs are recognized as period expenses as incurred.

Income Taxes. We account for income taxes under the asset/liability method. We recognize deferred tax assets for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in tax rates in income in the period indicated by the enactment date. We establish a valuation allowance for deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. The judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond our control.

Comparison of Financial Condition at September 30, 2018 and March 31, 2018

Assets. Total assets decreased $23.3 million to $502.2 million at September 30, 2018 from $525.5 million at March 31, 2018. The decrease is primarily attributable to a $14.6 million reduction in gross loans, a $6.5 million decrease in the investment portfolio, and a $1.3 million decline in cash and cash equivalents.

Cash and Cash Equivalents. Cash and cash equivalents at September 30, 2018 totaled $22.0 million compared to $36.1 million and $23.4 million at June 30, 2018 and March 31, 2018, respectively; a 64.1% decline over the last quarter. The higher balances through June 30, 2018 were a result of proceeds received from principal pay downs and/or pay-offs within the loan portfolio and a declining investment portfolio from normal principal payments associated with the mortgage-backed security portfolio. Excluding funds needed for liquidity and operational needs, management intends to utilize any excess cash for future loan growth and/or possible repayment of maturing advances.

Investment Securities. Our investment portfolio consists primarily of investment grade securities including U.S. government agency and government-sponsored entity (“GSEs”) securities, securities issued by states, counties and municipalities, corporate bonds, and mortgage-backed securities. At September 30, 2018, all securities are classified as available for sale. While we usually intend to hold investment securities until maturity, this classification provides us the opportunity to divest of securities that may no longer meet our liquidity objectives. During the six months ended September 30, 2018, we did not sell any securities.

Investment securities decreased $6.5 million, or 8.7%, to $68.9 million at September 30, 2018, from $75.4 million at March 31, 2018. The decrease is attributable to $7.1 million in cash flows resulting from normal principal payments associated with our collateralized mortgage obligation and mortgage-backed security portfolios, partially offset by the purchase of one security during the six-month period with a book value of $2.0 million. The fair value of the investment portfolio declined $606,000 from an unrealized net loss position of $2.9 million at March 31, 2018 to an unrealized net loss position of $3.5 million at September 30, 2018. The decrease in fair value of the investment portfolio is a result of the increase in interest rates over the past six months.

We have evaluated securities with unrealized losses for an extended period of time and determined that these losses are temporary because, at this point in time, we have the ability to hold them until maturity. Currently, we have no intent to sell these securities; however, if market conditions or funding needs change, we may sell securities if needed. As the maturity date moves closer and/or interest rates decline, we expect that any unrealized losses for individual securities in the portfolio will decline or dissipate. In addition, we perform an annual impairment analysis with respect to securities issued by states, counties, municipalities, and corporations that are in a loss position for an extended period of time, typically twelve months. As a result, we have not identified any portion of the unrecorded loss as being attributed to credit deterioration in the issuer of the security.

Loans. Excluding loan premiums and loan origination fees and costs, gross loans receivable decreased by $14.6 million, or 3.7%, to $374.6 million at September 30, 2018 from $389.2 million at March 31, 2018. The decrease is primarily attributable to normal principal pay-downs and pay-offs within the loan portfolio, including $6.3 million in pay-offs associated with one commercial relationship and $3.3 million attributed to one nonaccrual loan in which we collected all of our principal and past due interest, plus all legal and other expenses incurred. Included in gross loans at September 30, 2018 are acquired loans with a book balance of $104.5 million associated with the prior acquisitions of Fraternity and Fairmount institutions (these loans are reflected in the “acquired” loan column of the table below). At September 30, 2018, gross loans receivable represented 74.6% of total assets compared to 68.6% of total assets a year ago.

The following table details the composition of loans and the related percentage mix and growth of total loans:

	September 30, 2018				March 31, 2018				Year-To-Date Growth
	Legacy	Acquired	Total	Percent of Total	Legacy	Acquired	Total	Percent of Total	Amount	Growth Percent
Real estate loans:
One-to four-family:
Residential	$83,090,271	$68,932,853	$152,023,124	40.6%	$85,248,184	$72,749,066	$157,997,250	40.6%	$(5,974,126)	-3.8%
Residential construction	3,639,139	—	3,639,139	1.0%	5,450,827	—	5,450,827	1.4%	(1,811,688)	-33.2%
Investor	7,880,161	17,002,668	24,882,829	6.6%	9,275,031	17,460,809	26,735,840	6.9%	(1,853,011)	-6.9%
Commercial	105,679,013	10,017,465	115,696,478	30.9%	100,403,769	11,762,485	112,166,254	28.8%	3,530,224	3.1%
Commercial construction	2,529,160	928,008	3,457,168	0.9%	5,763,784	1,352,019	7,115,803	1.8%	(3,658,635)	-51.4%

Total real estate loans	202,817,744	96,880,994	299,698,738	80.0%	206,141,595	103,324,379	309,465,974	79.5%	(9,767,236)	-3.2%
Commercial business	36,134,376	1,755,200	37,889,576	10.1%	38,302,739	1,841,226	40,143,965	10.4%	(2,254,389)	-5.6%
Home equity loans	14,183,532	5,184,176	19,367,708	5.2%	13,956,327	6,039,462	19,995,789	5.1%	(628,081)	-3.1%
Consumer	16,973,316	719,527	17,692,843	4.7%	18,849,448	766,063	19,615,511	5.0%	(1,922,668)	-9.8%

Gross loans	$270,108,968	$104,539,897	$374,648,865	100.0%	$277,250,109	$111,971,130	$389,221,239	100.0%	$(14,572,374)	-3.7%

Hamilton Bancorp’s largest category of loans continues to be residential one-to four-family loans as a result of the loans acquired in the Fraternity and Fairmount acquisitions. This segment of our loan portfolio comprises 40.6% of the entire loan portfolio at September 30, 2018, the same percentage as of March 31, 2018 despite a decrease of $6.0 million. During the last half of fiscal 2017 and into fiscal 2018 we retained in portfolio many of the traditional residential mortgage loans we originated, versus selling them in the secondary market, due to the increase in normal attrition within this loan segment resulting from our acquisitions. Prior to that time, we generally sold these loans in the secondary market at a premium to assist with managing interest rate risk and to enhance non-interest revenue. At the beginning of this year, we began to once again sell most newly originated residential loans that qualify into the secondary market versus putting them in portfolio for those same reasons. To date we have originated and sold $1.3 million in loans into the secondary market. Because of this, we expect the one-to four-family residential loan portfolio to continue to decline as we focus more on the growth within the commercial portfolio to replace the residential run-off and assist with managing interest rate risk.

As a means to supplement our residential loan portfolio, Hamilton Bancorp began to promote its one-to-four family residential construction lending program several years ago. During the first half of fiscal 2019, Hamilton Bank originated commitments of $6.2 million in residential construction loans. At September 30, 2018 we have $8.4 million in residential construction commitments, of which $3.6 million in funds have been advanced; compared to $8.7 million in residential construction commitments at March 31, 2018 of which $5.4 million in funds had been advanced. The construction period on residential homes is typically nine to twelve months, at which time Hamilton Bank is often repaid through permanent financing by a third party.

Real estate investor loans represent funds advanced to borrowers for the purchase or refinance of non-owner occupied one-to-four family properties. These loans made up $24.9 million, or 6.6%, of gross loans at September 30, 2018, including a remaining balance of $17.0 million of such loans acquired from Fraternity and Fairmount. This type of lending typically involves more risk than originating owner-occupied one-to-four family residential mortgages. Hamilton Bank typically refrains from originating this type of loan.

Hamilton Bank continues to focus on growth through origination and/or purchase of both commercial real estate and commercial business loans as these loans offer higher rates of return and shorter maturity periods than typical retail lending. Over the six months ended September 30, 2018, we saw strong organic growth within our commercial real estate loan portfolio. We organically originated $11.5 million in commercial real estate loans and transferred or reclassified nearly $2.0 million more from commercial construction loans over this period. This resulted in an overall increase, after several loan pay-offs and normal principal payments, of nearly $3.5 million within this loan segment. Commercial business loans declined from $40.1 million to $37.9 million, a decrease of 5.6% or $2.3 million. Commercial business loans, although relatively stable, can fluctuate based upon demands or pay-downs on respective lines of credit. Overall commercial loans, including commercial construction loans, have declined since March 31, 2018 due to $6.3 million in pay-offs associated with one commercial relationship that had several commercial loans with Hamilton Bank and the pay-off of a nonaccrual commercial real estate loan with a book balance of $3.3 million.

Bank-Owned Life Insurance. We invest in bank-owned life insurance (“BOLI”) to provide us with a funding source for our benefit plan obligations. BOLI also provides us noninterest income that is tax-exempt. Our investment in BOLI increased by $129,000 to $17.7 million at September 30, 2018. The increase is attributable to the increase in cash surrender value of the underlying insurance policies. Federal regulations generally limit our investment in BOLI to 25% of our Tier 1 capital plus our allowance for loan losses. Our amount of BOLI at September 30, 2018 exceeded these limits because of the BOLI we acquired in the Fraternity acquisition in May 2016 and the increase in cash surrender value of these policies over the years. Due to the amount of BOLI currently held, Hamilton Bancorp has no plans to purchase additional BOLI at this time.

Deposits. Total deposits (excluding premiums on acquired deposits) decreased $16.5 million, or 4.1%, to $388.2 million at September 30, 2018 from $404.7 million at March 31, 2018. Hamilton Bancorp continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) to support continued loan growth. Core deposits accounted for 39.6% of total deposits at September 30, 2018, compared to 39.0% at March 31, 2018.

The following table details the composition of deposits and the related percentage mix and growth of total deposits.

	September 30, 2018		March 31, 2018		Year-To-Date Growth
	Total	Percent of Total	Total	Percent of Total	Amount	Growth Percent
Savings	$38,539,878	9.9%	$42,499,381	10.6%	$(3,959,503)	-9.3%
Noninterest-bearing checking	28,816,887	7.4%	29,557,943	7.3%	(741,056)	-2.5%
Interest-bearing checking	28,727,675	7.4%	27,219,286	6.7%	1,508,389	5.5%
Money market accounts	57,641,094	14.8%	58,466,228	14.4%	(825,134)	-1.4%
Time deposits	234,488,724	60.4%	246,988,613	61.0%	(12,499,889)	-5.1%

	$388,214,258	100.0%	$404,731,451	100.0%	$(16,517,193)	-4.1%

Premium on deposits assumed	256,357		411,524		(155,167)

Total deposits	$388,470,615		$405,142,975		$(16,672,360)

Our strategy with respect to deposits has been to maintain our current certificate of deposit base as needed to support loan demand by pricing more competitively in the marketplace or through short-term certificate of deposit promotions, as we focus on growing our core deposits at a faster pace to reduce our overall cost of funds. During the first half of fiscal 2019, however, we have not been as aggressive in maintaining our certificates of deposits based upon funding and liquidity needs. Over this period, time deposits have decreased $12.5 million, or 5.1%, to $234.5 million at September 30, 2018. As interest rates have risen in the past six months, the market competition for time deposits has gotten more competitive with respect to pricing. We have strategically decided not to price at the top of the market, unless through a promotional deposit product, or match competitor pricing in certain circumstances as a means to manage interest expense. Core deposits though have also decreased $4.0 million, or 2.5%, from $157.7 million at March 31, 2018 to $153.7 million at September 30, 2018. There may be instances though when funding demands are more immediate. To meet these demands, Hamilton Bancorp entered into a contract and began utilizing a certificate of deposit subscription service in the third quarter of fiscal 2018. The cost of these deposits is more expensive than traditional certificates of deposit because of the ability to provide the funding needed in a timely manner; but can be less costly than borrowing from the Federal Home Loan Bank or other sources. During the first six months of fiscal 2019 we did not need to utilize this service to originate deposits to support any additional funding requirements.

Borrowings. Borrowings consist of both short and long-term advances from the FHLB. At September 30, 2018, outstanding advances from the FHLB decreased $7.1 million, or 11.75%, to $53.6 million compared to $60.7 million at March 31, 2018. Approximately $6.0 million of this decline occurred during the quarter ended September 30, 2018. During the first half of fiscal 2019 we have had $29.0 million in borrowings that have either matured or been called. We elected to rollover $22.0 million of those borrowings and pay-off $7.0 million to date.

At September 30, 2018, $7.0 million of the total advances are considered short-term and mature in less than one year, while the remaining $46.6 million in advances are considered long-term and mature in more than one year (See Note 7 of the Notes to Consolidated Financial Statements). Included in long-term advances is $11.6 million in advances that mature on a quarterly basis; however, they are associated with several cash flow hedge transactions and will be continuously renewed over the expected life of the hedged transactions. The hedge transactions currently have an average life of 5.8 years. Excluding the advances associated with the hedge transactions, the longest outstanding borrowing is for $2.0 million and matures in September 2023.

The FHLB borrowings provide an alternative means to support the cash outflow needed to fund new loan originations in coordination with deposit growth. FHLB borrowings can provide a less expensive means to support cash outflow when compared to selling higher yielding investment securities. These obligations are secured by our residential and home equity loan portfolios. At September 30, 2018, we had the ability to borrow approximately $76.7 million in additional funds from the FHLB, subject to our pledging sufficient assets. These obligations will be repaid as our cash position strengthens.

Equity. Total equity increased $1.4 million or 2.6%, to $55.5 million at September 30, 2018 from $54.1 million at March 31, 2018. The change in equity is primarily attributable to net income of $1.5 million reported for the first six months of fiscal 2019, along with a $251,000 increase in additional paid in capital resulting from the expense derived from equity awards granted in prior periods and a $194,000 increase in the market value of our cash flow hedge on FHLB borrowings. These increases were partially offset by a $412,000 decline in accumulated other comprehensive loss associated with the decrease in the fair value of the investment portfolio. The fair value of the investment portfolio decreased while the fair value of our cash flow hedge increased due to rising interest rates that occurred over that same period. Hamilton Bancorp’s book value per common share was $16.23 at September 30, 2018 compared to $15.87 at March 31, 2018. At September 30, 2018, Hamilton Bank remains “well capitalized” as defined under federal regulations.

Comparison of Financial Condition at March 31, 2018 and March 31, 2017

Assets. Total assets increased $11.0 million to $525.5 million at March 31, 2018 from $514.5 million at March 31, 2017. The increase is primarily attributable to a $50.2 million increase in gross loans, partially offset by a $27.0 million decline in investment securities, an $8.0 million decrease in net deferred tax assets, and $6.0 million decrease in cash and cash equivalents.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $6.0 million, or 20.4%, to $23.4 million at March 31, 2018 from $29.3 million at March 31, 2017. The decline from March 31, 2017 is in part a result of cash and investments used to fund organic loan growth and purchase various pools of residential mortgage, commercial business, and consumer loans throughout the year; thereby converting lower interest-earning cash and investments into higher interest-earning loans. In the last quarter of fiscal 2018, we were able to replenish and increase our cash position by $13.3 million through an increase in our core deposit base.

Certificates of Deposit Held as Investment. Certificates of deposit (“CDs”) of $499,000 remained unchanged from March 31, 2017 to March 31, 2018. Hamilton Bancorp currently holds two CDs that are equal to or less than $250,000 and fully insured by the FDIC. The weighted average rate and term of the portfolio is 2.28% and 3.6 years, respectively.

Securities. Our investment portfolio consists primarily of investment grade securities including U.S. government agency and government-sponsored entity (“GSEs”) securities, securities issued by states, counties and municipalities, corporate bonds, and mortgage-backed securities. At March 31, 2018, all securities are classified as available for sale. While we usually intend to hold investment securities until maturity, this classification provides us the opportunity to divest of securities that may no longer meet our liquidity objectives.

Investment securities decreased $27.0 million, or 26.4%, to $75.4 million at March 31, 2018, from $102.4 million at March 31, 2017. The decrease is related to $15.1 million in cash flows resulting from normal principal payments associated with the mortgage-backed security portfolio, as well as the sale of $11.6 million in securities during fiscal 2018, including $7.4 million of securities sold in the third quarter ended December 31, 2017. The sale of securities during the year resulted in a loss of $2,000. The fair value of the investment portfolio declined $676,000 from an unrealized net loss position of $2.2 million at March 31, 2017 to an unrealized net loss position of $2.9 million at March 31, 2018. The decrease in fair value of the investment portfolio is a result of the increase in interest rates over the past fiscal year, particularly the last quarter of fiscal 2018. Partially offsetting the decline in value is the passage of time as certain investments get closer to maturity.

We have evaluated securities with unrealized losses for an extended period of time and determined that these losses are temporary because, at this point in time, we have the ability to hold them until maturity. Currently, we have no intent to sell these securities; however, if market conditions or funding needs change, we may sell securities if needed. As the maturity date moves closer and/or interest rates decline, we expect that any unrealized losses for individual securities in the portfolio will decline or dissipate. In addition, we perform an annual impairment analysis with respect to securities issued by states, counties, municipalities, and corporations that are in a loss position for an extended period of time, typically twelve months. As a result, we have not identified any portion of the unrecorded loss as being attributed to credit deterioration in the issuer of the security.

Premises and Equipment. We currently have seven full service branches, one of which operates out of our administrative offices. With our acquisitions of Fairmount and Fraternity, we added three new branch locations and one that overlapped an existing location.

In the acquisition of Fairmount, Hamilton Bancorp acquired the main office, which included the administrative offices and the only full- service branch, three vacant lots, and an unoccupied branch building that was not in operation at the time of acquisition. Due to growth, we subsequently re-located several back-office departments to the administrative office space that was acquired. Hamilton Bancorp then sold the unoccupied branch building in fiscal 2017 with a book balance of $405,000 for $425,000 with net proceeds of $393,000, excluding closing costs.

In the acquisition of Fraternity, Hamilton Bancorp acquired two branches and the main office located in Baltimore City that included both the administrative offices of Fraternity and a full-service branch. The main office was owned by Hamilton Bank and the other two branches were under a lease agreement at the time of acquisition. One of the leased branches was in close proximity and serviced the same geographic area as one of Hamilton’s existing branches that was also leased. The acquired branch was in a better location, smaller in size, and less expensive to operate. As a result, management decided to close our existing branch in May 2016 and move our current customers to the newly acquired location; however, we were unable to get out of the then in place lease agreement. Consequently, in accordance with accounting guidelines, we immediately recognized the present value of the remaining lease payments under that lease, which amounted to $495,000. In November 2017, we reached an agreement with the lessor for $250,000 to terminate the lease and allow another third party to occupy the property. The agreement saved Hamilton Bank approximately $32,000 over the remaining term of the lease.

In December 2017 we sold the building located in the Pigtown community of Baltimore City that was obtained in the acquisition of Fraternity for $830,000. The building housed the administrative offices of Fraternity and our original Pigtown branch. Subsequent to the acquisition, we continued to operate the Pigtown branch from this location; however, the administrative space was not being utilized. We determined it would be more cost effective to sell the building and relocate the branch within the same community to a smaller, more efficient space that would provide operational cost savings. The sale of the building and various furniture and equipment resulted in a gain of $213,000. The new Pigtown branch, which is being leased, was opened in March 2018.

We also relocated our Ellicott City branch within the same geographic area of Howard county during the second quarter of fiscal 2018. Similar to our Pigtown branch, we moved to a smaller, more efficient space that provided cost savings. The former and new location were or are leased properties. In addition, we recognized a loss of $115,000 associated with the write-off or disposal of leasehold improvements that pertained to our legacy or former Cockeysville branch.

Loans. Excluding loan premiums and loan origination fees and costs, gross loans receivable increased by $50.2 million, or 14.8%, to $389.2 million at March 31, 2018 from $339.0 million at March 31, 2017. The increase is attributable to organic growth and approximately $54.0 million in loan purchases throughout the year. The various loan purchases included residential mortgages, commercial business, and consumer loans. Included in gross loans at March 31, 2018 are acquired loans with a book balance of $112.0 million associated with the acquisitions of Fraternity and Fairmount institutions (these loans are reflected in the “acquired” loan column of the table below). At March 31, 2018, gross loans receivable represented 74.1% of total assets compared to 65.9% of total assets at March 31, 2017. The following table details the composition of loans and the related percentage mix and growth of total loans. We did not hold any loans for sale as of March 31, 2018 or 2017.

	March 31, 2018				March 31, 2017				Year-To-Date Growth
	Legacy	Acquired	Total	Percent of Total	Legacy	Acquired	Total	Percent of Total	Amount	Growth Percent
Real estate loans:
One-to four-family:
Residential	$85,248,184	$72,749,066	$157,997,250	41%	$67,126,677	$83,892,389	$151,019,066	45%	$6,978,184	4.6%
Residential construction	5,450,827	—	5,450,827	1%	6,426,076	—	6,426,076	2%	(975,249)	-15.2%
Investor	9,275,031	17,460,809	26,735,840	7%	6,742,469	18,779,644	25,522,113	8%	1,213,727	4.8%
Commercial	100,403,769	11,762,485	112,166,254	29%	92,665,689	14,898,523	107,564,212	32%	4,602,042	4.3%
Commercial construction	5,763,784	1,352,019	7,115,803	3%	1,881,541	1,308,652	3,190,193	2%	3,925,610	123.1%

Total real estate loans	206,141,595	103,324,379	309,465,974	80%	174,842,452	118,879,208	293,721,660	87%	15,744,314	5.4%
Commercial business	38,302,739	1,841,226	40,143,965	10%	19,518,029	2,019,337	21,537,366	6%	18,606,599	86.4%
Home equity loans	13,956,327	6,039,462	19,995,789	5%	13,278,229	7,266,141	20,544,370	6%	(548,581)	-2.7%
Consumer	18,849,448	766,063	19,615,511	5%	2,258,836	937,600	3,196,436	1%	16,419,075	513.7%

Total loans	$277,250,109	$111,971,130	$389,221,239	100%	$209,897,546	$129,102,286	$338,999,832	100%	$50,221,407	14.8%

Hamilton Bancorp’s largest concentration of loans continues to be residential one-to four-family loans as a result of the loans acquired in the Fraternity and Fairmount acquisitions. This loan portfolio comprises 41% of the entire loan portfolio at March 31, 2018, an increase of $7.0 million from March 31, 2017. This growth is primarily related to the purchase of $19.3 million in residential mortgage loans during the second half of fiscal 2018. In addition, over the last half of fiscal 2017 and into fiscal 2018 we began to portfolio many of the traditional residential mortgage loans we originated, versus selling them in the secondary market, due to the increase in normal attrition within this loan segment resulting from our acquisitions. Prior to that time, we generally sold these loans in the secondary market at a premium to assist with managing interest rate risk and to enhance non-interest revenue. At the beginning of this year, we began to once again sell most newly originated residential loans that qualify into the secondary market versus putting them in portfolio for those same reasons.

In fiscal 2015, as a means to supplement our residential loan portfolio, Hamilton Bancorp began to promote its one-to-four family residential construction lending program. During fiscal 2018, Hamilton Bank originated commitments of $12.2 million in residential construction loans. As a result, at March 31, 2018, we had $8.7 million in residential construction commitments, of which $5.4 million in funds have been advanced; compared to $11.8 million in residential construction commitments at March 31, 2017 of which $6.0 million in funds had been advanced. The construction period on residential homes is typically nine to twelve months, at which time Hamilton Bank is often repaid through permanent financing by a third party.

Real estate investor loans represent funds advanced to borrowers for the purchase or refinance of non-owner occupied one-to-four family properties. These loans make up $26.7 million, or 6.9%, of total gross loans at March 31, 2018, including a remaining balance of $17.5 million that were acquired from Fraternity and Fairmount. This type of lending can involve more risk than originating owner-occupied one-to-four family residential mortgages and as such, Hamilton Bank typically refrains from originating this type of loan organically.

Hamilton Bank continues to focus on growth through the origination or purchase of both commercial real estate and commercial business loans as these loans offer higher rates of return and shorter maturity periods than typical retail lending. The largest increase in loans over fiscal 2018 in terms of dollars, is a $18.6 million, or 86.4%, increase in commercial business loans from $21.5 million at March 31, 2017 to $40.1 million at March 31, 2018. In the last half of fiscal 2017, management focused on diversifying the commercial loan portfolio and seeking more asset-based type lending relationships both organically and through purchases. The majority of the increase in commercial business loans is related to the purchase of a $15.5 million pool of commercial business loans at the end of the first quarter of fiscal 2018. The pool of loans consists of commercial lease loans that are concentrated in equipment that is necessary to operate a business segment, such as medical equipment. Over this same period, commercial real estate loans have also grown by $4.6 million, or 4.3%, from $107.6 million at March 31, 2017 to $112.2 million at March 31, 2018. Commercial real estate comprises 28.8% of the total loan portfolio at March 31, 2018, down slightly from 31.7% at March 31, 2017 due to the growth and diversification of the commercial business loan portfolio over this same period. Hamilton Bank continues to see the benefits of our commercial lending platform that was restructured in the first half of fiscal 2016, with new personnel and improved underwriting and monitoring procedures, from both an origination and credit quality perspective.

As a means to continue to increase revenue and diversify the loan portfolio, a group of consumer loans totaling $19.8 million was purchased in August 2017 from another financial institution. This portfolio of loans was collateralized by various makes and models of recreational vehicles (RV). Prior to this purchase, the consumer portfolio made up less than 1.0% of the total loan portfolio. This purchase increased our consumer loan balances significantly from $3.2 million at March 31, 2017 to $19.6 million at March 31, 2018; accounting for 5.0% of the entire loan portfolio. As a result, we were able to further diversify the composition of the loan portfolio and increase our net interest income.

Bank-Owned Life Insurance. We invest in bank-owned life insurance (“BOLI”) to provide us with a funding source for our benefit plan obligations. BOLI also provides us noninterest income that is nontaxable. At March 31, 2018, our investment in bank-owned life insurance was $17.5 million, a decrease of $797,000 from $18.3 million at March 31, 2017. Federal regulations generally limit our investment in BOLI to 25% of our Tier 1 capital plus our allowance for loan losses. Our amount of BOLI exceeded these limits because of the BOLI we acquired in the Fraternity acquisition and the increase in cash surrender value of these policies over the years.

The decrease of $797,000 is attributable to the payout of several BOLI policies related to the unexpected passing of a beloved employee during the current year. Hamilton Bancorp received $2.1 million in proceeds, of which $1.3 million was applied against the cash surrender value of the BOLI policies and the remaining $835,000 was recorded as non-interest income. The decline associated with the payout under the policies was partially offset by the increase in cash surrender value of the other BOLI insurance policies that are held.

Deposits. Total deposits (excluding premiums on acquired deposits) decreased $7.3 million to $404.7 million at March 31, 2018 from $412.0 million at March 31, 2017. Hamilton Bancorp continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) and maintaining maturing certificates of deposit to support continued loan growth. Overall core deposits have decreased $6.7 million, or 4.0%, to $157.7 million at March 31, 2018 compared to $164.4 million at March 31, 2017. This decline is attributable to the end of a promotional rate on certain money market accounts, as well as a very competitive deposit market. Core deposits accounted for 38.9% of total deposits at March 31, 2018, compared to 39.9% at March 31, 2017. Hamilton Bank is currently running deposit promotions to attract new customers in a competitive deposit market.

The following table details the composition of deposits and the related percentage mix and growth of total deposits.

	March 31, 2018		March 31, 2017		Year-To-Date Growth
	Total	Percent of Total	Total	Percent of Total	Amount	Growth Percent
Savings	$42,499,381	10%	$44,614,415	11%	$(2,115,034)	-5%
Noninterest-bearing checking	29,557,943	7%	30,401,454	7%	(843,511)	-3%
Interest-bearing checking	27,219,286	7%	26,415,189	7%	804,097	3%
Money market accounts	58,466,228	14%	62,962,902	15%	(4,496,674)	-7%
Time deposits	246,988,613	61%	247,632,742	60%	(644,129)	0%

	$404,731,451	100%	$412,026,702	100%	$(7,295,251)	-2%

Premium on deposits assumed	411,524		829,072		(417,548)

Total deposits	$405,142,975		$412,855,774		$(7,712,799)

As loan demand increases, our strategy with respect to deposits has been to maintain our current certificate of deposit base, as we focus on growing our lower costing core deposits at a faster pace. We hope to accomplish this by pricing more competitively in the marketplace or through short-term certificate of deposit promotions. However, there may be instances when funding demands are more immediate. To meet these demands, Hamilton Bancorp entered into a contract and began utilizing a certificate of deposit subscription service in the third quarter of fiscal 2018. As a result, we were able to obtain $13.8 million in certificate of deposits in the second half of fiscal 2018 through this service. The cost of these deposits is more expensive than traditional certificates of deposit because of the ability to provide the funding needed in a timely manner, but can be less costly than borrowing from the Federal Home Loan Bank or other sources. We may continue to utilize this service as a funding source when other less costly means are not able to meet our funding or liquidity requirements.

Borrowings. Borrowings in fiscal 2018 consisted of both short and long-term advances from the FHLB and a note payable associated with an automobile that was paid-off in the fourth quarter. At March 31, 2018, outstanding advances from the FHLB increased $25.0 million to $60.6 million at March 31, 2018 compared to $35.6 million at March 31, 2017. The increase is attributable to additional FHLB advances that were entered into to fund various loan purchases throughout the year. Already included in the FHLB advances is $15.0 million in FHLB advances assumed in the Fraternity acquisition, of which $10 million is to mature in fiscal 2019 and $5.0 million that matured in fiscal 2018 and were rolled over. The advances assumed from Fraternity were originally longer-term borrowings and carried higher contractual rates of interest varying from 3.4% to 4.3%. As a result of the higher stated rates, Hamilton Bancorp recorded a discount of $794,000 when accounting for the borrowings at fair value upon acquisition. At March 31, 2018, the remaining discount is $103,000. The accretion of this discount offsets the higher contractual rate on these borrowings.

At March 31, 2018, $26.0 million of the total advances are considered short-term and mature in less than one year, while the remaining $34.6 million in advances are considered long-term and mature in more than one year. Included in long-term advances is $11.6 million in advances that mature on a quarterly basis; however, they are associated with several cash flow hedge transactions and will be continuously renewed over the expected life of the hedged transactions. The hedge transactions currently have an average life of 6.3 years. Excluding the advances associated with the hedge transactions, the longest outstanding borrowing is for $3.0 million and matures in August 2021.

The FHLB borrowings provide an alternative means to support the cash outflow needed to fund new loan originations in coordination with deposit growth. FHLB borrowings can provide a less expensive means to support cash outflow when compared to selling higher yielding investment securities. These obligations are secured by our residential and home equity loan portfolios. At March 31, 2018, we had the ability to borrow approximately $68.3 million in additional funds from the FHLB, subject to our pledging sufficient assets. These obligations will be repaid as our cash position strengthens.

Equity. Total equity decreased $5.7 million, or 9.6%, to $54.1 million at March 31, 2018 from $59.8 million at March 31, 2017. The change in equity is primarily attributable the $6.0 million loss reported for fiscal 2018 along with a $510,000 decline in accumulated other comprehensive loss associated with the decrease in the fair value of the investment portfolio. The fair value of the investment portfolio declined as a result of the increase in interest rates that occurred over the year, but more so during our fourth quarter. The decrease was partially offset by a $457,000 increase in additional paid in capital resulting from the expense derived from equity awards granted in prior periods and the allocation of 14,812 shares of common stock under the Employee Stock Ownership Program. Hamilton Bancorp’s book value per common share was $15.87 at March 31, 2018 compared to $17.53 at March 31, 2017. At March 31, 2018, Hamilton Bank remains “well capitalized” as defined under federal regulations.

Comparison of Results of Operations for the Six Months Ended September 30, 2018 and September 30, 2017

General. Net income was $1.5 million, or $0.48 per common share for the six-month period ended September 30, 2018 compared to a net income of $803,000, or $0.25 per common share for the same period in fiscal 2018, a period-over-period increase of $741,000. The increase in net income was driven by an increase in net interest income associated with growth in loans over the past twelve months, lower noninterest expense, and no tax expense due to the establishment of a full valuation allowance on our net deferred tax assets at the end of fiscal 2018.

Net Interest Income. Net interest income increased $352,000, or 4.9%, to $7.6 million for the six months ended September 30, 2018 compared to $7.2 million for the six months ended September 30, 2017. The increase in net interest income was due to a $1.1 million increase in interest revenue, partially offset by a $703,000 increase in interest expense. The increase in interest revenue was due to an increase in the average balance of interest-earning assets, particularly higher yielding loans, as well as an increase in average yield on interest-earning assets. The average balance in interest-earning assets increased $20.4 million, or 4.4%, over the first half of fiscal year 2019 compared to the same period in fiscal 2018, while the average yield increased 28 basis points to 4.08% from 3.80%, respectively. The average balances increased period-over-period due to organic loan growth and the purchase of several pools of loans in the second half of fiscal 2018, including residential mortgage loan pools totaling $19.2 million and several guaranteed SBA loans equal to $3.2 million.

The increase in interest expense for the six-month period ended September 30, 2018 compared to the same period last year was the result of a 30 basis points increase in the average cost of interest-bearing liabilities. The average cost of interest-bearing liabilities increased from 0.78% for the six months ended September 30, 2017 to 1.08% for the six months ended September 30, 2018. In addition, the average balance of interest-bearing liabilities also increased $13.4 million from $415.7 million to $429.1 million. The increase resulted from the growth in average borrowings, partially offset by a decrease in average interest-bearing deposits. The net interest margin increased 2 basis point from 3.10% for the six months ended September 30, 2017 to 3.12% for the six months ended September 30, 2018.

Interest Revenue. Interest revenue increased $1.1 million, or 12.0% to $9.9 million during the six months ended September 30, 2018 compared to $8.8 million for the three months ended September 30, 2017. The increase resulted from increases in interest and fees on loans and interest on federal funds sold and other bank deposits, partially offset by a decrease in interest on investment securities.

Interest and fees on loans increased $1.0 million, or 13.2%, to $8.8 million for the six months ended September 30, 2018, compared to $7.8 million for the six months ended September 30, 2017. The increase in interest and fees on loans is due to a $31.8 million increase in the average balance of net loans from $345.5 million to $377.2 million period-over-period. The increase in average loans is attributable to organic growth generated by our commercial lending area and strategic loan purchases that occurred in the second half of fiscal 2018. In addition, the average yield earned on loans increased 16 basis points from 4.51% for the six months ended September 30, 2017 to 4.67% for the six months ended September 30, 2018. The increase in yield is a result of interest revenue recognized during the first half of the fiscal year relating to early pay-offs on acquired loans and the associated purchase accounting marks, pay-off on a $3.3 million nonaccrual commercial loan in which all past due interest was collected, as well as overall higher rates on new loan originations due to rising interest rates.

Interest revenue on investment securities decreased $113,000 to $846,000 for the six months ended September 30, 2018 from $959,000 for the six months ended September 30, 2017. The decrease is related to the average balance of investment securities decreasing $24.2 million, or 24.0%, to $76.6 million for the six months ended September 30, 2018 from $100.8 million for the same period last year, while the average yield increased 31 basis points to 2.21% from 1.90%. The largest decrease in investment securities was in mortgage-backed securities, which decreased $20.0 million to $56.5 million for the six months ended September 30, 2018 from $76.5 million for the same period last year. The average balance of investment securities also decreased period-over-period by $4.2 million. The decrease in average investments is attributable to both normal principal pay downs related to mortgage-backed securities over the past twelve months, along with $11.6 million in securities that were sold between August and December 2017. One investment security, with a book value of $2.0 million, was purchased during the first quarter of fiscal 2019.

Interest Expense. Interest expense increased $703,000, or 43.3%, to $2.3 million for the six months ended September 30, 2018 compared to $1.6 million for the same period in fiscal 2018, due to the increase in the average cost of both interest-bearing deposits and borrowings. The average cost of interest-bearing deposits increased 26 basis points from 0.78% for the six months ended September 30, 2017 to 0.97% for the six months ended September 30, 2018. The increase in average cost was partially offset by a decrease in the average balance of interest-bearing deposits. The average balance of interest-bearing deposits decreased $4.8 million, or 1.3%, to $371.6 million for the six months ended September 30, 2018 from $376.5 million for the six months ended September 30, 2017. Due to the increase in costs, the interest expense associated with interest-bearing deposits increased $465,000, or 35.0%, period-over-period.

For the six-month period ended September 30, 2018, average interest-bearing deposit balances, other than checking accounts, decreased for all types of deposits when compared to the same period a year ago. As interest rates have risen over the past year, the market competition for deposits, in particular time deposits and money market accounts, has gotten more competitive with respect to pricing. We have strategically decided not to price our deposits at the top of the market, unless through a promotional deposit product, or match competitor pricing in certain circumstances as a means to manage interest expense. Hamilton Bancorp continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) to support continued loan growth. The average balance of core interest-bearing deposits decreased $2.9 million, or 2.2%, to $131.7 million for the six-month period ended September 30, 2018 compared to $134.6 million for the six months ended September 30, 2017. The average balance of time deposits also decreased $1.9 million, or less than 1.0%, to $239.9 million compared to $241.8 for the same periods, respectively.

Noninterest-bearing deposits allow us to fund growth in interest-earning assets at minimal cost. Average noninterest-bearing deposits decreased $562,000, or 1.9%, to $29.0 million for the six months ended September 30, 2018, compared to $29.5 million for the six months ended September 30, 2017. Our cash management personnel and commercial loan officers remain focused in working with commercial clients to move their core deposit relationships to Hamilton Bank and provide lower cost of funds.

For the six-month period ended September 30, 2018, average borrowings were $57.4 million compared to an average balance of $39.2 million for the same period a year ago. The increase in borrowings is associated with funds needed to purchase several loan portfolios over the last half of fiscal 2018 and a declining deposit base. The borrowings consisted of advances from the Federal Home Loan Bank. At September 30, 2018, Hamilton Bank had $53.6 million in outstanding advances from the FHLB, a decrease of $6.0 million since June 30, 2018. The borrowings carried an average rate of 1.85% for the six months ended September 30, 2018; a 36 basis points increase from 1.49% for the same period a year ago. Borrowing from the FHLB in today’s low interest rate environment can be a more cost-effective means to obtain funds if deposits are not growing compared to selling investment securities that are earning a higher yield.

Average Balances, Interest and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest revenue from average interest-earning assets, the dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing interest revenue or interest expense by the average balances of assets or liabilities, respectively, for the periods presented and have been annualized. Average balances have been calculated using average daily balances. No tax-equivalent adjustments were made. Nonaccrual loans have been included in the table as loans carrying a zero yield.

	Six Months Ended September 30, (dollars in thousands)
	2018			2017
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Interest-earning assets:
Cash and cash equivalents	$30,644	$224	1.46%	$17,811	$81	0.91%
Investment securities (1)	20,134	306	3.04%	24,298	306	2.52%
Mortgage-backed securities	56,465	540	1.91%	76,496	653	1.71%
Loans receivable, net (2)	377,221	8,812	4.67%	345,455	7,787	4.51%

Total interest-earning assets	484,464	9,882	4.08%	464,060	8,827	3.80%

Noninterest-earning assets	34,586			48,919

Total assets	$519,050			$512,979

Interest-bearing liabilities:
Statement savings	$40,849	$25	0.12%	$44,117	$27	0.12%
Checking accounts	30,226	5	0.03%	26,450	5	0.04%
Money market	60,640	201	0.66%	64,082	169	0.53%
Certificates of deposit	239,914	1,564	1.30%	241,804	1,129	0.93%

Total interest-bearing deposits	371,629	1,795	0.97%	376,453	1,330	0.71%
Borrowings	57,422	531	1.85%	39,211	293	1.49%

Total interest-bearing liabilities	429,051	2,326	1.08%	415,664	1,623	0.78%
Noninterest-bearing liabilities and equity:
Noninterest-bearing deposits	$28,962			$29,524
Other noninterest-bearing liabilities	5,596			6,891

Total liabilities	463,609			452,079
Total stockholders’ equity	55,441			60,900

Total liabilities and stockholders’ equity	$519,050			$512,979

Net interest income		$7,556			$7,204

Net interest rate spread (3)			3.00%			3.02%
Net interest-earning assets (4)	$55,413			$48,396

Net interest margin (5)			3.12%			3.10%
Average interest-earning assets to average interest-bearing liabilities	112.92%			111.64%

(1)	Includes U.S agency and treasury securities, municipal and corporate bonds and to a much lesser extent, Federal Home Loan Bank equity securities.
(2)	Loans on non-accrual status are included in average loans carrying a zero yield.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income for the six months ended September 30, 2018 compared to the six months ended September 30, 2017. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Increase (Decrease) Due To
	Volume	Rate	Net
Interest-earning assets:
Cash and cash equivalents	$117	$26	$143
Investment securities	(105)	105	—
Mortgage-backed securities	(343)	230	(113)
Loans receivable	5,943	(4,918)	1,025

Total interest-earning assets	5,612	(4,557)	1,055

Interest-bearing liabilities:
Certificates of Deposit	(18)	453	435
Money Market	(18)	50	32
Statement savings	(4)	2	(2)
NOW accounts	2	(2)	—
Borrowings	271	(33)	238

Total interest-bearing liabilities	233	470	703

Change in net interest income	$5,379	$(5,027)	$352

Provision for Loan Losses. We establish provisions for loan losses that are charged to operations in order to maintain the allowance for loan losses at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. There was $302,000 charged to the provision for loan losses for the six months ended September 30, 2018 compared to a provision for loan loss of $280,000 for the six months ended September 30, 2017. In the first half of fiscal 2019, the $302,000 provision for loan loss recorded is primarily attributable to $93,000 in net charge-offs experienced over this period and roughly $294,000 in additional reserves associated with the revaluation of our environmental factors (see Note 1 of the Financial Statements under Summary of Significant Accounting Policies for further discussion), partially offset by a decline in loan balances; compared to the provision for the prior year comparable period, which was related to growth within the loan portfolio.

The allowance for loan losses was $3.0 million, or 49.8% of non-performing loans at September 30, 2018 compared to $2.5 million, or 41.9% of non-performing loans at September 30, 2017. The increase in the percentage is a result of the decrease in loans over this period, partially offset by a $200,000 increase in nonperforming loans. The $6.1 million in non-performing loans at September 30, 2018 primarily consisted of two commercial real estate relationships totaling $4.3 million. The first relationship has a recorded value of $3.1 million and was placed on nonaccrual in June 2018, while the second relationship has a book value of $1.2 million and has had $1.9 million in charge-offs over the past two years. Both relationships have been recorded at their net realizable fair value based upon recent appraisals. No additional charge-offs are anticipated with these relationships at this time; however, changes in property values and other circumstances may result in additional charge-offs at a later date.

During the six months ended September 30, 2018, loan charge-offs totaled $130,000 with recoveries of $37,000, compared to $25,000 in charge-offs and $21,000 in recoveries during the six months ended September 30, 2017. During fiscal year 2019, we expect that we will continue our emphasis in growing commercial real estate and commercial business loans, which have higher interest rates than one-to four-family mortgage loans, thus are generally considered to bear higher risk than one-to four-family mortgage loans and could contribute to higher loan loss provisions going forward.

Noninterest Revenue. Noninterest revenue increased $26,000, or 4.6%, to $587,000 for the six months ended September 30, 2018, compared to $561,000 for the six months ended September 30, 2017. The following table outlines the changes in noninterest revenue for the six-month periods.

	Six Months Ended September 30,
	2018	2017	$ Change	% Change
Service charges	$241,549	$238,050	$3,499	1.5
Gain on sale of investment securities	—	10,381	(10,381)	(100.0)
Gain on sale of loans held for sale	25,873	—	25,873	N/A
Earnings on bank-owned life insurance	228,651	246,393	(17,742)	(7.2)
Other fees and commissions	90,917	66,112	24,805	37.5

Total noninterest revenue	$586,990	$560,936	$26,054	4.6

Service charges associated with retail and commercial deposit products increased slightly during the six months ended September 30, 2018 compared to the same period a year ago. Management remains focused on growing core deposits, particularly checking accounts, which typically generate more service fee income. The average balance relating to overall checking accounts for the six months ended September 30, 2018 was $59.2 million compared to an average balance of $56.0 million at September 30, 2017, an increase of 5.7%, or $3.2 million. We continue to review and evaluate our fee structure to be more aligned with our market. Customers, however, have become more cost conscious of fees and better manage their deposit relationship with Hamilton Bank.

During the six months ended September 30, 2018, Hamilton Bancorp was able to enhance noninterest revenue by $26,000 relating to gains on loans sold to the secondary market. In the last quarter of fiscal 2017 and into fiscal 2018, Hamilton Bancorp purposely held in portfolio the majority of our residential loan originations to partially offset the increased run-off associated with this loan segment. Beginning in fiscal 2019, however, we again started to sell qualified residential loan originations into the secondary market as a means to generate noninterest revenue and diversify our income stream. In the prior year six-month period we also realized gains on the sale of investment securities of $10,000 compared to none for the six months ended September 30, 2018.

In addition to these gains, Hamilton Bancorp also experienced a $24,000 increase in other noninterest revenue that includes the collection of certain loan fees, merchant card services and other miscellaneous items. Loan fees and merchant card services each increased $3,000 period-over-period. Meanwhile, earnings on BOLI declined $18,000 due to a reduction in the cash surrender value of Hamilton Bancorp’s outstanding BOLI related to the pay-out of death benefits in the fourth quarter of fiscal 2018.

Noninterest Expense. Noninterest expense decreased $73,000 to $6.3 million for the six months ended September 30, 2018 compared to $6.4 million the same period a year ago. The following table outlines the changes within noninterest expense for those periods.

	2018	2017	$ Change	% Change
Salaries and benefits	$3,741,180	$3,711,999	$29,181	0.8
Occupancy	515,014	500,253	14,761	3.0
Advertising	31,982	41,198	(9,216)	(22.4)
Furniture and equipment	169,271	169,738	(467)	(0.3)
Data processing	401,541	346,356	55,185	15.9
Legal services	123,962	220,994	(97,032)	(43.9)
Other professional services	201,535	392,820	(191,285)	(48.7)
Deposit insurance premiums	213,930	130,890	83,040	63.4
Foreclosed real estate expense and losses	9,302	1,299	8,003	616.1
Other operating	889,207	854,366	34,841	4.1

Total noninterest expense	$6,296,924	$6,369,913	$(72,989)	(1.1)

Overall our operating expenses have remained relatively unchanged, despite decreased operating expenses in certain areas related to prior year expenses that were incurred, offset by increases in others due to operating as a larger financial institution. We have been able to manage a growing loan portfolio from an operational cost basis and continue to increase our interest revenue. This is reflected in the improvement of Hamilton Bancorp’s efficiency ratio which has improved from 82.0% for the six months ended September 30, 2017 to 77.3% for the six months ended September 30, 2018. Management remains committed to reducing operational expenses and achieving higher efficiencies.

Salaries and benefit expense remains our highest operational cost and increased by $29,000, or less than 1.0%, period-over-period. This modest increase is due to annual evaluations and respective salary increases and bonus accruals, partially offset by unfilled positions. Included in salaries and benefits for the six months ended September 30, 2018 and 2017, is $182,000 and $161,000 in expense, respectively, relating to prior equity awards granted to officers under Hamilton Bancorp’s Equity Incentive Plan. The equity awards provide for management to have a vested interest in the performance of Hamilton Bancorp and share in the benefit of an increase in stockholder value. Similarly, other operating expenses for the same periods include $70,000 in each of the comparable periods associated with equity awards granted to Directors.

Hamilton Bancorp realized an increase in operating expenses relating to data processing and deposit insurance premiums for the six-month periods ended September 30, 2018 and 2017. Data processing costs increased $55,000 for the comparable quarters due to annual cost increases, along with the introduction of new technology that has made banking easier for our customers, including products such as mobile banking and our on-line consumer loan application. FDIC insurance premiums have also increased $83,000 to $214,000 for the six months ended September 30, 2018 compared to $131,000 for the six months ended September 30, 2017. This increase is attributable to Hamilton Bancorp’s lower capital position that resulted from the establishment of a valuation allowance on our deferred tax asset at the end of March 2018. A financial institution’s FDIC insurance base is determined based upon an institutions average consolidated assets less tangible equity.

Offsetting the increases in noninterest expenses has been a $97,000 reduction in legal expenses and an $191,000 reduction in other professional services. Legal expense has declined because of higher costs incurred in the prior year associated with our charter conversion and consultation with counsel to advise on agreements associated with loan purchases and certain problem loans. Other professional services declined because of costs incurred in the prior year associated with payments under non-compete agreements that were a part of the Fraternity acquisition in May 2016. The terms and the payments under the non-compete agreements were fully satisfied in April 2018. In addition, in the second quarter of the prior year Hamilton Bancorp began to utilize the services of a financial consultant to assist Hamilton Bank in areas to generate more revenue. Those consulting services were utilized through March 2018.

Income Tax Expense. For the six months ended September 30, 2018, Hamilton Bancorp did not report any income tax expense on pre-tax income of $1.5 million compared to tax expense of $312,000 for the six months ended September 30, 2017 after pre-tax income of $1.1 million. There was no tax expense during the first half of fiscal 2019 due to the release of a portion of the valuation allowance on our net deferred tax assets established in the prior fiscal year. In accordance with Accounting Standards Codification (ASC) 740, Accounting for Income Taxes, at September 30, 2018, Hamilton Bancorp has assessed whether the deferred tax assets are more likely than not to be realized based on an evaluative process that considers all available positive and negative evidence. As part of this evaluative process, management considered the following sources of taxable income: 1.) taxable income in prior carryback years; 2.) the future reversals of taxable temporary differences; 3.) tax planning strategies; and 4.) future taxable income exclusive of reversing temporary differences and carryforwards. In making a conclusion, management evaluated all the available positive and negative evidence impacting these sources of taxable income. The first three options are more quantifiable and verifiable; however, management has concluded they are not viable sources of taxable income. As such, the positive evidence that has been most heavily relied upon, but the most subjective, is future taxable income exclusive of reversing temporary differences and carryforwards. Based upon Hamilton Bancorp being in a three-year cumulative loss position, which creates negative evidence, and because this evidence is considered significant, management has concluded that there is more negative evidence than positive evidence and therefore, it is more likely than not that Hamilton Bancorp will be unable to generate sufficient taxable income in the foreseeable future to fully utilize the net deferred tax assets.

If, in the future, Hamilton Bancorp generates taxable income on a sustained basis sufficient to support the deferred tax assets, the need for a deferred tax valuation allowance could change, resulting in the reversal of all or a portion of the deferred tax asset valuation at that time. The establishment of a valuation allowance on our deferred tax assets for financial reporting purposes does not affect how the net operating loss carryforwards may be utilized on our subsequent income tax returns. The valuation allowance on Hamilton Bancorp’s net deferred tax assets decreased $361,000 to $5.4 million at September 30, 2018, from $5.8 million at March 30, 2018 due to book income of $1.5 million and adjustments for permanent and temporary book-tax differences. Income tax expense for the periods reported is based upon year-to-date results and is not reflective of annual earnings.

Comparison of Results of Operations for the Years Ended March 31, 2018 and March 31, 2017

General. Net loss for the fiscal year ended March 31, 2018 was $6.0 million, or $1.90 per common share, compared to a net loss of $929,000, or $0.29 per common share for the fiscal year ending March 31, 2017. The loss in fiscal 2018 was a result of the increase in tax expense relating two separate events. The first event dealt with the passage of the Tax Cuts and Job Act (the “Tax Act”) that was signed into law on December 22, 2017. The Tax Act amended the Internal Revenue Code to reduce income tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Tax Act reduced the federal corporate income tax rate from a maximum 35 percent to a flat 21 percent tax rate. As a result, our net deferred tax assets of $7.5 million at that time, which was based upon a 34 percent corporate tax rate, had to be re-evaluated to reflect the new tax rate of 21 percent. This non-cash adjustment was $2.3 million and is recorded through income tax expense. The second event occurred during our fourth quarter and included the establishment of a full valuation allowance on the remaining portion of our net deferred tax assets of $5.8 million. The valuation allowance determination was based upon the fact Hamilton Bancorp has experienced cumulative losses for three consecutive years.

Pre-tax income for fiscal 2018, however, was $2.0 million compared to a loss of $1.7 million for fiscal 2017; a period-over-period increase of $3.7 million. The increase in pre-tax income is attributable to a $602,000 increase in net interest income, a $1.8 million decrease in the provision for loan losses, a $942,000 increase in non-interest revenue, and a $326,000 decrease in non-interest expense.

Net Interest Income. Net interest income before provision for loan losses increased $602,000, or 4.3%, to $14.5 million for the year ended March 31, 2018 compared to $13.9 million for the year ended March 31, 2017. The increase in net interest income was due to a $1.3 million increase in interest revenue, partially offset by a $716,000 increase in interest expense. The increase in interest revenue was due to an increase in the average balance of interest-earning assets, particularly higher yielding loans, as well as an increase in average yield on interest-earning assets. The average balance of interest-earning assets increased $17.4 million, or 3.8%, during the fiscal year ended March 31, 2018 compared to the same period in fiscal 2017, while the average yield increased 14 basis points from 3.67% to 3.81% over that same period. The average balances increased period-over-period due in part to the acquisition of Fraternity, which occurred in May 2016, and the realization of having those earning assets for a full year in fiscal 2018. Over this same period, Hamilton Bank was also able to increase the average balance of higher interest-earning assets, particularly loans, both organically and through loan purchases.

Partially offsetting the increase in interest revenue was a $716,000 increase in interest expense for the fiscal year ended March 31, 2018 compared to the same period a year ago. This increase was due to the growth in the average balance of interest-bearing liabilities, particularly higher yielding borrowings, as well as an increase in the average cost of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $11.7 million, or 2.9%, for the fiscal 2018 year compared to the same period in fiscal 2017, while the average cost increased 15 basis points to 0.85% from 0.70%. The increase in interest-bearing liabilities was impacted by the growth in borrowings that were used to help in funding a growing loan portfolio and a decreasing deposit base. Despite the increase in interest expense, our net interest rate spread only decreased 1 basis point from 2.97% to 2.96% for the comparable periods.

Interest Revenue. Interest revenue increased $1.3 million, or 7.9% to $18.1 million for the year ended March 31, 2018, compared to $16.7 million for the year ended March 31, 2017. The increase resulted from increases in interest and fees on loans and interest revenue earned on investment securities, partially offset by a decrease in revenue from federal funds sold and other bank deposits.

Interest and fees on loans increased $1.3 million, or 8.5%, to $16.9 million for the twelve months ended December 31, 2018, compared to $14.8 million for the same period a year ago. The increase in interest and fees on loans is due to a $47.9 million increase in the average balance of net loans from $314.5 million to $362.4 million period-over-period. The increase in average loans is attributable to having the loans acquired in the Fraternity acquisition for a full twelve months, as well as organic growth generated by our commercial lending area and strategic loan purchases. Partially offsetting the revenue derived from an increase in the average balance of loans is a 28-basis point decline in the average yield earned on loans from 4.72% for the year ended March 31, 2017 to 4.44% for the year ended March 31, 2018. The decline in yield is a result of the extended low interest rate environment and the competitive pressure relating to pricing.

Interest revenue on investment securities increased $120,000 to $1.9 million for the year ended March 31, 2018 from $1.7 million for the year ended March 31, 2017. The average balance of investment securities decreased by $1.2 million, or 4.6%, to $93.2 million for the year ended March 31, 2018 from $94.4 million for the same period last year, while the average yield increased 15 basis points to 1.99% from 1.84% for the same two periods. The largest decrease in investment securities was in mortgage-backed securities, which decreased $1.0 million to $70.4 million for the year ended March 31, 2018 from $71.4 million for the same period last year. The average balance of other investment securities remained relatively flat year-over-year, only decreasing $149,000 during this period. The decrease in average investments is attributable to funding both organic loans and loan purchases throughout the year and providing liquidity associated with a decreasing deposit base. The decline in average investments is partially offset by the securities acquired in the Fraternity acquisition, along with utilizing the excess cash acquired in the Fraternity acquisition to purchase new securities in the second half of fiscal 2017. Investment balances have been declining since that time due to the need to provide liquidity to fund loan growth and a declining deposit base.

Interest Expense. Interest expense increased $716,000, or 24.9%, to $3.6 million for the year ended March 31, 2018 compared to $2.9 million for the same period in fiscal 2017. The primary reason for this increase is due to the increase in the average balance and cost of borrowings, and to a lesser extent the increase in the cost of interest-bearing deposits, partially offset by a decrease in the average balance of those same deposits. For the year ended March 31, 2018, average interest-bearing borrowings were $48.5 million compared to an average balance of $26.1 million for the same period a year ago. The borrowings consisted of advances from the Federal Home Loan Bank and have been utilized to help with funding a growing loan portfolio and a declining deposit base over fiscal 2018. At March 31, 2018, Hamilton Bank had $60.6 million in outstanding advances from the FHLB, including $13.0 million in borrowings assumed through the Fraternity and Fairmount acquisitions that will all mature prior to November 2018. Overall borrowings carried an average rate of 1.55% for the year ended March 31, 2018 compared to 1.04% for the year ended March 31, 2017. Borrowing from the FHLB can be a more cost-effective means to obtain funds if deposits are not growing compared to selling investment securities that are earning a higher yield.

The average balance of interest-bearing deposits decreased $10.7 million to $372.4 million for the year ended March 31, 2018 from $383.1 million for the year ended March 31, 2017. The average cost of deposits though increased from 0.68% to 0.76% for those same periods. We have begun to increase the rates on a portion of our deposit products and run various deposit promotions as the demand for deposits is becoming more competitive in the marketplace. During the second quarter of fiscal 2018 and last quarter of fiscal 2017, we began to run a money market promotion with a 6-month promotional rate as a means to attract core deposits. As a result, the average cost associated with money market accounts increased from 0.37% to 0.53% for the years ended March 31, 2017 and 2018, respectively.

For the year ended March 31, 2018, the average interest-bearing deposit balances increased or declined slightly for all types of deposits, except certificates of deposits, when compared to the same period last year. These increases are a result of the Fraternity acquisition, as well as our cash management efforts as it relates to our commercial customers and promotional efforts to raise funds for new loan growth. We remain focused on changing the mix of our deposit portfolio by maintaining our maturing certificates of deposits and growing lower cost core deposits, including savings, interest-bearing checking and money market accounts. The average balance of core interest-bearing deposits increased $6.6 million, or 5.4%, to $130.1 million for fiscal 2018 compared to $123.4 million for fiscal 2017. The average balance of time deposits, however, decreased $17.4 million, or 6.7%, to $242.3 million for fiscal 2018 compared to $259.7 million for fiscal 2017. The decrease in time deposits is related to the competitive interest rate market, as well as the decrease in our customer base that is attributable to an aging demographic. To compensate for this decline, Hamilton Bancorp entered into a contract and began utilizing a certificate of deposit subscription service in the third quarter of fiscal 2018. As a result, we have been able to obtain $13.8 million in certificate of deposits in the second half of fiscal 2018 through this service. The cost of these deposits is more expensive than traditional certificates of deposit because of the ability to provide the funding needed in a timely manner, but can be less costly than borrowing from the Federal Home Loan Bank or other source.

We will continue to utilize this service as a funding source when other less costly means are not able to meet our funding requirements.

Noninterest-bearing deposits allow us to fund growth in interest-earning assets at the lowest minimal cost. Average noninterest-bearing deposits increased $5.2 million, or 21.7%, to $29.3 million for the year ended March 31, 2018, compared to $24.1 million for the year ended March 31, 2017. This increase resulted from the efforts of our cash management personnel and commercial loan officers working with commercial clients to move their deposit relationship to Hamilton Bank and the acquisition of Fraternity.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest revenue from average interest-earning assets, the dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing interest revenue or interest expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using average daily balances. No tax-equivalent adjustments were made. Nonaccrual loans have been included in the table as loans carrying a zero yield.

	Year Ended March 31,
	2018			2017
(Dollars in thousands)	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Interest-earning assets:
Cash and cash equivalents	$18,895	$135	0.71%	$48,207	$190	0.39%
Investment securities (1)	22,804	609	2.67%	22,953	553	2.41%
Mortgage-backed securities	70,434	1,247	1.77%	71,448	1,183	1.66%
Loans receivable, net (2)	362,355	16,089	4.44%	314,473	14,836	4.72%

Total interest-earning assets	474,488	18,080	3.81%	457,081	16,762	3.67%

Noninterest-earning assets	42,820			40,634

Total assets	$517,308			$497,715

Interest-bearing liabilities:
Certificates of deposit	$242,328	$2,454	1.01%	$259,721	$2,305	0.89%
Money Market	60,589	320	0.53%	61,568	225	0.37%
Statement savings	43,408	54	0.12%	43,527	65	0.15%
NOW accounts	26,094	9	0.03%	18,333	5	0.03%

Total interest-bearing deposits	372,419	2,837	0.76%	383,149	2,600	0.68%
Borrowings	48,525	750	1.55%	26,090	271	1.04%

Total interest-bearing liabilities	420,944	3,587	0.85%	409,239	2,871	0.70%
Noninterest-bearing liabilities and equity:
Noninterest-bearing deposits	$29,306			$24,078
Other noninterest-bearing liabilities	6,313			5,425

Total liabilities	456,563			438,742
Total stockholders’ equity	60,745			58,973

Total liabilities and stockholders’ equity	$517,308			$497,715

Net interest income		$14,493			$13,891

Net interest rate spread (3)			2.96%			2.97%
Net interest-earning assets (4)	$53,544			$47,842

Net interest margin (5)			3.05%			3.04%
Average interest-earning assets to average interest-bearing liabilities	112.72			111.69

(1)	Includes U.S agency and treasury securities, municipal and corporate bonds and to a much lesser extent, Federal Home Loan Bank equity securities.
(2)	Loans on non-accrual status are included in average loans carrying a zero yield.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income for the year ended March 31, 2018 compared to the year ended March 31, 2017. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Increase (Decrease) Due To
	Volume	Rate	Net
Interest-earning assets:
Cash and cash equivalents	$(114)	$59	$(55)
Investment securities	(4)	60	56
Mortgage-backed securities	(17)	81	64
Loans receivable	2,260	(1,007)	1,253

Total interest-earning assets	2,125	(807)	1,318

Interest-bearing liabilities:
Certificates of Deposit	(155)	304	149
Money Market	(4)	99	95
Statement savings	(0)	(11)	(11)
NOW accounts	2	2	4
Borrowings	233	246	479

Total interest-bearing liabilities	77	639	716

Change in net interest income	$2,048	$(1,446)	$602

Provision for Loan Losses. We establish provisions for loan losses that are charged to operations in order to maintain the allowance for loan losses at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. There was $1.6 million charged to the provision for loan losses for the fiscal year ending March 31, 2018 compared to a provision for loan losses of $3.4 million for the fiscal year ending March 31, 2017. Hamilton Bancorp recorded a lower provision during fiscal 2018 compared to fiscal 2017 because of much lower net charge-offs that totaled $948,000 and $2.9 million, respectively. The more significant charge-offs for fiscal 2018 included $379,000 associated with our commercial lease portfolio, $244,000 relating to one commercial real estate relationship that has been a continued problem asset with prior charge-offs, and $262,000 associated with one residential investor relationship. The remaining balance of the provision for loan losses for fiscal 2018 is primarily related to the overall growth within the loan portfolio generated organically and through various loan purchases throughout the fiscal year.

The allowance for loan losses was $2.8 million, or 39.4% of non-performing loans at March 31, 2018 compared to $2.2 million, or 94.5% of non-performing loans at March 31, 2017. The decrease in the percentage is a result of a $4.8 million increase in non-performing loans as compared to the period ending March 31, 2017. The increase in non-performing loans is primarily due to one commercial real estate relationship with a book value of $3.2 million that was placed on nonaccrual in the second quarter and a group of residential investor loans totaling $600 thousand that were placed on nonaccrual at the end of the third quarter. Approximately $262 thousand has been charged-off in relation to the residential investor loans, while there was no impairment associated with the commercial real estate loan based upon the most recent collateral value of the property. In addition, there is approximately $1.2 million in loans that are 90 days past due and accruing and classified as non-performing loans. These loans continue to make payments and we are recognizing the income, however, they have reached their maturity and are in the process of being extended or renewed. Our credit department is diligently working to obtain the necessary information from the borrower that is needed to complete this process. If these loan items were excluded, the allowance for loan losses as a percentage of non-performing loans at March 31, 2018 would be 86.2%.

During the year ended March 31, 2018, loan charge offs totaled $975,000 with recoveries of $27,000, compared to $3.0 million in charge offs and $51,000 in recoveries during the year ended March 31, 2017. The significant charge-offs in the prior year were related to two specific events, including one commercial real estate relationship that resulted in $1.1 million in charge-offs and the sale of a pool of residential investor loans that resulted in $1.6 million in charge-offs. During fiscal year 2018 and into fiscal 2019, we expect that we will continue our emphasis in growing commercial real estate and commercial business loans, which have higher interest rates than one-to-four family mortgage loans, but are generally considered to bear higher risk than one-to four-family mortgage loans. Such growth could contribute to higher provisions going forward.

Noninterest Revenue. Noninterest revenue decreased $942,000, or 89.3%, to $2.0 million for the year ended March 31, 2018 compared to $1.1 million for the year ended March 31, 2017. The following table outlines the changes in components of noninterest revenue for the twelve-month periods.

	Years Ended March 31,
	2018	2017	$ Change	% Change
Service charges	$459,688	$420,234	$39,454	9.4
(Loss) gain on sale of investment securities	(2,354)	23,720	(26,074)	(109.9)
Gain on sale of loans held for sale	—	23,087	(23,087)	(100.0)
Gain (loss) on sale of property and equipment	97,604	(5,046)	102,650	(2,034.3)
Earnings on bank-owned life insurance (BOLI)	484,030	485,400	(1,370)	(0.3)
Earnings on death benefit from BOLI	834,610	—	834,610	N/A
Other fees and commissions	122,770	107,152	15,618	14.6

Total noninterest revenue	$1,996,348	$1,054,547	$941,801	89.3

Noninterest revenue was impacted during the fiscal year ended March 31, 2018 by increases in service charges, gain on sale of property and equipment, and earnings on death benefit from BOLI, partially offset by decreases in gain on sale of investments and loans held for sale.

Service charges associated with retail and commercial deposit products increased $39,000, or 9.4% during the twelve months ended March 31, 2018 compared to the same period a year ago due to a $13.0 million increase in our average checking accounts period-over-period. Management is continually focused on growing core deposits, particularly checking accounts, which typically generate more service fee income. We continue to review and evaluate our retail fee structure on transactional accounts. Customers, however, have become more cost conscious of fees and better manage their deposit relationship with Hamilton Bank.

The $98,000 gain on sale of property and equipment for fiscal 2018 is related to the December 2017 sale of our Pigtown branch in Baltimore City at a gain of $213,000, net of various furniture and equipment that was associated with the property that was also disposed, partially offset by $115,000 loss pertaining to the write-down or disposal of leasehold improvements associated with our former or legacy Cockeysville branch. The Pigtown branch was relocated within the same community, but to a smaller, more efficient space that will provide operational cost savings.

Hamilton Bancorp received gross proceeds of approximately $2.1 million in relation to death benefits under our BOLI policies due to the sudden and unexpected passing of an employee during the fourth quarter of fiscal 2018. After netting out $1.3 million associated with the cash surrender value of the policies, Hamilton Bancorp was able to recognize non-interest revenue of $835,000. The normal earnings on BOLI remained relatively flat year-over-year despite an increase in average balances associated with the Fraternity acquisition because of the offsetting decrease in the rate earned on the outstanding BOLI policies, else revenue would have been higher. The revenue associated with both the death benefits and normal earnings are currently nontaxable for federal and state income tax purposes.

Offsetting the increases in noninterest revenue for fiscal 2018 was a decrease in gain on the sale of loans held for sale. Gain on sale of loans held for sale represents revenue earned on loans sold in the secondary market at a premium. Over the past several years, we typically sold our newly originated residential mortgage loans in the secondary market to better manage interest rate risk in a rising rate environment. During the second half of fiscal 2017 and throughout fiscal 2018, however, Hamilton Bancorp began to hold in portfolio our residential loan originations to partially offset the increased run-off associated with this loan segment. Consequently, there were no loans sold during the year ended March 31, 2018 compared to the same period last year in which several loans were sold at a gain of $23,000. We do plan to sell residential mortgage loans again beginning in fiscal 2019.

Other fees and commissions include loan fees charged to customers, merchant credit card fees, and other smaller fees. The increase with respect to the twelve months ended March 31, 2018 compared to twelve months ended March 31, 2017, is primarily related to merchant credit services and a $35,000 charge in the prior year relating to the disposal of an equity position in a limited liability company that assisted us with the sale of residential mortgages into the secondary market. Loan fees include various charges to customers for loan applications, processing, and/or extensions. Loan fees for fiscal 2018 declined $46,000 to $56,000, compared to $100,000 for fiscal 2017.

Gains on investment securities are also reported as noninterest revenue. During fiscal 2018 we sold investment securities with a book value of $11.6 million and recognized a loss of $2,000 for the year ended March 31, 2018. For the year ended March 31, 2017, investment securities with a book value of $4.3 million were sold and a gain of $24,000 was recognized.

Noninterest Expense. Noninterest expense decreased $326,000, or 2.5%, to $12.9 million for the year ended March 31, 2018 compared to $13.2 million for the year ended March 31, 2017. The following table outlines the changes in noninterest expense for those periods.

	Years Ended 31,
	2018	2017	$ Change	% Change
Salaries and benefits	$7,268,507	$6,756,044	$512,463	7.6
Occupancy	1,045,589	984,767	60,822	6.2
Advertising	86,865	122,093	(35,228)	(28.9)
Furniture and equipment	343,624	377,232	(33,608)	(8.9)
Data processing	716,458	777,554	(61,096)	(7.9)
Legal services	491,900	291,550	200,350	68.7
Other professional services	851,660	1,046,450	(194,790)	(18.6)
Merger related expenses	—	219,417	(219,417)	(100.0)
Branch consolidation expense	—	494,977	(494,977)	(100.0)
Deposit insurance premiums	324,325	318,132	6,193	1.9
Foreclosed real estate expense and losses	44,197	7,468	36,729	491.8
Other operating	1,737,727	1,841,144	(103,417)	(5.6)

Total noninterest expense	$12,910,852	$13,236,828	$(325,976)	(2.5)

The decline in noninterest expense is primarily the result of non-recurring costs incurred in the prior year period ended March 31, 2017, including $219,000 in merger related expenses associated with the completion of our most recent acquisition of Fraternity and $437,000 in costs relating to the closing of one of our branch locations due to branch overlap from that same acquisition. Merger related expenses include fees paid to attorneys, investment bankers and accountants, data conversion, as well as other related costs. Excluding the acquisition and branch consolidation expense, overall operating expenses for the comparative periods has increased slightly as a result of a growing loan portfolio and revenue base. The elimination of acquisition related costs and the economies of scale achieved through those same acquisitions is reflected in the improvement of our efficiency ratio from 83.9% for the year ended March 31, 2017 to 78.5% for the year ended March 31, 2018. This improvement is also in part due to the income realized in the current year with respect to the BOLI proceeds. We are realizing the benefit of operating as a larger financial institution and the ability to offset expenses against greater revenue.

Certain noninterest expenses, including furniture and equipment, data processing, and other operating expenses, declined as a result of management’s continued focus on reducing costs where applicable. Some of these reductions have been obtained through the review or negotiation of vendor contracts, analysis of alternative sources, and more efficient means. Advertising expense decreased because we hired a full-time marketing director versus outsourcing to a third-party vendor. Federal deposit insurance premiums were lower due to a decrease in the average rate assessed by the Federal Deposit Insurance Corporation, the government agency that insures deposits, while other professional services decreased in part due to the end of our contractual obligation under a consulting and non-compete agreement with one of the former Fraternity executives.

The largest increase in noninterest expenses for the twelve-month period-over-period was in salaries and benefits, which increased $512,000. During the year ended March 31, 2018, Hamilton Bancorp made strategic new hires that are focused on branch efficiency and new products. In addition, annual increases were given and bonuses awarded in fiscal 2018 that were not awarded in fiscal 2107. Also included in salaries and benefits for fiscal 2018 and 2017, is $322,000 and $317,000 in expense, respectively, relating to equity awards granted to officers under Hamilton Bancorp’s Equity Incentive Plan. The equity awards provide for management to have an interest in the performance of Hamilton Bancorp and share in the benefit of an increase in stockholder value. Similarly, other operating expenses for the same periods include $139,000 and $127,000 in expense, respectively, associated with equity awards granted to directors.

Legal expense for the twelve months ended March 31, 2018 increased over the same period a year ago. The increase in legal costs is due in part to management’s engagement of counsel to assist with our charter conversion from a federal savings bank to a Maryland commercial bank. The charter conversion was approved and effective December 21, 2017. The charter conversion should reduce regulatory costs going forward. In addition, counsel was sought to assist with compiling and reviewing agreements associated with loan portfolio purchases throughout the year, as well as advise on the relocation of our Ellicott City and Pigtown branches and other compliance issues. Counsel also continues to assist with the collection and foreclosure process associated with problem loans, as well as consult on how to proceed with certain borrowers.

The increase in occupancy expense is primarily related to the relocation of our Ellicott City branch within the same geographic area of Howard County during the second quarter of fiscal 2018. Due to the timing and ability to move into the new location, Hamilton Bank had to pay rent expense on both the current and new property for a one-month period. In addition, there were costs incurred in the period associated with the relocation that were not capitalized. The new branch location in Ellicott City opened in July 2017. Subsequently, in March 2018 we also relocated our Pigtown branch located in Baltimore City to a much smaller space located on the same block. As with Ellicott City, there were costs incurred that related to the relocation that were not capitalized. Both relocations were to smaller, more efficient spaces that will provide operational cost savings.

Foreclosed real estate expense also increased year-over-year due to a $32,000 write-down of one of Hamilton Bank’s foreclosed real estate properties during the third quarter. This write-down was based upon a new appraisal obtained on the property. The remainder of foreclosed real estate expense, or $5,000 increase, is associated with the property taxes paid on that same property.

Income Tax Expense. We recorded tax expense of $8.1 million for the year ended March 31, 2018 after pre-tax income of $2.0 million, compared to a tax benefit of $758,000 for the year ended March 31, 2017 after a pre-tax loss of $1.7 million. The effective income tax rate for the year ending March 31, 2018 was 402.0% compared to a negative effective tax rate of 44.9% for the year ending March 31, 2017. In fiscal 2018 the higher tax expense was a result of an adjustment associated with the Tax Act and the establishment of a valuation allowance relating to Hamilton Bancorp’s net deferred tax assets and, to a lesser extent, tax expense associated with Hamilton Bancorp’s pre-tax income of $2.0 million. The fiscal 2017 tax benefit was due to the pre-tax loss that was recorded along with nontaxable income associated with bank-owned life insurance and certain tax-exempt municipal securities.

At March 31, 2018, Hamilton Bancorp did not report any net deferred tax asset compared to $8.0 million at March 31, 2017. The change is primarily related to the establishment of a net deferred tax asset valuation allowance and an adjustment that resulted from the passage of the Tax Act. The Tax Act, which was signed into law on December 22, 2017, amended the Internal Revenue Code to reduce income tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Tax Act reduces the federal corporate income tax rate from a maximum 35 percent to a flat 21 percent tax rate. As a result, our net deferred tax assets of $7.5 million at that time, which were based upon a 34 percent corporate tax rate, had to be re-evaluated to reflect the new tax rate of 21 percent. This non-cash adjustment was $2.3 million and was recorded through income tax expense. Based on the information available and our current interpretation of the Tax Act, Hamilton Bancorp has made reasonable estimates of the impact from the reduction in the corporate tax rate on the re-measurement of applicable deferred tax assets and liabilities. However, certain deferred tax assets and liabilities will continue to be evaluated in the context of the Tax Act through the date of the filing of our March 31, 2018 federal income tax return, and may change as a result of evolving management interpretations, elections, and assumptions, as well as new guidance that may be issued by the Internal Revenue Service. Management expects to complete its analysis within the measurement period in accordance with Staff Accounting Bulletin (SAB) No. 118.

In accordance with Accounting Standards Codification (ASC) 740, Accounting for Income Taxes, at March 31, 2018, Hamilton Bancorp assessed whether the deferred tax assets are more likely than not to be realized based on an evaluative process that considers all available positive and negative evidence. As part of this evaluative process, management considered the following sources of taxable income: 1.) taxable income in prior carryback years; 2.) the future reversals of taxable temporary differences; 3.) tax planning strategies; and 4.) future taxable income exclusive of reversing temporary differences and carryforwards. In making a conclusion, management evaluated all the available positive and negative evidence impacting these sources of taxable income. The first three options are more quantifiable and verifiable; however, management concluded they were not viable sources of taxable income. As such, the positive evidence that was most heavily relied upon, but the most subjective, was future taxable income exclusive of reversing temporary differences and carryforwards. Hamilton Bancorp is in a three-year cumulative loss position which creates negative evidence and because this evidence is considered significant, management concluded that there was more negative evidence than positive evidence and therefore, it is more likely than not that Hamilton Bancorp will be unable to generate sufficient taxable income in the foreseeable future to fully utilize the net deferred tax assets. Thus, a full valuation allowance of $5.8 million on all the net deferred tax assets was established at March 31, 2018. The establishment of a valuation allowance on our deferred tax assets for financial reporting purposes does not affect how the net operating loss carryforwards may be utilized on our subsequent income tax returns.

Risk Management

Managing risk is an essential part of successfully operating a financial institution. We have a comprehensive Enterprise Risk Management (ERM) program in place that addresses risks within Hamilton Bancorp. The ERM program and the associated risks are updated and reviewed quarterly and presented to the Risk Committee which has oversight of the program. Risks are rated compared to Hamilton Bancorp’s risk appetite and action plans are developed by management for those risks outside of the board established parameters. Once the Risk Committee approves the ERM program, the ERM program is presented to the full board. Our most significant types of risk are economic risk, regulatory risk, and compliance risk.

Our three most prominent forms of economic risk are credit risk, interest rate risk and market risk. Our primary credit risk is the risk of defaults in our loan portfolio that result from the inability or unwillingness of borrowers to make contractually required payments. To a lesser extent, we also have credit risk related to the risk of defaults in our investment securities portfolio. Interest rate risk is the potential reduction of interest income or an increase interest expense because of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis.

Regulatory and compliance risk involves our ability to effectively adapt to, and comply with, changes in the regulatory environment for financial institutions. We are subject to the regulations of various government agencies. These regulations may change significantly from period to period. We also undergo periodic examinations by regulatory agencies that may subject us to further changes with respect to asset valuations and classifications, amounts required for the allowance for loan losses, and operating restrictions resulting from the regulators’ judgment based on information available to them at the time of their examination.

Other risks that we face are operational risks, liquidity risk and reputation risk. Operational risks include risks related to fraud, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers due to unforeseen circumstances. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management

Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our loan approval process is described in Item 1. “Business”, under the heading “Lending Activities—Loan Approval Procedures and Authority”.

We have a loan monitoring system in place with dedicated staff that ensures all required loan information and documentation is obtained at the time a loan is originated and that such information is updated as required by our underwriting policies. This loan monitoring system, which tracks loans originated by Hamilton Bank, as well as loan participations and purchased loans, is integrated with our general ledger system, which allows management to monitor loan payment history and changes in loan status on a real-time basis. We have established a formal allowance for loan loss and loan delinquency committee to address non-performing and delinquent loans. This committee currently meets on a monthly basis. We also have a Special Assets manager to oversee problem credits.

Collection Procedures. When a residential mortgage borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. With respect to residential real estate loans, we generally send a written notice of non-payment to the borrower 15 days after a loan is first past due. When a loan reaches 60 days past due a “Notice of Intent” to foreclose letter is prepared and sent to the borrower. And finally, when a loan becomes 90 days past due, the loan is turned over to our attorneys to ensure that further collection activities are conducted in accordance with applicable laws and regulations. All residential mortgage loans past due 90 days are put on non-accrual and reported to the board of directors monthly. If our attorneys do not receive a response from the borrower, or if the terms of any payment plan established are not followed, then foreclosure proceedings will be implemented. Management submits an Asset Classification Report detailing risk ratings and changes to risk ratings to the board of directors on a monthly basis.

With respect to home equity loans and lines of credit, a complete listing of all delinquent accounts is given to senior management for evaluation on a monthly basis. The data center produces and sends late charge notifications to customers that alert customers of their payment status. If the account remains past due when the next late charge notice is produced, a collection letter is sent requiring delinquent accounts to be brought current within 10 days. Failure to comply or respond to collection efforts will result in the loan being turned over to our attorneys for collection.

Commercial loan officers are responsible for the prompt follow up with borrowers who become delinquent on commercial loans. Officers determine the cause of the delinquency and work with the borrower to institute a short-term plan to eliminate the delinquency. Commercial loans that become over 30 days delinquent are reported to the Chief Lending Officer for collection. If no reasonable plan to cure a delinquency over 60-90 days is reached, Hamilton Bank will initiate legal action, repossession, foreclosure, non-accrual or charge-off. When a commercial loan becomes 75 days delinquent, the Special Asset Officer is required to re-verify all documentation, including adequate insurance coverage. Commercial loans 90 days delinquent are generally placed on non-accrual and evaluated for impairment to determine if charge-off is necessary. All loans over 90 days delinquent are reported to the board of directors monthly. All charged-off loans and subsequent recoveries are reported in aggregate on a monthly basis to the appropriate members of senior management and the Board of Directors. Prior to the extension of non-accrual status beyond six months, a request for extension must be properly executed with appropriate approval signed by the Credit Committee. At the time the loan is placed in non-accrual, the accrued, but unpaid interest is reversed against the loan account in accordance with Hamilton Bank’s non-accrual policy. A loan may not be removed from non-accrual status until the loan is paid current or, under a modification agreement, an adequate period of time has passed in which the borrower has demonstrated the ability to make payments and their cash flow supports the payment going forward. At this point, management will determine whether or not to return the loan to accrual status.

Analysis of Nonperforming, Delinquent and Classified Assets. Loans are generally placed on nonaccrual status when they are 90 days past due based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual status at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status are reversed against interest revenue. The interest on nonaccrual loans is accounted for on the cash basis method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. For certain nonaccrual loans, interest payments received are applied to the principal balance of the loan.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At September 30,	At March 31,
	2018	2018	2017	2016	2015	2014
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
Residential	$702	$864	$675	$775	$628	$284
Investor	421	362	71	675	11	159
Commercial construction	—	—	—	—	1,375	1,552
Commercial	4,448	4,555	1,547	2,717	—	—
Commercial business loans	167	165	—	122	226	2,041
Consumer loans:
Home equity loans and lines of credit	—	13	3	49	15	204
Other consumer	7	5	6	4	—	—

Total non-accrual loans	5,745	5,964	2,302	4,342	2,255	4,240

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
Residential	—	—	—	—	—	—
Investor	338	1,206	21	708	—	—
Commercial construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	301
Commercial business loans	—	—	—	—	—	500
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—	—
Other consumer	—	—	—	—	—	—

Total loans delinquent 90 days or greater and still accruing	338	1,206	21	708	—	801

Total non-performing loans	6,083	7,170	2,323	5,050	2,255	5,041

Other real estate owned and foreclosed assets:
Real estate loans:
Residential	177	47	23	—	12	—
Investor	—	—	37	—	—	—
Commercial construction	411	411	443	443	443	664
Commercial	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—	—
Other consumer	—	—	—	—	—	—

Total foreclosed real estate	588	458	503	443	455	664

Total non-performing assets	6,671	7,628	2,826	5,493	2,710	5,705
Performing troubled debt restructurings	1,906	1,836	1,906	2,105	5,339	1,538

Total non-performing assets and performing troubled debt restructurings	$8,577	$9,464	$4,732	$7,598	$8,049	$7,243

Ratios:
Non-performing loans to total loans	1.62%	1.84%	0.69%	2.27%	1.41%	3.48%
Non-performing assets to total assets	1.33%	1.45%	0.55%	1.40%	0.93%	1.88%

Hamilton Bank’s asset quality remains a primary focus of management and the Board of Directors. Nonperforming assets at September 30, 2018, were $6.7 million, an increase of $957,000 from March 31, 2018 and a $293,000 increase from September 30, 2017. Nonperforming assets to total assets decreased from 1.45% at March 31, 2018 to 1.33% at September 30, 2018.

Nonaccrual loans decreased to $5.7 million at September 30, 2018 compared to $6.0 million at March 31, 2018. During the first six months of fiscal 2019, nonaccrual loans reached a high of $8.9 million due to the addition of one commercial real estate relationship at the end of the first quarter with a recorded value of $3.1 million. The borrower continues to make timely payments under the original terms of that loan and has never been delinquent; however, review of their financial information indicates they do not have sufficient cash flow to service the debt thus we have placed it on nonaccrual status. To date there is no impairment associated with this relationship based upon the most recently obtained appraised value. In July 2018, another commercial real estate loan that was already on nonaccrual, with a recorded value of $3.3 million, was resolved and paid-off with no loss to Hamilton Bank. Proceeds from the pay-off included payment of principal, past due interest and all legal and other expenses incurred. The net of these two loans are primarily responsible for the $219,000 decrease in nonaccrual loans from March 31, 2018 to September 30, 2018.

As of September 30, 2018, there are two commercial real estate relationships totaling $4.4 million that are a part of the $5.7 million in nonaccrual loans, including the one relationship that was added in the first quarter of fiscal 2019 that was previously discussed. Both relationships have been reviewed for impairment and recorded at their fair value based upon recent appraisals, one of which has incurred $1.9 million in write-downs through charge-offs over the past two years. Management continues to actively explore options and work with the borrowers to obtain the best outcome for Hamilton Bank, which may or may not result in new or additional write-downs.

There were $167,000 in nonaccrual commercial business loans at September 30, 2018 compared to $165,000 at March 31, 2018. The recorded book balance of $167,000 in loans is primarily comprised of four commercial lease loans to different borrowers with a combined contractual balance of $613,000 and charge-offs totaling $454,000. The purpose of the loans was to provide funding to purchase medical equipment related to cosmetic surgery. Based upon the inability to generate sufficient revenue, the borrowers stopped making payments on the leases or asked for the equipment to be repossessed. All four loans are fully guaranteed by the respective borrowers.

The remaining balance of nonaccrual loans at September 30, 2018 consisted of $702,000 in one-to four-family residential mortgage loans, including two loans with a book balance of $275,000 that were acquired loans, and $421,000 in residential investor loans. The majority of the residential investor loans were acquired in the Fairmount acquisition.

Included in nonperforming assets are accruing loans delinquent more than 90 days. These loans represent loans that are on accrual status and making payments, however, such loans are 90 days past their contractual maturity date, and therefore reported as nonperforming. At March 31, 2018, these loan balances were elevated as they related to several borrowing relationships that are comprised of many smaller investor (residential non-owner occupied) loans that matured at the same time. The decline over the first half of fiscal 2019 is a result of Hamilton Bank’s credit department working diligently to obtain the necessary financial information from these borrowers so that these loans can either be renewed or extended accordingly.

Gross interest income that would have been recorded during the six months ended September 30, 2018 and the year ended March 31, 2018 had our non-accruing loans been current in accordance with their original terms was $277,000 and $394,000, respectively.

Troubled Debt Restructurings (“TDR”). At September 30, 2018, Hamilton Bank had a total of $3.3 million in TDRs, including 16 one-to-four family residential real estate loans totaling $1.5 million, two commercial real estate loans totaling $1.2 million, and one commercial business loan equaling $602,000. Roughly $1.2 million of the $1.5 million in TDRs pertaining to one-to-four family residential real estate loans was comprised of two loans performing in accordance with their modified terms as of September 30, 2018. The remainder was comprised of 14 one-to-four family residential real estate loans, totaling $321,000, including $231,000 that were on non-accrual.

The two commercial real estate loans totaling $1.2 million became TDRs at the end of the second fiscal quarter of 2015 and are currently on non-accrual. These are the same loans discussed earlier under the commercial real estate non-performing loans. The loans were placed on non-accrual in October 2015. There were charge-offs totaling $244,000 during the year ended March 31, 2018 and no charge-offs recorded dureing the six months ended September 30, 2018.

The one commercial business loan that is a TDR totals $602,000 and is performing as agreed under its modified terms. This particular loan was on non-accrual when it was originally modified. The borrower has continued to make payments and the loan has been on accrual status now for over three years.

Delinquent Loans. The following table sets forth certain information regarding delinquencies in our loan portfolio. Loans 90 or more days delinquent includes loans 90 or more days past due because of maturity, but are still accruing.

	60 to 89 Days Delinquent		90 or More Days Delinquent		Total
(Dollars in thousands)	Number	Amount	Number	Amount	Number	Amount
At September 30, 2018
Real estate loans:
Residential	3	$687	6	$403	9	$1,090
Investor	—	—	24	758	24	758
Commercial construction	—	—	—	—	—	—
Commercial	2	3,056	3	1,392	5	4,448
Commercial business loans	—	—	5	167	5	167
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—	—
Other consumer	3	28	1	7	4	35

Total loans	8	$3,771	39	$2,727	47	$6,498

At March 31, 2018:
Real estate loans:
Residential	4	$307	7	$284	11	$591
Investor	—	—	43	1,568	43	1,568
Commercial construction	—	—	—	—	—	—
Commercial	1	135	4	4,555	5	4,690
Commercial business loans	—	—	3	165	3	165
Consumer loans:
Home equity loans and lines of credit	—	—	1	13	1	13
Other consumer	2	28	1	5	3	33

Total loans	7	$470	59	$6,590	66	$7,060

At March 31, 2017:
Real estate loans:
Residential	3	$81	8	$336	11	$417
Investor	—	—	16	92	16	92
Commercial construction	—	—	—	—	—	—
Commercial	—	—	2	1,547	2	1,547
Commercial business loans	—	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—	—
Other consumer	—	—	1	5	1	5

Total loans	3	$81	27	$1,980	30	$2,061

At March 31, 2016:
Real estate loans:
Residential	3	$99	10	$651	13	$750
Investor	—	—	31	1,217	31	1,217
Commercial construction	—	—	—	—	—	—
Commercial	—	—	2	2,717	2	2,717
Commercial business loans	—	—	1	122	1	122
Consumer loans:
Home equity loans and lines of credit	—	—	1	43	1	43
Other consumer	—	—	1	4	1	4

Total loans	3	$99	46	$4,754	49	$4,853

At March 31, 2015:
Real estate loans:
Residential	3	$159	13	$476	16	$635
Investor	—	—	1	11	1	11
Commercial construction	—	—	1	1,375	1	1,375
Commercial	—	—	—	—	—	—
Commercial business loans	2	734	4	226	6	960
Consumer loans:
Home equity loans and lines of credit	—	—	1	6	1	6
Other consumer	—	—	—	—	—	—

Total loans	5	$893	20	$2,094	25	$2,987

At March 31, 2014:
Real estate loans:
Residential	—	$—	16	$283	16	$283
Investor	—	—	2	159	2	159
Commercial construction	1	1,242	—	—	1	1,242
Commercial	—	—	1	301	1	301
Commercial business loans	2	2,173	5	1,802	7	3,975
Consumer loans:
Home equity loans and lines of credit	—	—	4	205	4	205
Other consumer	—	—	—	—	—	—

Total loans	3	$3,415	28	$2,750	31	$6,165

Delinquencies 60-89 days past due increased $3.3 million to $3.8 million at September 30, 2018 from $470,000 at March 31, 2018. This increase is attributable to an increase in delinquencies associated with commercial real estate and one-to four-family residential mortgage loans over this period. Commercial real estate delinquencies increased $2.9 million from $135,000 at March 31, 2018 to $3.1 million at September 30, 2018 because of one commercial relationship in which the borrower’s loans are 61 days past maturity. The borrower is having cashflow issues and as a result we placed the loan relationship on nonaccrual. One-to four-family residential loan delinquencies increased $380,000 from $307,000 at March 31, 2018 to $687,000 at September 30, 2018, including one loan with a recorded balance of $557,000. Hamilton Bank is monitoring the delinquent loans closely and working with the borrowers to develop a payment plan to make the loans current again. If the borrowers are unable to bring these loans current or re-pay or re-finance the respective loans, there could be future charge-offs associated with these loans based upon collateral values.

Foreclosed real estate at September 30, 2018 increased $130,000 from $458,000 at March 31, 2018 to $588,000 at September 30, 2018 and consisted of six properties. One of the six properties consist of semi-developed land with a fair value of $411,000. The property is listed for sale and is participated with another financial institution, with Hamilton being the lead lender. The remaining five properties totaling $177,000 are comprised of one-to-four family residential mortgage loans, including one property with a value of $130,000 that was added during the second quarter of fiscal 2019. The remaining four properties are all participations in which Hamilton owns less than 15% of and is not the lead lender.

Classified Assets. Federal regulations require that each insured financial institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” and “loss”. Each is defined as follows:

Substandard - A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness, or weaknesses, that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that Hamilton Bank will sustain some loss if the deficiencies are not corrected. This will be the measurement for determining if a loan is impaired. Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by Bank management.

Doubtful - A doubtful loan has all the weaknesses inherent as a substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. A loan classified as doubtful exhibits loss potential. However, there is still sufficient reason to permit the loan to remain on the books. A doubtful classification could reflect the deterioration of the primary source of repayment and serious doubt exists as to the quality of the secondary source of repayment.

Doubtful classifications should be used only when a distinct and known possibility of loss exists. When identified, adequate loss should be recorded for the specific assets. The entire asset should not be classified as doubtful if a partial recovery is expected, such as liquidation of the collateral or the probability of a private mortgage insurance payment is likely.

Loss - Loans classified as loss are considered uncollectable and of such little value that their continuance as loans is unjustified. A loss classification does not mean a loan has absolutely no value; partial recoveries may be received in the future. When loans or portions of a loan are considered a loss, it will be the policy of Hamilton Bank to write-off the amount designated as a loss. Recoveries will be treated as additions to the allowance for loan losses.

Another category, designated “special mention”, may also be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. If a classified asset is deemed to be impaired with measurement of loss, Hamilton Bank will establish a charge-off of the loan pursuant to Accounting Standards Codification Topic 310, “Receivables.”

The following table sets forth information regarding classified assets and special mention assets at the dates indicated.

	At September 30,	At March 31,
	2018	2018	2017	2016
	(In thousands)
Classification of Assets:
Substandard	$6,620	$6,715	$3,447	$5,310
Doubtful	—	—	—	—
Loss	—	—	—	—

Total Adversely Classified Assets	$6,620	$6,715	$3,447	$5,310

Special Mention	$3,719	$7,022	$11,402	$11,969

At September 30, 2018, substandard assets consisted of five commercial real estate loans totaling $4.4 million, including two sets of two loans that are to the same borrowers, and five commercial business loan totaling $167,000. At that same date, there were 23 residential mortgage loans totaling $1.4 million that were classified as substandard, along with 17 nonowner-occupied residential investor loans totaling $558,000. The majority of the investor loans were acquired in the Fairmount transaction. Finally, there was one home equity loans totaling $7,000 and one mobile home loan equaling $31,000 that were also classified as substandard.

At September 30, 2018, there are no loans classified as doubtful.

At September 30, 2018, special mention loans consisted of thirteen one-to-four family mortgage loans totaling $3.3 million and five loans equaling $280,000 that are nonowner-occupied residential investor loans. Also included in special mention loans are three home equity loans totaling $138,000, along with one auto loan for $11,000.

Analysis and Determination of the Allowance for Loan Losses. We maintain the allowance through a provision for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses. The allowance for loan losses is maintained at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Consideration is given to historical losses in conjunction with a variety of other factors including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. We evaluate our allowance for loan losses, at a minimum, on a quarterly basis. Prior to September 30, 2018, we reviewed both a 36 and 48 month look back period individually for net charge-offs to develop a range in which the allowance for loan losses should be within. The range has grown smaller over the past year to a point where the difference in the two calculations of the allowance for loan loss is deemed immaterial. As a result, and for efficiency purposes, we began to only utilize a historical charge-off period of 48 months in determining the necessary allowance for loan losses. We believe, although similar in amount, that a 48-month period is more representative of our charge-off history. This period may change in the future depending on the performance of the loan portfolio. In addition, we also adjusted the environmental factors of the legacy and acquired loan portfolios so that they are not the same for each loan portfolio going forward. The environmental factors for each acquired loan portfolio and the legacy loan portfolio will be evaluated on their own merits so as to stand on their own characteristics. These changes at September 30, 2018 resulted in additional provisions of $294,000 and were primarily related to the acquired loan portfolios and the adjustment of their environmental factors. We will continue to monitor all items involved in the allowance calculation closely. Additional information on our methodology for calculating the allowance for loan losses is described above under “—Critical Accounting Policies—Allowance for Loan Losses.”

In addition, the regulatory agencies, as an integral part of their examination and review process, periodically review our loan portfolios and the related allowance for loan losses. Regulatory agencies may require us to increase the allowance for loan losses based on their judgment of information available to them at the time of their examination, thereby adversely affecting our results of operations.

Hamilton Bank recorded a $302,000 provision for loan loss during the first six months of fiscal 2019 compared to a $280,000 provision for loan loss for the same period a year ago. The provision for loan loss for the six months ended September 30, 2018 was a result of $93,000 in net charge-offs and roughly $294,000 in additional reserves associated with the revaluation of our environmental factors (see Note 1 of the Financial Statements under Summary of Significant Accounting Policies for further discussion), partially offset by a decline in loan balances; compared to prior year provisions which were primarily related to growth within the loan portfolio. The allowance for loan losses at September 30, 2018 totaled $3.0 million, or 0.81% of gross loans, compared to the same $2.8 million, or 0.73% of gross loans, at March 31, 2018. The change in percentage was due to in part to both the decrease in overall loan balances and the increase in the allowance for loan losses itself. This overall percentage remains relatively low compared to peers as a result of our acquired loan portfolios. Loans acquired in an acquisition are recorded at estimated fair value on their purchase date with no carryover of the related allowance for loan and lease losses. We continue to monitor and manage the acquired loan portfolio to determine if additional provisions are necessary in relation to the estimated fair value placed on those loans at acquisition date as determined by management.

The activity in the allowance for loan losses for the six-month period ended September 30, 2018 includes $130,000 in charge-offs, offset by $37,000 in recoveries and a $302,000 provision for loan losses. We currently review the adequacy of the allowance for loan losses on a quarterly basis and are proactively managing problem assets. Based upon our analysis, we believe this allowance appropriately reflects the inherent risk of loss in our loan portfolio at September 30, 2018. We estimate the allowance for loan losses based upon a four-year charge-off history and certain environmental factors.

We recorded a provision for loan losses of $1.6 million for the year ended March 31, 2018 compared to a provision for loan losses of $3.4 million for the year ended March 31, 2017. The allowance for loan losses was $2.8 million, or 0.73% of total loans, at March 31, 2018, compared to $2.2 million, or 0.65% of total loans, at March 31, 2017. The percentage of allowance for loan losses to total loans increased because of additional reserves that were recorded in conjunction with the overall growth of the loan portfolio and provisions associated with charge-offs that were experienced.

Our non-performing loans increased by $4.8 million to $7.2 million at March 31, 2018 from $2.3 million at March 31, 2017. A large portion of the increase is related to one commercial real estate loan, with a book value of $3.2 million that was placed on non-accrual during the second quarter of fiscal 2018, along with an increase of $1.2 million in investor loans that are 90 days past due and still accruing. During the year ended March 31, 2018, net loan charge-offs decreased to $948,000 compared to $2.9 million in fiscal 2017. The decline is in large part due to certain charge-offs that were taken in the prior year, including $1.1 million in charge-offs relating to one commercial real estate relationship and another $1.6 million in charge-offs associated with a group of investor loans that were re-classed as held-for-sale and subsequently sold. In fiscal 2018, we recorded net charge-offs of $244,000 relating to the same commercial real estate relationship noted in the prior year, $315,000 in residential investor loans that was primarily associated with one relationship, and $379,000 in charge-offs associated with three commercial lease loans. During fiscal 2018, our allowance for loan losses of $2.8 million, increased $627,000 compared to the prior year. This increase is associated with the growth in the overall loan portfolio, as well as specific charge-offs and their impact to our historical charge-off history. Charge-off history is a significant factor taken into consideration when calculating the allowance for loan losses.

Analysis of Loan Loss Experience. The following table sets forth the analysis of the activity in the allowance for loan losses for the fiscal years indicated:

	Six Months Ended September 20,		At or For the Year Ended March 31,
	2018	2017	2018	2017	2016	2015	2014
	(Dollars in thousands)
Balance at beginning of year	$2,822	$2,195	$2,195	$1,702	$1,690	$1,786	$2,071
Charge-offs:
Real estate loans:
Residential	14	9	20	35	70	55	75
Investor	8	15	315	1,801	222	83	131
Commercial construction	31	—	—	—	—	—	1,000
Commercial	—	—	244	1,111	568	—	—
Commercial business loans	75	—	379	2	11	84	1,059
Home equity loans and lines of credit	—	—	—	—	6	101	11
Other consumer	2	1	17	4	16	—	—

Total charge-offs	130	25	975	2,953	893	323	2,276
Recoveries:
Real estate loans:
Residential	2	—	8	—	1	4	24
Investor	—	18	18	12	25	1	—
Commercial construction	—	—	—	—	237	—	—
Commercial	31	1	—	—	—	—	47
Commercial business loans	—	—	1	29	192	48	45
Home equity loans and lines of credit	—	—	—	—	—	3	—
Other consumer	4	2	—	10	10	1	1

Total recoveries	37	21	27	51	465	57	117

Net loan charge-offs	(93)	(4)	(948)	(2,902)	(428)	(266)	(2,159)
Additions charged to operations	302	280	1,575	3,395	440	170	1,874

Balance at end of year	$3,031	$2,471	$2,822	$2,195	$1,702	$1,690	$1,786

Total loans outstanding	$374,649	$367,649	$389,221	$339,000	$222,767	$160,388	$144,819
Average net loans outstanding	$377,221	$345,455	$362,355	$314,473	$197,276	$146,720	$153,019
Allowance for loan losses as a percentage of total loans at end of year	0.81%	0.67%	0.73%	0.65%	0.76%	1.05%	1.23%
Net loans charged-off as a percent of average net loans outstanding	0.05%	0.00%	0.26%	0.92%	0.22%	0.18%	1.41%
Allowance for loan losses to non-performing loans	49.83%	41.92%	39.36%	94.49%	33.70%	74.97%	35.44%

Allocation of Allowance for Loan Losses. The following table sets forth the allocation of allowance for loan losses by loan category at the dates indicated. The table also reflects each loan category as a percentage of total loans receivable. The allocation of the allowance by category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	Amount	Percent of Allowance in Each Loan Category	Amount	Percent of Allowance in Each Loan Category	Amount	Percent of Allowance in Each Loan Category	Amount	Percent of Allowance in Each Loan Category
Real estate loans:
Residential	$666	22.0%	$609	21.6%	$554	25.2%	$260	15.3%
Investor	315	10.4	52	1.8	35	1.6	168	9.9
Commercial construction	12	0.4	33	1.2	9	0.4	42	2.4
Commercial	1,312	43.2	1,253	44.4	1,376	62.7	902	53.0
Commercial business loans	533	17.6	674	23.9	149	6.8	228	13.4
Home equity loans and lines of credit	73	2.4	70	2.5	70	3.2	82	4.8
Other consumer	99	3.3	131	4.6	2	0.1	20	1.2
Unallocated	21	0.7	—	—	—	—	—	—

Total	$3,031	100.0%	$2,822	100.0%	$2,195	100.0%	$1,702	100.0%

The percentage of the allowance for loan loss associated with real estate investor loans is only 10.4%, or $315,000 at September 30, 2018, despite total charge-offs of $8,000 during the six months ended September 30, 2018 and $315,000 and $1.8 million for the years ended March 31, 2018 and 2017, respectively. The lower amount of reserves given large charge-offs over the past two years is because a large portion of the investor charge-offs were associated with acquired loans from Fairmount. These loans, at acquisition, were not considered to have deteriorated credit quality and were accounted for in accordance with ASC Topic 310-20. Under ASC Topic 310-20, the difference between the loan’s principal balance at the time of purchase and the fair value is recognized as an adjustment of yield over the life of the loan. The fair value is comprised of two parts, including a credit mark used to measure credit quality and an interest rate mark to adjust the contractual rate to a current market rate. At September 30, 2018, the net of the credit and interest rate mark remaining with respect to the Fairmount portfolio was $396,000. This amount acts as a type of reserve and is analyzed in conjunction with the allowance for loan losses with respect to determining reserves that need to be set aside for a specific loan segment.

Market Risk Management

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset-Liability Management Committee (ALCO) is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Historically, we have operated as a traditional thrift institution. A significant portion of our assets consist of longer-term, fixed-rate residential mortgage loans and securities, which we have funded primarily with time deposits. Since 2009, in an effort to improve our earnings and to decrease our exposure to interest rate risk, we have generally sold all newly originated residential mortgage loans with terms of over ten years into the secondary market and shifted our focus to originating commercial real estate and commercial business loans. Such loans generally have shorter maturities than one-to-four family residential mortgage loans. However, over the last half of fiscal 2017 and into fiscal 2018, we began to portfolio many of the traditional residential mortgage loans we originated, versus selling them in the secondary market, due to the increase in normal attrition within this loan segment resulting from our acquisitions. Prior to that time, we generally sold these loans in the secondary market at a premium to assist with managing interest rate risk and to enhance non-interest revenue. At the beginning of this year, we began to once again sell most newly originated residential loans that qualify into the secondary market versus putting them in portfolio for those same reasons.

Net Interest Income Analysis. We analyze our sensitivity to changes in interest rates through our net interest income simulation model which is provided to us by an independent third party. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a one-year period based on current interest rates. We then calculate what the net interest income would be for the same period under different interest rate assumptions. We also estimate this impact over a five-year time horizon. The following table shows the estimated impact on net interest income for the one-year period beginning September 30, 2018 resulting from potential changes in interest rates. These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain. As a result, no simulation model can precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Rate Shift (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$14,017	4.4
	$14,087	4.9
+200	$14,054	4.7
+100	$13,859	3.2
Level	$13,426	—
-100	$12,953	(3.5)
-200	$12,297	(8.4)
-300	$12,067	(10.1)

(1)	The calculated changes assume an immediate shock of the static yield curve.

Economic Value of Equity Analysis. We also analyze the sensitivity of our financial condition to changes in interest rates through our economic value of equity model, which is also provided to us by the same independent third party as the net interest income analysis. This analysis measures the difference between predicted changes in the present value of our assets and predicted changes in the present value of our liabilities assuming various changes in current interest rates. As with the net interest income simulation model, the estimates of changes in the economic value of our equity require certain assumptions to be made. These assumptions include loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on the economic value of our equity. Although our economic value of equity analysis provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the economic value of our equity and will differ from actual results.

The following table shows, as of September 30, 2018, the estimated impact on the net present value of equity that would result from potential changes in interest rates under an instantaneous parallel shift for Hamilton Bank. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Rate Shift (1)	Economic Value of Equity	% Change In Equity from Level
	(Dollars in thousands)
+400	$28,085	(50.5)
+300	$35,237	(37.9)
+200	$43,451	(23.4)
+100	$51,132	(9.9)
Level	$56,744	—
-100	$53,886	(5.0)
-200	$49,581	(12.6)
-300	$45,240	(20.3)

(1)	The calculated changes assume an immediate shock of the static yield curve.

The table above indicates that at September 30, 2018, in the event of an instantaneous parallel 300 basis points decrease in interest rates, we would experience a 20.3% decrease in net portfolio value. In the event of an instantaneous 400 basis point increase in interest rates, we would experience a 50.5% decrease in net portfolio value.

Liquidity and Capital Resources

Liquidity describes our ability to meet current and future financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by our operations. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. We regularly adjust our investments in liquid assets available to meet short-term liquidity needs based upon our assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities, and (iv) the objectives of our asset/liability management policy.

We also have the ability to borrow from the FHLB to meet our funding and liquidity needs. At September 30, 2018, we had $53.6 million in borrowings from the FHLB and the capacity to borrow approximately $76.7 million more, subject to our pledging sufficient assets.

Hamilton Bank may also borrow up to $5.0 million from a correspondent bank under a secured federal funds line of credit, and $1.0 million under an unsecured line of credit. We would be required to pledge investment securities to draw upon the secured line of credit.

We normally carry balances with correspondent banks that exceed the federally insured limit. We currently conduct a quarterly review of each correspondent bank’s financial information, including the bank’s capital ratios, balance sheet, income statement, allowance for loans losses, and other performance ratios, to determine if the bank is financially stable.

Our most liquid assets are cash and cash equivalents and interest-earning deposits. The level of these assets depends on our operating, financing, lending, and investing activities during any given period. At September 30, 2018, cash and cash equivalents totaled $22.0 million and securities classified as available-for-sale amounted to $68.9 million.

Total deposits decreased $16.7 million over the six months ended September 30, 2018, while total deposits decreased $18.7 million over the same period a year ago. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. In the first half of fiscal 2018, we continued our focus in growing our lower costing core deposits (considered to be all deposits other than certificates of deposit) to assist in funding organic loan growth. As interest rates have risen over the past year, the market competition for deposits, in particular time deposits and money market accounts, has become more competitive with respect to pricing. We have strategically decided not to price at the top of the market, unless through a promotional deposit product, or match competitor pricing in certain circumstances as a means to manage interest expense. Certificates of deposit due allow us to lock in those funds for an extended period of time based upon current interest rates. At September 30, 2018, certificates of deposit scheduled to mature within one year totaled $126.5 million, or 53.9% of certificates of deposit. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for longer periods due to the current low interest rate environment and local competitive pressures. Whether we retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on certificates of deposit due on or before September 30, 2019.

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit. At September 30, 2018, we had $49.3 million in commitments to extend credit outstanding.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained. However, our retention experience could be impacted by the merger with Orrstown and our depositor’s decision to place their funds elsewhere (see Part II – Other Information; Item 1A. Risk Factors for further discussion).

At September 30, 2018, we exceeded all of the applicable regulatory capital requirements for Hamilton Bank (See capital tables in Note 10 of the Notes to Consolidated Financial Statements). Our regulatory risk weighted capital ratios increased during the first half of fiscal 2019 as a result of an increase in our capital levels due to the net income recorded for the quarter.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

The information required by this item is included in Note 2 to the consolidated financial statements included in this proxy statement/prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein regarding Hamilton Bank have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Hamilton Bank’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Hamilton Bank’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

MANAGEMENT OF HAMILTON BANCORP, INC.

In this section entitled “Management of Hamilton Bancorp, Inc.” and the sections entitled “The Companies –Hamilton Bancorp, Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hamilton Bancorp, Inc.,” and only in these three sections, the terms “we,” “our,” and “us” refer to Hamilton Bancorp, Inc. and Hamilton Bank, unless the context indicates another meaning.

Hamilton Bancorp currently has eight directors, each of whom also serves as a director of Hamilton Bank. Directors serve in three classes with three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Hamilton Bank are elected by Hamilton Bancorp as its sole stockholder.

The following table states our directors’ names, their ages as of March 31, 2018, and the years when they began serving as directors and when their current terms expire.

Name (1)	Position(s) Held With Hamilton Bank	Age	Director Since (2)	Current Term Expires
Carol L. Coughlin	Chairwoman of the Board	59	2010	2020
Robert A. DeAlmeida	President, Chief Executive Officer and Director	63	2005	2018
William E. Ballard	Director	69	2010	2020
Joseph J. Bouffard	Director	68	2015	2020
James R. Farnum, Jr.	Director	58	2013	2018
William W. Furr	Director	69	1977	2019
Bobbi R. Macdonald	Director	52	2008	2018
Jenny G. Morgan	Director	58	2016	2019

(1)	The mailing address for each person listed is 501 Fairmount Avenue, Suite 200, Towson, Maryland 21286.
(2)	Includes service as a director of Hamilton Bank prior to its conversion in fiscal 2013.

The Business Background of Nominees and Continuing Directors

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board of Directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Carol L. Coughlin. Ms. Coughlin was appointed to the Board of Hamilton Bank in 2010 and to the position of Chairwoman of the Board in January 2015. She was previously the Lead Independent Director and Audit Committee Chair. As an accomplished CFO and entrepreneur, Ms. Coughlin is known for her skills in financial strategy, turnaround and profitability improvements, scaling for growth, M&A, managing change and cultivating highly motivated teams in high growth environments. As a former CFO, she has partnered with CEOs on two successful turnarounds and participated in the sale of three companies. In 2006, Carol launched BottomLine Growth Strategies, Inc., a growth advisory service firm which assists CEOs of privately held companies to transform their enterprise value through implementation of proven best practice financial and operations strategies. She and her company have received numerous awards for her leadership and community impact. Coughlin has served on a number of boards including public, private, government, non-profits and advisory. In addition to her service on the Hamilton Bancorp board, she currently serves on the board of University of Maryland Medical Center (Finance Chair) and the Maryland 529 Board. Coughlin is a graduate from Loyola University Maryland with a Master’s in Business Administration, and also holds a BS in Business/Accounting from Towson University. She is a Certified Public Accountant (active status, Maryland). Ms. Coughlin meets the SEC requirements of “audit committee financial expert”, and is an NACD Board Leadership Fellow. She brings extensive financial management, growth, mergers and acquisitions and board governance experience along with her knowledge of the local business community and active civic involvement makes her an invaluable member of Hamilton Bancorp’s board of directors.

Robert A. DeAlmeida. Hamilton Bank has transformed and thrived under the leadership of president and CEO Robert (Bob) DeAlmeida. His vision for expansion began as far back as 1990 when he was hired as Hamilton Bank’s chief financial officer. At the time, Hamilton Bank had two locations and less than 25 employees. Today, Hamilton Bank operates seven Maryland locations from its headquarters in Towson, and its staff has more than tripled. DeAlmeida and his team have expanded Hamilton Bank’s services to meet the complete banking needs of small businesses, retailers, consumers, and homeowners across Greater Baltimore. During his prior post as CFO of Hamilton Bank, DeAlmeida managed the accounting operations and investments for Hamilton Bank, yet he quickly found himself entrenched in other aspects of the business. DeAlmeida handled negotiations and all related acquisition dealings, fueling growth for Hamilton Bank at a time when other banks were struggling. He became vice president and treasurer in 1990, and earned the position of bank president in July 2005. During DeAlmeida’s tenure, Hamilton Bank has proven its stability, its reputation, and its dedication to the customer. Mr. DeAlmeida serves on prominent industry boards and in a variety of special advisory roles. He currently serves as chairman of The Federal Reserve Bank of Richmond’s Community Depository Institutions Advisory Council (CDIAC), and also represents the district by serving on the National Community Depository Institution Advisory Council in Washington D.C. . Mr. DeAlmeida serves on the Board of Directors of the Maryland Chamber of Commerce and is the chair of the University of Baltimore, Merrick School of Business Dean’s Advisory Council – this council provides business perspective for the strategic direction of the School. Mr. DeAlmeida is chairman of the board of directors of Healthy Neighborhoods, a supporting organization of the Baltimore Community Foundation which finances housing and home improvements for home buyers and homeowners in Baltimore City. Mr. DeAlmeida also serves on the Neighborhood Housing Services (NHS) of Baltimore loan committee; the audit and finance committee of the Girl Scouts of Central Maryland; and on the investment committee of the Maryland Historical Society. Mr. DeAlmeida is one of 52 individuals chosen for Leadership Maryland’s 26th class – the Class of 2018. He is a past director of NHS of Baltimore; a past chair of HARBEL Housing Services; and a past chair of the board of directors of the Maryland Bankers Association. DeAlmeida earned his bachelor’s degree in accounting from Loyola College of Maryland and his master’s degree in economics from the University of Baltimore.

William E. Ballard. William E. Ballard is a Partner and Project Manager of EFI Group, LLC, which provides a wide range of engineering and manufacturing consulting services to address industry profitability challenges. Services include strategic planning and expansion implementation. He is responsible for maintaining EFI Group’s Project Management and Lean Manufacturing standards, assigning the right resources to projects and ensuring EFI Group’s clients have an exceptional experience overall. Prior to joining EFI Group in 2001, Mr. Ballard led capital project evaluation, capital expansion and manufacturing improvement-planning activities for a major chemical company and also held line positions in both manufacturing and maintenance. He is a Mechanical Engineering professional and earned his MBA in Finance from the University of Baltimore. Mr. Ballard is a Member of the Regional Manufacturing Institute, a group that promotes the growth of manufacturing throughout Maryland. Mr. Ballard serves as a member of the Audit Committee and the Corporate Governance and Nominating Committee of the Board of Hamilton Bank. He also served as the Board liaison to the Compliance Committee. Mr. Ballard’s management experience and knowledge of the local business community provides the board valuable insights regarding business development in our market area.

Joseph J. Bouffard. Mr. Bouffard was appointed to the Board of Directors on January 20, 2015. A seasoned financial executive, he has more than 25 years of experience working for Baltimore-based financial institutions and more than 15 years serving as president and CEO for area community banks. Mr. Bouffard possesses real-world knowledge and expertise working with community banks, public companies, and both performing and troubled banking institutions. Mr. Bouffard has extensive ties to the Baltimore banking community and has served on several banking-related boards and committees. Before retiring in December 2014, he served eight years as president and CEO of Baltimore County Savings Bank, a $630,000,000 community bank/bank holding company with 16 branch offices. During his tenure with Baltimore County Savings Bank, Mr. Bouffard improved the poorly performing institution that was previously victimized by a multimillion dollar check fraud. He converted it from a mutual holding company to a Federal Reserve Member Bank and took Baltimore County Savings Bank from three years of losses to 16 consecutive quarters of profitability. Prior to that, Mr. Bouffard served as president and CEO of The Patapsco Bank, and during his tenure converted the bank from a mutual organization to a publicly traded company and grew assets from $77 million to $228 million. He also served as senior vice president of The Bank of Baltimore, president and chief operating officer of Municipal Savings Bank, a subsidiary of Baltimore Bancorp, and vice president of The Bank of Baltimore. An accomplished CEO, Mr. Bouffard spent much of his career advancing the banking community by serving on industry association and community foundation boards. Mr. Bouffard serves as Chair of the Credit Committee and is a member of the Compensation Committee of the Board of Hamilton Bank. In 2016 Mr. Bouffard retired as a board member and chairman of the compensation committee of Maryland Financial Bank and as an active member of the membership committee for the American Bankers Association. He previously served on the American Bankers Association Community Bankers Council, as a board member of the Dundalk Community College Foundation, and board member of the Maryland Bankers Association. Mr. Bouffard holds a bachelor’s degree in business administration from University of Baltimore and MBA from Loyola University Maryland, formerly Loyola College. He resides in Bel Air, Maryland with his wife. Mr. Bouffard’s extensive experience with publicly traded community banking organizations in the Mid Atlantic market area makes him an invaluable asset to the Board.

James R. Farnum. James R. Farnum, Jr. is the Chief Executive Officer and Owner of Alliance Advisory Group, LLC, an organizational advisory practice he formed in 2003 to provide strategic advisory services to a variety of organizations in both the for profit and not-for-profit sectors. Mr. Farnum also serves as the Vice President of Sales and Operations for the S.W. Betz Company, an 85 year old weighing and materials handling distributor. Mr. Farnum has thirty-six years of experience in commercial and retail banking and financial services industry as well as owning and operating several businesses. He is a graduate of Loyola University Maryland with an Executive MBA (Fellows Program) and also earned a Bachelor’s of Science in Finance from the University of Maryland, College Park. Current and past affiliations include Adjunct Professor at the Loyola University Maryland Sellinger School of Business and the Johns Hopkins University Carey Business School; Board of Directors for L.E. Goldsborough & Sons, Inc.; and the Board of Advisors and Finance Committee Chair of St. Frances Academy. Mr. Farnum serves as Chair of the Audit Committee and as a member of the Risk Committee and of the Credit Committee of the Board of Hamilton Bank. Mr. Farnum’s strategic and risk management experiences, banking and financial services experience, and knowledge of the local business community make him a valuable asset to the board of directors.

William W. Furr. William W. Furr has over 40 years’ experience in the highly regulated insurance business and served on Hamilton’s Board since 1977. He is a former President and Board member of The Paramount Insurance Company, a local non-standard automobile insurer. Prior to serving as President of Paramount from 2015 to 2018, Mr. Furr worked as a consultant, assisting with insurance regulatory compliance, customer service and marketing for insurance operations and small businesses. In 2004 he facilitated for the Maryland Insurance Administration the rehabilitation and of Carroll County Mutual Insurance Company, now Westminster American Insurance. Previously, Mr. Furr spent 28 years as manager of the Baltimore regional office of Amica Mutual Insurance Company. Mr. Furr serves as Chair of the Risk Committee of the Board of Hamilton Bank. In addition to his Hamilton board position, Mr. Furr is on the board of Westminster American Insurance Company and chairs their Audit Committee. Mr. Furr previously served on the District of Columbia Property Insurance Facility Board, and was Chairman of the Maryland Joint Insurance Association Board. Mr. Furr’s other past affiliations include the Joseph Richey Hospice board and the All Saints Sisters of Poor convent in Catonsville. Mr. Furr is a Chartered Property Casualty Underwriter and received a bachelor’s degree from University of Richmond. Mr. Furr’s extensive experience in regulated environments, his commitment to excellence, management and operations experience, and knowledge of the local business community offers Hamilton’s board valuable insights regarding regulators, internal processes, external customer service and marketing matters.

Bobbi R. Macdonald. Bobbi R. Macdonald served as the Executive Director and co-founder of The City Neighbors Foundation and three public charter schools in Baltimore: City Neighbors Charter School (2005), City Neighbors Hamilton (2009) and City Neighbors High School (2010). City Neighbors Schools serve over 870 students K-12 in Baltimore City and are known for their strong results and innovative practices. City Neighbors Schools are project based, arts integrated, and Reggio Emilia inspired. The City Neighbors Foundation seeks to disseminate best practices, provide professional development for teachers, and provide forums to transform public education. A lifelong advocate for grassroots organizing for building strong communities, Ms. Macdonald was selected by the Annie E. Casey Foundation as one of 16 leaders from across the country for the Children and Family Fellowship. She received her Bachelor’s Degree from the University of Illinois in Human Development and Family Ecology, and holds a Master’s Degree from the University of Maryland, College Park, in Curriculum and Instruction. Ms. Macdonald was recently one of 25 people selected to the ED.L.D. Program at Harvard University. Ms. Macdonald serves as Chairwoman of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee of the Board of Hamilton Bank. Ms. Macdonald is on the Board of the National Coalition of Diverse Charter Schools, and the Advisory Board of Reimagining Education, a National project of Convergence. She also serves as a founding member and past Chair of the Maryland Alliance for Public Schools and the Baltimore Education Coalition. Ms. Macdonald’s extensive community involvement and leadership experience in building high performing organizations makes her an invaluable asset to the Board.

Jenny G. Morgan. Ms. Morgan was appointed to the Board of Directors on January 19, 2016. Jenny G. Morgan is currently President and Chief Executive Officer of Basys, Inc., a growing technology company that for 40 years has provided benefits administration systems for third-party administrators and self-administered fund offices in the multiemployer market throughout the United States and Canada. Prior to joining Basys, Inc. in 2009, Ms. Morgan served as an Investment Principal at Sterling Partners, a top middle-market private equity firm, where her responsibilities included identifying, evaluating and executing prospective investments and working with portfolio companies to leverage opportunities for growth and operational efficiencies. Before joining Sterling Partners in 2006, Ms. Morgan was Chief Executive Officer of ViPS, Inc. (now a subsidiary of General Dynamics Information Technology), which grew into one of the Baltimore area’s largest information technology companies during her 20-year leadership. Ms. Morgan holds a Master of Administrative Sciences degree from Johns Hopkins University and a Bachelor of Arts degree in economics from Brandeis University. She was selected as a finalist for the Ernst & Young Entrepreneur of The Year® Award in 2000 and named an Ernst & Young Entrepreneur of The Year® Award winner for the state of Maryland in 2005. From 2001 to 2003, she received the Deloitte & Touche Technology Fast 50 award as CEO of one of Maryland’s 50 fastest-growing technology companies. Ms. Morgan serves as Chair of the Compensation Committee and is a member of the Risk Committee of the Board of Hamilton Bank. Ms. Morgan serves on a number of local, privately held company boards and the Advisory Council for the Johns Hopkins Carey Business School. She also served on the Board of Federal Reserve Bank of Richmond, Baltimore Branch from 2009-2014. Ms. Morgan’s extensive leadership experience with high growth companies along with her expertise in mergers and acquisitions and cyber security makes her a strong asset to the Board.

Executive Officers

The following table sets forth information regarding the executive officers of Hamilton Bancorp and Hamilton Bank. Age information is as of March 31, 2018. The executive officers of Hamilton Bancorp and Hamilton Bank are elected annually.

Name	Age	Position
Robert A. DeAlmeida	63	President and Chief Executive Officer
John P. Marzullo	47	Senior Vice President, Chief Financial Officer and Treasurer
Ellen R. Fish	56	Executive Vice President

Below is the business experience for the past five years of our executive officers who are not also directors.

John P. Marzullo. Mr. Marzullo joined Hamilton Bank in 2010. His primary responsibilities include accounting, budget and audit oversight; financial risk management; handling monthly and quarterly financial and call reports; and managing the bank’s investment portfolio. Mr. Marzullo brings nearly 22 years of experience in accounting as a certified public accountant (currently inactive) and as senior management in the banking industry. While in public accounting at Stegman & Company, his work as auditor was primarily focused on financial institutions. He later moved to RSM McGladrey, then transitioned into the banking industry where he served as assistant controller at K Bank for six years. Mr. Marzullo’s fine-tuned conservative approach is well aligned with Hamilton Bank. Marzullo graduated with honors from Towson University, receiving a bachelor’s degree in finance in 1994 and a bachelor’s degree in accounting in 1996. He is an active member of the Maryland Association of CPAs and the American Institute of CPAs, which allows him to stay at the forefront of banking trends. He’s a married father of three children, and a life-long soccer player.

Ellen R. Fish. Ellen Fish joined Hamilton Bank in 2014 and has over 30 years of banking experience and an impressive background in lending, cash management, retail banking and operations. Ms. Fish is responsible for the oversight of the lending, cash management, retail banking, IT, operations and loan servicing in addition to the development and delivery of products and services to customers throughout Hamilton Bank. Prior to her time at Hamilton Bank, she served as Executive Vice President at CFG Community Bank and Senior Vice President for Provident Bank of Maryland. Ms. Fish was a founder of the Baltimore County Small Business Resource Center. She is a recognized female executive having been a three-time recipient of The Daily Record’s “Maryland’s Top 100 Women” award and inducted into the “Circle of Excellence.” Ms. Fish was appointed to the University System of Maryland Board of Regents by Governor Hogan in 2016. She has previously served on the boards for the Maryland Chamber of Commerce, Towson University Foundation, Baltimore County Chamber of Commerce, The Women’s Housing Coalition, Leadership Baltimore County and Roland Park Country School. Ms. Fish is a past president of Executive Alliance and a two-time recipient of SmartCEO’s “Top Banker” award. She has also received the Volunteer of the Year award from the Baltimore County Chamber of Commerce and was a recipient of the 2016 Maryland Bankers Association Achievement Honors. Ms. Fish earned her Bachelor of Science degree in management from Virginia Tech.

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation paid to, or earned by, Mr. DeAlmeida, who serves as our President and Chief Executive Officer, Mr. Marzullo, who serves as our Senior Vice President, Chief Financial Officer and Treasurer, and Ellen R. Fish, who serves as our Executive Vice President for the year ended March 31, 2018. We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table for the Year Ended March 31, 2018
Name and Principal Position	Year	Salary (1)($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation (2)($)	Total ($)
Robert A. DeAlmeida	2018	264,083	—	—	—	20,914	284,997
President and Chief Executive Officer	2017	264,083	4,400	—	—	24,224	292,707
John P. Marzullo	2018	109,440	—	—	—	8,512	117,952
Senior Vice President, Chief Financial Officer and Treasurer	2017	106,294	3,850	—	—	9,983	120,037
Ellen R. Fish	2018	211,002	—	—	—	17,727	228,729
Executive Vice President	2017	205,429	4,356	—	—	18,390	228,175

(1)	Includes salary that was earned in accordance with Hamilton Bank’s paid time off policy applicable to all employees.
(2)

The amounts reflect what we have paid to, or reimbursed, the applicable Named Executive Officer for various benefits which we provide. A break-down of the various elements of compensation in this column for fiscal 2017 is set forth in the table immediately below. For the year ended March 31, 2018, no Named Executive Officer received perquisites or personal benefits that, in the aggregate, were greater than or equal to $10,000.

Name	Safe Harbor Contribution to 401(k) Plan (a) ($)	Split Dollar Life Insurance (b) ($)	ESOP and Supplemental ESOP (c) ($)	Total ($)
Robert A. DeAlmeida	7,922	912	12,079	20,914
John P. Marzullo	3,283	256	4,973	8,512
Ellen R. Fish	6,330	1,806	9,591	17,727

(a)	Represents the safe harbor employer contribution made to the Named Executive Officer’s 401(k) Plan account for the plan year ended December 31, 2017.
(b)

Represents the Named Executive Officer’s imputed income related to split dollar life insurance that is provided by Hamilton Bank for the year ended March 31, 2018. Such split dollar life insurance coverage is provided in accordance with the Named Executive Officer’s Executive Split Dollar Agreement with Hamilton Bank as described below under “Benefit Plans-Executive Split Dollar Agreements.”

(c)

Represents the aggregate number of: (1) shares allocated to the Named Executive Officer’s ESOP account with respect to the plan year ended December 31, 2017, the value of which was determined based on the $14.25 closing price of Hamilton Bancorp’s common stock as reported by NASDAQ on March 29, 2018, and (2) phantom shares allocated to the Named Executive Officer’s Supplemental ESOP account with respect to the plan year ended December 31, 2017, the value of which was determined based on the $14.25 closing price of Hamilton Bancorp’s common stock as reported by NASDAQ on March 29, 2018.

Short Term Incentive Plan

Hamilton Bank adopted the Annual Incentive Plan, effective as of April 1, 2015, to motivate and reward senior management for their contributions to the performance and success of Hamilton Bancorp and Hamilton Bank. The Plan focuses on financial measures that are critical to Hamilton Bancorp’s and Hamilton Bank’s growth and profitability, and is utilized to align the interests of our senior management team with stockholders of Hamilton Bancorp by paying cash bonus awards that are directly linked to the performance of Hamilton Bancorp and Hamilton Bank. If the performance objectives are accomplished, the participant would receive a cash award equal to a pre-established percentage of his or her base salary, as determined by the Compensation Committee. Each Named Executive Officer was a participant in the Annual Incentive Plan.

For the annual performance period ending March 31, 2018, the Compensation Committee established objective performance objectives related to: (1) net income; (2) loan production; and (3) asset quality. Because Hamilton Bank did not satisfy its pre-established net income performance metric, no bonuses were awarded under the Annual Incentive Plan.

Employment and Change in Control Agreements

Employment Agreement with Mr. DeAlmeida. On October 10, 2012, Hamilton Bank and Hamilton Bancorp entered into separate employment agreements with Mr. DeAlmeida. The employment agreements have essentially identical provisions, except that the employment agreement with Hamilton Bancorp: (i) provides for daily, rather than annual, renewal of the term; (ii) obligates Hamilton Bancorp to make payments not made by Hamilton Bank under its agreement with Mr. DeAlmeida (provided that no duplicate payments are made); and (iii) will not require an automatic cut-back of severance benefits payable on termination of employment in connection with a change in control in order to avoid an excess parachute payment under Section 280G of the Internal Revenue Code.

The employment agreement with Hamilton Bancorp has a three-year term that automatically renews daily so that the remaining term is always three years. The employment agreement with Hamilton Bank had an initial term of three years. At least 60 days prior to the anniversary date of the agreement, the disinterested members of the Board of Directors of Hamilton Bank must conduct a comprehensive performance evaluation and affirmatively approve any extension of the Hamilton Bank employment agreement for an additional year or determine not to extend the term of the Hamilton Bank employment agreement. If the Board of Directors determines not to extend the term, it must notify Mr. DeAlmeida at least 30 days, but not more than 60 days, prior to the anniversary date.

The employment agreements provide Mr. DeAlmeida with an annual base salary, which was $259,100 for the year ended March 31, 2018. The base salary may be increased, but not decreased (other than a decrease which is applicable to all senior officers). In addition to base salary, Mr. DeAlmeida is entitled to participate in any bonus program and benefit plan that are made available to management employees, and will be reimbursed for all reasonable business expenses incurred.

In the event of Mr. DeAlmeida’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” he will receive a severance payment equal to the base salary that he would have earned had he remained employed with the Hamilton Bank and Hamilton Bancorp from his date of termination until, and including, the last day of the remaining term of his employment agreements. Such payment is payable in a lump sum within 30 days following Mr. DeAlmeida’s date of termination. In addition, Mr. DeAlmeida will be entitled to receive from Hamilton Bank or Hamilton Bancorp continued life insurance and non-taxable medical and dental insurance coverage under the same cost-sharing arrangements that apply for active employees of Hamilton Bank and Hamilton Bancorp. Such coverage will cease upon the earlier of: (i) the completion of the remaining term of the employment agreements or (ii) the date on which Mr. DeAlmeida receives substantially similar benefits from another employer. For purposes of the employment agreements, “good reason” is defined as: (i) a material reduction in base salary or benefits (other than reduction by Hamilton Bank or Hamilton Bancorp that is part of a good faith, overall reduction of such benefits applicable to all employees); (ii) a material reduction in Mr. DeAlmeida’s duties or responsibilities; (iii) a relocation of Mr. DeAlmeida’s principal place of employment by more than 25 miles from Hamilton Bank’s or Hamilton Bancorp’s main office location; or (iv) a material breach of the employment agreements by Hamilton Bank or Hamilton Bancorp.

If Mr. DeAlmeida’s involuntary termination of employment other than for cause, disability or death or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of Hamilton Bancorp or Hamilton Bank, he would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the sum of his highest rate of base salary and annual bonus paid to, or earned by, him during the current calendar year of his date of termination or either of the three calendar years immediately preceding his date of termination.

Such payment will be payable in a lump sum within 30 days following Mr. DeAlmeida’s date of termination. In addition, Mr. DeAlmeida would be entitled, at no expense, to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is three years after his date of termination; or (ii) the date on which he receives substantially similar benefits from another employer. Notwithstanding the foregoing, the payments required under the Hamilton Bank employment agreement but not under Hamilton Bancorp employment agreement in connection with a change in control will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Furthermore, should Mr. DeAlmeida become disabled, he will be entitled to disability benefits, if any, provided under a long-term disability plan sponsored by Hamilton Bank or Hamilton Bancorp. In the event of Mr. DeAlmeida’s death while employed, his beneficiaries will be paid his base salary for one year following death, and his family will continue to receive non-taxable medical and dental coverage for one year thereafter.

Upon any termination of employment that would entitle Mr. DeAlmeida to a severance payment (other than a termination in connection with a change in control), Mr. DeAlmeida will be required to adhere to one-year non-competition and non-solicitation covenants.

Change in Control Agreement with Mr. Marzullo. On October 10, 2012, Hamilton Bank entered into a change in control agreement with Mr. Marzullo. The agreement had an initial term of two years. At least 60 days prior to the anniversary date of the agreement, the disinterested members of the Board of Directors of Hamilton Bank must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the Board of Directors determines not to extend the term, it must notify the executive at least 30 days, but not more than 60 days, prior to the anniversary date of the agreement.

Under the agreement, in the event of Mr. Marzullo’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of Hamilton Bancorp or Hamilton Bank, Mr. Marzullo would be entitled to a severance payment equal to two times the sum of his highest rate of base salary and annual bonus paid to, or earned by, him during the current calendar year of his date of termination or either of the two calendar years immediately preceding his date of termination. Such payment will be payable in a lump sum within 30 days following Mr. Marzullo’s date of termination. In addition, Mr. Marzullo would be entitled to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is two years after his date of termination or (ii) the date on which he receives substantially similar benefits from another employer. Notwithstanding the foregoing, the payments required under the agreement will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code. For purposes of the change in control agreement, “good reason” is defined as: (i) a material reduction in Mr. Marzullo’s base salary or benefits (other than reduction by Hamilton Bank that is part of a good faith, overall reduction of such benefits applicable to all employees); (ii) a material reduction in his duties or responsibilities; (iii) a relocation of his principal place of employment by more than 25 miles from Hamilton Bank’s main office location; or (iv) a material breach of the change in control agreement by Hamilton Bank.

Change in Control Agreement with Ms. Fish. On February 27, 2015, Hamilton Bank entered into a change in control agreement with Ms. Fish. The anniversary date of the agreement has since been changed to October 10 of each year so that the agreement term aligns with the aforementioned agreements for Messrs. DeAlmeida and Marzullo. The agreement has an initial term of two years. At least 60 days prior to the anniversary date of the agreement, the disinterested members of the Board of Directors of Hamilton Bank must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify the executive at least 30 days, but not more than 60 days, prior to the anniversary date of the agreement.

Under the agreement, in the event of Ms. Fish’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason,” occurs on or after the effective date of a change in control of Hamilton Bancorp or Hamilton Bank, Ms. Fish would be entitled to a severance payment equal to two times the sum of her highest rate of base salary and annual bonus paid to, or earned by, her during the current calendar year of her date of termination or either of the two calendar years immediately preceding her date of termination. Such payment will be payable in a lump sum within 30 days following Ms. Fish’s date of termination. In addition, Ms. Fish would be entitled to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is two years after her date of termination or (ii) the date on which she receives substantially similar benefits from another employer. Notwithstanding the foregoing, the payments required under the agreement will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code. For purposes of the change in control agreement, “good reason” is defined as: (i) a material reduction in Ms. Fish’s base salary or benefits (other than reduction by Hamilton Bank that is part of a good faith, overall reduction of such benefits applicable to all employees); (ii) a material reduction in her duties or responsibilities; (iii) a relocation of her principal place of employment by more than 25 miles from Hamilton Bank’s main office location; or (iv) a material breach of the change in control agreement by Hamilton Bank.

Stock Based Compensation

Set forth below is certain information regarding outstanding equity awards granted to the Named Executive officers at March 31, 2018:

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)
Robert A. DeAlmeida	59,200	14,800	13.85	2/3/2024	5,000	71,250
John P. Marzullo	14,800	3,700	13.85	2/3/2024	1,200	17,100
Ellen R. Fish	14,800	3,700	13.85	2/18/2024	2,000	28,500

(1)

Stock awards and option awards listed for Messrs. DeAlmeida and Marzullo represent grants under our 2013 Equity Incentive Plan and vest at a rate of 20% per year beginning on February 3, 2015. For Ms. Fish, her stock awards and option awards listed represent grants under our 2013 Equity Incentive Plan and vest at a rate of 20% per year beginning on February 18, 2015.

(2)	The amounts in this column are based on the fair market value of our common stock on March 29, 2018 of $14.25 per share.

2013 Equity Incentive Plan. On November 18, 2013, our stockholders approved the 2013 Equity Incentive Plan to provide employees and directors of Hamilton Bancorp and Hamilton Bank with additional incentives to promote the growth and performance of Hamilton Bancorp and to further align the interests of our directors and management with the interests of our stockholders by increasing the ownership interests of directors and management in the common stock of Hamilton Bancorp. The 2013 Equity Incentive Plan is administered by the Compensation Committee. The 2013 Equity Incentive Plan initially authorized the issuance of up to 518,420 shares of common stock, of which up to 370,300 shares of common stock may be delivered pursuant to the exercise of stock options and 148,120 shares of common stock may be issued pursuant to grants of restricted stock awards and/or restricted stock units.

The Compensation Committee may determine the type and terms and conditions of the awards under the 2013 Equity Incentive Plan, and these determinations will be set forth in an award agreement delivered to each recipient. Factors used to determine awards under the plan include recipient’s executive position, job performance and contributions to Hamilton Bancorp. Awards may be granted in a combination of incentive and non-qualified stock options or restricted stock or restricted stock units, as follows:

(i)

Stock Options. A stock option gives the recipient the right to purchase shares of Company common stock at a specified price for a specified period of time. The exercise price may not be less than the fair market value on the date the stock option is grant. Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options.

(ii)

Restricted Stock. A restricted stock award is a grant of common stock of Hamilton Bancorp, subject to vesting requirements, to a recipient for no consideration or minimum consideration as may be required by applicable law. Restricted stock awards are granted in whole shares of common stock and are subject to vesting conditions and other restrictions established by the Compensation Committee as set forth in the 2013 Equity Incentive Plan or the award agreement. Unless otherwise determined by the Compensation Committee, the recipient of a restricted stock award may exercise any voting rights with respect to common stock subject to an award and receive dividends and distributions with respect to the common stock.

(iii)

Restricted Stock Units. Restricted stock units are similar to restricted stock awards in that the value of a restricted stock unit is denominated in shares of stock, however, unlike a restricted stock award, no shares of stock are transferred to the recipient until certain requirements or conditions associated with the award are satisfied.

With respect to restricted stock and restricted stock units, performance measures may be applied to the awards so that they are conditioned on the achievement of one or more performance measures set forth in the 2013 Equity Incentive Plan and specified in the recipient’s underlying award agreement. Such shares are referred to as “performance shares.” The performance shares will vest only on the achievement of one or more performance measures in whole or in part, which are predetermined and specified in the recipient’s award agreement. Notwithstanding the foregoing, unless otherwise specified in the recipient’s award agreement, all awards will vest upon death, disability or involuntary termination of employment or termination of service as a director following a change in control.

As of March 31, 2018, the Compensation Committee has awarded 83,900 restricted stock awards and 242,350 stock options to employees and directors, in the aggregate, under the 2013 Equity Incentive Plan.

Benefit Plans

Hamilton Bank Agreement for Deferred Compensation of Salaries. Hamilton Bank adopted the Agreement for Deferred Compensation of Salaries on January 1, 1984. Mr. DeAlmeida is a participant in this plan. The plan allows for executive participant to defer payment of a specified percentage or fixed amount of his base salary to be paid during the next calendar year. The participant’s deferred salary is held by Hamilton Bank through a grantor trust. 1919 Investment Council & Trust serves as trustee of the grantor trust and is directed by Hamilton Bank as to the investment of the assets held by the grantor trust. If the participant elects to defer payment of his salary, the participant is required to elect the time and manner in which his deferred salary will be paid. Specifically, the participant must elect that his deferred salary will (i) either be paid on either a specified date or upon his separation from service and (ii) be paid in the form of either a lump sum distribution or equal installments over a specified period of time.

Executive Split Dollar Agreements. Hamilton Bank has entered into Executive Split Dollar Agreements with each of Messrs. DeAlmeida and Marzullo. Under the agreements, each executive’s designated beneficiary is entitled to share in the proceeds under a life insurance policy owned by Hamilton Bank in the event of the executive’s death while employed with Hamilton Bank. The death benefit payable to each executive’s designated beneficiary is $350,000.

401(k) Plan. Hamilton Bank maintains the 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. Each eligible employee can begin participating in the 401(k) Plan on the first day of the month following the date on which the employee attains age 18 and has completed 90 days of service.

A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2017, the salary deferral contribution limit is $18,000 provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan. In addition to salary deferral contributions, the 401(k) Plan provides that Hamilton Bank will make a safe harbor employer contribution to each participant’s account equal to at least 3% of the participant’s compensation earned during the plan year (referred to as a “non-elective contribution”). A participant is always 100% vested in his or her salary deferral and non-elective contributions.

In addition, Hamilton Bank is permitted to make a discretionary profit sharing contribution to the 401(k) Plan that is allocated to each participant based on his or her group category. Each participant will be categorized into one of the following groups: (i) Group A will consist of the President and Chief Executive Officer; (ii) Group B will consist of the Executive Vice President; (iii) Group C will consist of Senior Officers; (iv) Group D will consist of Junior Officers; (v) Group E will consist of Managers; (vi) Group F will consist of Staff; (vii) Group G will consist of Terminated Highly Compensated Employees; and (viii) Group H will consist of Terminated Non-Highly Compensated Employees. Hamilton Bank may contribute a different percentage of the profit sharing contribution to each group, with the amount contributed to be allocated to each participant in the group proportionately based on his or her compensation compared to the total compensation paid to all participants in the group during the plan year. Each participant vests in his or her profit sharing contribution at a rate 20% per year such that the participant will become 100% vested upon the completion of five years of credited service. However a participant will immediately become 100% vested in any employer contributions upon the participant’s death, disability or attainment of age 65 (or the fifth anniversary of joining the 401(k) Plan, if later) while employed with Hamilton Bank.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement, age 59 1⁄2 (while employed with Hamilton Bank), death, disability or termination of employment, and elect for the distribution to be paid in the form of either a lump sum or installment payments of at least $1,000 over a specified period.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options available, including the Hamilton Bancorp Stock Fund, which allows participants to invest in the common stock of Hamilton Bancorp.

ESOP. Effective January 1, 2012, Hamilton Bank adopted the ESOP, a tax-qualified retirement plan, for eligible employees. Eligible employees who have attained age 21 will begin participation in the ESOP on the later of the effective date of the ESOP or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period. Employees who had attained age 21 and completed 1,000 hours of service during a continuous 12-month period as of October 10, 2012 (the effective date of the conversion of Hamilton Bank from the mutual to stock form of organization) were eligible to immediately participate in the ESOP.

The ESOP trustee purchased, on behalf of the ESOP, 296,240 shares of Company common stock issued in connection with the conversion and related stock offering. The ESOP funded its stock purchase with a loan of $2,962,400 from Hamilton Bancorp, which represented the aggregate purchase price of the common stock. The loan is repaid principally through Hamilton Bank’s contribution to the ESOP and dividends payable on unallocated common stock held by the ESOP over a 20-year term of the loan. The interest rate for the ESOP loan is an adjustable-rate equal to the prime rate, as published in The Wall Street Journal. The interest rate adjusts annually and is the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The trustee holds the shares purchased by the ESOP in an unallocated suspense account. Shares are released from the suspense account on a pro-rata basis as the loan is repaid by the ESOP. The trustee allocates the shares released among the participants’ accounts on the basis of each participant’s proportional share of compensation relative to all participants. Participants vest in their benefit at a rate of 20% per year, such that the participants will be 100% vested upon completion of five years of credited service. Participants who were employed by Hamilton Bank immediately prior to the conversion received credit for vesting purposes for years of service prior to adoption of the ESOP. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon severance from employment. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The ESOP permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Hamilton Bank will record a compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of Company common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Hamilton Bancorp’s earnings.

Supplemental ESOP. Hamilton Bank adopted the Hamilton Bank Non-Qualified Supplemental Employee Stock Ownership Plan (the “Supplemental ESOP”), effective January 1, 2012. The Supplemental ESOP is a non-tax qualified benefit restoration plan that provides additional cash benefits, equal to the participant’s account balance, at retirement or other termination of employment (or upon a change in control) to participants who are key employees selected by the Compensation Committee to participate in the plan and whose benefits under the tax-qualified ESOP described above are limited by tax limitation laws applicable to tax-qualified plans. Mr. DeAlmeida is the only participant in the Supplemental ESOP.

Each plan year, the Supplemental ESOP credits each participant who also participates in the tax-qualified ESOP with an annual amount equal to the sum of the difference (denominated in shares of phantom stock) between: (i) the number of shares of common stock of Hamilton Bancorp that would have been allocated to the participant’s account in the ESOP, but for the tax law limitations imposed by the Internal Revenue Code, plus earnings thereon; and (ii) the actual number of shares allocated to the participant’s account in the ESOP plus earnings thereon. Hamilton Bank, at its discretion, may establish a rabbi trust to hold assets attributable to the Supplemental ESOP to fund its benefit obligation or may account for the assets of the Supplemental ESOP solely as bookkeeping entries. One share of phantom stock will have a value equal to the fair market value of one share of Company common stock. Dividends deemed paid on shares of phantom stock held in the participant’s account will immediately be deemed to be reinvested in shares of phantom stock.

The participant’s accumulated benefit under the Supplemental ESOP will be payable in a lump sum payment within 30 days following the first to occur of: (i) the participant’s separation from service; (ii) the participant’s death; (iii) the participant’s disability; or (iv) a change in control of Hamilton Bank or Hamilton Bancorp. The accumulated benefit will be paid to the participant in cash equal to the fair market value of the participant’s phantom shares, plus earnings thereon, as of the date of distribution.

Director Compensation

Director Fees. All non-employee directors received fees per board and committee meetings attended for the fiscal year ended March 31, 2018. Each non-employee director was paid a retainer of $2,000 per month, with the exception of the Board Chairwoman who was paid $3,350 per month. In addition, Directors Farnum, Bouffard, Morgan, Furr and Macdonald each received a monthly retainer for their service as Chairperson of the Audit Committee ($367), Chairperson of the Credit Committee ($100), Chairperson of the Compensation Committee ($200), Chairperson of the Risk Committee ($367), and Chairperson of the Governance and Nominating Committee ($100), respectively. The non-employee directors were also paid $500 for each special board meeting and committee meeting attended and the board chair was paid $700 for each special board meeting and committee meeting attended. A special board meeting is a board meeting other than our regularly scheduled monthly meeting.

Set forth below is a summary of the compensation for each of our non-employee directors for the year ended March 31, 2018. Director compensation paid to directors who are also Named Executive Officers is reflected above in “—Executive Compensation—Summary Compensation Table.”

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Carol L. Coughlin	52,650	—	—	—	52,650
William E. Ballard	30,500	—	—	—	30,500
Joseph J. Bouffard	35,000	—	—	—	35,000
James R. Farnum, Jr.	39,800	—	—	—	39,800
William W. Furr	35,000	—	—	—	35,000
Bobbi R. Macdonald	31,200	—	—	—	31,200
Jenny G. Morgan	31,300	—	—	—	31,300

(1)

Each director’s outstanding stock options and restricted stock awards are as follows: Coughlin — stock options: 9,500; restricted stock: 4,900. Ballard — stock options: 9,500; restricted stock: 4,500. Bouffard: —stock options: 9,500; restricted stock: 750. Farnum — stock options: 9,500; restricted stock: 750. Furr — stock options: 9,500; restricted stock: 4,500. Macdonald — stock options: 9,500; restricted stock: 4,500. Morgan—stock options: 9,500; restricted stock: 750.

(2)	No director received any perquisites or benefits that, in the aggregate, were equal to or greater than $10,000.

Director Plans

2013 Equity Incentive Plan. Directors are eligible to participate in the 2013 Equity Incentive Plan. Please see the description of the plan set forth under “Executive Compensation-Benefit Plans” for further details.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Hamilton Bank to our executive officers and directors in compliance with federal banking regulations. At March 31, 2018, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Hamilton Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at March 31, 2018, and were made in compliance with federal banking regulations.

CERTAIN BENEFICIAL OWNERS OF HAMILTON BANCORP COMMON STOCK

Stock Ownership of Certain Beneficial Owners

The following table provides information as of the record date, with respect to persons known by Hamilton Bancorp to be the beneficial owners of more than 5% of Hamilton Bancorp’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 3,416,414 shares of Hamilton Bancorp common stock issued and outstanding as of the record date.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
Stilwell Value Partners VII, L.P. (1) Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Partners, L.P. Stilwell Value LLC Joseph Stilwell 111 Broadway, 12th Floor New York, New York 10006	315,101	9.22%
Hamilton Bank Employee Stock Ownership Plan Trust (2) First Bankers Trust Services, Inc. 2321 Kochs Lane, P.O. Box 4005 Quincy, Illinois 62305	289,501	8.47%
EJF Capital LLC (3) EJF Sidecar Fund, Series LLC – Series E Emanuel J. Friedman 2107 Wilson Boulevard, Ste 410 Arlington, VA 22201	325,000	9.51%

(1)

On a Schedule 13D/A filed on June 8, 2015, Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC, and Joseph Stilwell each reported shared dispositive power and shared voting power with respect to 315,101, of Hamilton Bancorp common stock.

(2)

Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary duties, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.

(3)

On a Schedule 13G filed on February 11, 2016, EJF Capital LLC, EJF Sidecar Fund, Series LLC – Series E and Emanuel J. Friedman reported shared voting and dispositive power with respect to 325,000 shares of Hamilton Bancorp common stock.

COMPARISON OF STOCKHOLDER RIGHTS

As a stockholder of Hamilton Bancorp, a Maryland corporation, your rights are governed by the Maryland General Corporation Law (the “MGCL”); Hamilton Bancorp’s articles of incorporation, as currently in effect; and Hamilton Bancorp’s bylaws, as currently in effect. When the merger becomes effective, you will become a stockholder of Orrstown Financial Services, a Pennsylvania corporation. As an Orrstown Financial Services stockholder, your rights will be governed by the Pennsylvania Business Corporation Law (the “PBCL”), Orrstown Financial Services’ articles of incorporation, as in effect from time to time, and Orrstown Financial Services’ bylaws, as in effect from time to time.

The following discussion of the similarities and material differences between the rights of Hamilton Bancorp stockholders under Maryland law, and the articles of incorporation and bylaws of Hamilton Bancorp, on the one hand, and the rights of Orrstown Financial Services stockholders under Pennsylvania law and the articles of incorporation and bylaws of Orrstown Financial Services, on the other hand, is only a summary and may not contain all of the information that is important to you. You should carefully read this entire document and refer to the documents discussed below for a more complete understanding of the differences between your rights as a Hamilton Bancorp stockholder and your rights as an Orrstown Financial Services stockholder. This discussion is qualified in its entirety by reference to the Maryland General Corporation Law, the PBCL and the full texts of the articles of incorporation and bylaws of Orrstown Financial Services and the articles of incorporation and bylaws of Hamilton Bancorp.

Capitalization

Orrstown Financial Services. The total authorized capital stock of Orrstown Financial Services consists of 50,000,000 shares of common stock, no par value per share, and 500,000 shares of preferred stock, par value $1.25 per share. As of [RECORD DATE], there were [ • ] shares of common stock and no shares of preferred stock issued and outstanding.

Hamilton Bancorp. The total authorized capital stock of Hamilton Bancorp consists of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock par value $0.01 per share. As of [RECORD DATE], there were [ • ] shares of common stock and no shares of preferred stock issued and outstanding.

Orrstown Financial Services and Hamilton Bancorp each may issue preferred stock without stockholder approval.

Notice of Stockholder Meetings

Orrstown Financial Services. Under Pennsylvania law, notice in record form of every meeting of the stockholders shall be given by, or at the direction of, the secretary or other authorized person to each stockholder of record entitled to vote at the meeting (1) at least 10 days prior to the day named for a meeting that will consider a major corporate transaction or a fundamental change in stockholder rights and (2) five days prior to the day named for the meeting in any other case. The articles of incorporation and bylaws of Orrstown Financial Services are consistent with this provision.

Hamilton Bancorp. Not less than 10 nor more than 90 days prior to a stockholders’ meeting, the secretary of Hamilton Bancorp shall give notice of the meeting in writing to or by electronic transmission to each stockholder entitled to vote at the meeting and to each other stockholder entitled to notice of the meeting.

Right to Call Special Meetings

Orrstown Financial Services. Orrstown Financial Services’ bylaws authorize the calling of a special meeting of stockholders by a majority of the board of directors, the president, the chairman of the board of directors (or in his absence the vice chairman, if applicable) or by stockholders entitled to cast at least 20% of the votes which stockholders are entitled to cast at such meeting.

Hamilton Bancorp. Hamilton Bancorp’s bylaws authorize the calling of a special meeting of stockholders by the board of directors pursuant to a resolution adopted by the majority of the total number of directors that Hamilton Bancorp would have if there were no vacancies on the board of directors, the president or by the secretary at the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Actions by Written Consent of Stockholders

Orrstown Financial Services. Orrstown Financial Services’ bylaws permit stockholder action by written consent, provided that the written consent is signed by all stockholders entitled to vote at a meeting.

Hamilton Bancorp. Under Maryland law, unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the stockholders or of a class of stockholders of a corporation may be taken without a meeting if a consent or consents to the action in record form are signed, before, on or after the effective date of the action by all of the stockholders who would be entitled to vote at a meeting for such purpose. Hamilton Bancorp’s bylaws are silent on stockholder action by the written consent.

Limitations on Voting Rights

Orrstown Financial Services. Neither of Orrstown Financial Services’ articles of organization or bylaws contain limitations on the voting rights of the equity securities of Orrstown Financial Services, nor are such limitations applicable to Orrstown Financial Corporation’s equity securities under Pennsylvania law.

Hamilton Bancorp. Hamilton Bancorp’s articles of incorporation provide that no record holders of any outstanding common stock of Hamilton Bancorp that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then-outstanding shares of common stock of Hamilton Bancorp will be permitted to vote any shares held in excess of the 10% limit unless, before the person acquired beneficial ownership of such shares in excess of the 10% limit, such acquisition of shares was approved by a majority of Hamilton Bancorp’s unaffiliated directors. This limitation does not apply to directors or officers acting solely in their capacities as directors and officers, or to any employee stock ownership or similar plan of Hamilton Bancorp or any of its subsidiaries or to trustees of such plans solely by reason of their capacity as trustees. In addition, Hamilton Bancorp’s board of directors has the power to construe and apply the provisions in the articles of incorporation regarding the 10% limitation on voting rights and to make all determinations necessary or desirable to implement these provisions.

Board of Directors—Number, Removal and Classification

Orrstown Financial Services. Orrstown Financial Services’ bylaws provide that the number of directors on the board shall be not less than nine and not more than 15, as determined from time to time by resolution of the board of directors approved by at least 75% of the directors entitled to vote thereon. Orrstown Financial Services currently has 11 directors. Orrstown Financial Services’ bylaws provide that the directors will be divided into three classes, as nearly equal in number as possible, with the term of one class expiring each year. Orrstown Financial Services’ articles of incorporation prohibit cumulative voting by stockholders in the election of directors.

Pennsylvania law provides that any director, or the entire board of directors, may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, unless expressly provided otherwise, a director, or the entire board, of a corporation whose board is classified may only be removed for cause. Orrstown Financial Services’ bylaws provided that a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

Hamilton Bancorp. Hamilton Bancorp’s articles of incorporation and bylaws provide that the number of directors of Hamilton Bancorp shall, by virtue of Hamilton Bancorp’s election made to be governed by Section 3-804(b) of the MGCL, be fixed from time to time exclusively by vote of the board of directors; provided, however, that such number shall never be less than the minimum number of directors required by the MGCL. Currently, Hamilton Bancorp’s board of directors is set at eight directors.

Hamilton Bancorp’s articles of incorporation and bylaws provide further that the directors, other than those who may be elected by the holders of preferred stock, shall be divided into three classes, as nearly equally as possible, creating a staggered board of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election or for such shorter period of time as the board of directors may determine, with each director to hold office until his or her term expires and until his or her successor has been duly elected and qualified. The vote of a plurality of the votes cast at a meeting is required to elect directors of Hamilton Bancorp. Stockholders are not permitted to cumulate their votes in the election of directors.

Subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire board of directors of Hamilton Bancorp may be removed from office at any time for cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Hamilton Bancorp entitled to vote generally in the election of directors (subject to voting limitations set forth in the articles of incorporation), voting together as a single class.

Hamilton Bancorp’s bylaws provide that a director may resign at any time by giving written notice of such resignation to the president or secretary of Hamilton Bancorp at Hamilton Bancorp’s principal office. Unless otherwise specified in the written notice, the resignation will take effect upon receipt of the written notice.

Stockholder Nominations and Proposals

Orrstown Financial Services. Orrstown Financial Services’ bylaws include advance notice and informational requirements for any proposal that a stockholder wishes to bring before an annual meeting of stockholders. In order to be properly brought before a meeting, a stockholder proposal must be received by the corporation no less than 120 days prior to the anniversary date of the immediately preceding annual meeting of Orrstown Financial Services’ stockholders.

Hamilton Bancorp. Hamilton Bancorp’s articles of incorporation provide that advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Hamilton Bancorp shall be given in the manner provided in the bylaws. The bylaws, in turn, provide that nominations of persons for the election to the board of directors may be made at a meeting of stockholders at which directors are to be elected only: (i) by or at the direction of the board of directors; or (ii) by any stockholder of Hamilton Bancorp who (1) is a stockholder of record on the date the stockholder gives notice as described below and on the record date for the determination of stockholders entitled to vote at such meeting, and (2) complies with the following notice procedures. Nominations, other than those made by or at the direction of the board of directors, must be made by timely notice in writing to the secretary of Hamilton Bancorp. To be timely, a stockholder’s notice must be delivered or mailed to and received by the secretary at the principal executive office of Hamilton Bancorp not less than 80 days nor more than 90 days prior to any such meeting; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of Hamilton Bancorp not later than the 10th day following the day on which the notice of the meeting was mailed or such public disclosure was made.

The bylaws of Hamilton Bancorp further provide that at annual meetings only such business shall be conducted (i) as specified in the notice of meeting, (ii) brought by or at the direction of the board of directors, or (iii) by any stockholder of Hamilton Bancorp who (1) is a stockholder of record on the date the stockholder gives notice as described below and on the record date for the determination of stockholders entitled to vote at such meeting, and (2) complies with the following notice procedures. Actions brought by stockholders at an annual meeting must be made by timely notice in writing to the secretary of Hamilton Bancorp and such business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice must be delivered or mailed to and received by the secretary at the principal executive office of Hamilton Bancorp not less than 80 days nor more than 90 days prior to any such meeting; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of Hamilton Bancorp not later than the 10th day following the day on which the notice of the meeting was mailed or such public disclosure was made.

Filling Vacancies on the Board of Directors

Orrstown Financial Services. Orrstown Financial Services’ bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled only by a majority of the remaining members of the board of directors though less than a quorum, and each person so elected shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires, or until his earlier resignation or removal.

Hamilton Bancorp. Hamilton Bancorp’s bylaws provide that any vacancy occurring in the board of directors resulting from an increase in the number of directors or the death, resignation or removal of a director, may be filled only by the affirmative vote of two-thirds of the remaining directors then in office, even if such directors do not constitute a quorum. A director elected to fill a vacancy will be elected to serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

Preemptive Rights

Preemptive rights generally allow a stockholder to maintain its proportionate share of ownership of a corporation by permitting the stockholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the stockholders from dilution of value and control upon new stock issuances. Under Pennsylvania law, unless the articles of incorporation provides otherwise, stockholders have no preemptive rights. For a Maryland corporation incorporated on or after October 1, 1995, unless the articles of incorporation expressly grant such rights to the stockholder, a stockholder does not have any preemptive rights. Neither the articles of incorporation of Orrstown Financial Services nor the articles of incorporation of Hamilton Bancorp provide for preemptive rights.

Dividends

Under Pennsylvania law and Maryland law, the board of directors of a Pennsylvania corporation may declare and pay dividends unless, after giving effect to the payment of such dividends, (1) the corporation would be unable to pay its debts as they become due in the usual course of its business or (2) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Neither the articles of incorporation or bylaws of Orrstown Financial Services nor the articles of incorporation or bylaws of Hamilton Bancorp materially deviate from this standard.

Applicable federal and state banking regulators have the authority to prohibit Orrstown Financial Services and Hamilton Bancorp, respectively, from paying dividends if such payment is deemed to be an unsafe or unsound practice.

Rights of Dissenting Stockholders

Dissenters’ rights are statutory rights that enable stockholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay such stockholders the fair value of their shares instead of agreeing to receive the consideration offered to stockholders in connection with the extraordinary transaction.

Under Maryland law, rights of an objecting stockholder in a Maryland corporation (known as “appraisal rights” or “dissenter’s rights” in other jurisdictions) are governed by the MGCL. Stockholders of a Maryland corporation may demand fair value and perfect appraisal rights (i.e. object and receive payment of the fair value of their stock) in the event of (1) a merger, share exchange or the sale of all or substantially all the assets of the corporation, (2) an amendment to the charter that alters the contract rights, as expressly set forth in the charter, of outstanding stock unless the right to do so is reserved in the charter, or (3) in the case of certain business combination governed by Title 3 Subtitle 6 of the MGCL. However, the MGCL provides a number of exceptions where a dissenting stockholder has no such right. Among these exceptions, a stockholder of a Maryland corporation may not demand fair value if the stock is listed on a national securities exchange, such as NASDAQ.

Under Pennsylvania law, dissenters’ rights are not available to stockholders of a Pennsylvania corporation in all circumstances and exceptions to those rights are set forth in the PBCL, including when the shares are listed on a national securities exchange or held beneficially by more than 2,000 persons. In order to dissent, a stockholder must file a notice to dissent and follow the various steps set forth in the PBCL. If there is disagreement with respect to the fair value of such dissenter’s stock, the fair value shall be as determined by a court in a judicial proceeding. The term “fair value” means the value of a share of the corporation’s common stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Amendments to Articles of Incorporation

Orrstown Financial Services. The articles of incorporation of Orrstown Financial Services may be amended by the affirmative vote of stockholders entitled to cast at least three-fourths of the votes which all stockholders are entitled to cast unless approved by three-fourths of the directors of the corporation, in which case approval by stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast shall be sufficient.

Hamilton Bancorp. Hamilton Bancorp’s articles of incorporation provide that Hamilton Bancorp reserves the right to amend or repeal any provision of the articles of incorporation as prescribed by the MGCL, including any amendment altering the terms or contract rights, as expressly set forth in the articles of incorporation, of any of the outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation. The board of directors, pursuant to a resolution approved by a majority of the total number of directors that Hamilton Bancorp would have if there were no vacancies on the board of directors at the time any such resolution is presented to the board of directors for adoption (the “Whole Board”) (rounded up to the nearest whole number), and without action by the stockholders, may amend the articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Hamilton Bancorp has authority to issue.

No proposed amendment or repeal of any provision of the articles of incorporation shall be submitted to a stockholder vote unless the board of directors shall have (1) approved the proposed amendment or repeal, (2) determined that it is advisable and (3) directed that it be submitted for consideration at a meeting of the stockholders pursuant to a resolution approved by the board of directors. Any proposed amendment to the articles of incorporation may be abandoned by the board of directors any time prior to it becoming effective upon adoption of a resolution by the Whole Board.

After approval by the board of directors as set forth above, the amendment or repeal of any provision of the articles of incorporation must be approved by at least two-thirds of all votes entitled to be cast by the holders of shares of capital stock of Hamilton Bancorp entitled to vote on the matter (after giving effect to the restrictions on voting rights described above), except that the proposed amendment or repeal of a provision of the articles of incorporation need only be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock entitled to vote on the matter (after giving effect to the restrictions on voting rights described above), if the amendment or repeal of such provision is approved by the board of directors pursuant to a resolution approved by at least two-thirds of the Whole Board (rounded up to the nearest whole number).

Notwithstanding any other provision of the articles of incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of Hamilton Bancorp required by law or by the articles of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of Hamilton Bancorp entitled to vote generally in the election of directors (after giving effect to the restrictions on voting rights described above), voting together as a single class, is required to amend or repeal certain provisions of the articles of incorporation.

Amendments to Bylaws

Pennsylvania law and Maryland law generally provides that the stockholders entitled to vote have the power to adopt, amend and repeal the bylaws, and that subject to certain exceptions specified by law, the authority to adopt, amend and repeal bylaws may be expressly vested by the bylaws in the board of directors, subject to the power of the stockholders to change such action.

Orrstown Financial Services. Orrstown Financial Services’ bylaws provide that the stockholders entitled to vote thereon shall have the power to alter, amend, or repeal the bylaws, by the vote of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast thereon, at any regular or special meeting, duly convened after notice to the stockholders of such purpose. In addition, the board of directors, by a majority vote of those voting, shall have the power to alter, amend, and repeal the bylaws, at any regular or special meeting duly convened after notice of such purpose, subject always to the power of the stockholders to further alter, amend or repeal the bylaws. Notwithstanding the foregoing, amendments to Article 7 of the bylaws (indemnification and insurance) reducing the limitation of directors’ liability or limiting indemnification or the advancement of expenses in any manner shall require either the unanimous vote of the directors then serving or the affirmative vote of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast in the election of directors; provided that no such amendment shall have retroactive effect.

Hamilton Bancorp. Hamilton Bancorp’s articles of incorporation provide that the bylaws may be amended or repealed by the approval of a majority of the Whole Board. The bylaws may also be amended or repealed by an affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of Hamilton Bancorp entitled to vote generally in the election of directors (after giving effect to the restrictions on voting rights described above), voting together as a single class.

Stockholder Approval of a Merger

Orrstown Financial Services. In order to approve a merger under Pennsylvania law, the board of directors of a Pennsylvania corporation, such as Orrstown Financial Services, must adopt a resolution approving a plan of merger. The merger agreement must also be submitted to and approved by the holders of a majority of the votes cast by all stockholders entitled to vote thereon, unless the articles of incorporation requires a greater vote, provided that no vote of the stockholders is required if:

•

the surviving association is a domestic business corporation and its articles of incorporation are identical to the articles of incorporation of the corporation for which stockholder approval is not required, except for changes that could otherwise be made without stockholder approval;

•

each share of the corporation outstanding immediately prior to the effectiveness of the merger is to continue as or be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving association; and

•

the plan of merger provides that the stockholders of the corporation are to hold in the aggregate shares of the surviving association to be outstanding immediately after the effectiveness of the merger entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

Hamilton Bancorp. The articles of incorporation of Hamilton Bancorp provide that any action, including business combinations, will be valid and effective upon the affirmative vote of the holders of a majority of the total number of shares of all classes of Hamilton Bancorp stock outstanding and entitled to vote on the matter. The MGCL would otherwise require those types of transactions to be approved by two-thirds of all votes entitled to be cast.

Business Combinations with Interested Stockholders

Orrstown Financial Services. The articles of incorporation of Orrstown Financial Services provide that any business combination (including a plan of merger or consolidation) or sale or transfer of all or substantially all of the assets of the corporation with or to a stockholder of the corporation who, directly or indirectly, has voting control over 10% or more of any class of shares of the corporation or with or to an entity which, directly or indirectly, is controlled by such a stockholder, shall require the approval by the board of directors of the corporation and approval by stockholders entitled to cast at least three-fourths of the votes which all stockholders are entitled to cast thereon; provided, however, if such business combination or sale or transfer is approved by at least three-fourths of the directors of the corporation, then approval by stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast shall be sufficient.

The articles of incorporation of Orrstown Financial Services also provide that, if any person (including any individual, corporation, partnership or other entity) directly or indirectly acquires shares of the corporation entitling the owner to cast at least 10% of the votes which all stockholders would be entitled to cast in the election of directors of the corporation, then any business combination (including a plan of merger or consolidation) with such person or an entity directly or indirectly controlled by such person shall require such person to offer to pay the other stockholders of the corporation at least the highest price paid directly or indirectly by such person for any of the shares then directly or indirectly owned by such person. For purposes of this provision “price” shall mean the sum of any cash and the fair value of any other consideration paid for any of such shares.

Hamilton Bancorp. Under the MGCL, a corporation may not enter into a business combination with any “interested stockholder” or affiliate of an interested stockholder during the five-year period following the most recent date on which the person or entity became an interested stockholder. An “interested stockholder” is a person or entity who beneficially owns, directly or indirectly, ten percent or more of the voting power of the outstanding voting stock of the corporation or any affiliate of the corporation who directly or indirectly was the beneficial owner of ten percent or more of the voting power at any time during the preceding two years. Nevertheless, a corporation may enter into a business combination with an interested stockholder if the transaction is approved by 80% of the votes entitled to be cast by the outstanding shares entitled to vote on the matter, voting as a single group, and two-thirds of the voting stock held by all stockholders other than the interested stockholder who is a party to the transaction and its affiliates, voting as a single group.

Pennsylvania Anti-Takeover Provisions

Under Pennsylvania business corporation law, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested stockholders and (iv) the rights of stockholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Orrstown Financial Services is a registered corporation under the PBCL and has opted out of the anti-takeover provision listed in (iv) above. Hamilton Bancorp is not a registered corporation and is therefore not subject to these anti-takeover provisions. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the stockholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the stockholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of stockholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the stockholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the stockholders of the exercise of the voting rights of the shares proposed to be acquired. Two stockholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested stockholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Stockholders. Pennsylvania law prohibits certain business combinations with certain ‘interested stockholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested stockholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested stockholder became an interested stockholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested stockholders, and at the time of such vote, the interested stockholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested stockholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested stockholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested stockholder and its affiliates, or (ii) the merger is approved at a stockholders meeting and certain fair price requirements are met.

Rights of Stockholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of stockholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each stockholder of record. The other stockholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Stock Ownership of Management

The following table provides information as of the record date about the shares of Hamilton Bancorp common stock that may be considered to be beneficially owned by each director, named executive officer, and all directors and executive officers of Hamilton Bancorp as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 3,416,414 shares of Hamilton Bancorp common stock issued and outstanding as of the record date.

Name	Number of Shares Owned		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Total	Percent of Common Stock Outstanding
Directors:
Carol L. Coughlin	19,291	(1)	7,600	26,891	*
William E. Ballard	10,700	(2)	7,600	18,300	*
Joseph J. Bouffard	1,417	(3)	1,900	3,317	*
Robert A. DeAlmeida	73,383	(4)	59,200	132,583	3.88%
James R. Farnum, Jr.	1,750	(5)	7,600	9,350	*
William W. Furr	14,500	(6)	7,600	22,100	*
Bobbi R. Macdonald	6,750	(7)	7,600	14,350	*
Jenny G. Morgan	2,750	(8)	1,900	4,650	*
Named Executive Officers Who Are Not Also Directors:
John P. Marzullo	8,644	(9)	14,800	23,444	*
Ellen R. Fish	7,855	(10)	14,800	22,655	*
All Directors and Executive Officers as a Group (10 persons)	147,040		130,600	277,640	8.13%

*	Less than 1%.
(1)	Includes 1,140 shares of unvested restricted stock, 9,021 shares held in an IRA, 5,370 shares held in a trust and 3,760 shares directly owned.
(2)	Includes 900 shares of unvested restricted stock, 6,200 shares held in an IRA and 3,600 shares directly owned.
(3)	Includes 600 shares of unvested restricted stock and 817 shares directly owned.
(4)

Includes 12,501 shares held in the Bank’s 401(k) Plan, 17,800 shares held in a trust, 7,629 shares held through the ESOP, 6,815 shares of unvested restricted stock, 15,000 shares held in an IRA, and 13,638 shares directly owned.

(5)	Includes 150 shares of unvested restricted stock, 1,000 shares held in an IRA and 600 shares directly owned.
(6)	Includes 900 shares of unvested restricted stock, 10,000 shares held in an IRA and 3,600 shares directly owned.
(7)	Includes 250 shares held in a limited liability company, 900 shares of unvested restricted stock and 5,600 shares directly owned.
(8)	Includes 150 shares of unvested restricted stock and 2,600 shares directly owned.
(9)	Includes 3,080 shares held through the ESOP, 2,652 shares of unvested restricted stock and 2,912 shares directly owned.
(10)	Includes 2,066 shares held through the ESOP, 3,602 shares of unvested restricted stock and 2,187 shares directly owned.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Orrstown Financial Services, Mercersburg Financial Corporation (“Mercersburg”) and Hamilton Bancorp and have been prepared to illustrate the effects of the mergers under the acquisition method of accounting. See “The Merger — Accounting Treatment” beginning on page 55.

The unaudited pro forma combined consolidated balance sheet as of September 30, 2018 is presented as if the Orrstown Financial Services and Hamilton Bancorp merger had occurred on September 30, 2018. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017 and for the nine month period ended September 30, 2018 are presented as if the Hamilton Bancorp merger had occurred on January 1, 2017. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Hamilton Bancorp merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations, and, as such, Orrstown Financial Services’ one-time merger costs for the Hamilton Bancorp merger are not included. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017 and for the nine month period ended September 30, 2018 also reflect adjustments made to Hamilton Bancorp’s income statements to conform them from Hamilton Bancorp’s March 31 fiscal year end to Orrstown Financial Services’ December 31 fiscal year end. Such adjustments were made using income statement information from Hamilton Bancorp’s audited consolidated financial statements as of and for the year ended March 31, 2018, included in Hamilton Bancorp’s Annual Report on Form 10-K for the year ended March 31, 2018 and Hamilton Bancorp’s unaudited consolidated financial statements included in Hamilton Bancorp’s Quarterly Reports on Form 10-Q. The financial condition and results of Orrstown Financial Services also include the effect of the acquisition of Mercersburg, which was completed on October 1, 2018. The unaudited pro forma combined consolidated balance sheet as of September 30, 2018 is presented as if the Orrstown Financial Services and Mercersburg merger had occurred on September 30, 2018. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017 and for the nine month period ended September 30, 2018 are presented as if the Mercersburg merger had occurred on January 1, 2017. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Mercersburg merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations, and, as such, Orrstown Financial Services’ one-time merger costs for the Mercersburg merger are not included. Certain historical financial information has been reclassified to conform to the current presentation. In addition, the financial condition and results of operations of Orrstown Financial Services also include the effect of a subordinated debt issuance which was completed on December 19, 2018. The proceeds of the issuance are intended to be used for general corporate purposes, including payment of the cash consideration for the Hamilton Bancorp acquisition.

The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•

Orrstown Financial Services’ audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Orrstown Financial Services’ Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement/prospectus;

•

Orrstown Financial Services’ unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2018, included in Orrstown Financial Services’ Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, which is incorporated by reference into this proxy statement/prospectus;

•	Hamilton Bancorp’s audited consolidated financial statements and accompanying notes as of and for the year ended March 31, 2018, which are included in this proxy statement/prospectus; and

•	Hamilton Bancorp’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended September 30, 2018, which are included in this proxy statement/prospectus.

Unaudited Pro Forma Combined

Consolidated Balance Sheet

September 30, 2018

(in thousands)

	Orrstown Financial Services as reported	Mercersburg	Pro Forma Adjustments		Orrstown Financial Services / Mercersburg Pro Forma	Subordinated Debt Issuance (o)	Orrstown Financial Services / Mercersburg with Subordinated Debt Pro Forma	Hamilton Bancorp as reported	Pro Forma Adjustments		Orrstown Financial Services Pro Forma Total Combined
Assets
Cash and due from banks	$21,892	$638	$(7,467)	(a) (c)	$15,063	$31,850	$46,913	$14,537	$(20,607)	(a) (c)	$40,843
Interest-bearing deposits with banks	19,125	3,908			23,033		23,033	499			23,532
Federal funds sold	—	12,637			12,637		12,637	7,489			20,126

Cash and cash equivalents	41,017	17,183			50,733		82,583	22,525			84,501

Restricted investments in bank stocks	9,337	253			9,590		9,590	2,782			12,372
Securities available for sale	489,356	7,352			496,708		496,708	68,863			565,571
Loans held for sale	4,765	—			4,765		4,765	—			4,765
Loans	1,084,941	148,998	(7,895)	(d)	1,226,044		1,226,044	375,940	(13,585)	(d) (m)	1,588,399
Less: Allowance for loan losses	(13,812)	(1,613)	1,613	(e)	(13,812)		(13,812)	(3,031)	3,031	(e)	(13,812)

Net loans	1,071,129	147,385			1,212,232		1,212,232	372,909			1,574,587

Premises and equipment, net	35,922	3,432	(1,200)	(f)	38,154		38,154	3,842	600	(m)	42,596
Cash surrender value of life insurance	34,799	6,252			41,051		41,051	17,685			58,736
Accrued interest receivable	5,393	444	(28)	(g)	5,809		5,809	1,506			7,315
Goodwill	719	—	11,873	(h)	12,592		12,592	8,564	3,161	(h) (m)	24,317
Other intangibles	284	—	3,840	(i)	4,124		4,124	550	4,550	(i) (m)	9,224
Other assets	28,034	2,061	648	(j)	30,743		30,743	2,961	5,250	(j) (m)	38,954

Total assets	$1,720,755	$184,362			$1,906,501	$31,850	$1,938,351	$502,187			$2,422,938

Liabilities
Deposits:
Noninterest-bearing	$187,721	$31,934			$219,655		219,655	$28,817			248,472
Interest-bearing	1,241,449	128,638	(61)	(k)	1,370,026		1,370,026	359,654	(249)	(m)	1,729,431

Total deposits	1,429,170	160,572			1,589,681		1,589,681	388,471			1,977,903

Borrowings	128,896	—			128,896	$31,850	160,746	53,552			214,298
Accrued interest and other liabilities	17,132	2,424	358	(l)	19,914		19,914	4,705			24,619

Total liabilities	1,575,198	162,996			1,738,491	$31,850	1,770,341	446,728			2,216,820

Stockholders’ Equity
Preferred stock	—				—		—	—			—
Common stock	437	101	(46)	(b) (n)	492		492	34	62	(b)(n)	588
Additional paid-in capital	126,260	2,778	22,220	(b) (n)	151,258		151,258	32,365	11,447	(b)(n)	195,070
Retained earnings	24,529	18,614	(21,214)	(b) (n)	21,929		21,929	27,464	(33,264)	(b)(n)	16,129
Unearned ESOP shares	—	—			—		—	(2,074)	2,074	(n)	—
Accumulated other comprehensive income (loss)	(5,472)	(127)	127	(n)	(5,472)		(5,472)	(2,330)	2,330	(n)	(5,472)
Treasury stock	(197)	—			(197)		(197)	—	—		(197)

Total stockholders’ equity	145,557	21,366			168,010		168,010	55,459			206,118

Total liabilities and stockholders’ equity	$1,720,755	$184,362			$1,906,501	$31,850	$1,938,351	$502,187			$2,422,938

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information. See Note 4 for explanation and descriptions of pro forma adjustments.

Unaudited Pro Forma Combined

Consolidated Statement of Income

For the year ended

December 31, 2017

(in thousands)

	Orrstown Financial Services as reported	Mercersburg	Pro Forma Adjustments			Orrstown Financial Services / Mercersburg Pro Forma	Subordinated Debt Issuance (w)	Orrstown Financial Services / Mercersburg with Subordinated Debt Pro Forma	Hamilton Bancorp as reported (1)	Pro Forma Adjustments			Orrstown Financial Services Pro Forma Total Combined
Interest and dividend income
Interest and fees on loans	$40,185	$6,974	$862	(p	)	$48,021		$48,021	$15,699	$1,341	(p	)	$65,061
Interest and dividends on investment securities
Taxable	7,478	19				7,497		7,497	1,507	259	(q	)	9,263
Tax-exempt	3,134	244	32	(q	)	3,410		3,410	390	88	(q	)	3,888
Short-term investments and Federal funds sold	218	7				225		225	143				368

Total interest and dividend income	51,015	7,244				59,153		59,153	17,739				78,580

Interest expense
Interest on deposits	6,134	695	33	(r	)	6,862		6,862	2,685	471	(r	)	10,018
Interest on borrowings	1,510	8				1,518	2,015	3,533	581	499	(s	)	4,613

Total interest expense	7,644	703				8,380		10,395	3,266				14,631

Net interest income	43,371	6,541				50,773		48,758	14,473				63,949
Provision for loan losses	1,000	153				1,153		1,153	2,980				4,133

Net interest income after provision for loan losses	42,371	6,388				49,620		47,605	11,493				59,816

Noninterest income
Service charges on deposit accounts	5,675	130				5,805		5,805	289				6,094
Other service charges, commissions and fees	1,008	449				1,457		1,457	159				1,616
Trust and investment management income	6,400	—				6,400		6,400	—				6,400
Brokerage income	1,896	—				1,896		1,896	—				1,896
Mortgage banking activities	2,919	196				3,115		3,115	—				3,115
Income from life insurance	1,109	186				1,295		1,295	490				1,785
Other income	190	52				242		242	302				544
Investment securities gains (losses)	1,190	—				1,190		1,190	(2)				1,188

Total noninterest income	20,387	1,013				21,400		21,400	1,238				22,638

Unaudited Pro Forma Combined

Consolidated Statement of Income

For the year ended

December 31, 2017

(in thousands)

	Orrstown Financial Services as reported	Mercersburg	Pro Forma Adjustments		Orrstown Financial Services / Mercersburg Pro Forma	Subordinated Debt Issuance (w)	Orrstown Financial Services / Mercersburg with Subordinated Debt Pro Forma	Hamilton Bancorp as reported (1)	Pro Forma Adjustments		Orrstown Financial Services Pro Forma Total Combined
Noninterest expenses
Salaries and employee benefits	30,145	3,233	(31)	(t)	33,347		33,347	7,138			40,485
Occupancy	2,806	411			3,217		3,217	1,036			4,253
Furniture and equipment	3,434	334			3,768		3,768	349			4,117
Data processing	2,271	317			2,588		2,588	717			3,305
Telephone and communication	647	—			647		647	56			703
Automated teller and interchange fees	767	—			767		767	—			767
Advertising and bank promotions	1,600	—			1,600		1,600	94			1,694
FDIC insurance	606	87			693		693	289			982
Legal fees	802	30			832		832	505			1,337
Other professional services	1,571	213			1,784		1,784	850			2,634
Directors’ compensation	996	215			1,211		1,211	397			1,608
Collection and problem loan	186	—			186		186	—			186
Real estate owned	69	2			71		71	46			117
Taxes other than income	866	176			1,042		1,042	—			1,042
Intangible asset amortization	102	—	732	(u)	834		834	126	847	(u)	1,807
Other operating expenses	3,462	747			4,209		4,209	1,257			5,466

Total noninterest expenses	50,330	5,765			56,796		56,796	12,860			70,503

Income before income tax expense	12,428	1,636			14,224		12,209	(129)			11,951
Income tax expense	4,338	797	35	(v)	5,170	(425)	4,745	1,971	(27)	(v)	6,689

Net income	$8,090	$839			$9,054		$7,464	$(2,100)			$5,262

(1)	Hamilton Bancorp information has been reclassed to conform to a calendar year presentation.

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information. See Note 4 for explanation and descriptions of pro forma adjustments.

Unaudited Pro Forma Combined

Consolidated Statement of Income

For the nine months ended

September 30, 2018

(in thousands)

	Orrstown Financial Services as reported	Mercersburg	Pro Forma Adjustments		Orrstown Financial Services / Mercersburg Pro Forma	Subordinated Debt Issuance (w)	Orrstown Financial Services / Mercersburg with Subordinated Debt Pro Forma	Hamilton Bancorp as reported (1)	Pro Forma Adjustments		Orrstown Financial Services Pro Forma Total Combined
Interest and dividend income
Interest and fees on loans	$35,068	$5,309	$647	(q)	$41,024		$41,024	$13,010	$904	(p)	$54,938
Interest and dividends on investment securities
Taxable	7,754	22			7,776		7,776	1,072	194	(q)	9,042
Tax-exempt	2,834	161	24	(r)	3,019		3,019	233	66	(q)	3,318
Short-term investments and Federal funds sold	169	93			262		262	259			521

Total interest and dividend income	45,825	5,585			52,081		52,081	14,574			67,819

Interest expense
Interest on deposits	6,765	611	25	(s)	7,401		7,401	2,588	244	(r)	10,233
Interest on borrowings	2,319	—			2,319	1,510	3,829	778	193	(s)	4,800

Total interest expense	9,084	611			9,720		11,230	3,366			15,033

Net interest income	36,741	4,974			42,361		40,851	11,208			52,786
Provision for loan losses	600	84			684		684	1,253			1,937

Net interest income after provision for loan losses	36,141	4,890			41,677		40,167	9,955			50,849

Noninterest income
Service charges on deposit accounts	4,405	95			4,500		4,500	254			4,754
Other service charges, commissions and fees	1,430	323			1,753		1,753	100			1,853
Trust and investment management income	5,037	—			5,037		5,037	—			5,037
Brokerage income	1,514	—			1,514		1,514	—			1,514
Mortgage banking activities	2,049	95			2,144		2,144	26			2,170
Income from life insurance	1,101	169			1,270		1,270	1,177			2,447
Other income	272	37			309		309	3			312
Investment securities gains	891	—			891		891	—			891

Total noninterest income	16,699	719			17,418		17,418	1,560			18,978

Unaudited Pro Forma Combined

Consolidated Statement of Income

For the nine months ended

September 30, 2018

(in thousands)

	Orrstown Financial Services as reported	Mercersburg	Pro Forma Adjustments			Orrstown Financial Services / Mercersburg Pro Forma	Subordinated Debt Issuance (w)	Orrstown Financial Services / Mercersburg with Subordinated Debt Pro Forma	Hamilton Bancorp as reported (1)	Pro Forma Adjustments			Orrstown Financial Services Pro Forma Total Combined
Noninterest expenses
Salaries and employee benefits	23,487	3,207	(23)	(u	)	26,671		26,671	5,479				32,150
Occupancy	2,252	322				2,574		2,574	801				3,375
Furniture and equipment	2,977	306				3,283		3,283	250				3,533
Data processing	1,875	280				2,155		2,155	596				2,751
Telephone and communication	542	—				542		542	43				585
Automated teller and interchange fees	548	—				548		548	—				548
Advertising and bank promotions	898	—				898		898	55				953
FDIC insurance	507	77				584		584	316				900
Legal fees	364	39				403		403	241				644
Other professional services	1,140	125				1,265		1,265	441				1,706
Directors’ compensation	663	170				833		833	324				1,157
Collection and problem loan	137	—				137		137	—				137
Real estate owned	96	17				113		113	8				121
Taxes other than income	761	190				951		951	—				951
Intangible asset amortization	72	—	549	(v	)	621		621	95	635	(u	)	1,351
Merger related	473	—				473		473	—				473
Other operating expenses	2,885	549				3,434		3,434	859				4,293

Total noninterest expenses	39,677	5,282				45,485		45,485	9,508				55,628

Income before income tax expense	13,163	327				13,610		12,100	2,007				14,199
Income tax expense	1,510	31	25	(w	)	1,566	(315)	1,251	5,388	19	(v	)	6,658

Net income (loss)	$11,653	$296				$12,044		$10,849	$(3,381)				$7,541

(1)	Hamilton Bancorp information has been reclassed to conform to a calendar year presentation.

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information. See Note 4 for explanation and descriptions of pro forma adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of September 30, 2018 and the unaudited pro forma combined statements of income for the year ended December 31, 2017 and for the nine months ended September 30, 2018 are based on the historical financial statements of Orrstown Financial Services, Mercersburg and Hamilton Bancorp after giving effect to the completion of the mergers and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the mergers, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the three companies.

The financial condition and results of Orrstown Financial Services also include the effect of the acquisition of Mercersburg, which was completed on October 1, 2018. The unaudited pro forma combined consolidated balance sheet as of September 30, 2018 is presented as if the Orrstown Financial Services and Mercersburg merger had occurred on September 30, 2018. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017 and for the nine month period ended September 30, 2018 are presented as if the Mercersburg merger had occurred on January 1, 2017. Certain historical financial information has been reclassified to conform to the current presentation, including reclassifications to conform Hamilton Bancorp’s March 31 fiscal year end to Orrstown Financial Services’ December 31 fiscal year end.

The financial condition and results of operations of Orrstown Financial Services also include the effect of a subordinated debt issuance which was completed on December 19, 2018. The proceeds of the issuance are intended to be used for general corporate purposes, including payment of the cash consideration for the Hamilton Bancorp acquisition.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, Orrstown Financial Services and Hamilton Bancorp will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 – Preliminary Estimated Acquisition Consideration

Under the terms of the Hamilton Bancorp merger agreement, Hamilton Bancorp stockholders will be entitled to receive 0.54 shares of Orrstown Financial Services common stock and $4.10 in cash, subject to possible reduction as set forth in the merger agreement, for each share of Hamilton Bancorp common stock.

Based on the number of Hamilton Bancorp common stock shares outstanding at September 30, 2018, the preliminary estimated acquisition consideration is as follows.

(dollars are in thousands, except per share data)
Number of shares of Hamilton Bancorp common stock outstanding at September 30, 2018	3,416,414
Per share exchange ratio	0.54

Number of shares of Orrstown Financial Services common stock—as exchanged	1,844,861
Multiplied by Orrstown Financial Services common stock price per share on September 30, 2018	$23.80

Estimated fair value of Orrstown Financial Services common stock issued	$43,908

Total Hamilton Bancorp common shares	3,416,414
Multiplied by the cash consideration each Hamilton Bancorp share is entitled to receive	$4.10

Total cash consideration	$14,007

Total stock consideration	$43,908
Total cash consideration	14,007

Preliminary estimated total consideration to be paid to Hamilton Bancorp common stockholders	$57,915
Estimated value of Hamilton Bancorp stock options to be redeemed in cash	800

Total preliminary estimated acquisition consideration for Hamilton Bancorp	$58,715

Under the terms of the Mercersburg merger agreement, Mercersburg stockholders were entitled to receive 1.5291 shares of Orrstown Financial Services common stock or $40.00 in cash for each share of Mercersburg common stock owned, subject to proration to ensure that in the aggregate 85% of the shares of Mercersburg common stock were converted to Orrstown Financial Services common stock and 15% of the shares of Mercersburg common stock were converted to cash.

Based on the number of shares of Mercersburg common stock outstanding at October 1, 2018, the acquisition consideration was as follows.

(dollars are in thousands, except per share data)
Number of shares of Mercersburg common stock outstanding at October 1, 2018	810,080
Percentage of shares eligible for exchange	0.85

Number of shares of Mercersburg common stock eligible for exchange	688,568
Per share exchange ratio	1.5291

Number of shares of Orrstown Financial Services common stock—as exchanged (net of fractional shares)	1,052,653
Multiplied by Orrstown Financial Services common stock price per share at acquisition	$23.80
Fair value of Orrstown Financial Services common stock issued	$25,053

Total Mercersburg common shares	810,080
Percentage of shares eligible for cash consideration	0.15

Number of shares of Mercersburg common stock eligible for cash consideration	121,512
Multiplied by the cash consideration each Mercersburg stockholder was entitled to receive	$40.00

Total cash consideration (including fractional shares)	$4,866

Total stock consideration	$25,053
Total cash consideration	4,866

Total Acquisition Consideration for Mercersburg	$29,919

Note 3 – Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Hamilton Bancorp and Mercersburg based on their estimated fair values as of the closing of the mergers. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed for each acquisition, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to Hamilton Bancorp is preliminary because the proposed merger has not yet been completed. The allocation of the estimated acquisition consideration with regard to Mercersburg is preliminary because, although the merger was completed October 1, 2018, the merger purchase accounting has not yet been finalized. The preliminary allocation is based on estimates, assumptions, valuations, and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation adjustments will remain preliminary until Orrstown Financial Services management determines the final acquisition consideration and the fair values of the assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the Hamilton Bancorp merger and will be based on the value of the Orrstown Financial Services common stock at the closing of the respective mergers. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the tables above is allocated to Hamilton Bancorp’s and Mercersburg’s tangible and intangible assets and liabilities as of September 30, 2018 based on their preliminary estimated fair values as follows (dollars are in the thousands).

	Mercersburg	Hamilton Bancorp
Cash and cash equivalents	$17,183	$22,525
Restricted investments in bank stocks	253	2,782
Securities available for sale	7,352	68,863
Loans	141,102	362,355
OREO (foreclosed assets)	—	588
Premises and equipment, net	2,232	4,442
Cash surrender value of life insurance	6,252	17,685
Accrued interest receivable	416	1,506
Goodwill	11,873	11,725
Other intangibles	3,840	5,100
Deferred income tax asset, net	1,523	5,250
Other assets	1,186	2,373
Deposits	(160,511)	(388,222)
Borrowings	—	(53,552)
Accrued interest payable and other liabilities	(2,782)	(4,705)

Total preliminary estimated acquisition consideration	$29,919	$58,715

Approximately $5,100 and $3,840 for Hamilton Bancorp and Mercersburg, respectively, have been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the experience and expertise of personnel, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4 – Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position of Orrstown Financial Services would have been had the mergers been completed at the date indicated. Such information includes adjustments that are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the mergers.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments that Orrstown Financial Services, as the acquirer, will acquire from Hamilton Bancorp. The Mercersburg pro forma adjustments presented below are preliminary fair value estimates prepared by Orrstown Financial Services for the acquisition of Mercersburg. The descriptions related to these preliminary adjustments are as follows (dollars are in thousands):

Balance Sheet – the explanations and descriptions below are referenced to the September 30, 2018 Unaudited Pro Forma Combined Consolidated Balance Sheet on page 172.

		Mercersburg		Hamilton Bancorp
Pro Forma Adjusting entries (Balance Sheet):		Debit	Credit	Debit	Credit
a	Cash		$4,867		$14,807
b	Common stock		55		96
b	Additional paid-in capital		24,998		43,812
c	Cash		2,600		5,800
c	Retained earnings	$2,600		$5,800
d	Loans		7,895		12,100
e	Allowance for loan losses	1,613		3,031
f	Premises and equipment, net		1,200
g	Accrued interest receivable		28
h	Preliminary goodwill assessment	11,873		11,725
i	Other intangibles—core deposit intangible (“CDI”)	3,840		5,100
j	Other assets – deferred tax asset	648		5,250
k	Interest-bearing deposits	61
l	Other liabilities – deferred compensation		358
m	Loans				1,485
m	Premises and equipment, net			600
m	Goodwill				8,564
m	CDI				550
m	Interest-bearing deposits			249
n	Common stock	101		34
n	Additional paid in capital	2,778		32,365
n	Retained earnings	18,614		27,464
n	Unearned employee stock ownership plan shares				2,074
n	Accumulated other comprehensive income (loss)		127		2,330

a	Payment of the cash consideration component of total merger consideration to stockholders, including Hamilton Bancorp stock options redeemed in cash.
b

Orrstown Financial Services common shares issued to stockholders of Mercersburg and Hamilton Bancorp representing the stock consideration component of the total merger consideration. For the purpose of this pro forma presentation, the value of a share of Orrstown Financial Services common stock was assumed to equal its closing price on September 28, 2018, the last trading day before the pro forma date, as reported by NASDAQ ($23.80 per share). The amount presented above for Mercersburg represents the value of Orrstown Financial Services common shares issued to Mercersburg stockholders for the stock consideration component of the total merger consideration.

c	Estimated one-time merger expenses to be paid in conjunction with the merger, net of the related tax benefit and the net effect on retained earnings.
d	Adjustment to loans held for investment to reflect the preliminary estimated fair value.

e	Adjustment to allowance for loan losses to reflect the reversal of Mercersburg’s and Hamilton Bancorp’s allowance for loan losses.
f	Adjustment to branch property and equipment to reflect the preliminary estimated fair value.
g	Adjustment to accrued interest receivable to reflect the preliminary estimated fair value.
h	Adjustment to reflect the preliminary estimated goodwill generated as a result of consideration paid in excess of the fair value of the net assets acquired.
i	Adjustment to reflect the preliminary estimate of the core deposit intangible.
j

Adjustment to reflect the net deferred tax asset generated by the net fair value adjustments and existing pre-merger timing differences using an assumed effective tax rate of 21% for Mercersburg and 27.5% for Hamilton.

k	Adjustment to time deposits to reflect preliminary estimated fair value.
l	Adjustment to deferred compensation liabilities to reflect preliminary estimated fair value.
m

Adjustments to reflect the reversal of existing fair value adjustments to loans; premises and equipment, net; goodwill; CDI; interest-bearing deposits; and the related net deferred tax assets at Hamilton Bancorp from previous acquisitions.

n	Reflects the reversal of stockholders equity.
o	Adjustment to reflect issuance of 6.0% subordinated debt, net of associated issuance costs.

Income Statements – the explanations and descriptions below are referenced to the Unaudited Pro Forma Combined Consolidated Statements of Income for the year ended December 31, 2017 and for the nine months ended September 30, 2018 starting on page 173.

Income Statements – Pro Forma Adjustments

		Year Ended December 31, 2017
Pro Forma Adjusting entries (Income Statements) (dollars are in thousands)		Mercersburg		Hamilton Bancorp
p	Remove existing loan interest accretion of fair value adjustment	$		$(184)
p	Preliminary estimate of loan interest accretion of fair value adjustment at acquisition date		862	1,525
q	Preliminary estimate of investment securities accretion of fair value adjustment at acquisition date		32	347
r	Remove existing time deposit amortization of fair value adjustment			471
r	Preliminary estimate of time deposits amortization of fair value adjustment at acquisition date		33
s	Remove existing amortization of FHLB borrowings of fair value adjustment			499
t	Preliminary estimate of deferred compensation liability amortization of fair value adjustment at acquisition date		(31)
u	Remove amortization of existing CDI			(126)
u	Preliminary estimate of amortization of new CDI		732	973
v	Income tax expense of pro-forma adjustments		35	(27)

		Nine Months Ended September 30, 2018
Pro Forma Adjusting entries (Income Statements) (dollars are in thousands)		Mercersburg		Hamilton Bancorp
p	Remove existing loan interest accretion of fair value adjustment	$		$(240)
p	Preliminary estimate of loan interest accretion of fair value adjustment at acquisition date		647	1,144
q	Preliminary estimate of investment securities accretion of fair value adjustment at acquisition date		24	260
r	Remove existing time deposit amortization of fair value adjustment			244
r	Preliminary estimate of time deposits amortization of fair value adjustment at acquisition date		25
s	Remove existing amortization of FHLB borrowings of fair value adjustment			193
t	Preliminary estimate of deferred compensation liability amortization of fair value adjustment at acquisition date		(23)
u	Remove amortization of existing CDI			(95)
u	Preliminary estimate of amortization of new CDI		549	730
v	Income tax expense of pro-forma adjustments		25	19

p

Represents the reversal of existing interest accretion recorded by Hamilton Bancorp for loans acquired in prior acquisitions and the estimate of interest income accretion related to the preliminary estimate of the fair value adjustment of the loans acquired pursuant to the Orrstown Financial Services/Mercersburg and Orrstown Financial Services/Hamilton Bancorp mergers.

q

Represents the estimate of investment securities amortization related to preliminary estimates of the fair value adjustments on investment securities pursuant to the Orrstown Financial Services/Mercersburg and Orrstown Financial Services/Hamilton Bancorp mergers.

r

Represents the reversal of existing time deposits amortization recorded by Hamilton Bancorp for time deposits assumed in prior acquisitions and the estimate of time deposit amortization related to preliminary estimates of the fair value adjustments on the time deposits pursuant to the Orrstown Financial Services/Mercersburg merger.

s	Represents the reversal of existing FHLB borrowings amortization recorded by Hamilton Bancorp for borrowings assumed in prior acquisitions.
t

Represents the estimate of deferred compensation amortization related to preliminary estimates of the fair value adjustments on liabilities pursuant to the Orrstown Financial Services/Mercersburg merger.

u

Represents the reversal of existing CDI amortization recorded by Hamilton Bancorp for deposits assumed in prior acquisitions and estimates of CDI amortization related to preliminary estimates of the fair value adjustments on the deposits acquired pursuant to the Orrstown Financial Services/Mercersburg and Orrstown Financial Services/Hamilton Bancorp mergers.

v

Adjustment to reflect the income tax provision of the pro forma adjustments using 21% for the Orrstown Financial Services/Mercersburg merger and 21% for the Orrstown Financial Services/Hamilton Bancorp merger.

w	Adjustment to reflect interest expense on $32,500,000 aggregate principal amount of 6% subordinated notes due 2028, including amortization of loan costs, net of income tax provision at 21%.

Note 5 – Earnings per Common Share

Unaudited pro forma earnings per common share for the year ended December 31, 2017 and for the nine months ended September 30, 2018 have been calculated using Orrstown Financial Services’ historic weighted average common shares outstanding plus the common shares issued to Mercersburg stockholders and the common shares estimated to be issued to Hamilton Bancorp’s stockholders in each merger.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2017 and for the nine months ended September 30, 2018.

	Nine Months Ended September 30, 2018		Year Ended December 31, 2017
	Basic	Diluted	Basic	Diluted
Pro forma net income available to common stockholders	$7,541	$7,541	$5,262	$5,262

Weighted average common shares outstanding
Orrstown Financial Services	8,092	8,274	8,070	8,226
Incremental effect of common shares issued to Mercersburg stockholders	1,053	1,053	1,053	1,053
Common shares issued to Hamilton Bancorp stockholders	1,845	1,845	1,845	1,845

Pro forma weighted average common shares outstanding	10,990	11,172	10,968	11,124

Pro forma net income per common share	$0.69	$0.67	$0.48	$0.47

LEGAL MATTERS

The validity of the Orrstown Financial Services common stock to be issued in the merger will be passed upon by Pillar Aught LLC, counsel to Orrstown Financial Services. Luse Gorman, PC, on behalf of Hamilton Bancorp, and Goodwin Procter LLP, on behalf of Orrstown Financial Services, will pass upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section  368(a) of the Code.

EXPERTS

The consolidated financial statements of Orrstown Financial Services incorporated in this proxy statement/prospectus by reference to Orrstown Financial Services’ Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of Crowe LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Hamilton Bancorp at and for the year ended March 31, 2018 which are included in this proxy statement/prospectus have been so included in reliance on the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER MEETINGS

If the merger is completed, Hamilton Bancorp will merge with an into Orrstown Financial Services and Hamilton Bancorp’s separate existence will close and there will be no future meeting of stockholders of Hamilton Bancorp. However, if the merger is not completed or if Hamilton Bancorp is otherwise required to do so under applicable law, Hamilton Bancorp will hold a 2019 annual meeting of stockholders.

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2019 annual meeting of stockholders of Hamilton Bancorp, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. Any stockholder who wishes to submit a proposal for inclusion in the proxy statement for the 2019 annual meeting of stockholders will be required, pursuant to Rule 14a-8, to deliver the proposal to Hamilton Bancorp no later than March 21, 2019. However, if the 2019 annual meeting of stockholders is held on a date more than 30 calendar days from August 20, 2019, a stockholder proposal must be received by a reasonable time before Hamilton Bancorp begins to print and mail its proxy solicitation for such annual meeting. If the merger is not previously consummated, it is expected that the annual meeting of Hamilton Bancorp stockholders in 2019 will be held in August of 2019, and stockholder proposals will be required to be received by March 21, 2019. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

WHERE YOU CAN FIND MORE INFORMATION

Orrstown Financial Services and Hamilton Bancorp each files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC filings of each of Orrstown Financial Services and Hamilton Bancorp are available to the public at the website maintained by the SEC at www.sec.gov.

Reports, proxy and information statements, and other information filed by Orrstown Financial Services with the SEC are also available at Orrstown Financial Services’ web site at https://investors.orrstown.com/Docs under the tab “Investor Relations.” Reports, proxy and information statements, and other information filed by Hamilton Bancorp with the SEC are also available at Hamilton Bancorp’s web site at www.hamiltonbancorp.com under the tab “SEC Filings.”

Orrstown Financial Services has filed a registration statement on Form S-4 to register with the SEC the shares of Orrstown Financial Services common stock that Hamilton Bancorp stockholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of Orrstown Financial Services on Form S-4 and is a prospectus of Orrstown Financial Services and a proxy statement of Hamilton Bancorp for the special meeting.

The SEC permits Orrstown Financial Services to “incorporate by reference” information into this proxy statement/prospectus. This means that Orrstown Financial Services can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Orrstown Financial Services and its financial condition.

Orrstown Financial Services Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2017—filed on March 9, 2018

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2018— filed on May 8, 2018 Quarter ended June 30, 2018— filed on August 7, 2018 Quarter ended September 30, 2018— filed on November 6, 2018

Current Reports on Form 8-K	January 16, 2018, January 30, 2018, March 15, 2018, May 3, 2018, May 9, 2018, June 7, 2018, August 8, 2018, September 26, 2018, October 24, 2018, November 20, 2018, and December 20, 2018

The description of Orrstown Financial Services common stock contained in Orrstown Financial Services’ Registration Statement on Form 8-A/A and any amendment or report filed with the SEC for the purpose of updating this description

Filed on January 28, 2010

In addition, this proxy statement/prospectus also incorporates by reference additional documents that Orrstown Financial Services may file with the SEC, between the date of this proxy statement/prospectus and the date of the Hamilton Bancorp special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit to such report, was furnished to, rather than filed with, the SEC, such information or exhibit is not specifically incorporated by reference into this proxy statement/prospectus.

Documents incorporated by reference are available from Orrstown Financial Services without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, Pennsylvania 17257

(888) 677-7869

Attn: Investor Relations

If you would like to request documents, please do so by [ • ] in order to receive them before the Hamilton Bancorp special meeting.

Hamilton Bancorp has supplied all information contained in this proxy statement/prospectus relating to Hamilton Bancorp.

Neither Orrstown Financial Services nor Hamilton Bancorp have authorized anyone to give any information or make any representation about the merger, Orrstown Financial Services or Hamilton Bancorp that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

HAMILTON BANCORP, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AT AND FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2018

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Financial Condition

September 30, 2018 and March 31, 2018

	September 30,	March 31,
	2018	2018
	(Unaudited)	(Audited)
Assets
Assets
Cash and due from banks	$14,536,572	$15,488,396
Federal funds sold	7,489,263	7,880,019

Cash and cash equivalents	22,025,835	23,368,415
Certificates of deposit held as investment	499,144	499,189
Securities available for sale, at fair value	68,862,989	75,404,136
Federal Home Loan Bank stock, at cost	2,782,400	3,122,400
Loans	375,939,704	390,420,885
Allowance for loan losses	(3,030,929)	(2,821,903)

Net loans and leases	372,908,775	387,598,982
Premises and equipment, net	3,842,489	3,945,825
Foreclosed real estate	587,978	457,778
Accrued interest receivable	1,506,290	1,468,382
Bank-owned life insurance	17,684,501	17,455,850
Income taxes refundable	40,000	40,000
Goodwill and other intangible assets	9,113,731	9,176,764
Other assets	2,333,117	2,995,741

Total Assets	$502,187,249	$525,533,462

Liabilities and Shareholders’ Equity

Liabilities
Noninterest-bearing deposits	$28,816,887	$29,557,943
Interest-bearing deposits	359,653,728	375,585,032

Total deposits	388,470,615	405,142,975
Borrowings	53,551,896	60,672,140
Advances by borrowers for taxes and insurance	1,216,584	1,962,665
Other liabilities	3,488,645	3,679,550

Total liabilities	446,727,740	471,457,330

Commitments and contingencies	—	—

Shareholders’ Equity
Common stock, $.01 par value, 100,000,000 shares authorized. Issued and outstanding: 3,416,414 shares at September 30, 2018 and 3,407,613 shares at March 31, 2018	34,164	34,076
Additional paid in capital	32,364,652	32,113,534
Retained earnings	27,464,461	25,920,490
Unearned ESOP shares	(2,073,680)	(2,073,680)
Accumulated other comprehensive loss	(2,330,088)	(1,918,288)

Total shareholders’ equity	55,459,509	54,076,132

Total Liabilities and Shareholders’ Equity	$502,187,249	$525,533,462

The accompanying notes are an integral part of these consolidated financial statements .

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Operations (Unaudited)

Three and Six Months Ended September 30, 2018 and 2017

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest revenue
Loans, including fees	$4,403,945	$3,938,627	$8,811,889	$7,786,639
U.S. treasuries, government agencies and FHLB stock	63,214	46,513	116,903	79,198
Municipal and corporate bonds	94,654	112,571	189,065	226,540
Mortgage-backed securities	265,395	314,572	540,403	653,478
Federal funds sold and other bank deposits	113,532	26,738	224,251	81,146

Total interest revenue	4,940,740	4,439,021	9,882,511	8,827,001

Interest expense
Deposits	920,018	669,605	1,795,082	1,330,063
Borrowed funds	272,439	158,634	531,028	292,904

Total interest expense	1,192,457	828,239	2,326,110	1,622,967

Net interest income	3,748,283	3,610,782	7,556,401	7,204,034
Provision for loan losses	242,496	120,000	302,496	280,000

Net interest income after provision for loan losses	3,505,787	3,490,782	7,253,905	6,924,034

Noninterest revenue
Service charges	120,966	118,851	241,549	238,050
Gain on sale of investment securities	—	10,381	—	10,381
Gain on sale of loans held for sale	16,331	—	25,873	—
Earnings on bank-owned life insurance	115,126	123,818	228,651	246,393
Other	43,793	41,394	90,917	66,112

Total noninterest revenue	296,216	294,444	586,990	560,936

Noninterest expenses
Salaries	1,527,455	1,510,515	2,995,036	2,970,512
Employee benefits	334,301	348,313	746,144	741,487
Occupancy	243,186	239,415	515,014	500,253
Advertising	14,958	14,170	31,982	41,198
Furniture and equipment	78,972	85,754	169,271	169,738
Data processing	208,888	181,506	401,541	346,356
Legal services	67,623	119,104	123,962	220,994
Other professional services	103,219	212,519	201,535	392,820
Deposit insurance premiums	112,821	73,762	213,930	130,890
Foreclosed real estate expense and losses	9,302	113	9,302	1,299
Other operating	436,740	431,717	889,207	854,366

Total noninterest expense	3,137,465	3,216,888	6,296,924	6,369,913

Income before income taxes	664,538	568,338	1,543,971	1,115,057
Income tax expense	—	157,585	—	311,927

Net Income	$664,538	$410,753	$1,543,971	$803,130

Net income per common share:
Basic	$0.21	$0.13	$0.48	$0.25

Diluted	$0.21	$0.13	$0.48	$0.25

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Unaudited)

Three and Six Months Ended September 30, 2018 and 2017

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income	$664,538	$410,753	$1,543,971	$803,130
Other comprehensive (loss) income:
Unrealized (loss) gain on investment securities available for sale	(345,784)	87,905	(605,645)	637,248
Reclassification adjustment for realized gain on investment securities available for sale included in net income	—	(10,381)	—	(10,381)

Total unrealized (loss) gain on investment securities available for sale	(345,784)	77,524	(605,645)	626,867
Unrealized gain (loss) on derivative transactions	95,806	26,710	193,845	(183,238)
Income tax expense relating to investment securities available for sale and derivative transactions	—	41,114	—	174,990

Other comprehensive (loss) income	(249,978)	63,120	(411,800)	268,639

Total comprehensive income	$414,560	$473,873	$1,132,171	$1,071,769

The accompanying notes are an integral part of these consolidated financial statements .

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)

Six Months Ended September 30, 2018 and 2017

					Accumulated
		Additional		Unearned	other	Total
	Common	paid-in	Retained	ESOP	comprehensive	shareholders’
	stock	capital	earnings	shares	loss	equity
Balances at April 1, 2017	$34,111	$31,656,235	$31,730,673	$(2,221,800)	$(1,407,989)	$59,791,230
Net income	—	—	803,130	—	—	803,130
Unrealized gain on available for sale securities, net of tax effect of $247,268	—	—	—	—	379,600	379,600
Unrealized loss on derivative transactions securities, net of tax effect of $(72,278)	—	—	—	—	(27,326)	(27,326)
Stock based compensation – options	—	114,784	—	—	—	114,784
Restricted stock – compensation and activity	—	115,638	—	—	—	115,638

Balances at September 30, 2017	$34,111	$31,886,657	$32,533,803	$(2,221,800)	$(1,055,715)	$61,177,056

Balances at April 1, 2018	$34,076	$32,113,534	$25,920,490	$(2,073,680)	$(1,918,288)	$54,076,132
Net income	—	—	1,543,971	—	—	1,543,971
Unrealized loss on available for sale securities, net of tax effect of $-0-	—	—	—	—	(605,645)	(605,645)
Unrealized gain on derivative transactions, net of tax effect of $-0-	—	—	—	—	193,845	193,845
Stock based compensation – options	—	123,028	—	—	—	123,028
Restricted stock – compensation and activity	88	128,090	—	—	—	128,178

Balances at September 30, 2018	$34,164	$32,364,652	$27,464,461	$(2,073,680)	$(2,330,088)	$55,459,509

The accompanying notes are an integral part of these consolidated financial statements .

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended September 30, 2018 and 2017

	Six Months Ended
	September 30,
	2018	2017
Cash flows from operating activities
Interest received	$10,055,633	$9,265,972
Fees and commissions received	332,677	305,462
Interest paid	(2,590,648)	(2,011,560)
Cash paid to suppliers and employees	(5,354,929)	(5,193,587)
Origination of loans held for sale	(1,280,300)	—
Proceeds from sale of loans held for sale	1,306,173	—

Net cash provided by operating activities	2,468,606	2,366,287

Cash flows from investing activities
Proceeds from maturing and called securities available for sale, including principal pay downs	7,618,325	8,524,350
Proceeds from sale of investment securities available for sale	—	4,243,760
Purchase of investment securities available for sale	(1,985,000)	(1,208,480)
Purchase (redemption) of Federal Home Loan Bank stock	340,000	(701,200)
Loans made, net of principal repayments	14,328,852	(29,464,001)
Purchase of premises and equipment	(63,665)	(349,306)
Proceeds from sale of foreclosed real estate	19,641	35,896

Net cash provided (used) by investing activities	20,258,153	(18,918,981)

Cash flows from financing activities
Net increase (decrease) in
Deposits	(16,517,191)	(18,468,720)
Advances by borrowers for taxes and insurance	(746,081)	(573,435)
Proceeds from borrowings	24,000,000	25,000,000
Payments of borrowings	(31,000,000)	(8,004,682)
Interest rate swap on FHLB borrowings	193,845	(99,604)
Issuance of restricted stock	88	—

Net cash (used) provided by financing activities	(24,069,339)	(2,146,441)

Net increase (decrease) in cash and cash equivalents	(1,342,580)	(18,699,135)

Cash and cash equivalents at beginning of period	23,368,415	29,353,921

Cash and cash equivalents at end of period	$22,025,835	$10,654,786

The accompanying notes are an integral part of these consolidated financial statements .

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Cash Flows (Unaudited)

(Continued)

	Six Months Ended
	September 30,
	2018	2017
Reconciliation of net income to net cash provided by operating activities
Net income	$1,543,971	$803,130
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of premiums on certificates of deposit	45	45
Amortization of premiums on securities	302,178	466,542
Gain on sale of investment securities	—	(10,380)
Loss on sale of foreclosed real estate	211	1,299
Gain on loans held for sale	(25,873)	—
Loan discount accretion	(72,593)	121,389
Deposit premium amortization	(155,168)	(231,196)
Borrowing premium amortization	(120,244)	(262,799)
Core deposit intangible asset amortization	63,032	63,032
Premises and equipment depreciation and amortization	167,001	158,784
Stock based compensation	251,118	230,422
Provision for loan losses	302,496	280,000
Decrease (increase) in
Accrued interest receivable	(37,908)	(173,469)
Loans held for sale	25,873	—
Cash surrender value of life insurance	(228,651)	(246,393)
Income taxes refundable and deferred income taxes	—	311,926
Other assets	662,624	224,291
Increase (decrease) in
Accrued interest payable	10,874	105,402
Deferred loan origination fees	(18,600)	24,464
Other liabilities	(201,780)	499,798

Net cash provided by operating activities	$2,468,606	$2,366,287

Noncash investing activity
Real estate acquired through foreclosure	$130,200	$17,305

The accompanying notes are an integral part of these consolidated financial statements .

HAMILTON BANCORP, INC., AND SUBSIDIARY

Form 10-Q

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2018

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Hamilton Bancorp, Inc. (the “Company”) was incorporated on June 7, 2012 to serve as the stock holding company for Hamilton Bank (the “Bank”), a federally chartered savings bank. On October 10, 2012, the Bank converted from a mutual savings bank to a stock savings bank and became the wholly owned subsidiary of the Company. In connection with the conversion, the Company sold 3,703,000 shares of common stock at a price of $10.00 per share, through which the Company received proceeds of approximately $35,580,000, net of offering expenses of approximately $1,450,000. The Bank’s employee stock ownership plan (the “ESOP”) purchased 8.0% of the shares sold in the offering, or 296,240 common shares. The purchase of shares by the ESOP was funded by a loan from the Company. The company’s common stock began trading on the NASDAQ Capital Market under the trading symbol “HBK” on October 12, 2012.

On December 21, 2017, the Bank converted its charter from a federal savings bank to a Maryland state-chartered commercial bank and now operates under the laws of the State of Maryland. In conjunction with the Bank’s charter conversion, Hamilton Bancorp converted from a savings and loan holding company to a bank holding company. The charter conversion is part of the Bank’s strategic plan which will allow it to continue to focus on growth opportunities in commercial, consumer and mortgage lending as well as small business and retail banking. The Maryland Office of the Commissioner of Financial Regulation will serve as the Bank’s primary regulator with federal oversight provided by the Federal Deposit Insurance Corporation. Hamilton Bancorp will continue to be regulated by the Federal Reserve Board.

On October 23, 2018, the Company and Orrstown Financial Services, Inc. (“Orrstown”), the parent company of Orrstown Bank located in Shippensburg, Pennsylvania, signed a definitive agreement and plan of merger under which the Company will merge with and into Orrstown, with Orrstown as the surviving company. Immediately, thereafter, Hamilton Bank will merge with and into Orrstown Bank, with Orrstown Bank as the surviving institution. At the effective time of the merger, each share of Hamilton Bancorp’s common stock will be converted into the right to receive (1) $4.10 in cash, subject to adjustment as set forth in the Merger Agreement and (2) 0.54 shares of common stock of Orrstown. The Merger Agreement provides each party with specified termination rights. If the Merger is not consummated under specified circumstances, Hamilton Bancorp has agreed to pay Orrstown a termination fee of $2.2 million. The transaction is expected to close in the second quarter of calendar 2019.

On May 13, 2016, the Company completed its acquisition of Fraternity Community Bancorp, Inc. (“Fraternity”) through the merger of Fraternity, the parent company of Fraternity Federal Savings and Loan, with and into the Company pursuant to the Agreement and Plan of Merger dated as of October 12, 2015, by and between the Company and Fraternity. As a result of the merger, each shareholder of Fraternity received a cash payment equal to nineteen dollars and twenty-five cents ($19.25) for each share of Fraternity common stock, or an aggregate of approximately $25.7 million. Immediately following the merger of Fraternity into the Company, Fraternity Federal Savings and Loan was merged with and into the Bank, with the Bank as the surviving entity.

On September 11, 2015, the Company completed its acquisition of Fairmount Bancorp, Inc. (“Fairmount Bancorp”) through the merger of Fairmount Bancorp, the parent company of Fairmount Bank, with and into the Company pursuant to the Agreement and Plan of Merger dated as of April 15, 2015, by and between the Company and Fairmount Bancorp. As a result of the merger, each shareholder of Fairmount Bancorp received a cash payment equal to thirty dollars ($30.00) for each share of Fairmount Bancorp common stock, or an aggregate of approximately $15.4 million. Immediately following the merger of Fairmount Bancorp into the Company, Fairmount Bank was merged with and into the Bank, with the Bank as the surviving entity.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Hamilton Bancorp is a holding company that operates a community bank with seven branches in the Baltimore-metropolitan area. Its primary deposit products are certificates of deposit and demand, savings, checking, and money market accounts. Its primary lending products consist of real estate mortgages, along with commercial and consumer loans. Hamilton Bancorp’s primary source of revenue is derived from loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and with instructions for Form 10–Q and Regulation S–X as promulgated by the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the preceding unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial condition and results of operations for the periods presented. We derived the balances as of March 31, 2018 from audited financial statements. Operating results for the three and six months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2019, or any other period. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018.

Summary of Significant Accounting Policies

The accounting and reporting policies of Hamilton Bancorp, Inc. and Subsidiary (“Hamilton”) conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to general practices in the banking industry. The more significant policies follow:

Principles of Consolidation . The accompanying consolidated financial statements include the accounts of the parent company and its wholly owned subsidiary, Hamilton Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred income tax valuation allowances, the fair value of investment securities and other than temporary impairment of investment securities.

Investment Securities. Management determines the appropriate classification of investment securities at the time of purchase. Securities that may be sold before maturity are classified as available for sale and carried at fair value. Investment securities that management has the intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. All investment securities held by Hamilton at September 30, 2018 and March 31, 2018 were classified as available for sale.

Investment securities designated as available for sale are stated at estimated fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/liability strategy or that may be sold in response to changing interest rates or liquidity needs. Changes in unrealized gains and losses, net of related deferred taxes, for available-for-sale securities are recorded in other comprehensive income. Realized gains (losses) on available-for-sale securities are included in noninterest revenue and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Realized gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined by the specific identification method. The amortization of premiums and the accretion of discounts are recognized in interest revenue using methods approximating the interest method over the term of the security.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held For Sale . Mortgage loans originated and intended for sale are carried at the lower of aggregate cost or estimated fair value. Fair value is determined based on outstanding investor commitments, or in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined by the specific-identification method.

Loans Receivable. The Bank makes mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Baltimore metropolitan area. The ability of the Bank’s debtors to repay their loans is dependent upon the real estate and general economic conditions in this area.

Loans are reported at their outstanding unpaid principal balance adjusted for the allowance for loan loss, premiums on loans acquired, and/or any deferred fees or costs on originated loans. Interest revenue is accrued on the unpaid principal balance. Loan origination fees and the direct costs of underwriting and closing loans are recognized over the life of the related loan as an adjustment to yield using a method that approximates the interest method. Any differences that arise from prepayment will result in a recalculation of the effective yield.

Loans are generally placed on nonaccrual status when they are 90 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status at an earlier date if the collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status are reversed against interest revenue. The interest on nonaccrual loans is accounted for on the cash basis method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and, in management’s judgment, future payments are reasonably assured.

Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. If collection of principal is evaluated as doubtful, all payments are applied to principal. Impaired loans are measured: (i) at the present value of expected cash flows discounted at the loan’s effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through an allocation of the allowance for loan losses and corresponding provision for loan losses. Generally, identified impairments are charged-off against the allowance for loan losses.

Troubled debt restructurings are loans for which Hamilton, for legal or economic reasons related to a debtor’s financial difficulties, has granted a concession to the debtor that it otherwise would not have considered. Concessions that result in the categorization of a loan as a troubled debt restructuring include:

•	Reduction of the stated interest rate;

•	Extension of the maturity date or dates at a stated interest rate lower than the current market rate for new debt with similar risk;

•	Reduction of the face amount or maturity amount of the debt as stated in the instrument or other agreement; or

•	Reduction of accrued interest.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Allowance for Loan Losses. The allowance for loan losses represents an amount which, in management’s judgment, will be adequate to absorb probable future losses on existing loans. The allowance for loan losses is established, as loan losses are estimated to have occurred, through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Recoveries on previously charged-off loans are credited to the allowance for loan losses.

The allowance for loan losses is increased by provisions charged to income and reduced by charge-offs, net of recoveries. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current economic conditions. The look back period for historical losses consists of reviewing a 48 month look back period for net charge-offs. Prior to September 30, 2018, we reviewed both a 36 and 48 month look back period individually for net charge-offs to develop a range in which the allowance for loan losses should be within. The range has grown smaller over the past year to a point where the difference in the two calculations of the allowance for loan loss is deemed immaterial. As a result, and for efficiency purposes, we began to only utilize a historical charge-off period of 48 months in determining the necessary allowance for loan losses. We believe, although similar in amount, that a 48-month period is more representative of our charge-off history. This period may change in the future depending on the performance of the loan portfolio. In addition, we also adjusted the environmental factors of the legacy and acquired loan portfolios so that they are not the same for each loan portfolio going forward. The environmental factors for each acquired loan portfolio and the legacy loan portfolio will be evaluated on their own merits so as to stand on their own characteristics. These changes at September 30, 2018 resulted in additional provisions of $294,000 and were primarily related to the acquired loan portfolios and the adjustment of their environmental factors.

Management considers a number of factors in estimating the required level of the allowance. These factors include: historical loss experience in the loan portfolios; the levels and trends in past-due and nonaccrual loans; the status of nonaccrual loans and other loans identified as having the potential for further deterioration; credit risk and industry concentrations; trends in loan volume; the effects of any changes in lending policies and procedures or underwriting standards; and a continuing evaluation of the economic environment. As part of the estimation process, management keeps the net charge-off history as a percentage of loans, as it pertains to each loan segment, constant across all risk ratings and alters the qualitative factors either up or down based upon the respective risk rating for each loan segment.

Foreclosed Real Estate. Real estate acquired through foreclosure or other means is recorded at the lower of its carrying value or the fair value of the related real estate collateral less estimated selling costs. Losses in estimated fair value incurred at the time of acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated fair value of the property are included in noninterest expense. Costs to maintain foreclosed real estate are expensed as incurred.

Goodwill and Other Intangible Assets. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Intangible assets, consisting of core deposit intangibles, represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset may be sold or exchanged on its own or in combination with a related contract, asset, or liability. Core deposit intangibles are amortized on an accelerated basis over an eight-year period. Goodwill is not amortized but is evaluated on an annual basis to determine impairment, if any. Any impairment of goodwill would be recognized against income in the period of impairment.

Derivative Financial Instruments and Hedging Activities . Derivatives are initially recognized at fair value on the date the derivative contract is entered into and subsequently re-measured at their fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions.

For derivatives qualifying as cash flow hedges, the Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. The effective portion of changes in fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the consolidated statement of comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of operations as a gain or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of operations. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of operations as a gain or loss to income.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

For derivative instruments designated as fair-value hedges, the change in fair value of the derivative is recognized in the consolidated statement of operations under the same heading as the change in fair value of the hedged item for the portion attributable to the hedged risk. For accounting purposes, if the derivative is highly effective, the change in fair values relating to the asset or liability and the hedged item will offset one another and result in no impact to overall income.

Gains (losses) on derivatives representing either hedge components excluded from the assessment of effectiveness or hedge ineffectiveness are recognized in earnings.

Revenue from Contracts with Customers . We record revenue from contracts with customers in accordance with Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“Topic 606”). Under Topic 606, we must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) we satisfy a performance obligation. Significant revenue has not been recognized in the current reporting period that results from performance obligations satisfied in previous periods. Our primary sources of revenue are derived from interest and dividends earned on loans, investment securities, and other financial instruments that are not within the scope of Topic 606. We have evaluated the nature of our contracts with customers and determined that further disaggregation of revenue from contracts with customers into more granular categories beyond what is presented in the Consolidated Statements of Operation was not necessary. Contracts with customers are generally fully satisfied in regard to performance obligations as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying Topic 606 that significantly affects the determination of the amount and timing of revenue from contracts with customers.

Stock Based Compensation. Compensation cost is recognized for stock options and restricted stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Income Taxes. The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that all or some portion of the deferred tax assets will not be realized.

Earnings Per Common Share. Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Weighted average shares exclude unallocated ESOP shares. Diluted earnings per share includes additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares relate to outstanding stock options, restricted stock, and warrants and are determined using the treasury stock method.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 2: New Accounting Pronouncements

Recent Accounting Pronouncements

ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities. This ASU’s objectives are to: (1) improve the transparency and understandability of information conveyed to financial statement users about an entity’s risk management activities by better aligning the entity’s financial reporting for hedging relationships with those risk management activities; and (2) reduce the complexity of and simplify the application of hedge accounting by preparers. The ASU is effective for interim and annual reporting periods beginning after December 15, 2018; early adoption is permitted. The Company does not expect the adoption of ASU 2017-12 to have a material impact on the Company’s consolidated financial statements.

ASU No. 2017-08, Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company will evaluate the guidance in this update but does not expect it to have a significant impact on the Company’s consolidated financial statements.

ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. This update removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under the ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The ASU is effective for annual and interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.

ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This guidance clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance was effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The Company adopted this guidance effective April 1, 2018 and it did not have a material impact on our consolidated financial statements.

ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses diversity on how certain cash receipts and payments are reflected in the statement of cash flows. The update made the following changes that may affect the Company: (1) Debt Prepayment or Debt Extinguishment Costs: Cash payments for debt prepayment or debt extinguishment costs should be classified as cash flows for financing activities. (2) Proceeds from the settlement of Bank-Owned Life Insurance Policies: Cash proceeds received from the settlement of bank-owned life insurance policies should be classified as cash flows from investing activities. The cash payments for premiums on bank-owned policies may be classified as cash flows from investing activities, operating activities, or a combination of investing and operating activities. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and is required to be applied retrospectively to all periods presented. The company adopted this guidance April 1, 2018, which did not result in a change in the classification in the statement of cash flows and did not have a material impact on our consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

ASU 2016-13, Financial Instruments – Credit Losses. The main objective of this update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the guidance in this update replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. The guidance in this update for public business entities is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently evaluating this guidance to determine the impact adoption will have on its consolidated financial statements. Hamilton Bancorp is in the process of implementing a committee and has begun to gather loan information and consider acceptable methodologies to comply with this ASU. The implementation team will meet periodically to discuss the latest developments and updates via webcasts, publications, and conferences. Due to the pending merger with Orrstown, we will not be entering into a contract with an outside vendor as originally planned to assist with implementing CECL due to the timing of required adoption and the pending merger. If the merger agreement is terminated for any reason, the Company will engage an outside vendor at that time to assist with the implementation of this pronouncement utilizing information we have continued to gather.

ASU 2016-02, Leases (Topic 842). From the lessee’s perspective, the new ASU standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for lessees. The guidance also eliminates the current real estate-specific provision and changes the guidance on sale-leaseback transactions, initial direct costs and lease executory costs. With respect to lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. All entities will classify leases to determine how to recognize lease-related revenue and expense. In applying this guidance entities will also need to determine whether an arrangement contains a lease or service agreement. Disclosures are required by lessees and lessors to meet the objective of enabling users of financials statements to assess the amount, timing, and uncertainty of cash flows arising from leases. For public entities, this guidance is effective for the first interim or annual period beginning after December 15, 2018. Early adoption is permitted. Entities are required to use a modified retrospective transition method for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements.

In July 2018, as a follow-up to ASU 2016-02 (Topic 842), the Board issued ASU No. 2018-10 – Codification Improvements to Topic 842, Leases to clarify the codification associated with ASU 2016-02 or to correct unintended application of guidance. The amendments in this Update are of a similar nature to the items typically addressed in the Codification improvements project and affect narrow aspects of the guidance issued in the amendments in Update 2016-02. The Update addresses sixteen separate issues under the guidance that provide a clearer understanding as to intent and application of the guidance. The Company is assessing the guidance under ASU 2016-02 and 2018-10 to determine its impact on the Company’s consolidated financial statements.

ASU No. 2018-11, Leases (Topic 842) – Targeted Improvement s . The purpose of this ASU is to update ASU 2016-02 to address stakeholders concerns regarding comparative reporting and separating components of a lease contract for lessors. For comparative reporting, entities are required under ASU 2016-02 to use a modified retrospective transition method. Due to issues in implementing, the Board decided to provide another transition method that allows companies to initially apply the new leases standard at the adoption date versus retrospectively and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The amendments in this update also provides lessors a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component, similar to the expedient provided by lessees. However, the lessor practical expedient is limited to circumstances in which the nonlease component or components otherwise would be accounted for under the new revenue guidance and both (1) the timing and pattern of transfer are the same for the nonlease component(s) and associated lease component and (2) the lease component, if accounted for separately, would be classified as an operating lease. The Company is assessing this guidance in conjunction with ASU 2016-02 to determine its impact on the Company’s consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

ASU No. 2016-01, Financial Instruments – Recognition and Measurement of Financial Assets and Liabilities . This ASU requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The amendment allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. The amendment also requires public companies to use exit prices to measure the fair value of financial instruments purposes; requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statement; it eliminates the disclosure requirements related to measurement assumptions for the fair value of instruments measured at amortized cost. In addition, for liabilities measured at fair value under the fair value option, to present in other comprehensive income changes in fair value due to changes in instrument specific credit risk. The Company’s management engaged a third-party expert in the field of valuation and reporting to assist management and ensure adequate documentation of financial controls and analysis performed in its review of “exit pricing” of the fair values of loans, deposits, and other financial instruments. This ASU is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this ASU effective April 1, 2018. With the adoption of this ASU, equity securities can no longer be classified as available for sale, and as such marketable equity securities are disclosed as a separate line item on the Consolidated Statement of Financial Condition with changes in the fair value of equity securities reflected in net income. At September 30, 2018 the Company did not have any equity securities. During the first quarter of fiscal 2019, we began using an exit price notion when measuring the fair value of our loan portfolio, excluding loans held for sale, for disclosure purposes. The adoption of this ASU did not have a significant impact on our consolidated financial statements.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance in this ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets. This ASU does not apply to revenue associated with financial instruments including loans and securities that are accounted for under U.S. GAAP. Consequently, adoption of the ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures since the primary source of revenue for the Company is derived from interest and dividends earned on loans, investment securities and other financial instruments that are outside the scope of the ASU. The Company has assessed its revenue streams and reviewed its contracts with customers that are affected by the new guidance. This includes fees on deposits, gains and losses on the sale of foreclosed real estate, credit and debit card interchange fees, merchant card services, and administrative services for customer deposit account such as ATM and wire transfer transactions. The Company’s revenue recognition pattern for revenue streams within the scope of the ASU has not changed significantly from current practice and is immaterial to our financial statements. This guidance was effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted this guidance effective April 1, 2018 and it did not have a material impact on our consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 3: Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Weighted average shares exclude unallocated ESOP shares. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Both the basic and diluted earnings per share for the three and six months ended September 30, 2018 and 2017 are summarized below:

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Six Months Ended September 30, 2018	Six Months Ended September 30, 2017
Net income	$664,538	$410,753	$1,543,971	$803,130
Weighted average common shares outstanding – basic	3,209,046	3,188,895	3,209,046	3,188,895
Weighted average common shares outstanding – diluted	3,214,841	3,196,516	3,214,841	3,196,516
Income per common share – basic and diluted	$0.21	$0.13	$0.48	$0.25
Anti-dilutive shares	174,465	124,169	174,465	124,169

Note 4: Investment Securities Available for Sale

The amortized cost and fair value of securities at September 30, 2018 and March 31, 2018, are summarized as follows:

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
September 30, 2018	cost	gains	losses	value
U.S. government agencies	$2,746,829	$—	$35,162	$2,711,667
Municipal bonds	12,376,464	—	884,033	11,492,431
Corporate bonds	2,000,000	—	50,868	1,949,132
Mortgage-backed securities	55,208,284	3,390	2,501,915	52,709,759

	$72,331,577	$3,390	$3,471,978	$68,862,989

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
March 31, 2018	cost	gains	losses	value
U.S. government agencies	$2,753,346	$—	$34,697	$2,718,649
Municipal bonds	12,435,068	—	729,077	11,705,991
Corporate bonds	2,000,000	—	45,924	1,954,076
Mortgage-backed securities	61,078,665	12,993	2,066,238	59,025,420

	$78,267,079	$12,993	$2,875,936	$75,404,136

There were no sales of investment securities during the three and six months ended September 30, 2018. Proceeds from the sale of investment securities were $4,243,760 during the three and six months ended September 30, 2017, with gains of $23,352 and losses of $12,971.

As of September 30, 2018, and March 31, 2018, all mortgage-backed securities are backed by U.S. Government-Sponsored Enterprises (GSE’s), except one private label mortgage-backed security that was acquired in the Fraternity acquisition in May 2016 with a book value of $38,258 and fair value of $38,858 as of September 30, 2018.

As of September 30, 2018, and March 31, 2018, the Company had one security pledged to the Federal Reserve Bank with a book value of $744,186 at both dates and a fair value of $713,599 and $723,023, respectively.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The amortized cost and estimated fair value of debt securities by contractual maturity at September 30, 2018 and March 31, 2018 follow. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available for Sale
	September 30, 2018		March 31, 2018
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
Maturing
Within one year	$2,002,643	$1,998,068	$2,009,160	$1,995,625
Over one to five years	1,228,815	1,180,880	1,231,928	1,196,368
Over five to ten years	3,573,299	3,476,232	3,578,827	3,500,641
Over ten years	10,318,536	9,498,050	10,368,499	9,686,082
Mortgage-backed securities, in monthly installments	55,208,284	52,709,759	61,078,665	59,025,420

	$72,331,577	$68,862,989	$78,267,079	$75,404,136

The following table presents the Company’s investments’ gross unrealized losses and the corresponding fair values by investment category and length of time that the securities have been in a continuous unrealized loss position at September 30, 2018 and March 31, 2018.

	Less than 12 months		12 months or longer		Total
	Gross unrealized	Fair	Gross unrealized	Fair	Gross unrealized	Fair
September 30, 2018	losses	value	losses	value	losses	value
U.S. government agencies	$—	$—	$35,162	$2,711,667	$35,162	$2,711,667
Municipal bonds	—	—	884,033	11,492,431	884,033	11,492,431
Corporate bonds	—	—	50,868	1,949,132	50,868	1,949,132
Mortgage-backed securities	185,975	6,707,755	2,315,940	45,756,778	2,501,915	52,464,533

	$185,975	$6,707,755	$3,286,003	$61,910,008	$3,471,978	$68,617,763

	Less than 12 months		12 months or longer		Total
	Gross unrealized	Fair	Gross unrealized	Fair	Gross unrealized	Fair
March 31, 2018	losses	value	losses	value	losses	value
U.S. government agencies	$21,163	$723,023	$13,534	$1,995,625	$34,697	$2,718,648
Municipal bonds	—	—	729,077	11,705,991	729,077	11,705,991
Corporate bonds	—	—	45,924	1,954,076	45,924	1,954,076
Mortgage-backed securities	383,987	15,880,948	1,682,251	40,684,836	2,066,238	56,565,784

	$405,150	$16,603,971	$2,470,786	$56,340,528	$2,875,936	$72,944,499

The unrealized losses that exist are a result of market changes in interest rates since the original purchase. Management systematically evaluates investment securities for other-than-temporary declines in fair value on an annual basis from the date of purchase if the respective security is in a loss position. This analysis requires management to consider various factors, which include (1) duration and magnitude of the decline in value, (2) the financial condition of the issuer or issuers and (3) structure of the security.

An impairment loss is recognized in earnings if any of the following are true: (1) the Company intends to sell the debt security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the Company does not expect to recover the entire amortized cost basis of the security. In situations where the Company intends to sell or when it is more likely than not that the Company will be required to sell the security, the entire impairment loss must be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss must be recognized in earnings, with the remaining portion being recognized in shareholders’ equity as a component of other comprehensive income, net of deferred tax.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 5: Loans Receivable and Allowance for Loan Losses

Loans receivable, excluding loans held for sale, consist of the following at September 30, 2018 and March 31, 2018:

	September 30, 2018				March 31, 2018
	Legacy (1)	Acquired	Total Loans	% of Total	Legacy (1)	Acquired	Total Loans	% of Total
Real estate loans:
One-to four-family:
Residential (2)	$83,090,271	$68,932,853	$152,023,124	40%	$85,248,184	$72,749,066	$157,997,250	41%
Residential construction	3,639,139	—	3,639,139	1%	5,450,827	—	5,450,827	1%
Investor (3)	7,880,161	17,002,668	24,882,829	7%	9,275,031	17,460,809	26,735,840	7%
Commercial	105,679,013	10,017,465	115,696,478	31%	100,403,769	11,762,485	112,166,254	29%
Commercial construction	2,529,160	928,008	3,457,168	1%	5,763,784	1,352,019	7,115,803	2%

Total real estate loans	202,817,744	96,880,994	299,698,738	80%	206,141,595	103,324,379	309,465,974	80%
Commercial business (4)	36,134,376	1,755,200	37,889,576	10%	38,302,739	1,841,226	40,143,965	10%
Home equity loans	14,183,532	5,184,176	19,367,708	5%	13,956,327	6,039,462	19,995,789	5%
Consumer (5)	16,973,316	719,527	17,692,843	5%	18,849,448	766,063	19,615,511	5%

Total Loans	270,108,968	104,539,897	374,648,865	100%	277,250,109	111,971,130	389,221,239	100%

Net deferred loan origination fees and costs	(194,146)	—	(194,146)		(212,746)	—	(212,746)
Loan premium (discount)	1,773,078	(288,093)	1,484,985		1,922,428	(510,036)	1,412,392

	$271,687,900	$104,251,804	$375,939,704		$278,959,791	$111,461,094	$390,420,885

(1)

As a result of the acquisition of Fraternity Community Bancorp, Inc., the parent company of Fraternity Federal Savings and Loan, in May 2016 and Fairmount Bancorp, Inc., the parent company of Fairmount Bank, in September 2015, we have segmented the portfolio into two components, loans originated by Hamilton Bank “Legacy” and loans acquired from Fraternity Community Bancorp, Inc. and Fairmount Bancorp, Inc. “Acquired”.

(2)	“Legacy” one-to four-family residential real estate loans at March 31, 2018 includes $19.2 million of various loan pools purchased in the second half of fiscal 2018.
(3)	“Investor” loans are residential mortgage loans secured by non-owner occupied one-to four-family properties.
(4)

“Legacy” commercial business loans at March 31, 2018 includes a $15.5 million pool of commercial lease loans purchased in June 2017 and $3.2 million in guaranteed SBA loans purchased in second half of fiscal 2018.

(5)	“Legacy” consumer loans at March 31, 2018 includes $19.9 million of purchased loan pools consisting of recreational vehicles that were purchased in August and December 2017.

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent on economic and market conditions in the Bank’s lending area. Construction loan repayments are generally dependent on the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank’s loan portfolio is real estate loans secured by residential and commercial real estate properties located in the Baltimore metropolitan area. Loans are extended only after evaluation of a customer’s creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 75% – 95% of the appraised value of a property, depending on the type of loan, and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction loans and disburses the proceeds of those and similar loans only as work progresses on the related projects.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Commercial business loans are made to provide funds for equipment and general corporate needs. Repayment of a loan primarily uses the funds obtained from the operation of the borrower’s business. Commercial loans also include lines of credit that are utilized to finance a borrower’s short-term credit needs and/or to finance a percentage of eligible receivables and inventory. The Company’s loan portfolio also includes equipment leases, which consists of leases for essential commercial equipment used by small to medium sized businesses.

The home equity loans consist of both conforming loans and revolving lines of credit to consumers which are secured by residential real estate. These loans are typically secured with second mortgages on the homes. Consumer loans include share loans, installment loans and, to a lesser extent, personal lines of credit. Share loans represent loans that are collateralized by a certificate of deposit or other deposit product. Installment loans are used by customers to purchase primarily automobiles; but may be used to also purchase boats and recreational vehicles.

The following table details activity in the allowance for loan losses by portfolio segment for the three and six-month periods ended September 30, 2018 and 2017. The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

Three Months Ended September 30, 2018	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$601,211	$63,506	$1,355,886	$14,793	$609,372	$68,267	$123,952	$—	$2,836,987
Charge-offs	(5,722)	(2,531)	—	—	(75,000)	—	—	—	(83,253)
Recoveries	1,475	—	31,320	—	—	—	1,904	—	34,699
Provision for credit losses	68,712	253,596	(74,765)	(2,403)	(1,761)	4,564	(27,180)	21,733	242,496

Ending balance	$665,676	$314,571	$1,312,441	$12,390	$532,611	$72,831	$98,676	$21,733	$3,030,929

Six Months Ended September 30, 2018	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$608,723	$51,690	$1,253,383	$33,430	$673,982	$69,459	$131,236	$—	$2,821,903
Charge-offs	(13,769)	(8,111)	(31,320)	—	(75,000)	—	(2,465)	—	(130,665)
Recoveries	2,242	64	31,320	—	—	—	3,569	—	37,195
Provision for credit losses	68,480	270,928	59,058	(21,040)	(66,371)	3,372	(33,664)	21,733	302,496

Ending balance	$665,676	$314,571	$1,312,441	$12,390	$532,611	$72,831	$98,676	$21,733	$3,030,929

Allowance allocated to:
Legacy Loans:
Individually evaluated for impairment	$257,866	$1,857	$—	$—	$—	$—	$—	$—	$259,723

Collectively evaluated for impairment	260,437	50,278	1,272,762	11,381	528,363	57,845	98,491	21,733	2,301,290

Acquired Loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—

Collectively evaluated for impairment	147,373	262,436	39,679	1,009	4,248	14,986	185	—	469,916

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Three Months Ended September 30, 2017	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$544,557	$64,471	$1,312,158	$26,987	$343,094	$64,661	$1,600	$—	$2,357,528
Charge-offs	(8,907)	(11,044)	—	—	—	—	(486)	—	(20,437)
Recoveries	—	12,822	—	—	206	—	872	—	13,900
Provision for credit losses	(7,362)	(13,994)	48,275	(14,913)	(16,170)	(2,091)	126,255	—	120,000

Ending balance	$528,288	$52,255	$1,360,433	$12,074	$327,130	$62,570	$128,241	$—	$2,470,991

Six Months Ended September 30, 2017	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$553,539	$35,275	$1,375,894	$9,031	$149,461	$70,071	$1,544	$—	$2,194,815
Charge-offs	(8,907)	(15,122)	—	—	—	—	(486)	—	(24,515)
Recoveries	—	18,129	—	—	381	—	2,181	—	20,691
Provision for credit losses	(16,344)	13,973	(15,461)	3,043	177,288	(7,501)	125,002	—	280,000

Ending balance	$528,288	$52,255	$1,360,433	$12,074	$327,130	$62,570	$128,241	$—	$2,470,991

Allowance allocated to:
Legacy Loans:
Individually evaluated for impairment	$270,329	$—	$—	$—	$—	$—	$—	$—	$270,329

Collectively evaluated for impairment	257,959	52,255	1,360,433	12,074	327,130	62,570	128,241	—	2,200,662

Acquired Loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—

Collectively evaluated for impairment	—	—	—	—	—	—	—	—	—

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Our recorded investment in loans at September 30, 2018 and 2017 related to each balance in the allowance for probable loan losses by portfolio segment and disaggregated on the basis of our impairment methodology was as follows:

September 30, 2018	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Total
Legacy Loans:
Individually evaluated for impairment	$1,710,906	$59,426	$4,251,209	$—	$769,307	$7,254	$7,208	$6,805,310
Collectively evaluated for impairment	85,018,504	7,820,735	101,427,804	2,529,160	35,365,069	14,176,278	16,966,108	263,303,658

Ending balance	$86,729,410	$7,880,161	$105,679,013	$2,529,160	$36,134,376	$14,183,532	$16,973,316	$270,108,968

Acquired Loans:
Individually evaluated for impairment	$1,002,307	$499,838	$196,697	$—	$—	$—	$57,772	$1,756,614
Collectively evaluated for impairment	67,930,546	16,502,829	9,820,768	928,008	1,755,200	5,184,176	661,756	102,783,283

Ending balance	$68,932,853	$17,002,667	$10,017,465	$928,008	$1,755,200	$5,184,176	$719,528	$104,539,897

September 30, 2017	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Total
Legacy Loans:
Individually evaluated for impairment	$1,684,871	$5,294	$4,707,655	$—	$702,352	$22,564	$—	$7,122,736
Collectively evaluated for impairment	73,121,605	9,622,035	90,250,315	2,081,647	33,340,191	13,641,850	20,178,064	242,235,707

Ending balance	$74,806,476	$9,627,329	$94,957,970	$2,081,647	$34,042,543	$13,664,414	$20,178,064	$249,358,443

Acquired Loans:
Individually evaluated for impairment	$1,260,264	$210,988	$201,573	$—	$—	$—	$64,237	$1,737,062
Collectively evaluated for impairment	76,403,162	18,212,904	11,912,984	1,058,534	1,668,783	6,459,424	838,003	116,553,794

Ending balance	$77,663,426	$18,423,892	$12,114,557	$1,058,534	$1,668,783	$6,459,424	$902,240	$118,290,856

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Past due loans, segregated by age and class of loans, as of and for the six months ended September 30, 2018 and as of and for the year ended March 31, 2018, were as follows:

	September 30, 2018			March 31, 2018
	Legacy	Acquired	Total	Legacy	Acquired	Total
Current	$264,810,304	$102,404,079	$367,214,383	$270,807,643	$109,972,473	$380,780,116
Accruing past due loans:
30-59 days past due:
Real estate loans:
Residential	85,928	234,284	320,212	63,618	689,364	752,982
Investor	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial construction	—	160,000	160,000	—	—	—
Commercial business	—	—	—	135,502	—	135,502
Home equity loans	—	33,031	33,031	—	—	—
Consumer	67,955	54,050	122,005	148,876	—	148,876

Total 30-59 days past due	153,883	481,365	635,248	347,996	689,364	1,037,360

60-89 days past due:
Real estate loans:
Residential	9,330	678,017	687,347	70,291	—	70,291
Investor	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Commercial business	—	—	—	134,524	—	134,524
Home equity loans	—	—	—	—	—	—
Consumer	28,773	—	28,773	28,300	—	28,300

Total 60-89 days past due	38,103	678,017	716,120	233,115	—	233,115

90 or more days past due:
Real estate loans:
Residential	—	—	—	—	—	—
Investor	224,296	113,449	337,745	734,818	471,423	1,206,241
Commercial	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Home equity loans	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total 90 or more days past due	224,296	113,449	337,745	734,818	471,423	1,206,241

Total accruing past due loans	416,282	1,272,831	1,689,113	1,315,929	1,160,787	2,476,716

Non-accruing loans:
Real estate loans:
Residential	397,300	305,198	702,498	526,584	338,060	864,644
Investor	59,426	361,092	420,518	60,949	300,872	361,821
Commercial	4,251,209	196,697	4,447,906	4,356,264	198,938	4,555,202
Commercial construction	—	—	—	—	—	—
Commercial business	167,239	—	167,239	165,285	—	165,285
Home equity loans	—	—	—	12,605	—	12,605
Consumer	7,208	—	7,208	4,850	—	4,850

Non-accruing loans:	4,882,382	862,987	5,745,369	5,126,537	837,870	5,964,407

Total Loans	$270,108,968	$104,539,897	$374,648,865	$277,250,109	$111,971,130	$389,221,239

Nonaccrual interest not accrued:
Real estate loans:
Residential	$2,068	$5,797	$7,865	$8,250	$53,120	$61,370
Investor	1,475	8,256	9,731	8,513	15,604	24,117
Commercial	245,071	959	246,030	294,619	—	294,619
Commercial construction	—	—	—	—	—	—
Commercial business	13,166	—	13,166	12,891	—	12,891
Home equity loans	—	—	—	436	—	436
Consumer	147	—	147	385	—	385

Total nonaccrual interest not accrued	$261,927	$15,012	$276,939	$325,094	$68,724	$393,818

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Impaired loans as of and for the three and six months ended September 30, 2018 and 2017, and the year ended March 31, 2018, was as follows:

	Impaired Loans at September 30, 2018			Three months ended September 30, 2018		Six months ended September 30, 2018
	Unpaid
	Contractual			Average	Interest	Average	Interest
	Principal	Recorded	Related	Recorded	Income	Recorded	Income
Legacy:	Balance	Investment	Allowance	Investment	Recognized	Investment	Recognized
With no related allowance recorded:
Real estate loans:
Residential	$631,126	$467,785	$—	$470,171	$3,309	$477,820	$4,100
Investor	69,151	27,869	—	29,105	—	29,690	—
Commercial	6,399,358	4,251,209	—	4,251,209	—	4,265,903	53,278
Commercial construction	—	—	—	—	—	—	—
Commercial business	1,595,928	769,307	—	821,814	23,022	850,675	44,937
Home equity loans	7,254	7,254	—	7,279	54	12,148	133
Consumer	7,208	7,208	—	7,234	75	7,392	159
With an allowance recorded:
Real estate loans:
Residential	$1,257,297	$1,243,121	$257,866	$1,245,847	$12,419	$1,250,755	$24,918
Investor	53,596	31,557	1,857	31,257	—	30,479	—
Commercial	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—
Home equity loans	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total legacy impaired	10,020,918	6,805,310	259,723	6,863,916	38,879	6,924,862	127,525

Acquired (1):
With no related allowance recorded:
Real estate loans:
Residential	1,096,210	1,002,307	—	1,005,999	5,856	1,008,837	16,979
Investor	769,766	499,838	—	501,079	4,944	500,429	9,137
Commercial	246,697	196,697	—	196,697	618	197,398	2,481
Commercial construction	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—
Home equity loans	38,310	—	—	—	329	—	650
Consumer	91,462	57,772	—	58,052	1,134	58,812	2,581
With an allowance recorded:
Real estate loans:
Residential	—	—	—	—	—	—	—
Investor	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—
Home equity loans	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total acquired impaired	2,242,445	1,756,614	—	1,761,827	12,881	1,765,476	31,828

Total impaired	$12,263,363	$8,561,924	$259,723	$8,625,743	$51,760	$8,690,338	$159,353

(1)

Generally accepted accounting principles require that we record acquired loans at fair value at acquisition, which includes a discount for loans with credit impairment. These purchased credit impaired loans are not performing according to their contractual terms and meet the definition of an impaired loan. Although we do not accrue interest income at the contractual rate on these loans, we do recognize an accretable yield as interest income to the extent such yield is supported by cash flow analysis of the underlying loans.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	Impaired Loans at September 30, 2017			Three months ended September 30, 2017		Six months ended September 30, 2017
	Unpaid
	Contractual			Average	Interest	Average	Interest
	Principal	Recorded	Related	Recorded	Income	Recorded	Income
Legacy:	Balance	Investment	Allowance	Investment	Recognized	Investment	Recognized
With no related allowance recorded:
Real estate loans:
Residential	$515,922	$379,988	$—	$384,968	$321	$387,950	$967
Investor	9,909	5,294		5,344	—	5,451	—
Commercial	6,594,464	4,707,655	—	4,707,655	—	4,712,233	1,077
Commercial construction	—	—	—	—	—	—	—
Commercial business	1,109,333	702,352	—	710,139	24,086	725,401	49,238
Home equity loans	48,781	22,564	—	22,997	77	23,611	240
Consumer			—	—	—	—	—
With an allowance recorded:
Real estate loans:
Residential	1,332,333	1,304,883	270,329	1,316,635	12,748	1,317,648	25,550
Investor	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—
Home equity loans	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total legacy impaired	9,610,742	7,122,736	270,329	7,147,738	37,232	7,172,294	77,072

Acquired (1):
With no related allowance recorded:
Real estate loans:
Residential	1,447,903	1,260,264	—	1,271,653	14,444	1,277,955	27,264
Investor	210,983	210,988	—	213,788	2,999	206,636	6,810
Commercial	251,573	201,573	—	202,395	1,900	203,121	3,813
Commercial construction	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—
Home equity loans	42,927	—	—	—	313	—	600
Consumer	101,550	64,237	—	64,832	1,356	65,271	3,126
With an allowance recorded:
Real estate loans:
Residential	—	—	—	—	—	—	—
Investor	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—
Home equity loans	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total acquired impaired	2,054,936	1,737,062	—	1,752,668	21,012	1,752,983	41,613

Total impaired	$11,665,678	$8,859,798	$270,329	$8,900,406	$58,244	$8,925,277	$118,685

(1)

Generally accepted accounting principles require that we record acquired loans at fair value at acquisition, which includes a discount for loans with credit impairment. These purchased credit impaired loans are not performing according to their contractual terms and meet the definition of an impaired loan. Although we do not accrue interest income at the contractual rate on these loans, we do recognize an accretable yield as interest income to the extent such yield is supported by cash flow analysis of the underlying loans.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	Impaired Loans at March 31, 2018			For the Year Ended March 31, 2018
	Unpaid
	Contractual			Average	Interest
	Principal	Recorded	Related	Recorded	Income
Legacy:	Balance	Investment	Allowance	Investment	Recognized
With no related allowance recorded:
Real estate loans:
Residential	$665,051	$517,600	$—	$548,636	$9,257
Investor	126,389	60,949		118,175	3,772
Commercial	6,487,088	4,356,264	—	4,634,504	1,077
Commercial construction	—	—	—	—	—
Commercial business	1,562,756	795,410	—	1,082,773	103,474
Home equity loans	47,650	20,595	—	22,604	392
Consumer	48,115	34,266	—	38,514	1,576
With an allowance recorded:
Real estate loans:
Residential	1,336,078	1,309,440	266,256	1,328,919	51,928
Investor	—	—	—	—	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total legacy impaired	10,273,127	7,094,524	266,256	7,774,125	171,476

Acquired (1):
With no related allowance recorded:
Real estate loans:
Residential	1,082,484	922,252	—	945,602	26,437
Investor	682,045	444,254	—	659,246	37,368
Commercial	248,938	198,938	—	201,519	7,336
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	40,473	—	—	—	1,329
Consumer	95,986	60,371	—	64,013	6,062
With an allowance recorded:
Real estate loans:
Residential	—	—	—	—	—
Investor	—	—	—	—	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total acquired impaired	2,149,926	1,625,815	—	1,870,380	78,532

Total impaired	$12,423,053	$8,720,339	$266,256	$9,644,505	$250,008

(1)

Generally accepted accounting principles require that we record acquired loans at fair value at acquisition, which includes a discount for loans with credit impairment. These purchased credit impaired loans are not performing according to their contractual terms and meet the definition of an impaired loan. Although we do not accrue interest income at the contractual rate on these loans, we do recognize an accretable yield as interest income to the extent such yield is supported by cash flow analysis of the underlying loans.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table documents changes in the carrying amount of acquired impaired loans (Purchased Credit Impaired or “PCI”) for the six months ended September 30, 2018 and 2017, along with the outstanding balance at the end of the period:

	September 30, 2018	September 30, 2017
Recorded investment at beginning of period	$1,021,424	$1,341,935
Accretion	2,089	725
Reductions for payments	(101,846)	(113,688)

Recorded investment at end of period	$921,667	$1,228,972

Outstanding principal balance at end of period	$1,122,792	$1,549,586

A summary of changes in the accretable yield for PCI loans for the six months ended September 30, 2018 and 2017 is as follows:

	September 30, 2018	September 30, 2017
Accretable yield, beginning of period	$31,895	$59,639
Accretion	(2,089)	(725)
Reclassification from nonaccretable difference	—	—

Accretable yield, end of period	$29,806	$58,914

Impaired loans also include certain loans that have been modified in troubled debt restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Generally, nonaccrual loans that are modified and considered TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

A summary of TDRs at September 30, 2018 and March 31, 2018 follows:

September 30, 2018	Number of contracts	Performing	Nonperforming	Total
Real estate loans:
Residential	16	$1,304,276	$230,953	$1,535,229
Investor	—	—	—	—
Commercial	2	—	1,195,421	1,195,421
Commercial construction	—	—	—	—
Commercial business	1	602,067	—	602,067
Home equity loans	—	—	—	—
Consumer	—	—	—	—

	19	$1,906,343	$1,426,374	$3,332,717

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

March 31, 2018	Number of contracts	Performing	Nonperforming	Total
Real estate loans:
Residential	15	$1,230,166	$312,964	$1,543,130
Investor	—	—	—	—
Commercial	2	—	1,195,421	1,195,421
Commercial construction	—	—	—	—
Commercial business	1	605,488	—	605,488
Home equity loans	—	—	—	—
Consumer	—	—	—	—

	18	$1,835,654	$1,508,385	$3,344,039

The following table presents the number of contracts and the dollar amount of TDRs that were added during the six-month period ended September 30, 2018 and 2017. There were no TDRs added during the three-month period ended September 30, 2018 and 2017. The amount shown reflects the outstanding loan balance at the time of the modification. There are no commitments to extend credit under existing TDRs as of September 30, 2018.

Loans Modified as a TDR for the six months ended
	September 30, 2018		September 30, 2017
	Number of	Outstanding recorded	Number of	Outstanding recorded
Troubled Debt Restructurings	contracts	investment	contracts	investment
Real estate loans:
One-to four-family	1	$20,866	1	$1,931

There were no TDRs that defaulted in the three or six months ended September 30, 2018 and 2017. Payment default under a TDR is defined as any TDR that is 90 days or more past due following the time that the loan was modified or the inability of the TDR to make the required payment subsequent to the modification.

In calculating the allowance for loan losses, individual TDRs are evaluated for impairment. TDRs are evaluated for impairment based upon either the present value of cash flows or, if collateral dependent, the lower of cost or fair value of the underlying collateral. If it is determined that the cash flows or underlying collateral is less than the carrying amount of the loan, the difference in value will be charged-off through earnings, unless the TDR is performing, in which case a specific reserve may be set-up for that TDR.

Credit quality indicators

As part of the ongoing monitoring of the credit quality of the Bank’s loan portfolio, management tracks certain credit quality indicators including trends related to the risk grade of loans, the level of classified loans, net charge offs, nonperforming loans, and the general economic conditions in the Bank’s market.

The Bank utilizes a risk grading matrix to assign a risk grade to each of its loans. A description of the general characteristics of loans characterized as watch list or classified is as follows:

Pass

A pass loan is considered of sufficient quality to preclude a special mention or an adverse rating. Pass assets generally are well protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Special Mention

A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Loans that would primarily fall into this notational category could have been previously classified adversely, but the deficiencies have since been corrected. Management should closely monitor recent payment history of the loan and value of the collateral.

Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow or negative trends in earnings. Access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

Substandard

A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness, or weaknesses, that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. This will be the measurement for determining if a loan is impaired.

Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by Bank management.

Doubtful

A doubtful loan has all the weaknesses inherent as a substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. A loan classified as doubtful exhibits loss potential. However, there is still sufficient reason to permit the loan to remain on the books. A doubtful classification could reflect the deterioration of the primary source of repayment and serious doubt exists as to the quality of the secondary source of repayment.

Doubtful classifications should be used only when a distinct and known possibility of loss exists. When identified, adequate loss should be recorded for the specific assets. The entire asset should not be classified as doubtful if a partial recovery is expected, such as liquidation of the collateral or the probability of a private mortgage insurance payment is likely.

Loss

Loans classified as loss are considered uncollectable and of such little value that their continuance as loans is unjustified. A loss classification does not mean a loan has absolutely no value; partial recoveries may be received in the future. When loans or portions of a loan are considered a loss, it will be the policy of the Bank to write-off the amount designated as a loss. Recoveries will be treated as additions to the allowance for loan losses.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following tables present the September 30, 2018 and March 31, 2018, balances of classified loans based on the risk grade. Classified loans include Special Mention, Substandard, Doubtful, and Loss loans. The Bank had no loans classified as Doubtful or Loss as of September 30, 2018 or March 31, 2018.

	September 30, 2018			March 31, 2018
	LEGACY	ACQUIRED	TOTAL	LEGACY	ACQUIRED	TOTAL
Risk Rating:
Rating – Pass:
Real estate loans:
Residential	$83,998,596	$66,964,649	$150,963,245	$87,863,805	$70,901,293	$158,765,098
Investor	7,820,735	16,224,450	24,045,185	9,214,082	16,719,346	25,933,428
Commercial	101,427,804	9,820,768	111,248,572	92,955,370	11,563,547	104,518,917
Commercial construction	2,529,160	928,008	3,457,168	5,763,784	1,352,019	7,115,803
Commercial Business	35,967,137	1,755,200	37,722,337	37,978,293	1,841,226	39,819,519
Home Equity	14,176,278	5,046,158	19,222,436	13,935,732	5,928,787	19,864,519
Consumer	16,962,733	688,356	17,651,089	18,733,489	733,669	19,467,158

Total Pass	262,882,443	101,427,589	364,310,032	266,444,555	109,039,887	375,484,442

Rating – Special Mention:
Real estate loans:
Residential	2,324,604	965,897	3,290,501	2,365,652	925,521	3,291,173
Investor	—	279,685	279,685	—	297,209	297,209
Commercial	—	—	—	3,092,135	—	3,092,135
Commercial construction	—	—	—	—	—	—
Commercial Business	—	—	—	134,524	—	134,524
Home Equity	—	138,018	138,018	—	110,675	110,675
Consumer	10,583	—	10,583	96,474	—	96,474

Total Special Mention	2,335,187	1,383,600	3,718,787	5,688,785	1,333,405	7,022,190

Rating – Substandard:
Real estate loans:
Residential	406,210	1,002,307	1,408,517	469,554	922,252	1,391,806
Investor	59,426	498,533	557,959	60,949	444,254	505,203
Commercial	4,251,209	196,697	4,447,906	4,356,264	198,938	4,555,202
Commercial construction	—	—	—	—	—	—
Commercial Business	167,239	—	167,239	189,922	—	189,922
Home Equity	7,254	—	7,254	20,595	—	20,595
Consumer	—	31,171	31,171	19,485	32,394	51,879

Total – Substandard	4,891,338	1,728,708	6,620,046	5,116,769	1,597,838	6,714,607

Rating – Doubtful	—	—	—	—	—	—
Rating – Loss	—	—	—	—	—	—

TOTAL LOANS	$270,108,968	$104,539,897	$374,648,865	$277,250,109	$111,971,130	$389,221,239

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

In the normal course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Mortgage loan commitments generally have fixed interest rates, fixed expiration dates, and may require payment of a fee. Other loan commitments generally have fixed interest rates. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

The Bank’s maximum exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the credit commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. The Bank has established an off-balance sheet reserve for potential losses associated with any outstanding commitment or unused line of credit. The off-balance sheet reserve is a percentage of the outstanding commitment or unused line of credit that is based upon a discounted charge-off history associated with each respective loan segment. The reserve at September 30, 2018 and March 31, 2018 totaled $52,000 and $50,000, respectively. At September 30, 2018, management is not aware of any accounting loss to be incurred by funding these loan commitments at this time.

The Bank had the following outstanding commitments and unused lines of credit as of September 30, 2018 and March 31, 2018:

	September 30,	March 31,
Outstanding Commitment and Used Lines of Credit	2018	2018
Unused commercial lines of credit	$11,536,470	$9,187,810
Unused home equity lines of credit	23,299,018	22,560,376
Unused consumer lines of credit	26,845	29,331
Residential construction loan commitments	7,814,167	4,234,076
Commercial construction loan commitments	2,535,935	8,968,416
Home equity loan commitments	353,000	389,600
Commercial loan commitments	3,359,375	5,125,000
Standby letter of credit	416,449	250,224

Note 6: Goodwill and Other Intangible Asset

The Company’s intangible assets (goodwill and core deposit intangible) at September 30, 2018 consisted of assets recorded in December 2009 associated with the acquisition of a branch office in Pasadena, Maryland and the acquisition of Fairmount and Fraternity in September 2015 and May 2016, respectively. Only the goodwill related to the branch office acquisition in the amount of $2.7 million is deductible for tax purposes. We conducted our annual impairment test of goodwill as of December 31, 2017. In addition, due to the significant increase in tax expense resulting from the recording of a valuation allowance on our net deferred tax assets in the fourth quarter of fiscal 2018, we concluded that a triggering event had occurred. Therefore, we performed an additional goodwill impairment analysis as of March 31, 2018. Based upon the impairment tests performed as of December 31, 2017 and March 31, 2018, the fair values exceeded the carrying values of our only reporting unit. As a result, no impairment to goodwill was recorded for the 2018 fiscal year. The core deposit intangible assets are being amortized straight-line over a life of eight years.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table presents the changes in the net book value of intangible assets for the six months ended September 30, 2018 and 2017:

		Core deposit
	Goodwill	intangible
Balance April 1, 2017	$8,563,530	$739,298
Amortization	—	(63,032)

Balance September 30, 2017	8,563,530	676,266

		Core deposit
	Goodwill	intangible
Balance April 1, 2018	$8,563,530	$613,234
Amortization	—	(63,033)

Balance September 30, 2018	$8,563,530	$550,201

At September 30, 2018, future expected annual amortization associated with the core deposit intangible is as follows:

Year ending March 31,	Amount
2019	63,035
2020	123,737
2021	98,070
2022	98,070
2023	98,070
2024	64,177
2025	5,042

$550,201

Note 7: Derivative – Interest Rate Swap Agreement

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements. The Company posted $758,000 and $751,000 under collateral arrangements as of September 30, 2018 and March 31, 2018, respectively, to satisfy collateral requirements associated with the risk exposure associated with all interest rate swap agreements.

Interest Rate SWAPS Designated as Cash Flow Hedges

During fiscal 2017, the Company entered into several interest rate swaps that were designated as cash flow hedges. The interest rate swaps have notional amounts totaling $11.6 million as of September 30, 2018 and were designated as cash flow hedges of certain Federal Home Loan Bank advances. The purpose of the cash flow hedges is to match-fund longer-term assets with longer-term borrowings to reduce potential interest rate risk and cost by swapping a variable rate borrowing for a fixed rate borrowing. The aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value associated with the effective portion recorded in other comprehensive income (loss) and the ineffective portion recorded in other non-interest income (expense). The cash flow hedges were determined to be ineffective beginning with the quarter ended September 30, 2017. As such, a gain of $540 and $921 of ineffectiveness has been reported in noninterest revenue for the three and six-month periods ended September 30, 2018, respectively, compared to a loss of $3,679 reported as an offset to noninterest revenue for the three and six-month period ended September 30, 2017.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Summary information about the interest rate swaps designated as cash flow hedges is as follows:

Interest Rate Swap	Notional Amount	Effective Start Date	Maturity Date	Pay Fixed Rate	Floating Rate
FHLB Advance Swap 1	$1,850,000	March 9, 2017	March 9, 2022	2.24%	3-Month LIBOR
FHLB Advance Swap 2	1,850,000	March 9, 2017	March 9, 2024	2.41%	3-Month LIBOR
FHLB Advance Swap 3	1,850,000	March 9, 2017	March 9, 2027	2.57%	3-Month LIBOR
FHLB Advance Swap 4	2,000,000	March 29, 2017	March 29, 2022	2.08%	3-Month LIBOR
FHLB Advance Swap 5	2,000,000	March 29, 2017	March 29, 2024	2.24%	3-Month LIBOR
FHLB Advance Swap 6	2,000,000	March 29, 2017	March 29, 2027	2.40%	3-Month LIBOR

Total Notional Amount	$11,550,000

Interest revenue/(expense) recorded on the swap transactions totaled $906 and ($1,832) for the three and six months ended September 30, 2018 and is reported as a component of interest expense on FHLB Advances.

The following table reflects cash flow hedges included in the Consolidated Statements of Financial Condition as of September 30, 2018 and March 31, 2018:

	September 30, 2018		March 31, 2018
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in assets:
Interest rate swaps related to FHLB Advances	$11,550,000	$412,230	$11,550,000	$217,464

The following tables present the net gain (loss) recorded in accumulated other comprehensive income (loss) and the Consolidated Statements of Operations relating to the cash flow derivative instruments for the three and six-month periods ended September 30, 2018 and 2017:

	Three Month and Period Ended September 30, 2018			Three Month and Period Ended September 30, 2017
	Amount of Gain (Loss) Recognized in OCI (Effective Portion)	Amount of Gain (Loss) Reclassified from OCI to Interest Income	Amount of Gain (Loss) Recognized in Other Noninterest Revenue (Ineffective Portion)	Amount of Gain (Loss) Recognized in OCI (Effective Portion)	Amount of Gain (Loss) Reclassified from OCI to Interest Income	Amount of Gain (Loss) Recognized in Other Noninterest Revenue (Ineffective Portion)

Interest Rate Contract	$95,806	$—	$540	$26,710	$—	$(3,679)

	Six Month and Period Ended September 30, 2018			Six Month and Period Ended September 30, 2017
	Amount of Gain (Loss) Recognized in OCI (Effective Portion)	Amount of Gain (Loss) Reclassified from OCI to Interest Income	Amount of Gain (Loss) Recognized in Other Noninterest Revenue (Ineffective Portion)	Amount of Gain (Loss) Recognized in OCI (Effective Portion)	Amount of Gain (Loss) Reclassified from OCI to Interest Income	Amount of Gain (Loss) Recognized in Other Noninterest Revenue (Ineffective Portion)

Interest Rate Contract	$193,845	$—	$921	$(183,238)	$—	$(3,679)

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Interest Rate SWAPS Designated as Fair Value Hedges

The derivative position relates to a transaction in which the Bank entered into an interest rate swap with another financial institution using a fixed rate commercial real estate loan as an offset. The Bank agrees to pay the other financial institution a fixed interest rate on a notional amount based upon the commercial real estate loan and in return receive a variable interest rate on the same notional amount. This transaction allows the Bank to effectively convert a fixed rate loan to a variable rate. Because the terms of the swap with the other financial institution and the commercial real estate loan offset each other, with the only difference being credit risk associated with the loan, changes in the fair value of the underlying derivative contract and the commercial real estate loan are not materially different and do not significantly impact the Bank’s results of operations.

During the second quarter of fiscal 2016, the Company entered into the interest rate swap agreement with a $3.3 million notional amount to convert a fixed rate commercial real estate loan at 3.99% into a variable rate for a term of approximately 10 years. The notional amount of the interest rate swap and the offsetting commercial real estate loan were $3.0 million at September 30, 2018. The derivative is designated as a fair value hedge.

Credit risk arises from the possible inability of counterparties to meet the terms of their contracts. The Bank’s exposure is limited to the replacement value of the contract rather than the notional amount, principal, or contract amount. There are provisions in the agreement with the counterparty that allow for certain unsecured credit exposure up to an agreed threshold. Exposures in excess of the agreed threshold are collateralized. In addition, the Bank minimizes credit risk through credit approvals, limits, and monitoring procedures.

The fair value hedge is summarized below:

	September 30, 2018			March 31, 2018
	Notional Amount	Principal Amount	Fair Value	Notional Amount	Principal Amount	Fair Value
Included in Loans and Leases:
Commercial real estate loan	$—	$3,049,540	$2,927,163	$—	$3,091,892	$3,022,744

Included in Other Assets:
Interest Rate Swap	$3,049,540	$—	$122,377	$3,091,892	—	$69,148

No gain or loss was recognized in earnings with respect to the interest rate swap for the three or six months ended September 30, 2018 and 2017 due to the fact the gain or increase in the fair value of the commercial real estate loan was offset by the loss or decrease in the fair value of the interest rate swap.

Note 8: Deposits

The following table details the composition of deposits and the related percentage mix of total deposits, respectively:

	September 30, 2018		March 31, 2018
	Amount	% of Total	Amount	% of Total
Savings	$38,539,878	9.9%	$42,499,381	10.6%
Noninterest-bearing checking	28,816,887	7.4%	29,557,943	7.3%
Interest-bearing checking	28,727,675	7.4%	27,219,286	6.7%
Money market accounts	57,641,094	14.8%	58,466,228	14.4%
Time deposits	234,488,724	60.4%	246,988,613	61.0%

	$388,214,258	100.0%	$404,731,451	100.0%
Premium on deposits assumed	256,357		411,524

Total deposits	$388,470,615		$405,142,975

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 9: Lines of Credit and Federal Home Loan Bank Advances

The Bank may borrow up to $5.0 million from a correspondent bank under a secured federal funds line of credit and $1.0 million under an unsecured federal funds line of credit. The Bank would be required to pledge investment securities to draw upon the secured line of credit. There were no borrowings under these lines of credit at September 30, 2018 and March 31, 2018.

Borrowings consist of advances from the Federal Home Loan Bank (FHLB). The Bank may borrow up to 25 percent of its assets under a line of credit agreement with the FHLB. Advances under the line of credit are secured by certain loans owned by the Bank. As of September 30, 2018, and March 31, 2018, the Bank had $76.7 million and $68.3 million, respectively, of available credit from the FHLB. Advances are limited by the balance of loans available for pledge. The amount of loans that were deemed eligible to pledge as collateral totaled $117.5 million at September 30, 2018 and $127.1 million at March 31, 2018. As a condition of obtaining the line of credit from the FHLB, the FHLB also requires the Bank purchase shares of capital stock in the FHLB. Information relating to borrowings at September 30, 2018 and March 31, 2018 is presented below.

	September 30, 2018			March 31, 2018
	Amount	Rate	Maturity Date	Amount	Rate	Maturity Date
FHLB advance (1)	$5,550,000	2.27%	12/10/2018	$5,550,000	1.84%	6/11/2018
FHLB advance (2)	6,000,000	2.36%	12/29/2018	6,000,000	1.90%	6/29/2018
FHLB advance	1,000,000	2.43%	12/31/2018	1,000,000	2.60%	7/2/2018
FHLB advance	3,000,000	2.33%	8/26/2019	1,000,000	3.05%	7/3/2018
FHLB advance	3,000,000	1.59%	8/26/2019	5,000,000	3.94%	7/23/2018
FHLB advance	1,500,000	1.95%	11/25/2019	1,000,000	1.74%	7/31/2018
FHLB advance	1,500,000	1.78%	11/27/2019	1,000,000	1.40%	8/21/2018
FHLB advance	3,000,000	2.31%	2/3/2020	4,000,000	1.94%	8/27/2018
FHLB advance	1,000,000	2.86%	8/4/2020	3,000,000	1.41%	8/27/2018
FHLB advance	2,000,000	2.56%	8/27/2020	5,000,000	3.38%	9/19/2018
FHLB advance	1,000,000	2.15%	11/30/2020	1,000,000	2.60%	10/2/2018
FHLB advance	2,000,000	2.28%	12/28/2020	1,000,000	1.95%	12/31/2018
FHLB advance	2,000,000	2.49%	2/1/2021	3,000,000	1.38%	7/31/2019
FHLB advance	3,000,000	2.93%	7/26/2021	3,000,000	1.96%	8/26/2019
FHLB advance	2,000,000	3.01%	8/4/2021	3,000,000	1.59%	8/26/2019
FHLB advance	1,000,000	2.88%	8/23/2021	3,000,000	1.42%	8/26/2019
FHLB advance	3,000,000	1.48%	8/25/2021	1,500,000	1.95%	11/25/2019
FHLB advance	2,000,000	2.68%	8/27/2021	1,500,000	1.78%	11/27/2019
FHLB advance	3,000,000	2.79%	8/29/2022	3,000,000	2.31%	2/3/2020
FHLB advance	2,000,000	3.14%	9/19/2022	1,000,000	2.15%	11/30/2020
FHLB advance	3,000,000	2.70%	8/28/2023	2,000,000	2.28%	12/28/2020
FHLB advance	2,000,000	3.20%	9/19/2023	2,000,000	2.49%	2/1/2021
FHLB advance	—	—	—	3,000,000	1.48%	8/25/2021

	53,550,000			60,550,000
Premium on FHLB advances assumed	1,896			122,140

Total borrowings	$53,551,896			$60,672,140

(1)

- FHLB Advance is tied to three derivative cash flow hedges in increments of $1.85 million each. The three individual cash flow hedges are for a term of five, seven and ten years, respectively and are tied to the 3-month LIBOR rate. In order for the cash flow hedges to remain effective, the corresponding FHLB Advance will have to be renewed every three months until the respective cash flow hedge matures.

(2)

- FHLB Advance is tied to three derivative cash flow hedges in increments of $2.0 million each. The three individual cash flow hedges are for a term of five, seven and ten years, respectively and are tied to the 3-month LIBOR rate. In order for the cash flow hedges to remain effective, the corresponding FHLB Advance will have to be renewed every three months until the respective cash flow hedge matures.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 10: Regulatory Capital Ratios

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Basel III Capital Rules became effective for Hamilton Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

In connection with the adoption of the Basel III Capital Rules, we elected to opt-out of the requirement to include accumulated other comprehensive income in Common Equity Tier 1. Common Equity Tier 1 for Hamilton Bank is reduced by goodwill and other intangible assets, net of associated deferred tax liabilities and subject to transition provisions.

Under the revised prompt corrective action requirements, as of January 1, 2015, insured depository institutions are required to meet the following in order to qualify as “well capitalized:” (1) a common equity Tier 1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10% and (4) a Tier 1 leverage ratio of 5%. As of September 30, 2018, the Bank met all capital adequacy requirements under the Basel III Capital Rules to be considered “well capitalized” under prompt corrective action rules.

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and is being phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to Hamilton Bank.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

As a result of the recently enacted Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Act”), banking regulatory agencies must adopt a revised definition of “well capitalized” for financial institutions and holding companies with assets of less than $10 billion and that are not determined to be ineligible by their primary federal regulator due to their risk profile (a “qualifying community bank”). The new definition will expand the ways that a qualifying community bank may meet its capital requirements and be deemed “well qualified.” The new rule will establish a “community bank leverage ratio” equal to the tangible equity capital divided by the average total consolidated assets. A qualifying community bank that exceeds a to-be-determined threshold for this new leverage ratio, which regulators must set at between 8% and 10%, will be considered to be well capitalized and to have met generally applicable leverage capital requirements, generally applicable risk-based capital requirements, and any other capital or leverage requirements to which such financial institution or holding company is subject.

In addition, as a result of the Act, the Federal Reserve Board amended its small bank holding company and savings and loan holding company policy statement to provide that holding companies with consolidated assets of less than $3 billion that are (i) not engaged in significant nonbanking activities, (ii) do not conduct significant off-balance sheet activities, and (iii) do not have a material amount of SEC-registered debt or equity securities, other than trust preferred securities, that contribute to an organization’s complexity, are no longer subject to regulatory capital requirements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table presents actual and required capital ratios as of September 30, 2018 and March 31, 2018 for Hamilton Bank and the Company under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of January 1, 2015 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules are fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

			Minimum Capital		Minimum Capital		To be well
	Actual		Required – Basel III		Required – Basel III		capitalized (1)
			Phase-In Schedule		Fully Phased-In
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
September 30, 2018

Common equity tier 1 capital (to risk-weighted assets)
Hamilton Bank	$42,984	12.20%	$22,469	6.375%	$24,672	7.00%	$22,910	6.50%
Hamilton Bancorp	49,116	13.89%	22,537	6.375%	24,747	7.00%	22,979	6.50%
Total risk-based capital (to risk-weighted assets)
Hamilton Bank	46,067	13.07%	34,805	9.875%	37,008	10.50%	35,245	10.00%
Hamilton Bancorp	52,199	14.77%	34,910	9.875%	37,120	10.50%	35,352	10.00%
Tier 1 capital (to risk-weighted assets)
Hamilton Bank	42,984	12.20%	27,756	7.875%	29,959	8.50%	28,196	8.00%
Hamilton Bancorp	49,116	13.89%	27,840	7.875%	30,049	8.50%	28,282	8.00%
Tier 1 capital (to adjusted total assets)
Hamilton Bank	42,984	8.61%	19,962	4.000%	19,962	4.00%	24,952	5.00%
Hamilton Bancorp	49,116	9.62%	20,415	4.000%	20,415	4.00%	25,519	5.00%

March 31, 2018

Common equity tier 1 capital (to risk-weighted assets)
Hamilton Bank	$39,126	10.61%	$23,498	6.375%	$25,802	7.00%	$23,959	6.50%
Hamilton Bancorp	47,308	12.79%	23,582	6.375%	25,894	7.00%	24,044	6.50%
Total risk-based capital (to risk-weighted assets)
Hamilton Bank	41,998	11.39%	36,399	9.875%	38,703	10.50%	36,860	10.00%
Hamilton Bancorp	50,180	13.57%	36,529	9.875%	38,841	10.50%	36,992	10.00%
Tier 1 capital (to risk-weighted assets)
Hamilton Bank	39,126	10.61%	29,027	7.875%	31,331	8.50%	29,488	8.00%
Hamilton Bancorp	47,308	12.79%	29,131	7.875%	31,443	8.50%	29,593	8.00%
Tier 1 capital (to adjusted total assets)
Hamilton Bank	39,126	7.64%	20,497	4.000%	20,497	4.00%	25,621	5.00%
Hamilton Bancorp	47,308	9.15%	20,674	4.000%	20,674	4.00%	25,843	5.00%

(1)	- Under prompt corrective action

Tier 1 capital consists of total shareholders’ equity less goodwill, intangible assets, and deferred tax net operating loss carryforwards. Total capital includes a limited amount of the allowance for loan losses and a portion of any unrealized gain on equity securities. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance-sheet items.

In its regulatory report filed as of September 30, 2018, the Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. Management is not aware of any events that would have caused this classification to change. Failure to meet the capital requirements could affect, among other things, the Bank’s ability to accept brokered deposits and may significantly affect the operations of the Bank. Management has no plans that should change the classification of the capital adequacy.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 11: Stock Based Compensation

In November 2013, the Company’s shareholders approved a new Equity Incentive Plan (the “2013 Equity Incentive Plan’’). The 2013 Equity Incentive Plan allows for up to 148,120 shares to be issued to employees, executive officers or Directors in the form of restricted stock, and up to 370,300 shares to be issued to employees, executive officers or Directors in the form of stock options. At September 30, 2018, there were 92,701 restricted stock awards issued and outstanding and 268,204 stock option awards granted under the 2013 Equity Incentive Plan.

Stock Options:

Under the above plan, the exercise price for stock options is the market price at date of grant. The maximum option term is ten years and the options granted shall vest in five equal annual installments of 20% with the first installment becoming exercisable on the first anniversary of the date of grant and succeeding installments on each anniversary thereafter. The Company plans to issue new shares to satisfy share option exercises. The total cost that has been incurred for the stock option plan was $61,514 and $123,028 for the three and six months ended September 30, 2018 and $57,392 and $114,784 for the three and six months ended September 30, 2017, respectively.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical data. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury rate equal to the expected term of the option in effect at the time of the grant.

The fair value of options granted to date was determined using the following weighted-average assumptions as of grant date.

Grant Date	Number of Options Granted	Risk Free Interest Rate	Expected Term (in years)	Expected Stock Price Volatility	Dividend Yield	Fair Value of Options Granted
February 3, 2014	225,150	2.07%	7.0	27.30%	0.00%	$4.65
November 1, 2016	19,000	1.61%	7.0	27.17%	0.00%	$4.35
February 3, 2017	3,700	2.27%	7.0	27.26%	0.00%	$5.18
April 1, 2018	20,354	2.67%	7.0	19.61%	0.00%	$4.05

The following tables summarize the Company’s stock option activity and related information for the periods ended:

September 30, 2018:	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at April 1, 2018	242,350	$13.84	6.1
Granted	20,354	14.25	9.5
Exercised	—	—	—
Forfeited, exchanged or expired	—	—	—

Outstanding at September 30, 2018	262,704	$13.87	5.9

Vested at September 30, 2018	180,260	$13.85	5.4

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

March 31, 2018:	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at April 1, 2017	242,350	$13.84	7.1
Granted	—	—	—
Exercised	—	—	—
Forfeited, exchanged or expired	—	—	—

Outstanding at March 31, 2018	242,350	$13.84	6.1

Vested at March 31, 2018	180,260	$13.84	5.8

As of September 30, 2018, there was $207,678 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.0 years. The intrinsic value of a stock option is the amount that the market value of the underlying stock exceeds the exercise price of the option. Based upon a fair market value of $14.31 at September 30, 2018, the options outstanding had an intrinsic value of $117,650.

Restricted Stock:

The specific terms of each restricted stock award are determined by the Compensation Committee at the date of the grant. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at the grant date. Restricted stock awards granted shall vest in five equal annual installments of 20% with the first installment becoming vested on the first anniversary of the date of grant and succeeding installments on each anniversary thereafter.

The following table presents a summary of the activity in the Company’s restricted stock for the periods ended:

September 30, 2018:	Shares	Weighted-Average Fair Value
Nonvested shares at April 1, 2018	19,440	$13.74
Granted	8,801	14.25
Vested	(80)	14.00
Forfeited	—	—

Nonvested shares at September 30, 2018	28,161	$13.90

Fair Value of shares vested at September 30, 2018	$923,567

March 31, 2018:	Shares	Weighted-Average Fair Value
Nonvested shares at April 1, 2017	36,220	$13.76
Granted	—	—
Vested	(16,780)	13.78
Forfeited	—	—

Nonvested shares at March 31, 2018	19,440	$13.74

Fair Value of shares vested at March 31, 2018	$918,555

The Company recorded restricted stock awards expense of $64,089 and $128,178 during the three and six months ended September 30, 2018 and $57,819 and $115,638 during the three and six months ended September 30, 2017, respectively. As of September 30, 2018, there was $222,681 of total unrecognized compensation cost related to nonvested shares granted under the 2013 stock incentive plan. The cost is expected to be recognized over a weighted-average period of 1.9 years.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 12: Fair Value Measurements

Generally accepted accounting principles define fair value, establish a framework for measuring fair value, and establish a hierarchy for determining fair value measurement. The hierarchy includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follows:

Level 1 : Valuation is based on quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2 : Valuation is determined from quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market; and

Level 3 : Valuation is derived from model-based techniques in which at least one significant input is unobservable and based on the Company’s own estimates about the assumptions that market participants would use to value the asset or liability.

The following is a description of the valuation methods used for instruments measured at fair value as well as the general classification of such instruments pursuant to the applicable valuation method.

Fair value measurements on a recurring basis

Securities available for sale – If quoted prices are available in an active market for identical assets, securities are classified within Level 1 of the hierarchy. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. As of September 30, 2018, and March 31, 2018, the Bank has categorized its investment securities available for sale as follows:

September 30, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
U.S. government agencies	$—	$2,711,667	$—	$2,711,667
Municipal bonds	—	11,492,431	—	11,492,431
Corporate bonds		—	1,949,132	1,949,132
Mortgage-backed securities	—	52,709,759	—	52,709,759

Total investment securities available for sale	$—	$66,913,857	$1,949,132	$68,862,989

March 31, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
U.S. government agencies	$—	$2,718,649	$—	$2,718,649
Municipal bonds	—	11,705,991	—	11,705,991
Corporate bonds		—	1,954,076	1,954,076
Mortgage-backed securities	—	59,025,404	16	59,025,420

Total investment securities available for sale	$—	$73,450,044	$1,954,092	$75,404,136

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Derivative – Interest rate swap agreements – The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). The quantitative models that are used utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. As of September 30, 2018, and March 31, 2018, the bank has categorized its interest rate swaps and related loan as follows:

September 30, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
Loans – Commercial real estate loan	$—	$2,927,163	$—	$2,927,163
Derivative – Interest rate swap designated as fair value hedge	—	122,377	—	122,377
Derivatives – Interest rate swaps designated as cash flow hedge	—	412,230	—	412,230

March 31, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
Loans – Commercial real estate loan	$—	$3,022,744	$—	$3,022,744
Derivative – Interest rate swap designated as fair value hedge	—	69,148	—	69,148
Derivatives – Interest rate swaps designated as cash flow hedge	—	217,464	—	217,464

The following table presents the valuation and unobservable inputs for Level 3 assets measured at fair value on a recurring basis at September 30, 2018:

Description	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs
Investment securities	$1,949,132	3rd party valuation	Discount to reflect current market conditions	0.00% – 10.00%

The following table presents a reconciliation of the investments which are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods presented:

	Six Months Ended September 30, 2018	Fiscal Year Ended March 31, 2018
Balance, beginning of year	$1,954,092	$1,930,786

Transfers in:
Corporate bonds	—	1,954,076
Mortgage-backed securities	—	16
Municipal bonds	—	—

Transfers out:
Corporate bonds	—	—
Mortgage-backed securities	16	2,473
Municipal bonds	—	1,928,313

Change in valuation	(4,944)	—

Balance, end of year	$1,949,132	$1,954,092

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Fair value measurements on a nonrecurring basis

Impaired Loans – The Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values. As of September 30, 2018, and March 31, 2018, the fair values consist of loan balances of $8,561,924 and $8,720,339 that have been written down by $259,723 and $266,256, respectively, as a result of specific loan loss allowances.

Foreclosed real estate – The Bank’s foreclosed real estate is measured at the lower of carrying value or fair value less estimated cost to sell. At September 30, 2018 and March 31, 2018, the fair value of foreclosed real estate was estimated to be $587,978 and $457,778, respectively. Fair value was determined based on offers and/or appraisals. Cost to sell the assets was based on standard market factors. The Company has categorized its foreclosed assets as Level 3.

September 30, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
Impaired loans	$—	$—	$8,302,201	$8,302,201
Foreclosed real estate	—	—	587,978	587,978

March 31, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
Impaired loans	$—	$—	$8,454,083	$8,454,083
Foreclosed real estate	—	—	457,778	457,778

The following table presents the valuation and unobservable inputs for Level 3 assets measured at fair value on a nonrecurring basis at September 30, 2018:

Description	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs
Impaired loans, net of allowance	$8,302,201	Appraised value	Discount to reflect current market conditions	0.00% – 25.00%
		Discounted cash flows	Discount rates	2.63% – 7.25%

Foreclosed real estate	$587,978	Appraised value	Discount to reflect current market conditions	0.00% – 25.00%

The following table summarizes changes in foreclosed real estate for the periods shown, which is measured on a nonrecurring basis using significant unobservable, level 3, inputs.

	Six Months Ended September 30, 2018	Fiscal Year Ended March 31, 2018
Balance at beginning of period	$457,778	$503,094
Transfer to foreclosed real estate	150,052	23,834
Write-down of foreclosed real estate	—	(31,955)
Proceeds from sale of foreclosed real estate	(19,641)	(35,896)
Loss on sale of foreclosed real estate	(211)	(1,299)

Balance at end of period	$587,978	$457,778

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The remaining financial assets and liabilities are not reported on the balance sheets at fair value on a recurring basis. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	September 30, 2018		March 31, 2018
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Level 1 inputs
Cash and cash equivalents	$22,025,835	$22,025,835	$23,368,415	$23,368,415

Level 2 inputs
Federal Home Loan Bank stock	2,782,400	2,782,400	3,122,400	3,122,400
Bank-owned life insurance	17,684,501	17,684,501	17,455,850	17,455,850

Level 3 inputs
Certificates of deposit held as investment	499,144	484,051	499,189	492,751
Loans receivable, net of unearned income	372,890,164	362,598,185	387,328,993	385,818,260

Financial liabilities
Level 2 inputs
Deposits	388,470,615	389,242,489	405,142,975	405,026,957
Advance payments by borrowers for taxes and insurance	1,216,584	1,216,584	1,962,665	1,962,665
Borrowings	53,551,896	52,396,435	60,672,140	60,494,922

The fair values of cash and cash equivalents and advances by borrowers for taxes and insurance are estimated to equal the carrying amount.

The fair values of Federal Home Loan Bank stock and bank-owned life insurance are estimated to equal carrying amounts, which are based on repurchase prices of the FHLB stock and the insurance company.

Beginning in the first quarter 2018, the fair value of loans is determined using an exit price methodology as prescribed by ASU 2016-01, which became effective for the Company during in the first quarter ended June 30, 2018. The exit price estimation of fair value is based on the present value of the expected cash flows. The projected cash flows are based on the contractual terms of the loans, adjusted for prepayments and use of a discount rate based on the relative risk of the cash flows, taking into account the loan type, maturity of the loan, liquidity risk, servicing costs, and a required return on debt and capital (Level 3). In addition, an incremental liquidity discount is applied to certain loans, using historical sales of loans during periods of similar economic conditions as a benchmark. In comparison, loan fair values as of March 31, 2018 were estimated based on an entrance price methodology. As a result, the fair value adjustments as of September 30, 2018 and March 31, 2018 are not comparable.

The fair value of certificates of deposit held as investments is estimated based on interest rates currently offered for certificates of deposit with similar remaining maturities.

The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount due to these products having no stated maturity. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

The fair value of borrowings is estimated based on interest rates currently offered for borrowings of similar remaining maturities.

The fair value of outstanding loan commitments and unused lines of credit are considered to be the same as the contractual amount and are not included in the table above. These commitments generate fees that approximate those currently charged to originate similar commitments.

HAMILTON BANCORP, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AT AND FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Hamilton Bancorp, Inc.

Towson, Maryland

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of Hamilton Bancorp, Inc. and Subsidiary (the “Company”) as of March 31, 2018 and 2017 and the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting policies.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits also included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Dixon Hughes Goodman LLP

We have served as the Company’s auditor since 2016.

Baltimore, Maryland

June 29, 2018

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Financial Condition

March 31, 2018 and March 31, 2017

	March 31,	March 31,
	2018	2017

Assets
Assets
Cash and due from banks	$15,488,396	$24,436,793
Federal funds sold	7,880,019	4,917,128

Cash and cash equivalents	23,368,415	29,353,921
Certificates of deposit held as investment	499,189	499,280
Securities available for sale, at fair value	75,404,136	102,429,128
Federal Home Loan Bank stock, at cost	3,122,400	2,020,200
Loans	390,420,885	338,933,198
Allowance for loan losses	(2,821,903)	(2,194,815)

Net loans and leases	387,598,982	336,738,383
Premises and equipment, net	3,945,825	3,674,280
Premises and equipment held for sale	—	547,884
Foreclosed real estate	457,778	503,094
Accrued interest receivable	1,468,382	1,310,080
Bank-owned life insurance	17,455,850	18,253,348
Deferred income taxes	—	7,976,850
Income taxes refundable	40,000	—
Goodwill and other intangible assets	9,176,764	9,302,828
Other assets	2,995,741	1,920,740

Total Assets	$525,533,462	$514,530,016

Liabilities and Shareholders’ Equity
Liabilities
Noninterest-bearing deposits	$29,557,943	$30,401,454
Interest-bearing deposits	375,585,032	382,454,320

Total deposits	405,142,975	412,855,774
Borrowings	60,672,140	36,124,899
Advances by borrowers for taxes and insurance	1,962,665	1,868,110
Other liabilities	3,679,550	3,890,003

Total liabilities	471,457,330	454,738,786

Commitments and contingencies	—	—

Shareholders’ Equity
Common stock, $.01 par value, 100,000,000 shares authorized. Issued and outstanding: 3,407,613 shares at March 31, 2018 and 3,411,075 shares at March 31, 2017	34,076	34,111
Additional paid in capital	32,113,534	31,656,235
Retained earnings	25,920,490	31,730,673
Unearned ESOP shares	(2,073,680)	(2,221,800)
Accumulated other comprehensive loss	(1,918,288)	(1,407,989)

Total shareholders’ equity	54,076,132	59,791,230

Total Liabilities and Shareholders’ Equity	$525,533,462	$514,530,016

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Operations

Years Ended March 31, 2018 and 2017

	2018	2017
Interest revenue
Loans, including fees	$16,088,774	$14,834,648
U.S. treasuries, government agencies and FHLB stock	188,600	214,441
Municipal and corporate bonds	420,737	338,916
Mortgage-backed securities	1,246,963	1,183,227
Federal funds sold and other bank deposits	134,542	190,374

Total interest revenue	18,079,616	16,761,606

Interest expense
Deposits	2,836,925	2,599,901
Borrowed funds	750,092	271,205

Total interest expense	3,587,017	2,871,106

Net interest income	14,492,599	13,890,500
Provision for loan losses	1,575,000	3,395,006

Net interest income after provision for loan losses	12,917,599	10,495,494

Noninterest revenue
Service charges	459,688	420,234
(Loss) gain on sale of investment securities	(2,354)	23,720
Gain on sale of loans held for sale	—	23,087
Gain (loss) on sale of property and equipment	97,604	(5,046)
Earnings on bank-owned life insurance	484,030	485,400
Earnings on death benefit from bank-owned life insurance	834,610	—
Other	122,770	107,152

Total noninterest revenue	1,996,348	1,054,547

Noninterest expenses
Salaries	5,733,065	5,283,578
Employee benefits	1,535,442	1,472,466
Occupancy	1,045,589	984,767
Advertising	86,865	122,093
Furniture and equipment	343,624	377,232
Data processing	716,458	777,554
Legal services	491,900	291,550
Other professional services	851,660	1,046,450
Merger related expenses	—	219,417
Branch consolidation expense	—	494,977
Deposit insurance premiums	324,325	318,132
Foreclosed real estate expense and losses	44,197	7,468
Other operating	1,737,727	1,841,144

Total noninterest expense	12,910,852	13,236,828

Income (loss) before income taxes	2,003,095	(1,686,787)
Income tax expense (benefit)	8,052,038	(758,005)

Net loss	$(6,048,942)	$(928,782)

Net loss per common share:
Basic	$(1.90)	$(0.29)

Diluted	$(1.90)	$(0.29)

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Comprehensive (Loss) Income

Years Ended March 31, 2018 and 2017

	2018	2017
Net loss	$(6,048,942)	$(928,782)
Other comprehensive income (loss):
Unrealized loss on investment securities available for sale	(678,270)	(2,127,277)
Reclassification adjustment for realized loss (gain) on investment securities available for sale included in net income	2,354	(23,720)

Total unrealized loss on investment securities available for sale	(675,916)	(2,150,997)
Unrealized gain (loss) on derivative transactions	300,023	(83,634)
Income tax benefit relating to investment securities available for sale and derivative transactions	(104,353)	(848,461)

Other comprehensive loss	(271,540)	(1,386,170)

Total comprehensive loss	$(6,320,482)	$(2,314,952)

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended March 31, 2018 and 2017

	Common stock	Additional paid-in capital	Retained earnings	Unearned ESOP shares	Accumulated other comprehensive loss	Total shareholders’ equity
Balances at April 1, 2016	$34,136	$31,242,731	$32,659,455	$(2,369,920)	$(21,819)	$61,544,583
Net loss	—	—	(928,782)	—	—	(928,782)
Unrealized loss on available for sale securities, net of tax effect of $ (848,461)	—	—	—	—	(1,302,536)	(1,302,536)
Unrealized loss on derivative transactions	—	—	—	—	(83,634)	(83,634)
Stock based compensation – options	—	216,735	—	—	—	216,735
Restricted stock – compensation and activity	(25)	158,649	—	—	—	158,624
ESOP shares allocated for release	—	38,120	—	148,120	—	186,240

Balances at March 31, 2017	$34,111	$31,656,235	$31,730,673	$(2,221,800)	$(1,407,989)	$59,791,230
Net loss	—	—	(6,048,942)	—	—	(6,048,942)
Unrealized loss on available for sale securities, net of tax effect of $ (156,640)	—	—	—	—	(519,276)	(519,276)
Unrealized gain on derivative transactions, net of tax effect of $ 52,287	—	—	—	—	247,736	247,736
Reclassification of tax effect under ASU 2018-02			238,759	—	(238,759)	—
Stock based compensation – options	—	229,569	—	—	—	229,569
Restricted stock – compensation and activity	(35)	176,911	—	—	—	176,876
ESOP shares allocated for release	—	50,819	—	148,120	—	198,939

Balances at March 31, 2018	$34,076	$32,113,534	$25,920,490	$(2,073,680)	$(1,918,288)	$54,076,132

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended March 31, 2018 and 2017

	2018	2017
Cash flows from operating activities
Interest received	$18,587,764	$16,415,596
Fees and commissions received	583,757	522,341
Interest paid	(4,427,190)	(4,004,880)
Cash paid to suppliers and employees	(13,059,738)	(11,216,410)
Origination of loans held for sale	—	(2,017,697)
Proceeds from sale of loans held for sale	—	2,300,234
Income taxes paid, net of refunds received	(10,835)	(1,455,219)

Net cash provided by operating activities	1,673,758	543,965

Cash flows from investing activities
Acquisition, net of cash acquired	—	(10,508,813)
Proceeds from sale of securities available for sale	11,608,699	4,282,233
Proceeds from maturing and called securities available for sale, including principal pay downs	15,124,739	28,963,565
Proceeds from sale of certificates of deposit held for investment	—	1,730,273
Proceeds from maturing and called certificates of deposit	—	1,724,000
Purchase of investment securities available for sale	(1,208,990)	(50,585,898)
Redemption of Federal Home Loan Bank stock	—	210,800
Purchase of Federal Home Loan Bank stock	(1,102,200)	(405,900)
Proceeds from Bank Owned Life Insurance death benefit	2,116,138	—
Loans made, net of principal repayments	2,256,439	(10,461,510)
Loans purchased	(54,556,249)	—
Purchase of premises and equipment	(719,105)	(273,669)
Proceeds from sale of premises and equipment	767,728	442,529
Proceeds from sale of foreclosed real estate	35,896	60,258

Net cash used by investing activities	(25,676,905)	(34,822,132)

Cash flows from financing activities
Net increase (decrease) in Deposits	(7,295,252)	(10,529,332)
Advances by borrowers for taxes and insurance	94,555	788,316
Proceeds from borrowings	40,000,000	11,578,805
Payments of borrowings	(15,027,250)	(5,501,555)
Interest rate swap on FHLB borrowings	300,023	(83,634)
Issuance of restricted stock	(35)	20
Redemption of restricted stock	(54,400)	(69,068)

Net cash provided (used) by financing activities	18,017,641	(3,816,448)

Net decrease in cash and cash equivalents	(5,985,506)	(38,094,615)

Cash and cash equivalents at beginning of period	29,353,921	67,448,536

Cash and cash equivalents at end of period	$23,368,415	$29,353,921

Supplemental disclosures of cash flow information
Total cash consideration paid for Fraternity acquisition	$—	$25,704,871
Less cash acquired	—	15,196,058

Acquisition, net of cash acquired	$—	$10,508,813

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Continued)

	2018	2017
Reconciliation of net loss to net cash provided by operating activities
Net loss	$(6,048,942)	$(928,782)
Adjustments to reconcile net loss to net cash provided by operating activities
Amortization of premiums on certificates of deposit	91	12,949
Amortization of premiums on securities	822,270	840,535
Gain on sale of investment securities and certificates of deposit	2,354	(23,720)
Loss on sale of foreclosed real estate	1,299	6,238
Write-down of foreclosed real estate	31,955	—
Loan discount accretion	(225,587)	(841,329)
Deposit premium amortization	(417,547)	(597,655)
Borrowing premium amortization	(425,509)	(551,125)
Core deposit intangible asset amortization	126,064	121,022
Premises and equipment depreciation and amortization	325,320	334,210
Gain on death benefit from bank-owned life insurance	(834,610)	—
(Gain) loss on sale of premises and equipment	(97,604)	5,046
Stock based compensation	460,880	444,406
Provision for loan losses	1,575,000	3,395,006
ESOP shares allocated for release	198,939	186,240
Decrease (increase) in
Accrued interest receivable	(158,302)	(361,914)
Loans held for sale	—	259,450
Cash surrender value of life insurance	(484,030)	(485,399)
Income taxes refundable and deferred income taxes	8,041,203	(2,213,224)
Other assets	(1,074,989)	2,565,464
Increase (decrease) in
Accrued interest payable	2,883	15,007
Deferred loan origination fees	69,676	3,748
Other liabilities	(217,056)	(1,642,208)

Net cash provided by operating activities	$1,673,758	$543,965

Noncash investing activity
Real estate acquired through foreclosure	$23,835	$126,575

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Form 10- K

Notes to Consolidated Financial Statements

March 31, 2018

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Hamilton Bancorp, Inc. (the “Company”) was incorporated on June 7, 2012 to serve as the stock holding company for Hamilton Bank (the “Bank”), a federally chartered savings bank. On October 10, 2012, the Bank converted from a mutual savings bank to a stock savings bank and became the wholly owned subsidiary of the Company. In connection with the conversion, the Company sold 3,703,000 shares of common stock at a price of $10.00 per share, through which the Company received proceeds of approximately $35,580,000, net of offering expenses of approximately $1,450,000. The Bank’s employee stock ownership plan (the “ESOP”) purchased 8.0% of the shares sold in the offering, or 296,240 common shares. The purchase of shares by the ESOP was funded by a loan from the Company. The company’s common stock began trading on the NASDAQ Capital Market under the trading symbol “HBK” on October 12, 2012.

On December 21, 2017, the Bank converted its charter from a federal savings bank to a Maryland state-chartered commercial bank and now operates under the laws of the State of Maryland. In conjunction with the Bank’s charter conversion, Hamilton Bancorp converted from a savings and loan holding company to a bank holding company. The charter conversion is part of the Bank’s strategic plan which will allow it to continue to focus on growth opportunities in commercial, consumer and mortgage lending as well as small business and retail banking. The Maryland Office of the Commissioner of Financial Regulation will serve as the Bank’s primary regulator with federal oversight provided by the Federal Deposit Insurance Corporation. Hamilton Bancorp will continue to be regulated by the Federal Reserve Board.

On May 13, 2016, the Company completed its acquisition of Fraternity Community Bancorp, Inc. (“Fraternity”) through the merger of Fraternity, the parent company of Fraternity Federal Savings and Loan, with and into the Company pursuant to the Agreement and Plan of Merger dated as of October 12, 2015, by and between the Company and Fraternity. As a result of the merger, each shareholder of Fraternity received a cash payment equal to nineteen dollars and twenty-five cents ($19.25) for each share of Fraternity common stock, or an aggregate of approximately $25.7 million. Immediately following the merger of Fraternity into the Company, Fraternity Federal Savings and Loan was merged with and into the Bank, with the Bank as the surviving entity.

On September 11, 2015, the Company completed its acquisition of Fairmount Bancorp, Inc. (“Fairmount Bancorp”) through the merger of Fairmount Bancorp, the parent company of Fairmount Bank, with and into the Company pursuant to the Agreement and Plan of Merger dates as of April 15, 2015, by and between the Company and Fairmount Bancorp. As a result of the merger, each shareholder of Fairmount Bancorp received a cash payment equal to thirty dollars ($30.00) for each share of Fairmount Bancorp common stock, or an aggregate of approximately $15.4 million. Immediately following the merger of Fairmount Bancorp into the Company, Fairmount Bank was merged with and into the Bank, with the Bank as the surviving entity.

Hamilton Bancorp is a holding company that operates a community bank with seven branches in the Baltimore-metropolitan area. Its primary deposit products are certificates of deposit and demand, savings, NOW, and money market accounts. Its primary lending products consist of real estate mortgages, along with commercial and consumer loans. Hamilton Bancorp’s primary source of revenue is derived from loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Summary of Significant Accounting Policies

The accounting and reporting policies of Hamilton Bancorp, Inc. and Subsidiary (“Hamilton”) conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to general practices in the banking industry. The more significant policies follow:

Principles of Consolidation . The accompanying consolidated financial statements include the accounts of the parent company and its wholly owned subsidiary, Hamilton Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications. There were no reclassifications to prior year amounts in order to conform to current period classifications.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred income tax valuation allowances, the fair value of derivatives and investment securities, and other than temporary impairment of investment securities.

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks with original maturities of less than 90 days, brokerage money market accounts, and federal funds sold. Generally, federal funds are sold as overnight investments.

Investment Securities. Management determines the appropriate classification of investment securities at the time of purchase. Securities that may be sold before maturity are classified as available for sale and carried at fair value. Investment securities that management has the intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. All investment securities held by Hamilton at March 31, 2018 and 2017 are classified as available for sale.

Investment securities designated as available for sale are stated at estimated fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/liability strategy or that may be sold in response to changing interest rates or liquidity needs. Changes in unrealized gains and losses, net of related deferred taxes, for available for sale securities are recorded in other comprehensive income. Realized gains (losses) on available-for-sale securities are included in noninterest revenue and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Realized gains and losses on the sale of available for sale securities are recorded on the trade date and are determined by the specific identification method. The amortization of premiums and the accretion of discounts are recognized in interest revenue using methods approximating the interest method over the term of the security.

In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank Stock . Federal Home Loan Bank of Atlanta (the “FHLB”) stock is an equity interest in the FHLB, which does not have a readily determinable fair value for purposes of generally accepted accounting principles, because its ownership is restricted and it lacks a market. FHLB stock is carried at cost, which approximates fair value and can be sold back only at par value of $100 per share and only to the FHLB or another member institution. As a member of the FHLB, the Bank is required to purchase stock based on its total assets. Additional stock is purchased and redeemed based on the outstanding FHLB advances to the Bank. As of March 31, 2018 and 2017, the Company owned shares totaling $3,122,400 and $2,020,200, respectively.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Loans Held For Sale . Mortgage loans originated and intended for sale are carried at the lower of aggregate cost or estimated fair value. Fair value is determined based on outstanding investor commitments, or in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined by the specific-identification method.

Loans Receivable. The Bank makes mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Baltimore metropolitan area. The ability of the Bank’s debtors to repay their loans is dependent upon the real estate and general economic conditions in this area.

Loans are reported at their outstanding unpaid principal balance adjusted for the allowance for loan loss, premiums on loans acquired, and/or any deferred fees or costs on originated loans. Interest revenue is accrued on the unpaid principal balance. Loan origination fees and the direct costs of underwriting and closing loans are recognized over the life of the related loan as an adjustment to yield using a method that approximates the interest method. Any differences that arise from prepayment will result in a recalculation of the effective yield.

Loans are generally placed on nonaccrual status when they are 90 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status at an earlier date if the collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status are reversed against interest revenue. The interest on nonaccrual loans is accounted for on the cash basis method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and, in management’s judgment, future payments are reasonably assured.

Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. If collection of principal is evaluated as doubtful, all payments are applied to principal. Impaired loans are measured: (i) at the present value of expected cash flows discounted at the loan’s effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through an allocation of the allowance for loan losses and corresponding provision for loan losses. Generally, identified impairments are charged-off against the allowance for loan losses.

Troubled debt restructurings are loans for which Hamilton, for legal or economic reasons related to a debtor’s financial difficulties, has granted a concession to the debtor that it otherwise would not have considered. Concessions that result in the categorization of a loan as a troubled debt restructuring include:

•	Reduction of the stated interest rate;

•	Extension of the maturity date or dates at a stated interest rate lower than the current market rate for new debt with similar risk;

•	Reduction of the face amount or maturity amount of the debt as stated in the instrument or other agreement; or

•	Reduction of accrued interest

Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The loans acquired from the Company’s acquisition of Fraternity on May 13, 2016 (see Note 3 “Acquisition”) and Fairmount on September 11, 2015 were recorded at fair value at the acquisition date and no separate valuation allowance was established. The initial fair values were determined by management, with the assistance of an independent valuation specialist, based on estimated expected cash flows discounted at appropriate rates. The discount rates were based on market rates for new originations of comparable loans and did not include a separate factor for loan losses as that was included in the estimated cash flows.

Accounting Standards Codification (“ASC”) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality , applies to loans acquired in a transfer with evidence of deterioration of credit quality for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. If both conditions exist, the Company determines whether to account for each loan individually or whether such loans will be assembled into pools based on common risk characteristics such as credit score, loan type, and origination date.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The Company considered expected prepayments and estimated the total expected cash flows, which included undiscounted expected principal and interest. The excess of that amount over the fair value of the loan is referred to as accretable yield. Accretable yield is recognized as interest income on a constant yield basis over the expected life of the loan. The excess of the contractual cash flows over expected cash flows is referred to as nonaccretable difference and is not accreted into income. Over the life of the loan, the Company continues to estimate expected cash flows. Subsequent decreases in expected cash flows are recognized as impairments in the current period through the allowance for loan losses. Subsequent increases in cash flows to be collected are first used to reverse any existing valuation allowance and any remaining increase are recognized prospectively through an adjustment of the loan’s yield over its remaining life.

ASC Topic 310-20, Nonrefundable Fees and Other Costs , was applied to loans not considered to have deteriorated credit quality at acquisition. Under ASC Topic 310-20, the difference between the loan’s principal balance at the time of purchase and the fair value is recognized as an adjustment of yield over the life of the loan.

Allowance for Loan Losses. The allowance for loan losses represents an amount which, in management’s judgment, will be adequate to absorb probable future losses on existing loans. The allowance for loan losses is established, as loan losses are estimated to have occurred, through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Recoveries on previously charged-off loans are credited to the allowance for loan losses.

The allowance for loan losses is increased by provisions charged to income and reduced by charge-offs, net of recoveries. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current economic conditions. The look back period for historical losses consists of using both a 36 month and 48 month look back period for net charge-offs. Both of these periods are used individually to develop a range in which the allowance for loan loss should be within.

Management considers a number of factors in estimating the required level of the allowance. These factors include: historical loss experience in the loan portfolios; the levels and trends in past-due and nonaccrual loans; the status of nonaccrual loans and other loans identified as having the potential for further deterioration; credit risk and industry concentrations; trends in loan volume; the effects of any changes in lending policies and procedures or underwriting standards; and a continuing evaluation of the economic environment. Management modified the analysis during the quarter ended September 30, 2016 by keeping our net charge-off history as a percentage of loans, as it pertains to each loan segment, constant across all risk ratings and altering our qualitative factors either up or down based upon the respective risk rating for each loan segment. The change in methodology did not have a material impact on the amount of the allowance for loan and lease losses at September 30, 2016, the date of the change, as compared to the prior methodology.

Bank-Owned Life Insurance (BOLI). The Bank purchased single premium life insurance policies on certain employees of the Bank. The net cash surrender value of those policies is included in the accompanying statement of financial position. Appreciation in the value of the insurance policies is recognized as noninterest revenue and is nontaxable. Upon the death of an employee covered under one or more BOLI policies, the full amount of the insurance policy is paid-out to the Bank and the difference between the policy amount and the cash surrender value of the policy or policies is recognized as noninterest revenue. This income is also nontaxable.

Premises and Equipment. Land is carried at cost. Buildings, land improvements, leasehold improvements, and furniture and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the useful lives of the improvements. Maintenance and normal repairs are charged to noninterest expense as incurred, while additions and improvements to buildings and furniture and equipment are capitalized. Gains and losses on disposition of assets are reflected in earnings.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Foreclosed Real Estate. Real estate acquired through foreclosure or other means is recorded at the lower of its carrying value or the fair value of the related real estate collateral less estimated selling costs. Losses in estimated fair value incurred at the time of acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated fair value of the property are included in noninterest expense. Costs to maintain foreclosed real estate are expensed as incurred.

Goodwill and Other Intangible Assets. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Intangible assets, consisting of core deposit intangibles, represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset may be sold or exchanged on its own or in combination with a related contract, asset, or liability. Core deposit intangibles are amortized on an accelerated basis over an eight-year period. Goodwill is not amortized but is evaluated on an annual basis to determine impairment, if any. Any impairment of goodwill would be recognized against income in the period of impairment.

Derivative Financial Instruments and Hedging Activities . Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions.

For derivatives qualifying as cash flow hedges, the Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. The effective portion of changes in fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the consolidated statement of comprehensive (loss) income. The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of operations as a gain or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of operations. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of operations as a gain or loss to income.

For derivative instruments designated as fair-value hedges, the change in fair value of the derivative is recognized in the consolidated statement of operations under the same heading as the change in fair value of the hedged item for the portion attributable to the hedged risk. For accounting purposes, if the derivative is highly effective, the change in fair values relating to the asset or liability and the hedged item will offset one another and result in no impact to overall income.

Gains (losses) on derivatives representing either hedge components excluded from the assessment of effectiveness or hedge ineffectiveness are recognized in earnings.

Off-Balance-Sheet Credit-Related Financial Instruments. In the ordinary course of business, the Bank enters into commitments to extend credit, including commitments under standby letters of credit. Such financial instruments are recorded when they are funded or otherwise required to be recognized.

Advertising Costs . Advertising costs are expensed as incurred and included in non-interest expenses.

Stock Based Compensation. Compensation cost is recognized for stock options and restricted stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Income Taxes. The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that all or some portion of the deferred tax assets will not be realized.

Earnings Per Common Share. Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Weighted average shares exclude unallocated ESOP shares. Diluted earnings per share includes additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares relate to outstanding stock options, restricted stock, and warrants and are determined using the treasury stock method.

Note 2: New Accounting Pronouncements

Recent Accounting Pronouncements

ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities. This ASU’s objectives are to: (1) improve the transparency and understandability of information conveyed to financial statement users about an entity’s risk management activities by better aligning the entity’s financial reporting for hedging relationships with those risk management activities; and (2) reduce the complexity of and simplify the application of hedge accounting by preparers. The ASU is effective for interim and annual reporting periods beginning after December 15, 2018; early adoption is permitted. The Company does not expect the adoption of ASU 2017-12 to have a material impact on its consolidated financial statements.

ASU 2017-04, Simplifying the Test for Goodwill Impairment. This update removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under the ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The ASU is effective for annual and interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This guidance clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses diversity on how certain cash receipts and payments are reflected in the statement of cash flows. The update made the following changes that may affect the Company: (1) Debt Prepayment or Debt Extinguishment Costs: Cash payments for debt prepayment or debt extinguishment costs should be classified as cash flows for financing activities. (2) Proceeds from the settlement of Bank-Owned Life Insurance Policies: Cash proceeds received from the settlement of bank-owned life insurance policies should be classified as cash flows from investing activities. The cash payments for premiums on bank-owned policies may be classified as cash flows from investing activities, operating activities, or a combination of investing and operating activities. The amendments in this Update will be effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The guidance requires application using a retrospective transition method. The Company does not expect the guidance to have a significant impact on its consolidated statement of cash flows.

ASU 2016-13, Financial Instruments – Credit Losses. The main objective of this update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the guidance in this update replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. The guidance in this update for public business entities is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Hamilton Bancorp is in the process of implementing a committee and has begun to gather loan information and consider acceptable methodologies to comply with this ASU. The implementation team will meet periodically to discuss the latest developments and updates via webcasts, publications, and conferences. Hamilton Bancorp’s evaluation indicates that the provisions of ASU No. 2016-13 are expected to impact its consolidated financial statements, in particular the level of the reserve for loan losses. We are, however, continuing to evaluate the extent of the potential impact.

ASU 201 6-09, Improvements to Employee S hare-Based Payment Accounting (Topic 718). This ASU includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. Some of the key provisions of this new ASU include: (1) companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement, and APIC pools will be eliminated. The guidance also eliminates the requirement that excess tax benefits be realized before companies can recognize them. In addition, the guidance requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity; (2) increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. The new guidance will also require an employer to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on its statement of cash flows (current guidance did not specify how these cash flows should be classified); and (3) permit companies to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards. Forfeitures can be estimated, as required today, or recognized when they occur. ASU No. 2016-09 became effective for the Company on April 1, 2017 and was not material to the consolidated financial statements.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

ASU 2016-02, Leases (Topic 842). From the lessee’s perspective, the new ASU standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for lessees. The guidance also eliminates the current real estate-specific provision and changes the guidance on sale-leaseback transactions, initial direct costs and lease executory costs. With respect to lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. All entities will classify leases to determine how to recognize lease-related revenue and expense. In applying this guidance entities will also need to determine whether an arrangement contains a lease or service agreement. Disclosures are required by lessees and lessors to meet the objective of enabling users of financials statements to assess the amount, timing, and uncertainty of cash flows arising from leases. For public entities, this guidance is effective for the first interim or annual period beginning after December 15, 2018. Early adoption is permitted. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company is assessing this guidance to determine its impact on the Company’s financial position, results of operations and cash flows.

ASU No. 2016-01, Financial Instruments – Recognition and Measurement of Financial Assets and Liabilities. This ASU requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The amendment allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. The amendment also requires public companies to use exit prices to measure the fair value of financial instruments purposes; requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statement; it eliminates the disclosure requirements related to measurement assumptions for the fair value of instruments measured at amortized cost. In addition, for liabilities measured at fair value under the fair value option, to present in other comprehensive income changes in fair value due to changes in instrument specific credit risk. This ASU will be effective for us in our first quarter of fiscal 2018. The Company’s management has engaged a third-party expert in the field of valuation and reporting and is creating a process to ensure adequate documentation of financial controls and analysis performed in its review of “exit pricing” of the fair values of loans, deposits, and other financial instruments. ASU 2016-01 is effective for public companies for fiscal years beginning after December 31, 2017 and interim periods within those fiscal years. This ASU will be effective for us in our first quarter ending June 30, 2018 and will not have a significant impact on the Company’s consolidated financial statements.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance in this ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets. This ASU does not apply to revenue associated with financial instruments including loans and securities that are accounted for under U.S. GAAP. Consequently, adoption of the ASU is not expected to have a significant impact on the Company’s consolidated financial statements and related disclosures since the primary source of revenue is derived from interest and dividends earned on loans, investment securities and other financial instruments that are outside the scope of the ASU. However, the Company has assessed its revenue streams and reviewed its contracts with customers that are potentially affected by the new guidance. This includes fees on deposits, gains and sales on the sale of foreclosed real estate, credit and debit card interchange fees, merchant card services, and administrative services for customer deposit account such as ATM and wire transfer transactions. The Company’s revenue recognition pattern for revenue streams within the scope of the ASU has not change significantly from current practice and is immaterial to our financial statements. ASU 2014-09 is effective for fiscal years beginning after December 31, 2017 and interim periods within those fiscal years. This ASU will be effective for us in our first quarter ending June 30, 2018 and will not have a significant impact on the Company’s consolidated financial statements.

ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (Topic 220). ASU 2018-02 allows an entity to elect a reclassification from accumulated other comprehensive income (“AOCI”) to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act that changed our federal income tax rate from 35% to 21%. The amount of that reclassification should include the effect of changes in the tax rate on the deferred tax amount in AOCI. The ASU requires an entity to state if an election to reclassify the tax effect to retained earnings is made along with the description of other income tax effects that are reclassified from AOCI. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years with early adoption permitted. Hamilton Bancorp early adopted ASU 2018-02 in the last quarter of fiscal 2018. The change in accounting principal was accounted for as a cumulative effect adjustment to the balance sheet resulting in a reclassification of $238,759 from AOCI to retained earnings during the last quarter of fiscal 2018.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 3 : Acquisition

Fraternity Community Bancorp, Inc.

On May 13, 2016, Hamilton Bancorp acquired Fraternity Community Bancorp, Inc. (“Fraternity”), the parent company of Fraternity Federal Savings and Loan. Under the terms of the Merger Agreement, shareholders of Fraternity received a cash payment equal to nineteen dollars and twenty-five cents ($19.25) for each share of Fraternity common stock. The total merger consideration was $25.7 million.

In connection with the acquisition, Fraternity Federal Savings and Loan was merged with and into Hamilton Bank, with Hamilton Bank as the surviving bank. The results of the Fraternity acquisition are included with Hamilton’s results as of and from May 13, 2016.

As required by the acquisition method of accounting, we have adjusted the acquired assets and liabilities of Fraternity to their estimated fair value on the date of acquisition and added them to those of Hamilton Bancorp. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which we have based on level 3 valuation estimates and assumptions that were subject to change through the measurement date of May 2017, we have allocated the purchase price for Fraternity as follows:

	As recorded by Fraternity Community Bancorp, Inc.	Fair Value Adjustments		As recorded by Hamilton Bancorp, Inc.
Identifiable assets:
Cash and cash equivalents	$15,196,058	$—		$15,196,058
Investment securities available for sale	17,570,712	—		17,570,712
FHLB Bank Stock	782,600	—		782,600
Loans	108,872,041	(67,858)	A	108,804,183
Allowance For Loan Loss	(1,550,000)	1,550,000	A	—
Premises and equipment	691,095	78,711	B	769,806
Bank-Owned Life Insurance	5,058,041	—		5,058,041
Deferred income taxes	2,743,481	(410,377)	C	2,333,104
Other assets	2,877,665	—		2,877,665

Total identifiable assets	$152,241,693	$1,150,476		$153,392,169

Identifiable liabilities:
Non-interest bearing deposits	1,242,187	—		1,242,187
Interest bearing deposits	107,648,792	1,098,131	D	108,746,923
Borrowings	15,000,000	793,537	E	15,793,537
Other liabilities	4,023,914	—		4,023,914

Total identifiable liabilities	$127,914,893	$1,891,668		$129,806,561

Net tangible assets acquired	24,326,800	(741,192)		23,585,608

Definite lived intangible assets acquired	—	242,020		242,020
Goodwill	—	1,877,243		1,877,243

Net intangible assets acquired	—	2,119,263		2,119,263

Total cash consideration	$24,326,800	$1,378,071		$25,704,871

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Explanation of fair value adjustments:

A	–	Adjustment reflects the fair value adjustments based on Hamilton Bancorp’s evaluation of the acquired loan portfolio and excludes the allowance for losses recorded by Fraternity Community Bancorp, Inc.

B	–	Adjustment reflects the fair value adjustments based on Hamilton Bancorp’s evaluation of the acquired premises and equipment.

C	–	Adjustment to record deferred tax asset related to fair value adjustments at 39.45% income tax rate; the statutory income tax rate of the Company on the acquisition date.

D	–	Adjustment arises since the rates on interest-bearing deposits are higher than rates available on similar deposits as of the acquisition date.

E	–	Adjustment reflects the fair value of Fraternity’s borrowings acquired on acquisition date.

Prior to the end of the May 13, 2016 measurement period, if information became available which indicated the purchase price allocations require adjustments, we included such adjustments in the purchase price allocation retrospectively.

Of the total estimated purchase price, we have allocated $23.6 million to net tangible assets acquired and we have allocated $242,020 to the core deposit intangible which is a definite lived intangible asset. We have allocated the remaining purchase price to goodwill. We will amortize the core deposit intangible on a straight-line basis over its estimated useful life of eight years. We will evaluate goodwill annually for impairment.

The following table outlines the contractually required payments receivable, cash flows we expect to receive, non-accretable credit adjustments and the accretable yield for all Fraternity loans as of the acquisition date.

	Contractually Required Payments Receivable	Non-Accretable Credit Adjustments	Cash Flows Expected To Be Collected	Accretable FMV Adjustments	Carrying Value of Loans Receivable

Performing loans acquired	$107,474,993	$—	$107,474,993	$301,672	$107,776,665

Impaired loans acquired	1,397,048	(314,484)	1,082,564	(55,046)	1,027,518

Total	$108,872,041	$(314,484)	$108,557,557	$246,626	$108,804,183

At our acquisition of Fraternity, we recorded all loans acquired at the estimated fair value on the purchase date with no carryover of the related allowance for loan losses. On the acquisition date, we segregated the loan portfolio into two loan pools, performing and nonperforming loans, to be retained in our portfolio.

We had an independent third party assist us to determine the fair value of cash flows on $107,474,993 of performing loans. The valuation took into consideration the loans’ underlying characteristics, including account types, remaining terms, annual interest rates, interest types, past delinquencies, timing of principal and interest payments, current market rates, loan to value ratios, loss exposures, and remaining balances. These performing loans were segregated into pools based on loan and payment type and in some cases, risk grade. The effect of this fair valuation process was a net accretable premium adjustment of $301,672 at acquisition.

We also individually evaluated 23 impaired loans totaling $1,397,048 to determine the fair value as of the May 13, 2016 measurement date. In determining the fair value for each individually evaluated impaired loan, we considered a number of factors including the remaining life of the acquired loans, estimated prepayments, estimated loss ratios, estimated value of the underlying collateral and net present value of cash flows we expect to receive, among others.

We established a credit risk related non-accretable difference of $314,484 relating to these acquired, credit impaired loans, reflected in the recorded net fair value. We further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount adjustment of $55,046 at acquisition relating to these impaired loans.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Fraternity Pro forma Condensed Combined Financial Information. The consolidated statements of operations data for the unaudited pro forma results for the fiscal year periods ending March 31, 2018 and 2017 as if the Fraternity acquisition had occurred at the beginning of these fiscal periods are deemed immaterial and not presented. Due to the fact the acquisition of Fraternity occurred on May 13, 2016, the fiscal year period ending March 31, 2018, as reported in this 10-K, already include the impact of Fraternity in the consolidated statements of operations as though the acquisition occurred at the beginning of fiscal 2018. The fiscal period ending March 31, 2017 does not reflect the full impact to the consolidated statements of operations for those twelve months since the acquisition occurred in May 2016 or close to the beginning of that respective fiscal period, however, that amount is deemed to be immaterial to the consolidated statement of operations for that period.

Fraternity acquisition expenses. In connection with the acquisition of Fraternity, the Company incurred merger related costs in fiscal 2017. These expenses were primarily related to legal, other professional services and system conversions. The following table details the expenses included in the consolidated statements of operations for the period shown.

Fiscal Year Ending March 31, 2017
Legal	$55,500
Professional services	157,567
Data processing	—
Advertising	—
Other	6,350

Total merger related expenses	$219,417

In addition, included in other professional service expense in the Consolidated Statements of Operations for the period ended March 31, 2018 and 2017 is $305,000 and $532,000 relating to the amortization of non-compete agreements that have been paid to former executives in the acquisition. The non-compete agreements are for a term of one and two years that end or ended in April 2017 and 2018.

Note 4 : Earnings per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Weighted average shares exclude unallocated ESOP shares. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Both the basic and diluted earnings per share for the years ended March 31, 2018 and 2017 are summarized below:

	Year Ended March 31, 2018	Year Ended March 31, 2017
Net loss	$(6,048,942)	$(928,782)
Weighted average common shares outstanding – basic	3,192,011	3,180,292
Weighted average common shares outstanding – diluted	3,192,011	3,180,292
Loss per common share – basic and diluted	$(1.90)	$(0.29)

Anti-dilutive shares	175,177	118,911

During the years ended March 31, 2018 and 2017, none of the common stock equivalents were dilutive due to the loss reported for each period.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 5: Cash and Due From Banks

Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. During fiscal years 2018 and 2017, the Company maintained balances at the Federal Reserve (in addition to vault cash) to meet the reserve requirements, as well as balances to partially compensate for services. Additionally, the Company maintained balances with the Federal Home Loan Bank and other domestic correspondent financial institutions as partial compensation for services they provided to the Company. The Bank normally carries balances with other correspondent financial institutions that exceed the federally insured limit.

Note 6: Investment Securities Available for Sale

The amortized cost and fair value of securities at March 31, 2018 and 2017, is summarized as follows:

March 31, 2018	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

U.S. government agencies	$2,753,346	$—	$34,697	$2,718,649
Municipal bonds	12,435,068	—	729,077	11,705,991
Corporate bonds	2,000,000	—	45,924	1,954,076
Mortgage-backed securities	61,078,665	12,993	2,066,238	59,025,420

	$78,267,079	$12,993	$2,875,936	$75,404,136

March 31, 2017	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

U.S. government agencies	$3,525,373	$323	$13,393	$3,512,303
Municipal bonds	17,096,477	21,858	950,496	16,167,839
Corporate bonds	2,000,000	—	83,478	1,916,522
Mortgage-backed securities	81,994,305	65,094	1,226,935	80,832,464

	$104,616,155	$87,275	$2,274,302	$102,429,128

Proceeds from sales of investment securities were $11,608,699 and $4,273,234 during the years ended March 31, 2018 and 2017, respectively, with gains of $57,099 and losses of $59,455 for the year ended March 31, 2018 and gains of $35,441 and losses of $9,995 for the year ended March 31, 2017. During fiscal 2017, we also sold certificates of deposits that were held as investments. Proceeds associated with those certificates of deposits were $1,730,273 with losses of $1,726.

As of March 31, 2018 and 2017, all mortgage-backed securities are backed by U.S. Government- Sponsored Enterprises (GSE), except one private label mortgage-backed security that was acquired in the Fraternity acquisition in May 2016 with a book value of $75,645 and fair value of $76,803 as of March 31, 2018.

As of March 31, 2018 and 2017, the Company had pledged one security to the Federal Reserve Bank with a book value of $744,186 and $744,186 and a fair value of $723,023 and $736,412, respectively.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The amortized cost and estimated fair value of debt securities by contractual maturity at March 31, 2018 and 2017 follow. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available for Sale
	March 31, 2018		March 31, 2017
	Amortized cost	Fair value	Amortized cost	Fair value
Maturing
Within one year	$2,009,160	$1,995,625	$—	$—
Over one to five years	1,231,928	1,196,368	4,234,642	4,240,740
Over five to ten years	3,578,827	3,500,641	5,538,313	5,404,810
Over ten years	10,368,499	9,686,082	12,848,895	11,951,114
Mortgage-backed, in monthly installments	61,078,665	59,025,420	81,994,305	80,832,464

	$78,267,079	$75,404,136	$104,616,155	$102,429,128

The following table presents the Company’s investments’ gross unrealized losses and the corresponding fair values by investment category and length of time that the securities have been in a continuous unrealized loss position at March 31, 2018 and 2017.

	Less than 12 months		12 months or longer		Total
March 31, 2018	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
U.S. government agencies	$21,163	$723,023	$13,534	$1,995,625	$34,697	$2,718,648
Municipal bonds	—	—	729,077	11,705,991	729,077	11,705,991
Corporate bonds	—	—	45,924	1,954,076	45,924	1,954,076
Mortgage-backed securities	383,987	15,880,948	1,682,251	40,684,836	2,066,238	56,565,784

	$405,150	$16,603,971	$2,470,786	$56,340,528	$2,875,936	$72,944,499

	Less than 12 months		12 months or longer		Total
March 31, 2017	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
U.S. government agencies	$13,393	$3,256,964	$—	$—	$13,393	$3,256,964
Municipal bonds	950,496	13,982,251	—	—	950,496	13,982,251
Corporate bonds	—	—	83,478	1,916,522	83,478	1,916,522
Mortgage-backed securities	941,183	66,953,532	285,752	7,016,746	1,226,935	73,970,278

	$1,905,072	$84,192,747	$369,230	$8,933,268	$2,274,302	$93,126,015

The unrealized losses that exist are a result of market changes in interest rates since the original purchase. Management systematically evaluates investment securities for other-than-temporary declines in fair value on an annual basis from the date of purchase if the respective security is in a loss position. This analysis requires management to consider various factors, which include (1) duration and magnitude of the decline in value, (2) the financial condition of the issuer or issuers and (3) structure of the security.

An impairment loss is recognized in earnings if any of the following are true: (1) the Company intends to sell the debt security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the Company does not expect to recover the entire amortized cost basis of the security. In situations where the Company intends to sell or when it is more likely than not that the Company will be required to sell the security, the entire impairment loss must be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss must be recognized in earnings, with the remaining portion being recognized in shareholders’ equity as a component of other comprehensive income, net of deferred tax.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 7: Loans Receivable and Allowance for Loan Losses

Loans receivable at March 31, 2018 and March 31, 2017, consisted of the following:

	March 31, 2018				March 31, 2017
	Legacy (1)	Acquired	Total Loans	% of Total	Legacy (1)	Acquired	Total Loans	% of Total
Real estate loans:
One-to four-family:
Residential (2)	$85,248,184	$72,749,066	$157,997,250	40%	$67,126,677	$83,892,389	$151,019,066	44%
Residential construction	5,450,827	—	5,450,827	1%	6,426,076	—	6,426,076	2%
Investor (3)	9,275,031	17,460,809	26,735,840	7%	6,742,469	18,779,644	25,522,113	8%
Commercial	100,403,769	11,762,485	112,166,254	29%	92,665,689	14,898,523	107,564,212	32%
Commercial construction	5,763,784	1,352,019	7,115,803	2%	1,881,541	1,308,652	3,190,193	1%

Total real estate loans	206,141,595	103,324,379	309,465,974	80%	174,842,452	118,879,208	293,721,660	87%
Commercial business (4)	38,302,739	1,841,226	40,143,965	10%	19,518,029	2,019,337	21,537,366	6%
Home equity loans	13,956,327	6,039,462	19,995,789	5%	13,278,229	7,266,141	20,544,370	6%
Consumer (5)	18,849,448	766,063	19,615,511	5%	2,258,836	937,600	3,196,436	1%

Total Loans	277,250,109	111,971,130	389,221,239	100%	209,897,546	129,102,286	338,999,832	100%

Net deferred loan origination fees and costs	(212,746)	—	(212,746)		(143,070)	—	(143,070)
Loan premium (discount)	1,922,428	(510,036)	1,412,392		619,846	(543,410)	76,436

	$278,959,791	$111,461,094	$390,420,885		$210,374,322	$128,558,876	$338,933,198

(1)

As a result of the acquisition of Fraternity Community Bancorp, Inc., the parent company of Fraternity Federal Savings and Loan, in May 2016 and Fairmount Bancorp, Inc., the parent company of Fairmount Bank, in September 2015, we have segmented the portfolio into two components, loans originated by Hamilton Bank “Legacy” and loans acquired from Fraternity Community Bancorp, Inc. and Fairmount Bancorp, Inc. “Acquired”.

(2)	“Legacy” one-to four-family residential real estate loans at March 31, 2018 and 2017 includes $19.2 million and $23.4 million of purchased loan pools, respectively.
(3)	“Investor” loans are residential mortgage loans secured by non-owner occupied one-to four-family properties.
(4)

“Legacy” commercial business loans at March 31, 2018 includes a $15.5 million pool of commercial lease loans purchased in June 2017 and $3.2 million in guaranteed SBA loans purchased in last half of fiscal 2018.

(5)	“Legacy” consumer loans at March 31, 2018 includes $19.9 million of purchased loan pools consisting of recreational vehicles that were purchased in August and December 2017.

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent on economic and market conditions in the Bank’s lending area. Construction loan repayments are generally dependent on the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank’s loan portfolio is real estate loans secured by residential and commercial real estate properties located in the Baltimore metropolitan area. Loans are extended only after evaluation of a customer’s creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 75%—95% of the appraised value of a property, depending on the type of loan, and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction loans and disburses the proceeds of those and similar loans only as work progresses on the related projects.

Commercial business loans are made to provide funds for equipment and general corporate needs. Repayment of a loan primarily uses the funds obtained from the operation of the borrower’s business. Commercial loans also include lines of credit that are utilized to finance a borrower’s short-term credit needs and/or to finance a percentage of eligible receivables and inventory. The Company’s loan portfolio also includes equipment leases, which consists of leases for essential commercial equipment used by small to medium sized businesses.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The home equity loans consist of both conforming loans and revolving lines of credit to consumers which are secured by residential real estate. These loans are typically secured with second mortgages on the homes. Consumer loans include share loans, installment loans and, to a lesser extent, personal lines of credit. Share loans represent loans that are collateralized by a certificate of deposit or other deposit product. Installment loans are used by customers to purchase primarily automobiles, but may be used to also purchase boats and recreational vehicles.

The following tables detail activity in the allowance for loan losses by portfolio segment for the fiscal years ended March 31, 2018 and 2017. The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

	March 31, 2018
	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Total
Allowance for credit losses:
Beginning balance	$553,539	$35,275	$1,375,894	$9,031	$149,461	$70,071	$1,544	$2,194,815
Charge-offs	(19,868)	(315,663)	(244,014)	—	(378,694)	—	(17,013)	(975,252)
Recoveries	3,937	18,129	—	—	770	—	4,504	27,340
Provision for credit losses	71,115	313,949	121,503	24,399	902,445	(612)	142,201	1,575,000

Ending balance	$608,723	$51,690	$1,253,383	$33,430	$673,982	$69,459	$131,236	$2,821,903

Allowance allocated to:
Legacy Loans:
Individually evaluated for impairment	$266,256	$—	$—	$—	$—	$—	$—	$266,256

Collectively evaluated for impairment	342,467	51,690	1,253,383	33,430	673,982	69,459	131,236	2,555,647

Acquired Loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—

Collectively evaluated for impairment	—	—	—	—	—	—	—	—

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	March 31, 2017
	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Total
Allowance for credit losses:
Beginning balance	$259,895	$168,132	$901,768	$42,377	$228,199	$82,012	$19,982	$1,702,365
Charge-offs	(34,578)	(1,801,438)	(1,111,320)	—	(1,521)	—	(4,073)	(2,952,930)
Recoveries	—	11,599	—	—	29,257	—	9,518	50,374
Provision for credit losses	328,222	1,656,982	1,585,446	(33,346)	(106,474)	(11,941)	(23,883)	3,395,006

Ending balance	$553,539	$35,275	$1,375,894	$9,031	$149,461	$70,071	$1,544	$2,194,815

Allowance allocated to:
Legacy Loans:
Individually evaluated for impairment	$284,177	$—	$—	$—	$—	$—	$—	$284,177

Collectively evaluated for impairment	269,362	34,093	1,375,894	9,031	149,461	70,071	1,544	1,909,456

Acquired Loans:
Individually evaluated for impairment	$—	$1,182	$—	$—	$—	$—	$—	$1,182

Collectively evaluated for impairment	—	—	—	—	—	—	—	—

Our recorded investment in loans at March 31, 2018 and 2017 related to each balance in the allowance for probable loan losses by portfolio segment and disaggregated on the basis of our impairment methodology was as follows:

	March 31, 2018
	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Total
Loans:
Legacy Loans:
Individually evaluated for impairment	$1,827,040	$60,949	$4,356,264	$—	$795,410	$20,595	$34,266	$7,094,524
Collectively evaluated for impairment	88,871,971	9,214,082	96,047,505	5,763,784	37,507,329	13,935,732	18,815,182	270,155,585

Ending balance	$90,699,011	$9,275,031	$100,403,769	$5,763,784	$38,302,739	$13,956,327	$18,849,448	$277,250,109

Acquired Loans:
individually evaluated for impairment	$922,252	$444,254	$198,938	$—	$—	$—	$60,011	$1,625,455
collectively evaluated for impairment	71,826,814	17,016,555	11,563,547	1,352,019	1,841,226	6,039,462	706,052	110,345,675

Ending balance	$72,749,066	$17,460,809	$11,762,485	$1,352,019	$1,841,226	$6,039,462	$766,063	$111,971,130

	March 31, 2017
	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Total
Loans:
Legacy Loans:
Individually evaluated for impairment	$1,762,417	$16,919	$1,546,812	$—	$753,375	$12,040	$—	$4,091,563
Collectively evaluated for impairment	71,790,336	6,725,550	91,118,877	1,881,541	18,764,654	13,266,189	2,258,836	205,805,983

Ending balance	$73,552,753	$6,742,469	$92,665,689	$1,881,541	$19,518,029	$13,278,229	$2,258,836	$209,897,546

Acquired Loans:
individually evaluated for impairment	$1,133,646	$186,888	$204,844	$—	$—	$—	$40,107	$1,565,485
collectively evaluated for impairment	82,758,743	18,592,756	14,693,679	1,308,652	2,019,337	7,266,141	897,493	127,536,801

Ending balance	$83,892,389	$18,779,644	$14,898,523	$1,308,652	$2,019,337	$7,266,141	$937,600	$129,102,286

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Past due loans, segregated by age and class of loans, as March 31, 2018 and 2017, were as follows:

	March 31, 2018			March 31, 2017
	Legacy	Acquired	Total	Legacy	Acquired	Total
Current	$270,807,643	$109,972,473	$380,780,116	$207,328,184	$128,769,860	$336,098,044
Accruing past due loans:
30-59 days past due:
Real estate loans:
Residential	63,618	689,364	752,982	69,618	—	69,618
Investor	—	—	—	320,971	—	320,971
Commercial	—	—	—	—	—	—
Commercial construction	—	—	—	113,603	—	113,603
Commercial business	135,502	—	135,502	—	—	—
Home equity loans	—	—	—	—	—	—
Consumer	148,876	—	148,876	—	—	—

Total 30-59 days past due	347,996	689,364	1,037,360	504,192	—	504,192

60-89 days past due:
Real estate loans:
Residential	70,291	—	70,291	74,631	—	74,631
Investor	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Commercial business	134,524	—	134,524	—	—	—
Home equity loans	—	—	—	—	—	—
Consumer	28,300	—	28,300	—	—	—

Total 60-89 days past due	233,115	—	233,115	74,631	—	74,631

90 or more days past due:
Real estate loans:
Residential	—	—	—	—	—	—
Investor	734,818	471,423	1,206,241	—	21,030	21,030
Commercial	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Home equity loans	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total 90 or more days past due	734,818	471,423	1,206,241	—	21,030	21,030

Total accruing past due loans	1,315,929	1,160,787	2,476,716	578,823	21,030	599,853

Non-accruing loans:
Real estate loans:
Residential	526,584	338,060	864,644	426,354	248,663	675,017
Investor	60,949	300,872	361,821	13,976	57,131	71,107
Commercial	4,356,264	198,938	4,555,202	1,546,812	—	1,546,812
Commercial construction	—	—	—	—	—	—
Commercial business	165,285	—	165,285	—	—	—
Home equity loans	12,605	—	12,605	3,397	—	3,397
Consumer	4,850	—	4,850	—	5,602	5,602

Non-accruing loans:	5,126,537	837,870	5,964,407	1,990,539	311,396	2,301,935

Total Loans	$277,250,109	$111,971,130	$389,221,239	$209,897,546	$129,102,286	$338,999,832

Nonaccrual interest not accrued:
Real estate loans:
Residential	$8,250	$53,120	$61,370	$6,460	$35,177	$41,637
Investor	8,513	15,604	24,117	6,982	23,293	30,275
Commercial	294,619	—	294,619	109,818	—	109,818
Commercial construction	—	—	—	—	—	—
Commercial business	12,891	—	12,891	—	—	—
Home equity loans	436	—	436	66	—	66
Consumer	385	—	385	—	317	317

Total nonaccrual interest not accrued	$325,094	$68,724	$393,818	$123,326	$58,787	$182,113

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Impaired Loans as of March 31, 2018 and 2017 were as follows:

	Impaired Loans at March 31, 2018
Legacy:	Unpaid Contractual Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate loans:
Residential	$665,051	$517,600	$—	$548,636	$9,257
Investor	126,389	60,949	—	118,175	3,772
Commercial	6,487,088	4,356,264	—	4,634,504	1,077
Commercial construction	—	—	—	—	—
Commercial business	1,562,756	795,410	—	1,082,773	103,474
Home equity loans	47,650	20,595	—	22,604	392
Consumer	48,115	34,266	—	38,514	1,576
With an allowance recorded:
Real estate loans:
Residential	1,336,078	1,309,440	266,256	1,328,919	51,928
Investor	—	—	—	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total legacy impaired	10,273,127	7,094,524	266,256	7,774,125	171,476

Acquired (1):
With no related allowance recorded:
Real estate loans:
Residential	1,082,484	922,252	—	945,602	26,437
Investor	682,045	444,254	—	659,246	37,368
Commercial	248,938	198,938	—	201,519	7,336
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	40,473	—	—	—	1,329
Consumer	95,986	60,371	—	64,013	6,062
With an allowance recorded:
Real estate loans:
Residential	—	—	—	—	—
Investor	—	—	—	—	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total acquired impaired	2,149,926	1,625,815	—	1,870,380	78,532

Total impaired	$12,423,053	$8,720,339	$266,256	$9,644,505	$250,008

(1)

Generally accepted accounting principles require that we record acquired loans at fair value at acquisition, which includes a discount for loans with credit impairment. These purchased credit impaired loans are not performing according to their contractual terms and meet the definition of an impaired loan. Although we do not accrue interest income at the contractual rate on these loans, we do recognize an accretable yield as interest income to the extent such yield is supported by cash flow analysis of the underlying loans.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	Impaired Loans at March 31, 2017
Legacy:	Unpaid Contractual Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate loans:
Residential	$491,249	$360,590	$—	$373,618	$11,901
Investor	107,710	16,919		16,306	—
Commercial	3,433,621	1,546,812	—	2,485,299	987
Commercial construction	—	—	—	—	—
Commercial business	1,177,632	753,375	—	832,437	107,063
Home equity loans	37,365	12,040	—	14,102	257
Consumer	—	—	—	—	—
With an allowance recorded:
Real estate loans:
Residential	1,432,212	1,401,827	284,177	1,428,128	54,121
Investor	—	—	—	—	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total legacy impaired	6,679,789	4,091,563	284,177	5,149,890	174,329

Acquired (1):
With no related allowance recorded:
Real estate loans:
Residential	1,320,985	1,133,646	—	1,017,399	51,442
Investor	503,920	148,506	—	230,757	12,229
Commercial	254,844	204,844	—	208,057	7,770
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	88,276	40,107	—	44,079	6,049
With an allowance recorded:
Real estate loans:
Residential	—	—	—	—	—
Investor	66,446	38,382	1,182	34,448	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total acquired impaired	2,234,471	1,565,485	1,182	1,534,740	77,490

Total impaired	$8,914,260	$5,657,048	$285,359	$6,684,630	$251,819

(1)

Generally accepted accounting principles require that we record acquired loans at fair value at acquisition, which includes a discount for loans with credit impairment. These purchased credit impaired loans are not performing according to their contractual terms and meet the definition of an impaired loan. Although we do not accrue interest income at the contractual rate on these loans, we do recognize an accretable yield as interest income to the extent such yield is supported by cash flow analysis of the underlying loans.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table documents changes in the carrying amount of acquired impaired loans (Purchase Credit Impaired of “PCI”) for the years ended March 31, along with the outstanding balance at the end of the period:

	2018	2017
Recorded investment at beginning of period	$1,341,935	$919,729
Fair value of loans acquired during the year	—	1,027,518
Accretion	27,744	28,036
Reductions for payments	(348,255)	(633,348)

Recorded investment at end of period	$1,021,424	$1,341,935

Outstanding principal balance at end of period	$1,274,022	$1,691,004

A summary of changes in the accretable yield for PCI loans for the years ended March 31, is as follows:

	2018	2017
Accretable yield, beginning of period	$59,639	$32,629
Addition from acquisition	—	55,046
Accretion	(27,744)	(28,036)
Reclassification from nonaccretable difference	—	—
Other changes, net	—	—

Accretable yield, end of period	$31,895	$59,639

Impaired loans also include certain loans that have been modified in troubled debt restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Generally, nonaccrual loans that are modified and considered TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

A summary of TDRs at March 31, 2018 and 2017 follows:

March 31, 2018	Number of contracts	Performing	Nonperforming	Total
Real estate loans:
Residential	15	$1,230,166	$312,964	$1,543,130
Investor	—	—	—	—
Commercial	2	—	1,195,421	1,195,421
Commercial construction	—	—	—	—
Commercial business	1	605,488	—	605,488
Home equity loans	—	—	—	—
Consumer	—	—	—	—

	18	$1,835,654	$1,508,385	$3,344,039

March 31, 2017	Number of contracts	Performing	Nonperforming	Total
Real estate loans:
Residential	13	$1,261,603	$294,968	$1,556,571
Investor	—	—	—	—
Commercial	2	—	1,546,812	1,546,812
Commercial construction	—	—	—	—
Commercial business	1	643,999	—	643,999
Home equity loans	—	—	—	—
Consumer	—	—	—	—

	16	$1,905,602	$1,841,780	$3,747,382

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table presents the number of contracts and the dollar amount of TDRs that were added during the years ended March 31, 2018 and 2017. The amount shown reflects the outstanding loan balance at the time of the modification.

	Loans Modified as a TDR for the fiscal year ended
	March 31, 2018		March 31, 2017
Troubled Debt Restructurings	Number of contracts	Outstanding recorded investment	Number of contracts	Outstanding recorded investment

Real estate loans:
Residential	3	$52,363	3	$97,401

There are no TDRs outstanding that defaulted over the twelve-month period ended March 31, 2018 and 2017. Earlier in fiscal 2017, there were 11 newly added TDR loans to one borrower for non-owner occupied residential real estate properties that had subsequently defaulted within twelve months. However, these loans were sold as part of a larger pool of loans in October 2016 and are no longer being reflected in these financial statements. Payment default under a TDR is defined as any TDR that is 90 days or more past due following the time that the loan was modified or the inability of the TDR to make the required payment subsequent to the modification. There are no commitments to extend credit under existing TDRs as of March 31, 2018.

In calculating the allowance for loan losses, individual TDRs are evaluated for impairment. TDRs are evaluated for impairment based upon either the present value of cash flows or, if collateral dependent, the lower of cost or fair value of the underlying collateral. If it is determined that the cash flows or underlying collateral is less than the carrying amount of the loan, the difference in value will be charged-off through earnings, unless the TDR is performing, in which case a specific reserve may be set-up for that TDR.

Credit quality indicators

As part of the ongoing monitoring of the credit quality of the Bank’s loan portfolio, management tracks certain credit quality indicators including trends related to the risk grade of loans, the level of classified loans, net charge offs, nonperforming loans, and the general economic conditions in the Bank’s market.

The Bank utilizes a risk grading matrix to assign a risk grade to each of its loans. A description of the general characteristics of loans characterized as watch list or classified is as follows:

Pass

A pass loan is considered of sufficient quality to preclude a special mention or an adverse rating. Pass assets generally are well protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral.

Special Mention

A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Loans that would primarily fall into this notational category could have been previously classified adversely, but the deficiencies have since been corrected. Management should closely monitor recent payment history of the loan and value of the collateral.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow or negative trends in earnings. Access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

Substandard

A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness, or weaknesses, that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. This will be the measurement for determining if a loan is impaired.

Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by Bank management.

Doubtful

A doubtful loan has all the weaknesses inherent as a substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. A loan classified as doubtful exhibits loss potential. However, there is still sufficient reason to permit the loan to remain on the books. A doubtful classification could reflect the deterioration of the primary source of repayment and serious doubt exists as to the quality of the secondary source of repayment.

Doubtful classifications should be used only when a distinct and known possibility of loss exists. When identified, adequate loss should be recorded for the specific assets. The entire asset should not be classified as doubtful if a partial recovery is expected, such as liquidation of the collateral or the probability of a private mortgage insurance payment is likely.

Loss

Loans classified as loss are considered uncollectable and of such little value that their continuance as loans is unjustified. A loss classification does not mean a loan has absolutely no value; partial recoveries may be received in the future. When loans or portions of a loan are considered a loss, it will be the policy of the Bank to write-off the amount designated as a loss. Recoveries will be treated as additions to the allowance for loan losses.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following tables present the March 31, 2018 and 2017 balances of classified loans based on the risk grade. Classified loans include Special Mention, Substandard, Doubtful, and Loss loans. The Bank had no loans classified as Doubtful or Loss as of March 31, 2018 or 2017.

	March 31, 2018			March 31, 2017
	LEGACY	ACQUIRED	TOTAL	LEGACY	ACQUIRED	TOTAL
Risk Rating:
Rating – Pass:
Real estate loans:
Residential	$87,863,805	$70,901,293	$158,765,098	$71,721,341	$81,228,457	$152,949,798
Investor	9,214,082	16,719,346	25,933,428	6,728,493	18,151,533	24,880,026
Commercial	92,955,370	11,563,547	104,518,917	84,789,748	13,387,987	98,177,735
Commercial construction	5,763,784	1,352,019	7,115,803	1,881,541	1,308,652	3,190,193
Commercial Business	37,978,293	1,841,226	39,819,519	19,376,763	2,019,337	21,396,100
Home Equity	13,935,732	5,928,787	19,864,519	13,269,478	7,133,164	20,402,642
Consumer	18,733,489	733,669	19,467,158	2,258,836	896,022	3,154,858

Total Pass	266,444,555	109,039,887	375,484,442	200,026,200	124,125,152	324,151,352

Rating – Special Mention:
Real estate loans:
Residential	2,365,652	925,521	3,291,173	1,499,436	1,724,987	3,224,423
Investor	—	297,209	297,209	—	408,803	408,803
Commercial	3,092,135	—	3,092,135	6,329,129	1,305,692	7,634,821
Commercial construction	—	—	—	—	—	—
Commercial Business	134,524	—	134,524	—	—	—
Home Equity	—	110,675	110,675	—	132,977	132,977
Consumer	96,474	—	96,474	—	788	788

Total Special Mention	5,688,785	1,333,405	7,022,190	7,828,565	3,573,247	11,401,812

Rating – Substandard:
Real estate loans:
Residential	469,554	922,252	1,391,806	331,976	938,945	1,270,921
Investor	60,949	444,254	505,203	13,976	219,308	233,284
Commercial	4,356,264	198,938	4,555,202	1,546,812	204,844	1,751,656
Commercial construction	—	—	—	—	—	—
Commercial Business	189,922	—	189,922	141,266	—	141,266
Home Equity	20,595	—	20,595	8,751	—	8,751
Consumer	19,485	32,394	51,879	—	40,790	40,790

Total – Substandard	5,116,769	1,597,838	6,714,607	2,042,781	1,403,887	3,446,668

Rating – Doubtful	—	—	—	—	—	—
Rating – Loss	—	—	—	—	—	—

TOTAL LOANS	$277,250,109	$111,971,130	$389,221,239	$209,897,546	$129,102,286	$338,999,832

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

In the normal course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Mortgage loan commitments generally have fixed interest rates, fixed expiration dates, and may require payment of a fee. Other loan commitments generally have fixed interest rates. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

The Bank’s maximum exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the credit commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. The Bank has established an off-balance sheet reserve for potential losses associated with any outstanding commitment or unused line of credit. The off-balance sheet reserve is a percentage of the outstanding commitment or unused line of credit that is based upon a discounted charge-off history associated with each respective loan segment. The reserve at March 31, 2018 and 2017 totaled $50,200 and $55,200, respectively. At March 31, 2018, management is not aware of any accounting loss to be incurred by funding these loan commitments at this time.

The Bank had the following outstanding commitments and unused lines of credit as of March 31, 2018 and 2017:

	March 31, 2018	March 31, 2017
Unused commercial lines of credit	$9,187,810	$10,733,345
Unused home equity lines of credit	22,560,376	22,993,289
Unused consumer lines of credit	29,331	1,110,155
Residential construction loan commitments	4,234,076	8,047,156
Commercial construction loan commitments	8,968,416	7,091,564
Home equity loan commitments	389,600	84,000
Commercial loan commitments	5,125,000	1,089,218
Standby letter of credit	250,224	472,354

Note 8: Related Party Transactions

The officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. All related party loans are subject to review by management and the board of directors.

Activity in these loans during the years ended March 31, 2018 and 2017 was as follows:

	2018	2017
Balance – Beginning of year	$345,314	$381,948
New loans and lines of credit advances	1,600	7,500
Principal repayments	(216,960)	(44,134)

Balance – End of year	$129,954	$345,314

At March 31, 2018 there were no new loans made to related parties during the fiscal year and $6,150 of credit available under certain lines of credit. At March 31, 2017 there were $7,500 of new loans made to related parties during the fiscal year and $6,150 of credit available under lines of credit. Deposits from officers and directors of the Bank totaled $1,033,558 and $1,122,872 at March 31, 2018 and 2017, respectively.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 9: Premises and Equipment and Premises and Equipment Held For Sale

A summary of premises and equipment, excluding premises and equipment held for sale, and the related depreciation and amortization as of March 31, is as follows:

	Estimated Useful Life (in years)	2018	2017
Land		$1,064,046	$1,064,044
Office buildings and improvements	3 - 39	3,899,584	3,800,195
Furniture and equipment	3 - 7	2,711,893	2,602,749
Automobiles	5	43,505	43,505
Assets not in service		8,448	30,900

		7,727,476	7,541,393

Accumulated depreciation and amortization		(3,781,651)	(3,867,113)

Net premises and equipment		$3,945,825	$3,674,280

Depreciation and amortization expense		$325,320	$334,210

At March 31, 2018, the Bank had four operating leases that include three branches acquired from Fraternity and the administrative office lease in Baltimore County. The administrative office lease was renewed under a five-year option in December 2016, while two of the acquired branches have new leases due to relocation during fiscal 2018. Each of the lease agreements have options to renew at the end of the lease term. Rental expense under the four leases for the year ended March 31, 2018 was $511,884 compared to lease expense of $1,002,477 for March 31, 2017. The prior year lease expense includes the $495,000 in lease expense that is associated with closing one of our branches and the inability to get out of a respective lease agreement. The minimum future rental commitment under the current lease agreements at March 31, 2018 is as follows:

Year ending March 31,	Payments
2019	521,642
2020	543,727
2021	480,779
2022	353,841
2023	67,054
Thereafter	25,879

$1,992,922

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 10: Goodwill and Other Intangible Assets

The Company’s intangible assets (goodwill and core deposit intangible) at March 31, 2018 consists of assets recorded in December 2009 associated with the acquisition of a branch office in Pasadena, Maryland and the acquisition of Fairmount in September 2015 and the acquisition of Fraternity in May 2016. Only the goodwill related to the branch office acquisition in the amount of $2.7 million is deductible for tax purposes. We conducted our annual impairment test of goodwill as of December 31, 2017. In addition, due to the significant increase in tax expense resulting from the recording of a valuation allowance on our net deferred tax assets in the fourth quarter of fiscal 2018, we concluded that a triggering event had occurred. Therefore, we performed an additional goodwill impairment analysis during the quarter ending March 31, 2018. Based upon the impairment tests performed as of December 31, 2017 and March 31, 2018, the fair values exceeded the carrying values of our only reporting unit. As a result, no impairment to goodwill was recorded for the period ended March 31, 2018. The core deposit intangible asset is being amortized straight-line over a life of eight years.

The following table presents the changes in net book value of intangible assets for the years ended March 31, 2018 and 2017:

	Goodwill	Core deposit intangible
Balance April 1, 2016	$6,767,811	$618,300
Additions (1)	1,877,243	242,020
Post acquisition adjustments	(81,524)	—
Amortization	—	(121,022)

Balance March 31, 2017	8,563,530	739,298
Amortization	—	(126,064)

Balance March 31, 2018	$8,563,530	$613,234

(1)—Additions to intangible assets are related to the acquisition of Fraternity Community Bancorp, Inc.

The post-acquisition adjustment to goodwill shown in the table above was recorded in the first quarter of fiscal 2017. The adjustment represents a $451,000 write-down of several owner-occupied residential investor loans to one borrower that were acquired in the Fairmount acquisition and recording of an increase to the deferred tax asset related to a $533,000 net operating loss (NOL) from Fairmount’s final tax return. With regards to the investor loans, information we were not aware of at the time of the acquisition became available during the quarter ended June 30, 2016. Had we known this information at the time of the acquisition, we would have deemed these loans as impaired and valued them accordingly.

At March 31, 2018, future expected annual amortization associated with the core deposit intangible is as follows:

Year ending March 31,	Amount
2019	126,070
2020	123,737
2021	98,070
2022	98,070
2023	98,070
2024	64,174
2025	5,043

$613,234

Note 11: Derivative – Interest Rate Swap Agreements

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements. The Company posted $751,000 and $392,000 under collateral arrangements as of March 31, 2018 and 2017, respectively, to satisfy collateral requirements associated with the risk exposure associated with all interest rate swap agreements.

Interest Rate SWAPS Designated as Cash Flow Hedges

During fiscal 2017, the Company entered into several interest rate swaps that were designated as cash flow hedges. The interest rate swaps have notional amounts totaling $11.6 million as of March 31, 2018 and were designated as cash flow hedges of certain Federal Home Loan Bank advances. The purpose of the cash flow hedges is to match-fund longer-term assets with longer-term borrowings to reduce potential interest rate risk and cost by swapping a variable rate borrowing for a fixed rate borrowing. The aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value associated with the effective portion recorded in other comprehensive income (loss) and the ineffective portion recorded in other non-interest income. The cash flow hedges were determined to be ineffective during the quarter ended September 30, 2017. As such, a total of $1,075 of ineffectiveness has been reported in net income for the period ending March 31, 2018.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Summary information about the interest-rate swaps designated as cash flow hedges as of year-end is as follows:

Interest Rate Swap	Notional Amount	Effective Start Date	Maturity Date	Pay Fixed Rate	Receive Floating Rate
FHLB Advance Swap 1	$1,850,000	March 9, 2017	March 9, 2022	2.24%	3-Month LIBOR
FHLB Advance Swap 2	1,850,000	March 9, 2017	March 9, 2024	2.41%	3-Month LIBOR
FHLB Advance Swap 3	1,850,000	March 9, 2017	March 9, 2027	2.57%	3-Month LIBOR
FHLB Advance Swap 4	2,000,000	March 29, 2017	March 29, 2022	2.08%	3-Month LIBOR
FHLB Advance Swap 5	2,000,000	March 29, 2017	March 29, 2024	2.24%	3-Month LIBOR
FHLB Advance Swap 6	2,000,000	March 29, 2017	March 29, 2027	2.40%	3-Month LIBOR

Total Notional Amount	$11,550,000

Interest expense recorded on the swap transactions totaled $110,926 and $4,800 for the fiscal years ending March 31, 2018 and 2017 and is reported as a component of interest expense relating to borrowed funds.

The following table reflects cash flow hedges included in the Consolidated Statements of Financial Condition as of March 31, 2018 and 2017:

	March 31, 2018		March 31, 2017
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in assets:
Interest rate swaps related to FHLB Advances	$11,550,000	$217,464

Included in liabilities:
Interest rate swaps related to FHLB Advances			$11,550,000	$83,634

The following tables present the net gains (losses) recorded in accumulated other comprehensive income (loss) and the Consolidated Statements of Operations relating to the cash flow derivative instruments for the fiscal year ended March 31, 2018:

	Fiscal Year Ended March 31, 2018
	Amount of Gain (Loss) Recognized in OCI (Effective Portion)	Amount of Gain (Loss) Reclassified from OCI to Interest Income	Amount of Gain (Loss) Recognized in Other Noninterest Income (Ineffective Portion)

Interest Rate Contracts	$300,023	$—	$(1,075)

Interest Rate SWAPS Designated as Fair Value Hedges

The derivative position relates to a transaction in which the Bank entered into an interest rate swap with another financial institution using a fixed rate commercial real estate loan as an offset. The Bank agrees to pay the other financial institution a fixed interest rate on a notional amount based upon the commercial real estate loan and in return receive a variable interest rate on the same notional amount. This transaction allows the Bank to effectively convert a fixed rate loan to a variable rate. Because the terms of the swap with the other financial institution and the commercial real estate loan offset each other, with the only difference being credit risk associated with the loan, changes in the fair value of the underlying derivative contract and the commercial real estate loan are not materially different and do not significantly impact the Bank’s results of operations.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

During the second quarter of fiscal 2016, the Company entered into the interest rate swap agreement with a $3.3 million notional amount to convert a fixed rate commercial real estate loan at 3.99% into a variable rate for a term of approximately 10 years. The notional amount of the interest rate swap and the offsetting commercial real estate loan were $3.1 and $3.2 million at March 31, 2018 and 2017, respectively. The derivative is designated as a fair value hedge.

Credit risk arises from the possible inability of counterparties to meet the terms of their contracts. The Bank’s exposure is limited to the replacement value of the contract rather than the notional amount, principal, or contract amount. There are provisions in the agreement with the counterparty that allow for certain unsecured credit exposure up to an agreed threshold. Exposures in excess of the agreed threshold are collateralized. In addition, the Bank minimizes credit risk through credit approvals, limits, and monitoring procedures.

The fair value hedge is summarized below:

	March 31, 2018			March 31, 2017
	Notional Amount	Principal Amount	Fair Value	Notional Amount	Principal Amount	Fair Value
Included in Loans and Leases:
Commercial real estate loan	$—	$3,091,892	$3,022,744	$—	$3,175,044	$3,201,691

Included in Other Assets:
Interest Rate Swap	$3,091,892	$—	$69,148	$—	—	$—

Included in Other Liabilities:
Interest Rate Swap	$—	—	$—	$3,175,044	—	$26,647

No gain or loss was recognized in earnings for the years ended March 31, 2018 and 2017 related to the interest rate swap due to the fact the gain or increase in the fair value of the commercial real estate was offset by the loss or decrease in the fair value of interest rate swap.

Note 12: Deposits

The following table details the composition of deposits and the related percentage mix of total deposits, respectively:

	March 31, 2018		March 31, 2017
	Amount	% of Total	Amount	% of Total
Savings	$42,499,381	11%	$44,614,415	11%
Noninterest-bearing checking	29,557,943	7%	30,401,454	7%
Interest-bearing checking	27,219,285	7%	26,415,189	6%
Money market accounts	58,466,228	14%	62,962,902	15%
Time deposits	246,988,613	61%	247,632,742	60%

	$404,731,450	100%	$412,026,702	100%
Premium on deposits assumed	411,525		829,072

Total deposits	$405,142,975		$412,855,774

The aggregate amount of time deposits in denominations of $250,000 or more is $20,633,911 and $21,594,387 at March 31, 2018 and 2017, respectively.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

A schedule of maturity of time deposits at March 31 is as follows:

Maturity period	2018	2017
Within one year	$125,075,179	$124,859,888
Over one year through two years	64,229,103	61,925,008
Over two years through three years	26,460,307	26,005,112
Over three years through four years	18,157,709	17,427,002
Over four years through five years	13,066,315	17,393,621
Greater than five years	—	22,111

	$246,988,613	$247,632,742

Note 13: Federal Home Loan Bank Advances and Lines of Credit

The Bank may borrow up to $5,000,000 from a correspondent bank under a secured federal funds line of credit and $1,000,000 under an unsecured federal funds line of credit. The Bank would be required to pledge investment securities to draw upon the secured line of credit. There were no borrowings under these lines of credit at March 31, 2018 and 2017. The Bank also maintained a note payable on an automobile purchased during fiscal 2017. The original amount of the note was $28,805 with an interest rate of 1.95% for 36 months. The note was paid-off in January 2018.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Borrowings consist of advances from the Federal Home Loan Bank (FHLB). The Bank may borrow up to 25 percent of its assets under a line of credit agreement with the FHLB. Advances under the line of credit are secured by certain loans owned by the Bank. As of March 31, 2018 and 2017, the Bank had $68.3 million and $88.2 million, respectively, of available credit from the FHLB. Advances are limited by the balance of loans available for pledge. The amount of loans that were deemed eligible to pledge as collateral totaled $127.1 million at March 31, 2018 and $159.1 million at March 31, 2017. As a condition of obtaining the line of credit from the FHLB, the FHLB also requires the Bank purchase shares of capital stock in the FHLB. Information relating to borrowings at March 31, 2018 and 2017 is presented below.

	March 31, 2018			March 31, 2017
	Amount	Rate	Maturity Date	Amount	Rate	Maturity Date
FHLB advance (1)	$5,550,000	1.84%	6/11/2018	$5,550,000	0.94%	6/9/2017
FHLB advance (2)	6,000,000	1.90%	6/29/2018	6,000,000	0.93%	6/29/2017
FHLB advance	1,000,000	2.60%	7/2/2018	1,000,000	4.24%	7/31/2017
FHLB advance	1,000,000	3.05%	7/3/2018	5,000,000	4.28%	7/31/2017
FHLB advance	5,000,000	3.94%	7/23/2018	1,000,000	4.01%	8/21/2017
FHLB advance	1,000,000	1.74%	7/31/2018	1,000,000	0.91%	8/31/2017
FHLB advance	1,000,000	1.40%	8/21/2018	1,500,000	3.23%	11/24/2017
FHLB advance	4,000,000	1.94%	8/27/2018	1,500,000	3.40%	11/27/2017
FHLB advance	3,000,000	1.41%	8/27/2018	1,000,000	2.60%	7/2/2018
FHLB advance	5,000,000	3.38%	9/19/2018	1,000,000	3.05%	7/3/2018
FHLB advance	1,000,000	2.60%	10/2/2018	5,000,000	3.94%	7/23/2018
FHLB advance	1,000,000	1.95%	12/31/2018	5,000,000	3.38%	9/19/2018
FHLB advance	3,000,000	1.38%	7/31/2019	1,000,000	2.60%	10/2/2018
FHLB advance	3,000,000	1.96%	8/26/2019	—
FHLB advance	3,000,000	1.59%	8/26/2019	—
FHLB advance	3,000,000	1.42%	8/26/2019	—
FHLB advance	1,500,000	1.95%	11/25/2019	—
FHLB advance	1,500,000	1.78%	11/27/2019	—
FHLB advance	3,000,000	2.31%	2/3/2020	—
FHLB advance	1,000,000	2.15%	11/30/2020	—
FHLB advance	2,000,000	2.28%	12/28/2020	—
FHLB advance	2,000,000	2.49%	2/1/2021	—
FHLB advance	3,000,000	1.48%	8/25/2021	—
Note payable – auto	—			27,250	1.95%	2/17/2020

	60,550,000			35,577,250
Premium on FHLB advances assumed	122,140			547,649

Total borrowings	$60,672,140			$36,124,899

(1)

- FHLB Advance is tied to three derivative cash flow hedges in increments of $1.85 million each. The three individual cash flow hedges are for a term of five, seven and ten years, respectively and are tied to the 3-month LIBOR rate. In order for the cash flow hedges to remain effective, the corresponding FHLB Advance will have to be renewed every three months until the respective cash flow hedge matures.

(2)

- FHLB Advance is tied to three derivative cash flow hedges in increments of $2.0 million each. The three individual cash flow hedges are for a term of five, seven and ten years, respectively and are tied to the 3-month LIBOR rate. In order for the cash flow hedges to remain effective, the corresponding FHLB Advance will have to be renewed every three months until the respective cash flow hedge matures.

Note 14: Income Taxes

The provisions for income taxes for the years ended March 31, 2018 and 2017 consist of the following components:

	Year Ended March 31,
	2018	2017
Tax expense (benefit):
Current:
Federal	$(22,566)	$(10,911)
State	$(6,599)	(5,193)
Deferred tax	8,081,203	(741,901)

Total tax expense (benefit)	$8,052,038	$(758,005)

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

A reconciliation of the provision for taxes on income from the statutory federal income tax rate to the effective income tax rates follows:

	Year Ended March 31,
	2018	2017
Tax at statutory federal income tax rate	$615,952	$(573,507)
Tax effect of:
Tax-exempt income	(491,456)	(260,637)
State income taxes, net of federal impact	42,442	(90,427)
Valuation allowance on income tax benefits	5,790,102	—
Impact of the Tax Act	2,318,118	—
Nondeductible expenses and other	55,397	166,566
Other	(278,517)	—

Income tax expense (benefit)	$8,052,038	$(758,005)

The following is a summary of the tax effects of the temporary differences and tax attributes between financial and income tax accounting that give rise to deferred tax assets and deferred tax liabilities as of March 31:

	2018	2017
Deferred tax assets:
Allowance for loan losses	$627,297	$887,510
Nonaccrual interest	219,172	197,363
Deferred compensation	547,968	822,939
Foreclosed real estate write down and holding costs	162,973	221,010
Deferred loan costs	34,870	42,285
Capital loss carryforward	—	48,872
Charitable contribution carryforward	28,272	42,098
Net operating loss carryforward	3,227,274	4,414,529
Stock based payment awards	66,968	80,833
Unrealized loss on investment securities available for sale	728,266	862,673
AMT credit carryover	245,260	225,294
Acquisition activity	510,506	1,078,763
Other	39,692	—

	6,438,518	8,924,169
Valuation allowance on deferred tax asset	(5,790,102)	(42,364)

	648,416	8,881,805

Deferred tax liabilities:
FHLB stock dividends	63,486	91,004
Goodwill and other intangible assets	522,993	717,933
Accumulated depreciation	61,937	65,193
Other	—	30,825

	648,416	904,955

Net deferred tax asset	$—	$7,976,850

Deferred income taxes reflect the impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The largest component of our net deferred tax asset at March 31, 2018 was our net operating loss carryforwards and temporary differences related to the activity in our allowance for loan losses and unrealized loss on investment securities available for sale. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not, that some or all of the deferred tax assets will not be realized. Due to the Company remaining in a cumulative loss position for three consecutive years, management has concluded that it is more likely-than-not that the Company will be unable to realize its deferred tax assets in the foreseeable future, and accordingly has established a full valuation allowance of $5.8 million which equals 100% of the net deferred tax assets at March 31, 2018. If, in the future, the Company generates taxable income on a sustained basis sufficient to support the deferred tax assets, the need for a deferred tax valuation allowance could change, resulting in the reversal of all or a portion of the deferred tax asset valuation at that time.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The Company has a federal net operating loss carryforward (NOL) of $12.0 million as of March 31, 2018, which will expire within the period of the years ending March 31, 2030 through 2037, including $4.9 million and $1.9 million of federal NOL assumed in the acquisition of Fraternity and Fairmount, respectively. As a result of the change in ownership, the utilization of Fraternity and Fairmount’s NOL carryforwards is subject to limitations imposed under Code Section 382 of the Internal Revenue Code. The state NOL for the Company is $11.0 million and also expires within the same period as the federal NOL. In addition, other tax attributes consisted of charitable contribution carryforwards of $102,742 and AMT credit carryovers of $245,620 at March 31, 2018. Under the Tax Act, the AMT credit carryovers are refundable over a period beginning in 2018. Charitable contribution carryovers have a limited life of five years.

On December 22, 2017, the Tax Act was passed into law. The Tax Act included a broad range of tax reform including changes to tax rates and deductions that were effective January 1, 2018. The primary change for the Company was the lowering of the federal corporate income tax rate to 21% from maximum of 35%. The decrease in the enacted corporate tax rate expected to apply when the Company’s temporary differences are realized or settled resulted in a revaluation of the Company’s net deferred tax asset of $2.3 million with a corresponding charge to income tax expense. Based on information available and our current interpretation of the Tax Act, the Company has made reasonable estimates of the impact from the reduction in the corporate tax rate on the remeasurement of applicable deferred tax assets and liabilities. However, certain deferred tax assets and liabilities will continue to be evaluated in the context of the Tax Act through the date of the filing of our March 31, 2018 federal income tax return, and may change as a result of evolving management interpretations, elections, and assumptions, as well as new guidance that may be issued by the Internal Revenue Service. Management expects to complete its analysis within the measurement period in accordance with SAB 118.

The Company’s tax returns are subject to review and examination by federal and state taxing authorities. The Company’s tax returns are currently open to audit under the applicable statutes of limitations by the Internal Revenue Service for the years ended March 31, 2015 through March 31, 2017. Years in which an NOL is created though are still open for examination. The establishment of a valuation allowance on our deferred tax assets for financial reporting purposes does not affect how the net operating loss carryforwards may be utilized on our subsequent income tax returns. The Company does not have any uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits.

Note 15: Regulatory Capital Ratios

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations for banks, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Basel III Capital Rules became effective for Hamilton Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

In connection with the adoption of the Basel III Capital Rules, we elected to opt-out of the requirement to include accumulated other comprehensive income in Common Equity Tier 1. Common Equity Tier 1 for Hamilton Bank is reduced by goodwill and other intangible assets, net of associated deferred tax liabilities and subject to transition provisions.

Under the revised prompt corrective action requirements, as of January 1, 2015, insured depository institutions are required to meet the following in order to qualify as “well capitalized:” (1) a common equity Tier 1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10% and (4) a Tier 1 leverage ratio of 5%. As of March 31, 2018, the Bank met all capital adequacy requirements under the Basel III Capital Rules to be considered “well capitalized” under prompt corrective action rules.

The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to Hamilton Bank.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table presents actual and required capital ratios as of March 31, 2018 and March 31, 2017 for Hamilton Bank and the Company under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of January 1, 2018 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

	Actual		Minimum Capital Required – Basel III Phase-In Schedule		Minimum Capital Required – Basel III Fully Phased-In		To be well capitalized (1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)		(dollars in thousands)
March 31, 2018

Common equity tier 1 capital (to risk-weighted assets)
Hamilton Bank	$39,126	10.61%	$23,498	6.375%	$25,802	7.00%	$23,959	6.50%
Hamilton Bancorp	47,308	12.79%	23,582	6.375%	25,894	7.00%	24,044	6.50%
Total risk-based capital (to risk-weighted assets)
Hamilton Bank	41,998	11.39%	36,399	9.875%	38,703	10.50%	36,860	10.00%
Hamilton Bancorp	50,180	13.57%	36,529	9.875%	38,841	10.50%	36,992	10.00%
Tier 1 capital (to risk-weighted assets)
Hamilton Bank	39,126	10.61%	29,027	7.875%	31,331	8.50%	29,488	8.00%
Hamilton Bancorp	47,308	12.79%	29,131	7.875%	31,443	8.50%	29,593	8.00%
Tier 1 capital (to adjusted total assets)
Hamilton Bank	39,126	7.64%	20,497	4.000%	20,497	4.00%	25,621	5.00%
Hamilton Bancorp	47,308	8.15%	20,674	4.000%	20,674	4.00%	25,843	5.00%

March 31, 2017

Common equity tier 1 capital (to risk-weighted assets)
Hamilton Bank	$40,084	12.13%	$18,996	5.750%	$23,126	7.00%	$21,474	6.50%
Hamilton Bancorp	48,318	14.56%	19,078	5.750%	23,225	7.00%	$21,566	6.50%
Total risk-based capital (to risk-weighted assets)
Hamilton Bank	42,334	12.81%	30,559	9.250%	34,689	10.50%	33,037	10.00%
Hamilton Bancorp	50,568	15.24%	30,690	9.250%	34,838	10.50%	33,179	10.00%
Tier 1 capital (to risk-weighted assets)
Hamilton Bank	40,084	12.13%	23,952	7.250%	28,081	8.50%	26,429	8.00%
Hamilton Bancorp	48,318	14.56%	24,055	7.250%	28,202	8.50%	26,543	8.00%
Tier 1 capital (to adjusted total assets)
Hamilton Bank	40,084	8.28%	19,365	4.000%	19,365	4.00%	24,207	5.00%
Hamilton Bancorp	48,318	9.96%	19,402	4.000%	19,402	4.00%	24,253	5.00%

(1) – Under prompt corrective action

Tier 1 capital consists of total shareholders’ equity less goodwill, intangible assets, and deferred tax net operating loss carryforwards. Total capital includes a limited amount of the allowance for loan losses and a portion of any unrealized gain on equity securities. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance-sheet items.

Failure to meet the capital requirements could affect, among other things, the Bank’s ability to accept brokered deposits and may significantly affect the operations of the Bank. During the quarter ended December 31, 2016, the Company transferred $3.0 million in cash down to the Bank as capital to increase the Bank’s lending capacity and enhance the Bank’s capital ratios after falling below the Bank’s self-imposed internal minimum capital level in the prior quarter.

In its regulatory report filed as of March 31, 2018, the Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. Management is not aware of any events that would have caused this classification to change. Management has no plans that should change the classification of the capital adequacy.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 16: Defined Contribution Retirement Plan

The Bank offers a retirement plan qualifying under section 401(k) of the Internal Revenue Code to its employees. The Plan covers all full-time employees with one year of service who have reached 18 years of age. The Bank contributes three percent of each participant’s eligible compensation to the Plan. The Bank may make elective deferrals as well, upon Board of Directors approval. During the years ended March 31, 2018 and 2017, the Bank recorded expense of $174,065 and $145,082, respectively, related to the 401(k) Plan.

Note 17: Employee Stock Ownership Plan

In connection with the conversion to stock form in October 2012, the Company established an Employee Stock Ownership Plan (ESOP) for the exclusive benefit of eligible employees. Eligible employees include all employees over the age of 21 that have completed 1,000 hours of service over a continuous twelve-month period. The ESOP borrowed funds from the Company in the amount of $2,962,400, which was sufficient to purchase 296,240 shares or 8% of the Common Stock issued in the offering. The shares were acquired at a price of $10.00 per share.

The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP over the 20-year term of the loan with funds from the Bank’s contributions to the ESOP and dividends paid on the stock, if any. The interest rate on the ESOP loan is an adjustable rate equal to the lowest prime rate, as published in the Wall Street Journal. The interest rate will adjust annually and will be the prime rate on the first business day of the calendar year. The interest rate on the loan as of March 31, 2018 is 4.50%.

Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their annual salaried wages, relative to total salaried wages of all active participants. Participants will vest their accrued benefits under the employee stock ownership plan at a rate of 20% per year, such that the participants will be 100% vested upon completion of five years of credited service. Vesting is accelerated upon retirement, death, or disability of the participant, or a change in control of the Bank. Forfeitures will be reallocated to remaining plan participants. Benefits may be payable upon retirement, death, disability, separation of service, or termination of the ESOP. Participants may elect to receive benefits in cash in lieu of common stock.

The debt of the ESOP, in accordance with generally accepted accounting principles, is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Statement of financial Condition. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports compensation expense equal to the fair market price of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The shares allocated will then become outstanding shares for earnings per share computations. The ESOP compensation expense for the year ended March 31, 2018 and 2017 was $224,481 and $235,633, respectively.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

A summary of ESOP shares at March 31, 2018 and 2017 is as follows:

	2018	2017
Shares allocated to employees	88,872	74,060
Unearned shares	207,368	222,180

Total ESOP shares	296,240	296,240

Fair value of unearned shares	$2,954,994	$3,410,463

Note 18: Stock Based Compensation

In November 2013, the Company’s shareholders approved a new Equity Incentive Plan (the “2013 Equity Incentive Plan’’). The 2013 Equity Incentive Plan allows for up to 148,120 shares to be issued to employees, executive officers or Directors in the form of restricted stock, and up to 370,300 shares to be issued to employees, executive officers or Directors in the form of stock options. At March 31, 2018, there were 83,900 restricted stock awards issued and outstanding and 247,850 stock option awards granted under the 2013 Equity Incentive Plan.

Stock Options:

Under the above plan, the exercise price for stock options is the market price at date of grant. The maximum option term is ten years and the options granted shall vest in five equal annual installments of 20% with the first installment becoming exercisable on the first anniversary of the date of grant and succeeding installments on each anniversary thereafter. The Company plans to issue new shares to satisfy share option exercises. The total expense that has been incurred for the stock option plan was $229,569 and $216,735 for the years ended March 31, 2018 and 2017, respectively.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical data. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury rate equal to the expected term of the option in effect at the time of the grant.

The fair value of options granted to date was determined using the following weighted-average assumptions as of grant date.

Grant Date	Number of Options Granted	Risk Free Interest Rate	Expected Term (in years)	Expected Stock Price Volatility	Dividend Yield	Fair Value of Options Granted

February 3, 2014	225,150	2.07%	7.0	27.30%	0.00%	$4.65
November 1, 2016	19,000	1.61%	7.0	27.17%	0.00%	$4.35
February 3, 2017	3,700	2.27%	7.0	27.26%	0.00%	$5.18

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

A summary of stock option activity for the year ended March 31, 2018 and 2017 is as follows:

March 31, 2018:	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at April 1, 2017	242,350	$13.84	7.1
Granted	—	—	—
Exercised	—	—	—
Forfeited, exchanged or expired	—	—	—

Outstanding at March 31, 2018	242,350	$13.84	6.1

Vested at March 31, 2018	180,260	$13.84	5.8

March 31, 2017:	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at April 1, 2016	219,650	$13.85	7.8
Granted	22,700	13.78	10.0
Exercised	—	—	—
Forfeited, exchanged or expired	—	—	—

Outstanding at March 31, 2017	242,350	$13.84	7.1

Vested at March 31, 2017	131,790	$13.85	6.8

As of March 31, 2018, there was $248,272 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The expense is expected to be recognized over a weighted-average period of 1.7 years. The intrinsic value of a stock option is the amount that the market value of the underlying stock exceeds the exercise price of the option. Based upon a fair market value of $14.25 at March 31, 2018, the options outstanding had an intrinsic value of $102,110.

Restricted Stock:

The specific terms of each restricted stock award are determined by the Compensation Committee at the date of the grant. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at the grant date. Restricted stock awards granted shall vest in five equal annual installments of 20% with the first installment becoming vested on the first anniversary of the date of grant and succeeding installments on each anniversary thereafter.

A summary of changes in the Company’s nonvested shares for the year is as follows:

March 31, 2018:	Shares	Weighted-Average Fair Value
Nonvested shares at April 1, 2017	36,220	$13.76
Granted	—	—
Vested	(16,780)	13.78
Forfeited	—	—

Nonvested shares at March 31, 2018	19,440	$13.74

Fair Value of shares vested at March 31, 2018	$918,555

March 31, 2017:	Shares	Weighted-Average Fair Value
Nonvested shares at April 1, 2016	50,600	$13.76
Granted	2,000	13.93
Vested	(16,380)	13.78
Forfeited	—	—

Nonvested shares at March 31, 2017	36,220	$13.76

Fair Value of shares vested at March 31, 2017	$731,888

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table outlines the vesting schedule of the nonvested restricted stock awards as of March 31, 2018:

Year Ending March 31,	Number of Restricted Shares
2019	16,780
2020	1,780
2021	480
2022	400

19,440

The Company recorded restricted stock awards expense of $231,276 and $227,646 for the years ended March 31, 2018 and 2017, respectively. As of March 31, 2018, there was $225,445 of total unrecognized compensation expense related to nonvested shares granted under the 2013 stock incentive plan. The cost is expected to be recognized over a weighted-average period of 1.2 years.

Note 19: Fair Value Measurements

Generally accepted accounting principles define fair value, establish a framework for measuring fair value, and establish a hierarchy for determining fair value measurement. The hierarchy includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follows:

Level 1 : Valuation is based on quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2 : Valuation is determined from quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market; and

Level 3 : Valuation is derived from model-based techniques in which at least one significant input is unobservable and based on the Company’s own estimates about the assumptions that market participants would use to value the asset or liability.

The following is a description of the valuation methods used for instruments measured at fair value as well as the general classification of such instruments pursuant to the applicable valuation method.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Fair value measurements on a recurring basis

Securities available for sale – If quoted prices are available in an active market for identical assets, securities are classified within Level 1 of the hierarchy. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. As of March 31, 2018 and 2017, the Bank has categorized its investment securities available for sale as follows:

March 31, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
U.S. government agencies	$—	$2,718,649	$—	$2,718,649
Municipal bonds	—	11,705,991	—	11,705,991
Corporate bonds		—	1,954,076	1,954,076
Mortgage-backed securities	—	59,025,404	16	59,025,420

Total investment securities available for sale	$—	$73,450,044	$1,954,092	$75,404,136

March 31, 2017	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
U.S. government agencies	$—	$3,512,303	$—	$3,512,303
Municipal bonds	—	14,239,526	1,928,313	16,167,839
Corporate bonds		1,916,522	—	1,916,522
Mortgage-backed securities	—	80,829,991	2,473	80,832,464

Total investment securities available for sale	$—	$100,498,342	$1,930,786	$102,429,128

During fiscal 2018, a corporate bond and one mortgage-backed security were moved from a Level 2 input to a Level 3 input. The quantitative unobservable input for these bonds was obtained based upon pricing from an independent third party. The securities were classified as a Level 3 input because there was no active market for these securities to obtain a fair value. Conversely, during fiscal 2018, several municipal bonds and mortgage backed securities were moved from Level 3 input to Level 2 input as additional market data and inputs became available.

Derivative – Interest rate swap agreements – The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). The quantitative models that are used utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. As of March 31, 2018 and 2017, the bank has categorized its interest rate swaps and related loan as follows:

March 31, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
Loans – Commercial real estate loan	$—	$3,022,744	$—	$3,022,744
Derivative – Interest rate swap designated as fair value hedge	—	69,148	—	69,148
Derivatives – Interest rate swaps designated as cash flow hedge	—	217,464	—	247,736

March 31, 2017	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
Loans – Commercial real estate loan	$—	$3,201,691	$—	$3,201,691
Derivative – Interest rate swap designated as fair value hedge	—	(26,647)	—	(26,647)
Derivatives – Interest rate swaps designated as cash flow hedge	—	(83,634)	—	(83,634)

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table presents the valuation and unobservable inputs for Level 3 assets measured at fair value on a recurring basis at March 31, 2018:

Description	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs
Investment securities	$1,954,092	3rd party valuation	Discount to reflect current market conditions	0.00% – 10.00%

The following table presents a reconciliation of the investments which are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods presented:

	March 31, 2018	March 31, 2017
Balance, beginning of year	$1,930,786	$1,898,640

Transfers in:
Corporate bonds	1,954,076	—
Mortgage-backed securities	16	2,473
Municipal bonds	—	1,928,313

Transfers out:
Corporate bonds	—	1,898,640
Mortgage-backed securities	2,473	—
Municipal bonds	1,928,313	—

Balance, end of year	$1,954,092	$1,930,786

Fair value measurements on a nonrecurring basis

Impaired Loans – The Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values. At March 31, 2018 and 2017, the fair values consist of loan balances of $8,720,339 and $5,657,048 that have been written down by $266,256 and $285,359, respectively, as a result of specific loan loss allowances.

Foreclosed real estate – The Bank’s foreclosed real estate is measured at the lower of carrying value or fair value less estimated cost to sell. At March 31, 2018 and 2017, the fair value of foreclosed real estate was estimated to be $457,778 and $503,094, respectively. Fair value was determined based on offers and/or appraisals. Cost to sell the assets was based on standard market factors. The Company has categorized its foreclosed assets as Level 3.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Premises and equipment held for sale – The Bank’s premises and equipment held for sale is measured at the fair value less estimated cost to sell. The assets in fiscal 2017 totaling $547,884 were acquired in the acquisition of Fraternity and sold during the quarter ending December 31, 2017. Fair value was determined based upon appraisals and the cost to sell these assets was determined using standard market factors. The Company has categorized its premises and equipment held for sale as Level 3.

March 31, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
Impaired loans	$—	$—	$8,454,083	$8,454,083
Foreclosed real estate	—	—	457,778	457,778
Premises and equipment held for sale	—	—	—	—
Loans held for sale	—	—	—	—

March 31, 2017	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
Impaired loans	$—	$—	$5,371,689	$5,371,689
Foreclosed real estate	—	—	503,094	503,094
Premises and equipment held for sale	—	—	547,884	547,884
Loans held for sale	—	—	—	—

The following table presents the valuation and unobservable inputs for Level 3 assets measured at fair value on a nonrecurring basis at March 31, 2018:

Description	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs
Impaired loans, net of allowance	$8,454,083	Appraised value	Discount to reflect current market conditions	0.00% – 25.00%
		Discounted cash flows	Discount rates	2.63% – 7.25%

Foreclosed real estate	$457,778	Appraised value	Discount to reflect current market conditions	0.00% – 25.00%

The following table summarizes changes in foreclosed real estate for the years ended March 31, 2018 and 2017, which is measured on a nonrecurring basis using significant unobservable, level 3, inputs:

	Year Ended March 31,
	2018	2017
Balance at beginning of period	$503,094	$443,015
Transfer to foreclosed real estate	23,834	126,575
Write-down of foreclosed real estate	(31,955)	0
Proceeds from sale of foreclosed real estate	(35,896)	(60,258)
Loss on sale of foreclosed real estate	(1,299)	(6,238)

Balance at end of period	$457,778	$503,094

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The remaining financial assets and liabilities are not reported on the balance sheets at fair value on a recurring basis. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	March 31, 2018		March 31, 2017
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Level 1 inputs
Cash and cash equivalents	$23,368,415	$23,368,415	$29,353,921	$29,353,921

Level 2 inputs
Federal Home Loan Bank stock	3,122,400	3,122,400	2,020,200	2,020,200
Bank-owned life insurance	17,455,850	17,455,850	18,253,348	18,253,348

Level 3 inputs
Certificates of deposit held as investment	499,189	492,751	499,280	505,641
Loans receivable, net of unearned income	387,328,993	385,818,260	335,758,154	337,444,534

Financial liabilities
Level 3 inputs
Deposits	405,142,975	405,026,957	412,855,774	413,148,503
Advance payments by borrowers for taxes and insurance	1,962,665	1,962,665	1,868,110	1,868,110
Borrowings	60,672,140	60,494,922	36,124,899	36,697,631

The fair values of cash and cash equivalents and advances by borrowers for taxes and insurance are estimated to equal the carrying amount.

The fair values of Federal Home Loan Bank stock and bank-owned life insurance are estimated to equal carrying amounts, which are based on repurchase prices of the FHLB stock and the insurance company.

The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for estimated loan losses.

The fair value of certificates of deposit held as investments is estimated based on interest rates currently offered for certificates of deposit with similar remaining maturities.

The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

The fair value of borrowings is estimated based on interest rates currently offered for borrowings of similar remaining maturities.

The fair value of outstanding loan commitments and unused lines of credit are considered to be the same as the contractual amounts, and are not included in the table above. These commitments generate fees that approximate those currently charged to originate similar commitments.

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 20: Condensed Financial Statements of Parent Company

Presented below are the condensed statements of financial condition as of March 31, 2018 and 2017, and the related condensed statements of operations and condensed statements of cash flows for Hamilton Bancorp, Inc. for the years ended March 31, 2018 and 2017.

Condensed Statements of Financial Condition

	March 31, 2018	March 31, 2017
Assets
Cash and due from bank	$3,421,827	$3,250,700
Investment securities available-for-sale	1,995,625	2,016,730
Loans and leases, net of unearned income	433,222	479,473
ESOP loan receivable	2,214,298	2,332,992
Investment in bank subsidiary	45,903,508	51,487,261
Other assets	107,652	224,074

Total Assets	$54,076,132	$59,791,230

Liabilities	$—	$—

Shareholders’ Equity
Common stock	34,076	34,111
Additional paid in capital	32,113,534	31,656,235
Retained earnings	25,920,490	31,730,673
Unearned ESOP shares	(2,073,680)	(2,221,800)
Accumulated other comprehensive loss	(1,918,288)	(1,407,989)

Total Shareholders’ Equity	54,076,132	59,791,230

Total Liabilities and Shareholders’ Equity	$54,076,132	$59,791,230

Condensed Statements of Operations

Years Ended March 31, 2018 and 2017

	March 31, 2018	March 31, 2017
Interest revenue
Interest on loans, including fees	$21,213	$30,464
Interest on bank deposits	3,059	5,307
Interest on investments	21,967	18,932
Interest on ESOP loan	90,526	87,710

Total interest revenue	136,765	142,413

Noninterest expenses
Legal	45,466	25,232
Other professional services	—	587
Merger related expenses	—	219,417
Other operating	159,870	171,516

Total noninterest expenses	205,336	416,752

Loss before income tax benefit and equity in net loss of bank subsidiary	(68,571)	(274,339)
Income tax expense (benefit)	58,014	(16,013)

Loss before equity in net loss of bank subsidiary	(126,585)	(258,326)

Equity in net loss of bank subsidiary	(5,922,357)	(670,456)

Net loss	$(6,048,942)	$(928,782)

HAMILTON BANCORP, INC., AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Condensed Statements of Cash Flows

Years Ended March 31, 2018 and 2017

	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Net loss	$(6,048,942)	$(928,782)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Equity in undistributed net loss of subsidiary	5,922,357	670,456
Amortization of premium on investment securities	13,034	4,707
Increase (decrease) in other assets	119,768	(9,593)
Decrease in other liabilities	—	(23,976)

Net cash provided (used) by operating activities	6,217	(287,188)

Cash flows from investing activities:
Acquisition, net of cash acquired	—	(22,430,749)
Principal collected on ESOP loan	118,694	116,819
Principal repayments on loans	46,251	153,313
Proceeds from maturing and called securities available for sale, including principal pay downs	—	1,000,000
Purchase of investment securities available-for-sale	—	(2,026,900)

Net cash provided (used) by investing activities	164,945	(23,187,517)

Cash flows from financing activities:
Dividend from Bank subsidiary	—	24,000,000
Dividend to Bank subsidiary	—	(3,000,000)
Issuance of restricted stock	—	20
Redemption of restricted stock	(35)	(45)

Net cash (used) provided by financing activities	(35)	20,999,975

Net increase (decrease) in cash and cash equivalents	171,127	(2,474,730)
Cash and cash equivalents at beginning of period	3,250,700	5,725,430

Cash and cash equivalents at end of period	$3,421,827	$3,250,700

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

ORRSTOWN FINANCIAL SERVICES, INC.

and

HAMILTON BANCORP, INC.

Dated as of October 23, 2018

i

3.21	Property and Leases	A-27
3.22	Inapplicability of Takeover Laws	A-28
3.23	Regulatory Capitalization	A-29
3.24	Loans; Nonperforming and Classified Assets	A-29
3.25	Deposits	A-31
3.26	Investment Securities	A-32
3.27	Investment Management; Trust Activities	A-32
3.28	Derivative Transactions	A-32
3.29	Repurchase Agreements	A-33
3.30	Deposit Insurance	A-33
3.31	CRA, Anti-money Laundering and Customer Information Security	A-33
3.32	Transactions with Affiliates	A-34
3.33	Brokers; Opinion of Financial Advisor	A-35
3.34	ESOP	A-35

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		A-36
4.1	Making of Representations and Warranties	A-36
4.2	Organization, Standing and Authority	A-36
4.3	Capitalization	A-37
4.4	Corporate Power	A-37
4.5	Corporate Authority	A-37
4.6	Non-Contravention	A-37
4.7	Articles of Incorporation; Bylaws	A-38
4.8	Compliance with Laws	A-38
4.9	Litigation	A-39
4.10	SEC Documents; Financial Reports; and Regulatory Reports	A-40
4.11	Labor Matters	A-41
4.12	Environmental Matters	A-41
4.13	Risk Management Instruments	A-42
4.14	Insurance	A-42
4.15	Buyer Off Balance Sheet Transactions	A-42
4.16	Properties	A-42
4.17	Loans	A-43
4.18	Allowance for Loan Losses	A-43
4.19	Repurchase Agreements	A-43
4.20	Trust Accounts	A-43
4.21	Absence of Certain Changes or Events	A-43
4.22	Regulatory Capitalization	A-43
4.23	CRA, Anti-money Laundering and Customer Information Security	A-44
4.24	Brokers	A-45
4.25	Deposit Insurance	A-45
4.26	Investment Securities	A-45
4.27	Sufficient Funds	A-45
4.28	IT Systems	A-45
4.29	Taxes and Tax Returns	A-46

ii

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-48
5.1	Company Forbearances	A-48
5.2	Forbearances of Buyer	A-52

ARTICLE VI ADDITIONAL AGREEMENTS		A-52
6.1	Stockholder Approval	A-52
6.2	Registration Statement	A-53
6.3	Press Releases	A-54
6.4	Access; Information	A-54
6.5	No Solicitation	A-55
6.6	Takeover Laws	A-58
6.7	Shares Listed	A-58
6.8	Regulatory Applications; Filings; Consents	A-58
6.9	Indemnification; Directors’ and Officers’ Insurance	A-59
6.10	Employees and Benefit Plans	A-60
6.11	Notification of Certain Matters	A-62
6.12	Financial Statements and Other Current Information	A-63
6.13	Confidentiality Agreement	A-63
6.14	Certain Tax Matters	A-63
6.15	Section 16 Votes	A-63
6.16	Certain Litigation	A-63
6.17	Classified Loans	A-64
6.18	Leases	A-64
6.19	Reasonable Best Efforts	A-64
6.20	Reorganization	A-64

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		A-64
7.1	Conditions to Each Party’s Obligations to Effect the Merger	A-64
7.2	Conditions to the Obligations of Buyer	A-65
7.3	Conditions to the Obligations of the Company	A-65

ARTICLE VIII TERMINATION		A-66
8.1	Termination	A-66
8.2	Effect of Termination and Abandonment	A-69

ARTICLE IX MISCELLANEOUS		A-70
9.1	Standard	A-70
9.2	Survival	A-70
9.3	Certain Definitions	A-71
9.4	Waiver; Amendment	A-79
9.5	Expenses	A-79
9.6	Notices	A-79
9.7	Understanding; No Third Party Beneficiaries	A-80
9.8	Assignability; Binding Effect	A-80
9.9	Headings; Interpretation	A-80
9.10	Counterparts	A-80
9.11	Governing Law	A-80
9.12	Specific Performance	A-81
9.13	Entire Agreement	A-81
9.14	Severability	A-81

iii

AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2018 (this “Agreement”), by and between Orrstown Financial Services, Inc., a Pennsylvania corporation (“Buyer”) and Hamilton Bancorp, Inc., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and stockholders to enter into this Agreement and to consummate the strategic business combination provided for herein;

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and Executive Officers of the Company (the “Voting Agreement Stockholders”) has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a “Voting Agreement”), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder’s shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, Buyer and the Company intend to effect a merger (the “Merger”) of the Company with and into Buyer in accordance with this Agreement, the Pennsylvania Business Corporation Law (the “PBCL”) and the Maryland General Corporation Law (“MGCL”) with the Buyer to be the surviving entity in the Merger;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the PBCL and the MGCL and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time (as defined in Section 1.2), the Company shall merge with and into Buyer in the Merger, the separate corporate existence of the Company shall cease and Buyer shall survive (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.2 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall execute and file with the Secretary of the Commonwealth of Pennsylvania and the Maryland State Department of Assessments and Taxation articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the PBCL and the MGCL and make such other filings with the Pennsylvania Department of Banking and Securities and the Board of Governors of the Federal Reserve System (“FRB”) as are necessary to effect the Merger. The Merger shall become effective on the date of such filings or at the time and date specified therein (the “Effective Time”).

1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the PBCL and the MGCL.

1.4 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by mail or electronic delivery, or, at the option of Buyer at the offices of Goodwin Procter LLP, 901 New York Avenue, NW, Washington, DC 20001, on a date to be specified by the parties, which shall be no later than five Business Days (as defined in Section 9.3) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the “Closing Date.” Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer, the Company.

1.5 Articles of Incorporation and Bylaws. The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.6 Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation; provided, however, that effective immediately after the Effective Time, Buyer shall expand the size of its Board of Directors and cause the Buyer Bank to expand the size of its Board of Directors, in each case by one seat and appoint one director of the Company as mutually agreed upon by Buyer and the Company to serve on the Boards of Directors of the Surviving Corporation and of the Buyer Bank (as defined in Section 1.9). The director of the Company appointed to the Boards of Directors of the Surviving Corporation and Buyer Bank shall serve as a director of each such entity for the remainder of the term of the class to which such director is appointed. Upon the expiration of the term to which he or she is initially appointed, the Board of Directors of the Surviving Corporation shall nominate and recommend such director for election by the shareholders of the Surviving Corporation to a successive three (3) year term on the Board of Directors of the Surviving Corporation, and the Board of Directors of Buyer Bank shall nominate such director for election to the Board of Directors of Buyer Bank for successive terms such that his or her terms of service as a director of Buyer Bank are coterminous with his or her terms of service as a director of the Surviving Corporation, provided that in each case he or she continues to meet the eligibility requirements for a director under the Articles of Incorporation and Bylaws of the Surviving Corporation or Buyer Bank, as applicable.

1.7 Advisory Board. Certain members of the Board of Directors of the Company (the “Company Board”) at the Effective Time who are not added to the Board of Directors of the Surviving Corporation, and certain members of the Company’s existing advisory board, in each case to be mutually agreed upon by the parties, shall be offered a position on a Baltimore Regional Advisory Board to be established by Buyer in connection with the Merger.

1.8 Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.9 Bank Merger. Buyer intends to cause the merger of Hamilton Bank (the “Company Bank”) with and into Orrstown Bank (“Buyer Bank”), with Buyer Bank as the surviving institution (the “Bank Merger”). Subject to the foregoing and, as determined by Buyer in Buyer’s sole discretion, following the execution and delivery of this Agreement, Buyer will cause Buyer Bank, and the Company will cause the Company Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger in a form reasonably acceptable to Buyer and the Company. It is intended that the Bank Merger qualify as a “reorganization” under Section 368(a) of the Code, and that the agreement and plan of merger in respect of the Bank Merger constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

MERGER CONSIDERATION AND EXCHANGE PROCEDURES

2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or any stockholder of the Company:

(a) Each share of common stock, no par value per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock held in the treasury of the Company (“Treasury Stock”) immediately prior to the Effective Time and each share of Company Common Stock remitted to the Company prior to the Effective Time for the purposes of extinguishing any ESOP indebtedness as contemplated by Section 6.10(i) shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $4.10 in cash, without interest, subject to adjustment in accordance with Section 2.1(d) (the “Cash Consideration”) and 0.54 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d) Adjustment to Cash Consideration. The Cash Consideration shall be reduced by an amount equal to the quotient (measured to the nearest whole cent), the numerator of which equals the product, not to exceed $1,000,000, of (i) 0.79 and (ii) the Aggregate Losses associated with the Loans set forth on Schedule 2.1(d) of the Company Disclosure Schedule and the denominator of which equals the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (ii) the number of Company Stock Options outstanding immediately prior to the Effective Time. For the purpose of this Section 2.1(d), the term “Aggregate Losses” shall mean the sum of (i) the dollar amount of all losses, costs, expenses, damages, settlements, and liabilities (including, without limitation, insurance deductibles, legal fees and other out-of-pocket expenses associated therewith) paid or incurred by the Company, net of any insurance proceeds received by the Company, (ii) the dollar amount of all write-downs taken or loan loss or litigation reserves established by the Company in accordance with GAAP, and (iii) any reduction in fair value resulting from any purchase credit impairment required by GAAP purchase accounting, in each case arising out of, relating to, or based upon, the Loans set forth on Schedule 2.1(d) of the Company Disclosure Schedule, from the date of this Agreement through and including the Determination Date.

2.2 Rights as Stockholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each certificate or direct registration statement (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Buyer Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.

2.4 Adjustments to Preserve Tax Treatment. If either the tax opinion referred to in Section 7.2(b) or the tax opinion referred to in Section 7.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Buyer shall increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.

2.5 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”), for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable following the Effective Time but in no event later than five (5) Business Days after the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal in a form reasonably satisfactory to the Buyer and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1 and 2.3 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1 and 2.3 and any unpaid dividends and distributions thereon as provided in Section 2.5(c). No interest shall be paid or accrued on (x) any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.5, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company twelve months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any stockholders of the Company who have not theretofore complied with Section 2.5(b) shall thereafter look only to the Buyer for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered, or the payment for them is not claimed on or before the day prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.6 Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and/or the Cash Consideration shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards or shares of Buyer Common Stock underlying the same.

2.7 Options and Other Stock-Based Awards.

(a) Each option to purchase Company Common Stock (collectively, the “Company Stock Options”) granted under the Company’s 2013 Equity Incentive Plan and any other similar plan (collectively, the “Company Equity Plans”) or otherwise, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, the Company shall pay to the holder thereof cash in an amount equal to the product of (a) the number of shares of Company Common Stock underlying such Company Stock Option and (b) the excess, if any, of $16.90 per share, subject to adjustment in accordance with the formula set forth in Section 2.1(d), over the exercise price per share of Company Common Stock provided for in such Company Stock Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. At the Effective Time, the Company Equity Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect and shall be deemed to be deleted.

(b) As of the Effective Time, all restricted stock awards granted under the Company Equity Plan (“Company Restricted Stock”) shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto.

(c) Prior to the Closing, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt such resolutions or take such other actions (including, without limitation, obtaining the consent from any applicable holders of Company Stock Options) as may be required to effect the foregoing provisions of this Section 2.7.

2.8 Reservation of Right to Revise Structure. Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock, Company Restricted Stock or Company Stock Options as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the U.S. federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (d) require submission to or approval of the Company’s stockholders after the plan of merger set forth in this Agreement has been approved by the Company’s stockholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.

(b) On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1. The Company has made a good faith effort to ensure that the disclosure on each schedule of the Company Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the Company Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other schedules to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

3.2 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the regulations of the FRB promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 9.3). A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding, and 100,000,000 shares of Company Common Stock of which 3,416,414 shares are issued and outstanding including 92,701 shares of outstanding Company restricted stock awards. In addition, as of the date hereof, there are 262,704 shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options and 296,240 shares of Company Common Stock held by the ESOP, of which 207,368 shares of Company Common Stock are unallocated. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights and the Company Board has not granted or approved any such preemptive or similar rights). Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company has not issued any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Except for the Voting Agreements, there are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge (as defined in Section 9.3) of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c) Schedule 3.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option, Company Restricted Stock award, and other Company stock-based award, the name of the grantee, the date of grant, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company Common Stock that are currently exercisable or vested with respect to such award, the expiration date, and the exercise price per share for each option grant.

3.4 Subsidiaries.

(a) (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including (i) the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity for persons other than those described in 12 U.S.C. § 1841(g)(2) or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule. The Company Bank is a member in good standing of the Federal Home Loan Bank of Atlanta. The Company Bank engages only in activities (and holds properties only of the types) permitted by the Maryland Financial Institutions Code. Each of the Company’s Subsidiaries that is a Subsidiary of the Company Bank is engaged solely in activities that are permissible for the Company Bank at locations where the Company Bank may engage in such activities and subject to the same requirements as would apply to such activities if conducted by the Company Bank.

3.5 Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals (as defined in Section 9.3) and Company Stockholder Approval (as defined in Section 6.1).

3.6 Corporate Authority.

(a) This Agreement and the transactions contemplated hereby, subject to approval by the holders of the shares of Company Common Stock as required by law, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (i) unanimously approved the Merger and this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company, and (iii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of the Merger at a meeting of the stockholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as referenced in Section 3.7 below is the only vote of any class of capital stock of the Company required by the MGCL, the Articles of Incorporation of the Company or the Bylaws of the Company to approve this Agreement, the Merger and the transactions contemplated hereby.

(b) In connection with the Merger and the transactions contemplated by this Agreement, holders of shares of Company Common Stock are not entitled to any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the MGCL, “appraisal”, “dissenters”, rights to receive “fair value” for stock, or any other similar rights under the MCGL or otherwise.

3.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals (as defined in Section 9.3) and compliance with any conditions contained therein, the required filings under federal and state securities laws and the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.3) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (including, without limitation, compliance with the Community Reinvestment Act and any equivalent applicable state laws (“CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), the federal Bank Secrecy Act, as amended, and its implementing regulations and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition (as defined in Section 6.8) would be imposed.

3.8 Articles of Incorporation; Bylaws; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

3.9 Compliance with Laws. The Company and each of its Subsidiaries:

(a) has been for the three years prior to the date of this Agreement and is in compliance with all applicable federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, CRA (as defined in Section 3.31), and other federal, state, local and foreign laws regulating lending, and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention (“Finance Laws”). In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that the Company or any of its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

(c) has received, since April 1, 2015, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist).

3.10 Litigation; Regulatory Action.

(a) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries or has been pending at any time in the past three years, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”) and the Maryland Office of the Commissioner of Financial Regulation (the “MOCFR”)) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since April 1, 2015, a recipient of any supervisory letter from, or since April 1, 2015, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11 SEC Documents; Financial Reports and Regulatory Reports.

(a) The Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended March 31, 2018 (the “Company 2018 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Company or any of its Subsidiaries subsequent to April 1, 2015 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), with the U.S. Securities and Exchange Commission (the “SEC”), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act (each as defined in Section 9.3), as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2018, 2017 and 2016 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2016 through 2018, inclusive, in each case accompanied by the audit report of the Company’s independent registered public accounting firm, and the interim financial statements of the Company as of and for the three months ended June 30, 2018 and 2017 contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto, the “Company Financial Statements”) fairly present, and the financial statements referred to in Section 6.12 will fairly present, the consolidated financial condition, results of operations, changes in stockholders’ equity, and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, of the Company and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP (as defined in Section 9.3) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2018, as set forth in the Company 2018 Form 10-K (the “Company Balance Sheet”), or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since March 31, 2018, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) The Company and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of the Company and its Subsidiaries are recorded accurately in the Company’s financial statements.

(c) Since April 1, 2015, the Company and its Subsidiaries have duly and timely filed with the FRB, the FDIC, the MOCFR and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

3.12 Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements, or as otherwise expressly permitted or expressly contemplated by this Agreement, since March 31, 2018, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or upon the exercise of stock options, (v) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of the Company or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material closing agreement, settlement, election or other action made by the Company or any of its Subsidiaries for U.S. federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

3.13 Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of the Company’s Subsidiaries, respectively, except where explicitly inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns are true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid other than Taxes that have been properly reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith through appropriate proceedings. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return and neither the Company nor any of its Subsidiaries currently has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection, which waiver or extension is still in effect. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Company’s Knowledge are pending with respect to the Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or any of its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.

(d) The Company has made available to Buyer true and complete copies of the U.S. federal, state, local, and foreign income Tax Returns filed with respect to the Company and each of its Subsidiaries for taxable periods ended on or after December 31, 2013. The Company has delivered to Buyer correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents relating to Taxes of the Company and each of its Subsidiaries, and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries filed for the taxable years ended on or after December 31, 2014. The Company has timely and properly taken such actions in response to and, in compliance with notices, the Company and each of its Subsidiaries has received from the Internal Revenue Service (the “IRS”) in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and each of its Subsidiaries has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income tax within the meaning of Sections 6662 or 6662A of the Code and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of March 31, 2018, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company and each of its Subsidiaries in filing its Tax Returns. Since March 31, 2018, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; (vii) Tax incurred pursuant to Section 965 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date.

(i) The Company and each of its Subsidiaries has been treated as a subchapter C corporation for U.S. federal income Tax purpose since its formation. Neither the Company nor any of its Subsidiaries own any stock or other ownership interests in (i) any corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) any partnership, joint venture, limited liability company, or other entity taxed as a partnership or other pass-through entity for U.S. federal income tax purposes (or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes).

(j) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) As of the date hereof, the Company is aware of no reason why the Merger or the Bank Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate (as defined in Section 3.14(a)) or with respect to which the Company or any ERISA Affiliate has or may have any liability (the “Company Employee Programs”).

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) any documents evidencing any loan to a Company Employee Program that is a leveraged employee stock ownership plan; (iii) the most recent IRS determination or opinion letter; (iv) the two most recently filed IRS Forms 5500; (v) the most recent actuarial valuation report; (vi) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vii) all non-routine correspondence to and from any state or federal agency.

(c) Except as set forth on Schedule 3.14(c) of the Company Disclosure Schedule, each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d) Except as set forth on Schedule 3.14(d) of the Company Disclosure Schedule, each Company Employee Program is, and has been operated, in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, in each case, in all material respects. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law and with respect to any such contributions, premiums, or other payments required to be made under or with respect to any Company Employee Program that are not yet due or payable, to the extent required by GAAP, adequate reserves are reflected on the Company Balance Sheet. The Company Employee Programs satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(e) No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA (as defined below)) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(f) Neither the Company nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to, any Company Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan (as defined below) and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(g) Except as set forth on Schedule 3.14(g) of the Company Disclosure Schedule, none of the Company Employee Programs provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(h) Except as set forth on Schedule 3.14(h) of the Company Disclosure Schedule, each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(i) The per share exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock on the date of the grant of such Company Stock Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(k) Except as set forth and quantified in reasonable detail on Schedule 3.14(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate. Schedule 3.14(k) of the Company Disclosure Schedule lists the Company’s “disqualified individuals” for purposes of Section 280G of the Code. Each payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be deductible under Section 162(m) of the Code.

(l) For purposes of this Agreement:

(i) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, supplemental executive retirement plans or arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(iv) An entity is an “ERISA Affiliate” of the Company (or other entity if the context of this Agreement requires) if it would have ever been considered a single employer with the Company (or other entity if the context of this Agreement requires) under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

(v) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15 Labor Matters. Schedule 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company employees as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment, and wages and hours and have been in such compliance for at least the past three years. Within the three years preceding this Agreement, the Company has not received any threat of or notice of contemplation of any form of litigation, governmental audit or investigation, administrative agency proceeding or private dispute resolution procedure with respect to employment or labor matters. The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state wage and hour laws for at least the past three years. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. The Company is not liable for any employment taxes or any payment to any trust or fund governed by or maintained by or on behalf of a Governmental Authority with respect to unemployment benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth on Schedule 3.15(b) of the Company Disclosure Schedule, the Company does not employ or otherwise engage any consultants, independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company and reported on a Form W-2 (collectively, “Contingent Workers”). To the extent that any Contingent Workers are engaged by the Company, (i) the Company classifies and has properly classified and treated them as Contingent Workers in accordance with applicable law and for the purpose of all employee benefit plans and perquisites for at least the past three years; and (ii) there are no arrearages in the payment of fees due and payable to any Contingent Worker. Schedule 3.15(c) of the Company Disclosure Schedule identifies each employee of the Company who is subject to an agreement that includes non-disclosure, non-competition and/or non-solicitation obligations to the Company and includes a form of each such agreement. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage or other concerted interference involving the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. Within the last three (3) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has been involved in, or, to the Knowledge of the Company, has been threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries or has so attempted in at least the past three years. To the Knowledge of the Company, no officer or executive-level employee or groups of employees or Contingent Worker has expressed any plans to terminate his, her, their, or its employment or service arrangement with the Company.

3.16 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, all of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company Balance Sheet are, and will at the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Any BOLI policy owned by the Company or any Subsidiary of the Company complies with the requirements of 12 C.F.R. § 248.10(c)(7) or, in the case of a BOLI policy owned by the Company Bank, 12 C.F.R. § 351.10(c)(7).

3.17 Environmental Matters.

(a) Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, (ii) the Company Loan Properties (as defined below), are, and have been, in compliance in all material respects with all Environmental Laws (as defined below).

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. To the Knowledge of the Company, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

(d) Except as disclosed on Schedule 3.17(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Hazardous Material is present or has been released at, in, to, on, under, from or affecting any Company Property, any Company Loan Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries in a manner, amount or condition that would result in any liabilities or obligation pursuant to any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Company Loan Property and there are no Company Participation Facilities (as defined below).

(f) To the Knowledge of the Company there are and have been no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations, or (iii) dry-cleaning facilities or operations at, on, in, or under any Company Property.

(g) For purposes of this Section 3.17, (i) “Company Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries, and (ii) “Company Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

(h) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, Oil, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety. For purposes of this Section 3.17 and Section 4.22, (i) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any

other Environmental Law; (ii) “Environment” means any air (including indoor air), soil vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (iii) “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, (B) the protection of human or worker health and safety, and/or (C) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material as in effect on or prior to the date of this Agreement.

3.18 Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a) the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b) all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c) there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d) to the Knowledge of the Company, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right;

(e) to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets;

(f) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business;

(g) For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business which are material to the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, social media accounts, pages and registrations, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries; and

(h) all computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by the Company and its Subsidiaries and used in the Business (“IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored on any IT Systems), (ii) continuously maintained all licenses necessary to use its IT Systems, and (iii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any IT Systems.

3.19 Personal Data; Privacy Requirements. In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers and any other information that is “nonpublic personal information” concerning a consumer for Title V of the Gramm Leach Bliley Act and its implementing regulation 12 C.F.R. Part 1016 or otherwise protected information under similar federal or state privacy laws (“Personal Data”), the Company and its Subsidiaries have at all times complied with and currently comply with all applicable statutes and regulations in all relevant jurisdictions where the Company currently conducts business, its publicly available privacy policy, any privacy policy otherwise furnished for customers and any third party privacy policies which the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of the Company (the “Privacy Requirements”). The Company and its Subsidiaries will have the right after the execution of this Agreement to use such Personal Data in substantially the same manner as used by the Company and its Subsidiaries prior to the execution of this Agreement. The Company and its Subsidiaries have adopted a written information security program approved by their respective boards of directors. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B (the “Information Security Requirements”) and includes (A) security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties and (B) the Company’s and its Subsidiaries’ hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements. To the Knowledge of the Company, neither the Company nor its Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s or its Subsidiaries’ control or possession. The Company and its Subsidiaries have required and do require all third parties to which any of them provide Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

3.20 Material Agreements; Defaults.

(a) Except as set forth on Schedule 3.20(a) of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants, including without limitation with respect to the termination of any such employment or service; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or its Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (x) which is not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum; or (xi) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect; except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or, to the Knowledge of the Company, any other material agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, (i) no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The Company has not received any notice from any other party to a Company Material Contract that such party intends to terminate, or not renew, a Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder.

3.21 Property and Leases.

(a) Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good, record and marketable title to all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (iii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity. Neither the Company nor any of its Subsidiaries has received written notice of any violation of any recorded easements, covenants or restrictions affecting all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there, and, to the Knowledge of the Company, no other party is in violation of any such easements, covenants or restrictions.

(b) Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease or sublease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has not received any notice from any other party to such a lease or sublease that such party intends to terminate, or not renew, such lease or sublease, or is seeking the renegotiation thereof. The Company has previously made available to Buyer complete and correct copies of all such leases and subleases, including all amendments and modifications thereto.

(c) Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d) Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, none of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted thereon. Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

3.22 Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to render inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and the restrictions contained in the Company’s Articles of Incorporation. No other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar federal or state law (collectively with Subtitle 6 of Title 3 of the MGCL and the restrictions contained in the Company’s Articles of Incorporation “Takeover Laws”) are applicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated thereby.

3.23 Regulatory Capitalization. The Company Bank is, and as of the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC.

3.24 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s or its applicable Subsidiary’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce and service such Loan in accordance with its terms, complete and correct sets of originals of all such documents which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law, including the Finance Laws and any other applicable lending laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form.

(b) Other than Loans that have been pledged to the Federal Home Loan Bank in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.

(c) Each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan.

(d) Each Loan was underwritten and originated or purchased by the Company or its applicable Subsidiary in the ordinary course of business and, except for each loan acquired by the Company in connection with the Company’s acquisitions of Fraternity Community Bancorp, Inc. (“Fraternity”) and Fairmount Bancorp, Inc. (“Fairmount”), consistent with the Company’s or its applicable Subsidiary’s policies and procedures for loan origination and servicing in place at the time such Loan was made. Each Loan was underwritten and originated or purchased by the Company in accordance with applicable law, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, fair credit reporting, unfair collection practice, origination, collection and servicing. Each Loan acquired by the Company in connection with the

Company’s acquisitions of Fraternity and Fairmount was, to the Knowledge of the Company, originated or purchased by Fraternity or Fairmount, as applicable, consistent with the policies and procedures for loan origination and servicing of Fraternity or Fairmount, respectively, in place at the time such Loan was made.

(e) Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s or its applicable Subsidiary’s applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.

(f) No Loan is subject to any right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the mortgage (if applicable), or the exercise of any right thereunder, render either the note or the mortgage (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(g) Each Loan that is covered by an insurance policy or guarantee was (A) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (B) continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor, such that the insurance policy or guarantee covering the Loan is in full force and effect.

(h) Schedule 3.24(h) of the Company Disclosure Schedule discloses as of August 31, 2018: (i) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater stockholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner, on substantially the same terms as, including interest rates and collateral, and following underwriting procedures that are no less stringent than, those prevailing at the time for comparable transactions with other Persons that are not insiders and not employed by the Company and do not involve more than normal risk of collectability or present other unfavorable features.

(i) The allowance for Loan losses reflected in the Company Financial Statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(j) The Company has previously made available to Buyer complete and correct copies of its and its applicable Subsidiary’s lending and servicing and policies and procedures.

(k) Except as set forth on Schedule 3.24(k) of the Company Disclosure Schedule, since April 1, 2015, no error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company, any Subsidiary or, to the Company’s Knowledge, any other person, including, without limitation, any borrower, any broker, any correspondent or any settlement service provider.

(l) Since April 1, 2015, the Company or any Subsidiary is not in breach, and has not breached, any provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.

(m) Except as disclosed on Schedule 3.24(m) of the Company Disclosure Schedule, there is no action, suit, proceeding, investigation, or litigation pending, or to the best of the Company’s Knowledge, threatened, with respect to any Loan.

(n) There are no defaults as to the Company’s or any Subsidiary’s compliance with the terms of any Loan.

(o) No Loan made by the Company or any Subsidiary is subject to a repurchase, make whole, indemnification or other recourse request or demand from any Person that purchased or acquired such Loan.

3.25 Deposits.

(a) The deposits of the Company Bank have been solicited, originated and administered by the Company Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law.

(b) Each of the agreements relating to the deposits of the Company Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(c) The Company Bank has complied with applicable law relating to overdrafts, overdraft protection and payment for overdrafts.

(d) Any debit cards issued by the Company Bank with respect to the deposits of the Company Bank have been issued and administered in accordance with applicable law, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.

3.26 Investment Securities. Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses. The Company and its Subsidiaries have complied with the requirements of Section 13 of the BHCA and the regulations promulgated thereunder (the “Volcker Rule”) and neither the Company nor any of its Subsidiaries will be required to divest securities during the Volcker Rule conformance period.

3.27 Investment Management; Trust Activities.

(a) None of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(b) Neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary (other than individual retirement accounts and Keogh accounts), including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.28 Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the requirements of Governmental Authorities with respect to its derivatives program. For purposes of this Agreement, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.29 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.30 Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

3.31 CRA, Anti-money Laundering and Customer Information Security.

(a) Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the CRA. The Company and each of its Subsidiaries is in compliance with all applicable requirements of the CRA, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of the Company, there are no conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(b) The Company and each of its Subsidiaries is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act and all such applicable laws (the “Money Laundering Laws”). Each of the Company Board and the Board of Directors of Company Bank has adopted, and each of the Company and Company Bank has implemented, a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the Bank Secrecy Act, as amended, and the requirements of the regulations implementing the same.

(c) None of (i) the Company, (ii) any of the Subsidiaries, (iii) any Person on whose behalf the Company or any Subsidiary is acting, or (iv) to the Company’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by the Company or any of its Subsidiaries, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory that is subject to country-wide or region-wide sanctions administered by OFAC or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. No Person or Persons collectively owning more than fifty percent (50%) or more of the beneficial interests of the Company or any of its Subsidiaries are described in clauses (A) through (D) above. Neither the Company nor any of its Subsidiaries has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and is not currently engaging in such transactions. The Company and each of its Subsidiaries has in place and maintains internal policies and procedures that are reasonably designed to ensure the foregoing.

(d) The Company has no Knowledge of, and has not been advised of, or has any reason to believe (because of the Company’s Home Mortgage Disclosure Act data for the year ended March 31, 2018, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any of its Subsidiaries to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, the Information Security Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Information Security Requirements is pending or, to the Knowledge of the Company, threatened.

3.32 Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any stockholder owning 5% or more of the outstanding Company Common Stock, director, Executive Officer or Affiliate (as defined in Section 9.3) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries, or banking transactions in the ordinary course of business with Company Bank on substantially the same terms, including interest rates, collateral requirements and repayment terms, with those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collections or present other unfavorable features. Except as described in the preceding sentence, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, stockholders owning 5% or more of the outstanding Company Common Stock, directors or Executive Officers or any material transaction or agreement with any employee other than Executive Officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.33 Brokers; Opinion of Financial Advisor. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Keefe, Bruyette & Woods, Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from the Financial Advisor, to the effect that, as of the date of such opinion and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

3.34 ESOP.

(a) A true, correct and complete copy of the ESOP has been delivered or made available by the Company to Buyer, and as so made available is in full force and effect on the date of this Agreement. The ESOP is now and has been at all times since its inception a qualified plan and tax exempt trust within the meaning of Sections 401(a) and 501(a) of the Code, and a qualified employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code.

(b) No prohibited transactions (within the meaning of Section 406 of ERISA and/or Section 4975 of the Code) have occurred with respect to the ESOP for which an exemption is not available, and no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP. The sale of the ESOP’s shares of Company Common Stock pursuant to this Agreement is not a nonexempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code.

(c) Except as set forth on Schedule 3.34(c), there is no existing indebtedness of the ESOP or the Company relating to the ESOP or such fiduciaries’ financial advisors in connection with any prior transactions involving the ESOP or the transactions contemplated hereby.

(d) Schedule 3.34(d) sets forth any documents that provide for indemnification of the fiduciaries of the ESOP.

(e) The ESOP Trustee has been duly and properly appointed and granted full authority to act as ESOP Trustee and exercise trust powers thereunder, and the ESOP Trustee has been authorized to exercise such authority and powers and shall have full power and authority to perform the ESOP’s obligations under this Agreement and to carry out the transactions herein contemplated.

(f) The ESOP Trustee and the ESOP have full power, right and authority to enter into and perform their obligations under this Agreement and each of the other agreements, documents and instruments to which they and the Company are parties.

(g) There have been no breaches by the Company or, to the Company’s Knowledge, by the ESOP Trustee, of the fiduciary requirements set forth in Section 404 of ERISA with respect to the ESOP, the ESOP’s participants and beneficiaries or this Agreement, and, to the Knowledge of the Company, there is no basis for the same.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV, subject to the standards established by Section 9.1.

(b) On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1. Buyer has made a good faith effort to ensure that the disclosure on each schedule of the Buyer Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the Buyer Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other schedules to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.2 Organization, Standing and Authority.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer is a bank holding company duly registered under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect (as defined in Section 9.3). Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

(b) Buyer Bank’s deposits are insured by the FDIC to the fullest extent permitted by law. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh. Buyer Bank engages only in activities (and holds properties only of the types) permitted by the FDIA and Pennsylvania law and the rules and regulations of the FDIC and the Pennsylvania Department of Banking and Securities promulgated thereunder.

4.3 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 50,000,000 shares of Buyer Common Stock, of which 9,432,862 shares are issued and outstanding, and 500,000 shares of preferred stock, par value $1.25 per share, of which no shares are issued and outstanding. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

4.4 Corporate Power. Buyer has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.5 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary action by Buyer and no action is required of the stockholders of Buyer with respect to any of the transactions contemplated hereby. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.6 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals and compliance with any conditions contained therein, and the required filings under federal and state securities laws and applicable stock exchange rules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer does not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of their Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational documents of Buyer, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act, the federal Bank Secrecy Act, as amended, and its implementing regulations and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation) why (i) all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.7 Articles of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its organizational documents. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

4.8 Compliance with Laws . Buyer and each of its Subsidiaries:

(a) except as set forth on Schedule 4.8(a) of the Buyer Disclosure Schedule, has been since January 1, 2015 and is in compliance with all applicable federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened;

(c) except as set forth on Schedule 4.8(c) of the Buyer Disclosure Schedule, has received, since January 1, 2015, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist);

(d) each Buyer Employee Program is, and has been operated, in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, in each case, in all material respects; and

(e) to Buyer’s Knowledge, each third party broker/dealer (“Third Party Broker”) that provides services to Buyer or its Subsidiaries, or to customers of Buyer or its Subsidiaries, in connection with the wealth management services business conducted by Buyer through its trust department and its Subsidiaries, is and has been for the three years prior to the date of this Agreement in compliance, in all material respects, with all applicable federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to such broker/dealers and the services that they provide to Buyer, its Subsidiaries and their customers.

4.9 Litigation.

(a) Except as set forth on Schedule 4.9(a) of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries or has been pending at any time in the past three years, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding. To Buyer’s Knowledge, there are no investigations or other proceeding before any court, governmental agency or arbitrator pending against any Third Party Broker, except as would not reasonably be likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Except as set forth on Schedule 4.9(b) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.10 SEC Documents; Financial Reports; and Regulatory Reports.

(a) Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2017 (the “Buyer 2017 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2015 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act (each as defined in Section 9.3), as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of Buyer and its Subsidiaries as of December 31, 2017, as set forth in the Buyer 2017 Form 10-K, or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2017, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) The Buyer and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Buyer and its Subsidiaries, (iii) access to assets of the Buyer and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Buyer and its Subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of the Buyer and its Subsidiaries are recorded accurately in the Buyer’s financial statements.

(c) Since January 1, 2015, Buyer and its Subsidiaries have duly and timely filed with the FRB, the Pennsylvania Department of Banking and Securities and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

4.11 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving Buyer or any of its Subsidiaries is pending, or to the Knowledge of Buyer, threatened.

4.12 Environmental Matters.

(a) To the Knowledge of the Buyer, (i) each of the Buyer and its Subsidiaries and each property owned, leased or operated by any of them (the “Buyer Property”) and, (ii) the Buyer Loan Properties (as defined below), are, and have been, in compliance in all material respects with all Environmental Laws (as defined below).

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Buyer, threatened, before any Governmental Authority or other forum in which the Buyer or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) at, in, to, on, from or affecting a Buyer Property, a Buyer Loan Property, or any property previously owned, operated or leased by the Buyer or any of its Subsidiaries.

(c) Neither the Buyer nor any of its Subsidiaries, nor to the Knowledge of the Buyer, any Buyer Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 4.12 could reasonably be based. To the Knowledge of the Buyer, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 4.12 would reasonably be expected to occur.

(d) To the Knowledge of the Buyer, no Hazardous Material is present or has been released at, in, to, on, under, from or affecting any Buyer Property, any Buyer Loan Property or any property previously owned, operated or leased by the Buyer or any of its Subsidiaries in a manner, amount or condition that would result in any liabilities or obligation pursuant to any Environmental Law.

(e) Neither the Buyer nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under CERCLA) of any Buyer Loan Property and there are no Buyer Participation Facilities (as defined below).

(f) To the Knowledge of the Buyer, there are and have been no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations, or (iii) dry-cleaning facilities or operations at, on, in, or under any Buyer Property.

(g) For purposes of this Section 4.12(g), (i) “Buyer Loan Property” means any property in which the Buyer or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Buyer or any of its Subsidiaries, and (ii) “Buyer Participation Facility” means any facility in which the Buyer or any of its Subsidiaries participates or has participated in the management of environmental matters.

4.13 Risk Management Instruments. All Derivative Transactions entered into by Buyer or Buyer Bank were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Buyer or Buyer Bank, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Buyer and Buyer Bank have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Buyer, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. Buyer and Buyer Bank have adopted policies and procedures consistent with the requirements of Governmental Authorities with respect to its derivatives program.

4.14 Insurance. Buyer and Buyer Bank are insured, and during each of the past three calendar years, have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. All such insurance policies are in full force and effect; neither of Buyer or Buyer Bank are in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

4.15 Buyer Off Balance Sheet Transactions. Each off balance sheet arrangement of Buyer or Buyer Bank required to be disclosed by Item 404 of Regulation S-K is set forth in the Buyer 2017 Form 10-K.

4.16 Properties. Buyer and Buyer Bank have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, set forth in the Buyer 2017 Form 10-K as being owned by Buyer or Buyer Bank, as applicable, as of December 31, 2017, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties, (iv) dispositions and encumbrances in the ordinary course of business and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Buyer or Buyer Bank, as lessee, leases real or personal property (except for leases that have expired by their terms or that Buyer or Buyer Bank, as applicable, has agreed to terminate since the date hereof) are valid without default thereunder by the lessee, or, to Buyer’s knowledge, the lessor.

4.17 Loans. Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, credit card accounts, and loan commitments, on Buyer’s or its applicable Subsidiary’s books and records (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce and service such loan in accordance with its terms, complete and correct sets of originals of all such documents which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law, including the Finance Laws and any other applicable lending laws and regulations. All loans and extensions of credit that have been made by Buyer Bank that are subject either to Section 22(h) of the Federal Reserve Act, as amended, or to 12 C.F.R. 337.3, comply therewith.

4.18 Allowance for Loan Losses. The allowance for loan losses reflected in the Buyer 2017 10-K is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

4.19 Repurchase Agreements. With respect to all agreements pursuant to which Buyer or Buyer Bank has purchased securities subject to an agreement to resell, if any, Buyer or Buyer Bank as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.20 Trust Accounts. Buyer and Buyer Bank, respectively, have administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations.

4.21 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2017, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.22 Regulatory Capitalization. Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

4.23 CRA, Anti-money Laundering and Customer Information Security.

(a) Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the CRA. Buyer Bank is in compliance with all applicable requirements of the CRA, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Buyer, there are no conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(b) Buyer and each of its Subsidiaries, including Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

(c) None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither Buyer nor any of its Subsidiaries, including Buyer Bank, is currently engaging in such transactions. Buyer and its subsidiaries, including Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(d) Buyer is in compliance with the Privacy Requirements, and 12 C.F.R. part 208, Appendix D-2. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written information security program that meets the requirements of applicable law.

(e) Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, 12 C.F.R. part 208, Appendix D-2. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State, the Privacy Requirements, 12 C.F.R. part 208, Appendix D-2 is pending or, to the knowledge of Buyer, threatened.

4.24 Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of Hovde Group, LLC, whose expenses shall be paid by Buyer.

4.25 Deposit Insurance. The deposits of Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

4.26 Investment Securities. Buyer and each of its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries. Such securities are valued on the books of Buyer in accordance with GAAP. Buyer and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which Buyer believes are prudent and reasonable in the context of such businesses. Buyer and its Subsidiaries have complied with the requirements of Section 13 of the BHCA and the Volcker Rule and neither Buyer nor any of its Subsidiaries will be required to divest securities during the Volcker Rule conformance period.

4.27 Sufficient Funds. Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

4.28 IT Systems. Except as set forth on Schedule 4.28 of the Buyer Disclosure Schedule to the Knowledge of the Buyer, all computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by the Buyer and its Subsidiaries and used in the Business (“Buyer IT Systems”) used in are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Buyer and its Subsidiaries. The Buyer and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the Buyer IT Systems (and all software, information or data stored on any Buyer IT Systems), (ii) continuously maintained all licenses necessary to use its Buyer IT Systems, and (iii) maintains reasonable documentation regarding all Buyer IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to any Buyer IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any Buyer IT Systems.

4.29 Taxes and Tax Returns. For purposes of this Section 4.29, any reference to the Buyer or its Subsidiaries shall be deemed to include a reference to the Buyer’s predecessors or the predecessors of the Buyer’s Subsidiaries, respectively, except where explicitly inconsistent with the language of this Section 4.29.

(a) The Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns are true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Buyer and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid other than Taxes that have been properly reserved or accrued on the balance sheet of the Buyer and which the Buyer is contesting in good faith through appropriate proceedings. Neither the Buyer nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return and neither the Buyer nor any of its Subsidiaries currently has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection, which waiver or extension is still in effect. No claim has ever been made by an authority in a jurisdiction where the Buyer or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Buyer or any of its Subsidiaries.

(b) The Buyer and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Buyer’s Knowledge are pending with respect to the Buyer or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither the Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Buyer or any of its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Buyer or any of its Subsidiaries.

(d) The Buyer has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Buyer and each of its Subsidiaries for taxable periods ended on or after December 31, 2013. The Buyer has delivered to Buyer correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by the Buyer and each of its Subsidiaries filed for the years ended on or after December 31, 2013. The Buyer has timely and properly taken such actions in response to and, in compliance with notices, the Buyer and each of its Subsidiaries has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Neither the Buyer nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Buyer has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Buyer and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. Neither the Buyer nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement. Neither the Buyer nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Buyer), or (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock Buyer, business trust, limited liability Buyer, or unincorporated organization (other than the Buyer) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Buyer and each of its Subsidiaries (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Buyer Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Buyer and each of its Subsidiaries in filing its Tax Returns. Since December 31, 2017, neither the Buyer nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) The Buyer and each of its Subsidiaries has been treated as a subchapter C corporation for U.S. federal income Tax purpose since its formation. Neither the Buyer nor any of its Subsidiaries own any stock or other ownership interests in (i) any corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) any partnership, joint venture, limited liability company, or other entity taxed as a partnership or other pass-through entity for U.S. federal income tax purposes (or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes).

(i) Neither the Buyer nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) As of the date hereof, the Buyer is aware of no reason why the Merger or the Bank Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Other than pursuant to Company Stock Options and Company restricted stock awards outstanding or authorized to be granted as of the date hereof, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) except pursuant to Section 2.8 of this Agreement, accelerate the vesting of any Company Stock Options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options, acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities, or (v) grant or approve any preemptive or similar rights with respect to any shares of Company Common Stock.

(c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock (i) shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger and (ii) shall not fail to receive a dividend for any single calendar quarter with respect to shares of Company Common Stock that are exchanged for Buyer Common Stock in the Merger.

(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance, retention, change in control or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice; provided, however, that such increases do not exceed five percent (5%) on an individual basis, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.20(a) of the Company Disclosure Schedule, or (iv) bonus payments in the ordinary course of business consistent with past practices, provided that such payments or increases pursuant to this Section 5.1(d) shall not exceed the aggregate amounts set forth on Schedule 5.1(d).

(e) Benefit Plans. Except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, enter into, establish, adopt or amend any Company Employee Program or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Company Employees. Except as set forth in Schedule 5.1(f) of the Company Disclosure Schedule, hire any member of senior management or other key employee, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement, except for the hiring of at-will employees having a title of manager or lower to replace employees of the Company that cease to be employed by the Company after the date hereof, and only at an annual rate of salary not to exceed $50,000.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(h) Governing Documents. Amend its Articles of Incorporation or Bylaws (or equivalent documents).

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j) Capital Expenditures. Except for any emergency repairs to real or personal property owned by Company, notice of which shall be provided to Buyer 48 hours prior to such repairs, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $35,000 in the aggregate.

(k) Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract.

(l) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party which settlement or similar agreement involves payment by the Company or any of its Subsidiaries of any amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of the Company or any of its Subsidiaries after the Effective Time, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect. Any request by the Company for consent by Buyer to the taking of any action by the Company prohibited under this Section 5.1(l) shall be made in writing to the President and Chief Executive Officer of Buyer, and a representative of the Company shall notify the President and Chief Executive Officer of Buyer of such request via telephone. If Buyer fails to respond to a request for such consent made in accordance with this Agreement within three Business Days of receipt of the request, it shall be deemed that the Buyer has consented; provided, however, that the foregoing shall not apply to any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, or any other action, suit, proceeding, order or investigation relating to the transactions contemplated hereby or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(m) Banking Operations. Except as set forth in Schedule 5.1(m) of the Company Disclosure Schedule, enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n) Derivative Transactions. Enter into any Derivative Transactions.

(o) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount not in accordance with the Company’s investment policy or (ii) any other debt security other than in accordance with the Company’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with the Company’s investment policy.

(q) Loans. (i) Make, increase or purchase any Loan (which for purposes of this Section 5.1(q) shall include both funded and unfunded commitments) if, as a result of such action, the total commitment to the borrower and the borrower’s Affiliates would exceed $500,000 in the case of consumer loans, $1,000,000 in the case of residential mortgage loans and $2,000,000 in the case of commercial loans or commercial real estate loans; (ii) make, increase or purchase any fixed-rate Loan with pricing below the rate indication listed by the Federal Home Loan Bank of Atlanta for the corresponding fixed or adjustable-rate advance of the same term on the date of such loan, increase or purchase; or (iii) except as set forth on Schedule 5.1(q) of the Company Disclosure Schedule, renegotiate, renew, increase, extend, modify or purchase any existing Loan rated “special mention” or lower by the Company Bank in an amount equal to or greater than $250,000.

(r) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

(s) Accounting Methods. Except as set forth in Schedule 5.1(s) of the Company Disclosure Schedule, implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t) Tax Matters. Except as required by law or applicable regulatory authority, make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, surrender any material right to claim a refund of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 5.1(t), “material” shall mean affecting or relating to $50,000 or more of taxable income.

(u) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v) Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger or the Bank Merger; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

(w) Agreements. Resolve, agree or commit to do anything prohibited by this Section 5.1.

5.2 Forbearances of Buyer. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger or the Bank Merger, or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Stockholder Approval.

(a) Company Stockholder Approval. Following the execution of this Agreement, the Company shall, in consultation with Buyer, take all action necessary to convene a meeting of its stockholders (including any adjournment or postponement thereof, the

“Company Meeting”) as promptly as practicable and in any event within 45 days following the time when the Registration Statement (as defined in Section 6.2(a) becomes effective) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the stockholders of the Company in order to consummate the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).

(i) Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the MGCL, the Articles of Incorporation and Bylaws of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer. The Company shall not adjourn or postpone the Company Meeting unless requested by Buyer or with Buyer’s prior written consent.

(ii) Subject to Section 6.5 hereof, (i) the Company Board shall unanimously recommend that the Company’s stockholders vote to approve the Merger, this Agreement and the transactions contemplated hereby and any other matters required to be approved by the Company’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

(b) Solicitation of Proxies. Subject to the provisions of Section 6.5 hereof, the Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

6.2 Registration Statement.

(a) Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its stockholders.

(b) Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Company’s shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.3 Press Releases. Buyer and the Company will issue a mutually agreed upon press release announcing this Agreement and the transactions contemplated hereby and will not issue any press release or make any public statement or other disclosure regarding this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.4 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.3), as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to each party’s obligation to consummate the transactions contemplated by this Agreement.

6.5 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately (i) cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal and (ii) request the prompt return or destruction of all confidential information previously made available by it or on its behalf in connection with any actual or potential Acquisition Proposals.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 25% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.5(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, (A) after consultation with its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that it is required to take such actions to comply with the standard of conduct required of a board of directors under the MGCL or other fiduciary duties owed to the Company’s stockholders under applicable law; (iii) the Company has provided Buyer with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with outside legal counsel and its independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). The Company agrees that it shall keep Buyer informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). The Company shall provide Buyer and Buyer Bank with at least 48 hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal.

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within three Business Days following a request by Buyer, or make any statement, announcement, or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth Business Day following Buyer’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with the standard of conduct required of a board of directors under the MGCL or other fiduciary duties owed to the Company’s stockholders under applicable law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the

Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three Business Days.

(f) Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to the Company’s stockholders at the Company Meeting for the purpose of voting on, the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination, then the Company Board may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, the Company Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the Company Meeting.

6.6 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7 Shares Listed. Prior to the Effective Time, to the extent required by NASDAQ, Buyer shall file a notice of additional listing of shares with NASDAQ with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.8 Regulatory Applications; Filings; Consents. Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, (B) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or (C) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (A)-(C) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole, (a “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications or notices to be filed by it with the FRB, the Pennsylvania Department of Banking and Securities and the MOCFR. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries or as provided in applicable law as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time, including without limitation the right to advancement of expenses, shall survive the Merger.

(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is not more than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10 Employees and Benefit Plans.

(a) From and for at least the 12-month period after the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Company Employees”) with at least the types and levels of employee benefits substantially comparable in the aggregate to those then maintained by Buyer for similarly-situated employees of Buyer. Buyer will treat, and cause its applicable Buyer Employee Programs to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits (but not for benefit accrual under any defined benefit plan) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer’s applicable Employee Programs, Buyer shall cause the Company’s employees to receive credit for their prior service for eligibility and vesting purposes in Buyer’s 401(k) plan and for purposes of determining the length of vacation, sick time, paid time off and severance under Buyer’s applicable plan or policy. Buyer shall also provide that the Company’s employees shall not be treated as “new” employees for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior to the Effective Time, and shall use commercially reasonable efforts to provide that any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation, subject to the terms and conditions of the applicable Employee Program. Notwithstanding the foregoing provisions of this Section 6.10, service and other amounts shall not be credited to Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Company Employee or the funding of any such benefit.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company. Notwithstanding the foregoing, unless a Company Employee affirmatively terminates coverage (or causes coverage to terminate) under a Company health plan prior to the time such Company Employee becomes eligible to participate in a health plan of Buyer or Buyer’s Subsidiary, no coverage of any of the

Company Employees or their dependents shall terminate under any of the Company health plans prior to the time such Company Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Buyer or any Buyer Subsidiary and their dependents.

(c) From and after the Effective Time, Buyer agrees to honor and continue to be obligated to perform, or to cause Buyer Bank and the Company and its Subsidiaries to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries existing as of the Effective Time, including, without limitation, all employment, change in control, severance and deferred compensation agreements and arrangements listed or described in Schedule 6.10(c) of the Company Disclosure Schedule.

(d) If requested by Buyer no later than 30 days prior to the Closing, the Company shall terminate its 401(k) plan effective as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer. If the Company 401(k) plan is terminated, Buyer agrees to permit participants in the Company 401(k) plan who are Company Employees to roll over their account balances and outstanding loan balances from such plan to Buyer’s 401(k) plan, and such Company Employees who satisfy the eligibility requirements of Buyer’s 401(k) plan (taking into account credit for prior years of service with the Company pursuant to Section 6.10(a), other than for purposes of profit-sharing contribution) shall be eligible to immediately participate in Buyer’s 401(k) plan. Prior to the Closing, the Buyer shall take such other actions (including, without limitation, amending the Buyer’s 401(k) plan) as may be required to effect the foregoing provisions of this Section 6.10(d).

(e) Buyer agrees to honor the severance guidelines attached as Schedule 6.10(e) of the Company Disclosure Schedule in connection with the termination of employment of any Company Employee, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who has a Qualifying Termination Event (as defined in Schedule 6.10(e)) of the Company Disclosure Schedule by the Company at the request of Buyer as of, or within one (1) year following the Effective Time. Any such terminated Company Employee shall receive a lump sum severance payment in such amounts, at such times, and upon such conditions as set forth on said Schedule.

(f) From the date hereof through the Closing, the Company shall, and shall cause its applicable Subsidiaries or Affiliates to, provide Buyer with reasonable access (at reasonable times, upon reasonable notice and in a manner that will not materially interfere with the normal operations of the Company) to the (i) employees of the Company and any of its Subsidiaries and (ii) the Company’s human resources personnel and personnel records (to the extent not prohibited by applicable law) for purposes of (A) facilitating an orderly transition of such employees from and after the Closing, (B) making announcements concerning, and preparing for the consummation of, the transactions contemplated by this Agreement, and (C) engaging, communicating or meeting with and/or presenting to such employees on either an individual or group basis with respect to matters related to their prospective continued

employment with Buyer on and after the Closing. The Company and Buyer shall use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

(g) Notwithstanding the foregoing, nothing contained in this Section 6.10 shall (i) be treated as an amendment of any particular Employee Program or any other employee benefit plan, program, policy, agreement or arrangement or (ii) give any third party, including any Company Employee, any former employee of the Company or any of its Subsidiaries or any beneficiary representative thereof, any right to enforce the provisions of this Section 6.10. Nothing contained in this Agreement is intended to (x) confer upon any Company Employee or any other Person any right to continued employment after the Effective Time or (y) prevent Buyer or any of its Affiliates from amending, modifying or terminating any Employee Program or any other employee benefit plan, program, policy, agreement or arrangement.

(h) Within 45 days after the date of this Agreement, Buyer shall designate, in mutual agreement with the Company, certain employees of Company and Company Bank who shall remain employed by Company and Company Bank as of the Closing Date and/or through a post-Closing transition period through certain dates following the Effective Time and such employees may be eligible to receive retention bonuses. The amount, allocation and timing of payment of each such bonus will be determined by Buyer, in mutual agreement with the Company.

(i) The ESOP shall be terminated, effective as of or immediately prior to the Effective Time and the outstanding ESOP obligation shall be repaid to the Company, in full, first with any cash in the ESOP suspense account and then with shares in the ESOP suspense account, assuming a value equal to the Merger Consideration. Prior to the Effective Time, the Company shall adopt an amendment to the ESOP (the “ESOP Termination Amendment”) that will terminate the ESOP effective as of the Effective Time. Prior to the Effective Time, the Company Bank, and after the Effective Time, the Buyer Bank shall cause the Committee (as defined in the ESOP) and the ESOP Trustee to take all other actions and prepare all documents necessary in furtherance of the termination and the administration of the ESOP until all assets thereunder are distributed, including, without limitation, preparing and filing all necessary documents with the IRS to request a favorable determination letter, which actions and documentation shall be subject to the reasonable review of Buyer. The ESOP Termination Amendment will provide that, except as set forth on Schedule 6.10(i) of the Company Disclosure Schedule, no distributions shall be made from the ESOP until such favorable determination letter is received from the IRS.

6.11 Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, or (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

6.12 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries.

6.13 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its respective terms.

6.14 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.15 Section 16 Votes. Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

6.16 Certain Litigation.

(a) The Company shall provide Buyer prompt written notice of, and the opportunity to participate at its own expense in the defense or settlement of, any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld).

(b) The Buyer shall provide the Company prompt written notice of any material developments and all filings in the SEPTA litigation to which the Company is a party.

(c) The Buyer shall provide the Company prompt written notice of any material developments with respect to cybersecurity intrusions of the Buyer including the events disclosed in the Buyer’s Current Report on Form 8-K filed with the SEC on August 29, 2018.

6.17 Classified Loans. The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Classified Loans.

6.18 Leases. Upon request of Buyer, the Company shall use commercially reasonable efforts to obtain an estoppel from any third party under a lease, sublease or ground lease to which the Company or any of its Subsidiaries is a party, in the form attached to such lease, sublease or ground lease, or in a form as prepared by Buyer.

6.19 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.8), each of the parties to the Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.20 Reorganization. Neither the Company, on the one hand, nor Buyer, on the other hand, shall take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligation of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Vote. The Merger, this Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of a at least a majority of the outstanding shares of Company Common Stock eligible to vote at the Company Meeting in accordance with all applicable laws.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition. All conditions to the Regulatory Approvals shall have been satisfied or waived.

(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Tax Opinion Relating to the Merger. Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Tax Opinion Relating to the Merger. The Company shall have received an opinion from Luse Gorman, PC dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from Buyer, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company, in the event that the Merger is not consummated by July 31, 2019 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

(d) by Buyer or the Company, (i) in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall (A) impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted or to prevent such Burdensome Condition from being imposed;

(e) by Buyer or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Meeting;

(f) by Buyer, if (i) the Company Board or any committee thereof (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, fails to reaffirm the Company Recommendation within three Business Days following a request by Buyer to do so, or makes any statement, announcement or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of, hold and/or commence the Company Meeting or to solicit proxies in favor of this Agreement under Section 6.1, (C) approves or recommends an Acquisition Proposal, (D) enters into (or causes the Company to enter into) any letter of intent, agreement in principle, acquisition or other agreement related to an Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or requiring the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated hereby, or (E) resolves or otherwise determines to take, or announces an intention or proposes to take, any of the foregoing actions or (ii) there shall have been a material breach of Section 6.5 by the Company or any of the Company Representatives, or;

(g) by the Company, if the Company Board so determines by the vote of a majority of its members, at any time during the five (5) business day period commencing with the Determination Date (hereinafter defined), if both of the following conditions are satisfied:

(i) the Buyer Market Value on the Determination Date (hereinafter defined) is less than the Initial Buyer Market Value (hereinafter defined) multiplied by 0.85; and

(ii) (A) the quotient obtained by dividing the Buyer Market Value on the Determination Date by the Initial Buyer Market Value (such quotient being referred to herein as the “Buyer Ratio”) shall be less than (B) the quotient obtained by dividing the Final Index Price (hereinafter defined) by the Initial Index Price (hereinafter defined) (such quotient being referred to herein as the “Index Ratio”) and subtracting 0.15 from the Index Ratio; subject, however, to the remainder of this Section 8.1(g).

If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5) business day period). During the five (5) business day period commencing with its receipt of such notice, Buyer shall have the option of either:

(A) increasing the Cash Consideration payable pursuant to Section 2.1(c), as adjusted pursuant to Section 2.1(d), by an amount equal to the lesser of (x) an amount equal to the difference between (1) the sum of $10.88 and the Cash Consideration and (2) the Buyer Market Value on the Determination Date multiplied by the Exchange Ratio, plus the Cash Consideration; or (y) an amount equal to the difference between (1) the sum of (i) the Buyer Market Value on the Determination Date multiplied by a fraction, the numerator of which is equal to the product of the (a) Initial Buyer Market Value, (b) the Exchange Ratio and (c) the Index Ratio minus 0.15, and the denominator of which is equal to the Buyer Market Value on the Determination Date, and (ii) the Cash Consideration and (2) the sum of (a) the Buyer Market Value on the Determination Date multiplied by the Exchange Ratio, and (b) the Cash Consideration; or

(B) increasing the Exchange Ratio by an amount equal to the lesser of (x) an amount equal to the quotient, the numerator of which is the difference between (1) the sum of $10.88 and the Cash Consideration and (2) the Buyer Market Value on the Determination Date multiplied by the Exchange Ratio, plus the Cash Consideration and the denominator of which is the Buyer Market Value on the Determination Date; or (y) an amount equal to the quotient, the numerator of which is the difference between (1) the sum of (i) the Buyer Market Value on the Determination Date multiplied by a fraction, the numerator of which is equal to the product of (a) the Initial Buyer Market Value, (b) the Exchange Ratio and (c) the Index Ratio minus 0.15, and the denominator of which is equal to the Buyer Market Value on the Determination Date, and (ii) the Cash Consideration and (2) the sum of (a) the Buyer Market Value on the Determination Date multiplied by the Exchange Ratio, and (b) the Cash Consideration and the denominator of which is the Buyer Market Value on the Determination Date.

If Buyer makes an election contemplated by the preceding subsection (A) or (B) within such five (5) business day period, it shall give prompt written notice to the Company of such election and the revised Cash Consideration or Exchange Ratio, as applicable, whereupon no termination shall have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Cash Consideration or Exchange Ratio, as applicable, shall have been so modified).

For purposes of this Section 8.1(g), the following terms shall have the meaning indicated below:

“Buyer Market Value on the Determination Date” shall be the volume weighted average price of Buyer Common Stock (as reported on Nasdaq or, if not reported thereon, in another authoritative source) during the fifteen (15) consecutive trading day period immediately preceding the Determination Date.

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Governmental Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period or (ii) the date of the Company Meeting to consider this Agreement and the transactions contemplated hereby.

“Final Index Price” means the volume-weighted average price of the Index Group for the fifteen (15) consecutive trading day period immediately preceding the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Initial Buyer Market Value” equals $23.71, adjusted as indicated in the last sentence of this Section 8.1(g).

“Initial Index Price” means $3,918.48 (which is the volume-weighted average price of the Index Group for the fifteen (15) consecutive trading day period ending one (1) day prior to the date of this Agreement).

If any company belonging to the Index Group or the Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or the Buyer Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.5 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, none of Buyer or the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f), the Company shall pay to Buyer an amount equal to $2,212,500 (the “Termination Fee”).

(c) In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(b) or Section 8.1(e) due to the failure to obtain the approval of the Company’s stockholders at the Company Meeting, and (i) an Acquisition Proposal with respect to the Company shall have been announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its stockholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to “25%” shall instead refer to “50%.”

(d) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) and (i) an Acquisition Proposal with respect to the Company shall have been announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within 12 months of such termination, the Company shall have (x) recommended to its stockholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to “25%” shall instead refer to “50%.”

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(f) Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.1 Standard. No representation or warranty of the Company contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or material adverse effect qualification contained in any representations or warranties other than in Section 3.12(i) and 4.21). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) and 3.3(b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.4, 3.5, 3.6, 3.7(a)(ii), 3.14(k), 3.22, 3.23, 3.33 and the first two sentences of Section 3.2, in the case of the Company, and Sections 4.4, 4.5, 4.6(a)(ii), 4.22, 4.24, the first two sentences of Section 4.2, and the last sentence of Section 4.3, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(i), in the case of the Company, and 4.21, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.2 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

9.3 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” shall have the meaning ascribed to it in Section 1306 of the PBCL or Section 2-104 of the MGCL, as applicable.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement of the transactions contemplated by this Agreement (except with respect to any representations and warranties of the Company that expressly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby); (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) changes in the trading price or trading volume of Buyer Common Stock.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the

Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement of the transactions contemplated by this Agreement, including the impact of the transactions contemplated by this Agreement on relationships with the Company’s customers or employees; and (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of May 15, 2018, by and between Buyer and the Company.

“ESOP” shall mean the Hamilton Bank Employee Stock Ownership Plan adopted effective January 1, 2012, as amended, and its related trust created and existing under and pursuant to the ESOP.

“ESOP Trustee” shall mean First Bankers Trust Services, Inc.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Executive Officer” means each officer of Buyer or Seller who files reports with the SEC pursuant to Section 16(a) of the Exchange Act.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Knowledge” shall mean, with respect to any fact, event or occurrence, (i) in the case of the Company, the actual knowledge after reasonable inquiry of one or more of those certain executive officers of the Company listed on Schedule 9.3(a)(i) of the Company Disclosure Schedule, or (ii) in the case of Buyer, the actual knowledge after reasonable inquiry of one or more of Buyer’s executive officers, all of whom are listed on Schedule 9.3(a)(ii) of the Buyer Disclosure Schedule.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any approval, waiver, or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the waiver or approval of the FRB, (b) the approval of the Pennsylvania Department of Banking and Securities, and (c) the approval of the MOCFR.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, escheat, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement filed, or required to be filed, with a Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Aggregate Losses” shall have the meaning set forth in Section 2.1(d).

“Bank Merger” shall have the meaning set forth in Section 1.9.

“BHCA” shall have the meaning set forth in Section 3.2.

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.8.

“Business” shall have the meaning set forth in Section 3.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2017 Form 10-K” shall have the meaning set forth in Section 4.10(a)

“Buyer Bank” shall have the meaning set forth in Section 1.9.

“Buyer Business” shall have the meaning set forth in Section 4.28(g).

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Buyer Intellectual Property Assets” shall have the meaning set forth in Section 4.28(g).

“Buyer IT Systems” shall have the meaning set forth in Section 4.28.

“Buyer Loan Property” shall have the meaning set forth in Section 4.12(g).

“Buyer Market Value on the Determination Date” shall have the meaning set forth in Section 8.1(g).

“Buyer Participation Facility” shall have the meaning set forth in Section 4.12(g).

“Buyer Property” shall have the meaning set forth in Section 4.12(a).

“Buyer Ratio” shall have the meaning set forth in Section 8.1(g)(ii).

“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Certificate” shall have the meaning set forth in Section 2.2.

“Classified Loans” shall have the meaning set forth in Section 3.24(h).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2018 Form 10-K” shall have the meaning set forth in Section 3.11(a).

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in Section 1.9.

“Company Board” shall have the meaning set forth in Section 1.7.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Equity Plans” shall have the meaning set forth in Section 2.7(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.11(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“Company Loan Property” shall have the meaning set forth in Section 3.17(g).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Meeting” shall have the meaning set forth in Section 6.1(a).

“Company Participation Facility” shall have the meaning set forth in Section 3.17(g).

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning set forth in Section 6.1(a)(ii).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company Restricted Stock” shall have the meaning set forth in Section 2.7(b).

“Company SEC Documents” shall have the meaning set forth in Section 3.11(a).

“Company Stock Options” shall have the meaning set forth in Section 2.7(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 6.1(a).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“Contingent Workers” shall have the meaning set forth in Section 3.15.

“CRA” shall have the meaning set forth in Section 3.7(b).

“Derivative Transactions” shall have the meaning set forth in Section 3.28.

“Determination Date” shall have the meaning set forth in Section 8.1(f).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Program” shall have the meaning set forth in Section 3.14(l)(i).

“Environment” shall have the meaning set forth in Section 3.17(h).

“Environmental Laws” shall have the meaning set forth in Section 3.17(h).

“ERISA” shall have the meaning set forth in Section 3.14(l)(ii).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(l)(iv).

“ESOP Termination Amendment” shall have the meaning set forth in Section 6.10(i).

“Exchange Agent” shall have the meaning set forth in Section 2.5(a).

“Exchange Fund” shall have the meaning set forth in Section 2.5(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“Fairmount” shall have the meaning set forth in Section 3.24(d).

“FDIA” shall have the meaning set forth in Section 3.30.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Final Index Price” shall have the meanings set forth in Section 8.1(g).

“Finance Laws” shall have the meaning set forth in Section 3.9(a).

“Financial Advisor” shall have the meaning set forth in Section 3.33.

“Fraternity” shall have the meaning set forth in Section 3.24(d).

“FRB” shall have the meaning set forth in Section 1.2.

“Hazardous Material” shall have the meaning set forth in Section 3.17(h).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“Index Group” shall have the meaning set forth in Section 8.1(g).

“Index Ratio” shall have the meaning set forth in Section 8.1(g)(ii).

“Information Security Requirements” shall have the meaning set forth in Section 3.19.

“Initial Buyer Market Value” shall have the meaning set forth in Section 8.1(g).

“Initial Index Price” shall have the meaning set forth in Section 8.1(g).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“IRS” shall have the meaning set forth in Section 3.13(d).

“IT Systems” shall have the meaning set forth in Section 3.18(h).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loans” shall have the meaning set forth in Section 3.24.

“maintains” shall have the meaning set forth in Section 3.14(l)(iii).

“Marks” shall have the meaning set forth in Section 3.18(g).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“MGCL” shall have the meaning set forth in the preamble of this Agreement.

“MOCFR” shall have the meaning set forth in Section 3.10(b).

“Money Laundering Laws” shall have the meaning set forth in Section 3.31(b).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(l)(v).

“NASDAQ” shall have the meaning set forth in Section 2.3.

“New Certificates” shall have the meaning set forth in Section 2.5(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Notice Period” shall have the meaning set forth in Section 6.5(e).

“OFAC” shall have the meaning set forth in Section 3.31(c).

“Oil” shall have the meaning set forth in Section 3.17(h).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Patents” shall have the meaning set forth in Section 3.18(g).

“PBCL” shall have the meaning set forth in the preamble of this Agreement.

“Personal Data” shall have the meaning set forth in Section 3.19.

“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Privacy Requirements” shall have the meaning set forth in Section 3.19.

“Products” shall have the meaning set forth in Section 3.18(g).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).

“Registration Statement” shall have the meaning set forth in Section 6.2(a).

“SEC” shall have the meaning set forth in Section 3.11(a).

“Stock Consideration” shall have the meaning set forth in Section 2.1(c).

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.22.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Third Party Broker” shall have the meaning set forth in Section 4.8(e).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(g).

“Treasury Stock” shall have the meaning set forth in Section 2.1(b).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.7(b).

“Volcker Rule” shall have the meaning set forth in Section 3.26.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Stockholders” shall have the meaning set forth in the recitals to this Agreement.

9.4 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the stockholders of the Company without obtaining such approval.

9.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that (i) Buyer and the Company shall each pay fifty percent (50%) of printing and mailing expenses for the Proxy Statement/Prospectus and (ii) SEC filing and registration fees shall be the sole responsibility of Buyer.

9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

Attention:   Chief Executive Officer

Facsimile:   (717) 532-4131

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

901 New York Avenue, NW

Washington, DC 20001

Attention:   Matthew Dyckman, Esq.

Facsimile:   (202) 204-7293

If to the Company, to:

Hamilton Bancorp, Inc.

501 Fairmount Avenue, Suite 200

Towson, MD 21286

Attention:   Chief Executive Officer

Facsimile:   (410) 823-4518

With a copy to (which shall not constitute notice):

Luse Gorman, PC

5335 Wisconsin Avenue, NW

Suite 780

Washington, DC 20015

Attention: Lawrence M.F. Spaccasi, Esq.

Facsimile: (202) 274-2001

9.7 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) and the right of Company stockholders to receive the Merger Consideration as set forth in Article II, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.9 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

9.11 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the personal jurisdiction of the state or federal courts located in the Commonwealth of Pennsylvania (“Pennsylvania Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Pennsylvania Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Pennsylvania Courts. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Pennsylvania Courts and waives any bond, surety or other security that might be required of any other party in any such Pennsylvania Courts with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction, without the posting of any bond, restraining such breach or threatened breach.

9.13 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, the Voting Agreements and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.14 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ORRSTOWN FINANCIAL SERVICES, INC.

By:	/s/ Thomas R. Quinn, Jr.
Name: Thomas R. Quinn, Jr.
Title: President and Chief Executive Officer

HAMILTON BANCORP, INC.

By:	/s/ Robert A. DeAlmeida
Name: Robert A. DeAlmeida
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

October 23, 2018

The Board of Directors

Hamilton Bancorp, Inc.

201 Fairmount Avenue, Suite 200

Towson, MD 21286

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Hamilton Bancorp, Inc. (“Hamilton”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of Hamilton with and into Orrstown Financial Services, Inc. (“Orrstown”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Hamilton and Orrstown. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of Orrstown, Hamilton or any holder of shares of common stock, par value $0.01 per share, of Hamilton (“Hamilton Common Stock”), each share of Hamilton Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock (as defined in the Agreement)) shall become and be converted into the right to receive (i) $4.10 in cash, without interest (the “Cash Consideration”), subject to certain downward adjustment as further provided in the Agreement (as to which adjustment we express no opinion), and (ii) 0.54 shares of common stock, no par value per share, of Orrstown (“Orrstown Common Stock,” and such shares of Orrstown Common Stock, the “Stock Consideration”). The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that Orrstown intends to cause the merger of Hamilton Bank, a wholly-owned subsidiary of Hamilton, with and into Orrstown Bank, a wholly-owned subsidiary of Orrstown (“Orrstown Bank”), with Orrstown Bank as the surviving institution, pursuant to a separate agreement and plan of merger to be entered into, as determined by Orrstown in its sole discretion, following the execution and delivery of the Agreement (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Hamilton and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our and their broker-dealer businesses, and further to certain existing sales and trading relationship between a KBW-affiliated broker-dealer and Hamilton, we and our affiliates may from time to time purchase securities from, and sell securities to, Hamilton and Orrstown. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Hamilton or Orrstown for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Hamilton (the “Board”) in rendering this opinion and will receive a fee from Hamilton for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Hamilton has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, Inc. • 1600 Market Street, Suite 1450 • Philadelphia, PA 19103

www.kbw.com

The Board of Directors – Hamilton Bancorp, Inc.

October 23, 2018

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Hamilton. In the past two years, KBW has not provided investment banking and financial advisory services to Orrstown. We may in the future provide investment banking and financial advisory services to Hamilton or Orrstown and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Hamilton and Orrstown and bearing upon the Merger, including among other things, the following: (i) an execution copy of the Agreement dated as of October 23, 2018; (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended March 31, 2018 of Hamilton; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2018 of Hamilton; (iv) certain draft and unaudited quarterly financial results for the quarter ended September 30, 2018 of Hamilton (provided by Hamilton); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Orrstown; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Orrstown; (vii) certain unaudited quarterly financial results for the quarter ended September 30, 2018 of Orrstown (contained in the Current Report on Form 8-K filed by Orrstown with the Securities and Exchange Commission on October 17, 2018); (viii) certain regulatory filings of Hamilton and Orrstown and their respective subsidiaries, including the quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2017 as well as the quarters ended March 31, 2018 and June 30, 2018; (ix) certain other interim reports and other communications of Hamilton and Orrstown to their respective shareholders; and (x) other financial information concerning the businesses and operations of Hamilton and Orrstown that was furnished to us by Hamilton and Orrstown or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Hamilton and Orrstown; (ii) the assets and liabilities of Hamilton and Orrstown; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Hamilton and Orrstown with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Hamilton that were prepared by, and provided to us and discussed with us by, Hamilton management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) financial and operating forecasts and projections of Orrstown that were prepared by, and provided to us and discussed with us by, Orrstown management and used and relied upon by us based on such discussions, at the direction of Hamilton management and with the consent of the Board; (vii) pro forma balance sheet and capital data of Orrstown as of June 30, 2018, giving effect to Orrstown’s recently completed acquisition of Mercersburg Financial Corporation, that was prepared by Orrstown management, provided to and discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Hamilton management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on Orrstown (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, the management of Orrstown, and used and relied upon by us based on such discussions, at the direction of Hamilton management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of

Keefe, Bruyette & Woods, Inc. • 1600 Market Street, Suite 1450 • Philadelphia, PA 19103

www.kbw.com

The Board of Directors – Hamilton Bancorp, Inc.

October 23, 2018

general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions with the managements of Hamilton and Orrstown regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken, with our assistance, by or on behalf of and at the direction of Hamilton, to solicit indications of interest from third parties regarding a potential transaction with Hamilton.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Hamilton as to the reasonableness and achievability of the financial and operating forecasts and projections of Hamilton referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Hamilton, upon Orrstown management as to the reasonableness and achievability of the financial and operating forecasts and projections of Orrstown and the estimates regarding certain pro forma financial effects of the Merger on Orrstown (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information was reasonably prepared and represents the best currently available estimates and judgments of Orrstown management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the foregoing financial information of Hamilton and Orrstown that was provided to us was not prepared with the expectation of public disclosure and that such information is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Hamilton and Orrstown and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Hamilton or Orrstown since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Hamilton and Orrstown are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Hamilton or Orrstown, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Hamilton or Orrstown under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which

Keefe, Bruyette & Woods, Inc. • 1600 Market Street, Suite 1450 • Philadelphia, PA 19103

www.kbw.com

The Board of Directors – Hamilton Bancorp, Inc.

October 23, 2018

companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy. In addition, we have undertaken no independent evaluation of any potential or actual litigation to which Hamilton or Orrstown is or may be a party or is or may be subject. We express no view or opinion as to the pending federal securities litigation against Orrstown and certain current and former officers of Orrstown, as to which we understand that Orrstown and Hamilton have conducted such diligence and other investigations, and have obtained such advice from legal counsel, as they deem necessary and against which Orrstown has advised us it intends to vigorously defend itself. With Hamilton’s consent, we have not considered such litigation or any aspect, implication or effect thereof for purposes of our analyses. If the outcome of such litigation had been known or assumed to have a material effect on Orrstown, then the conclusion reached in this opinion could have been affected. In addition, at the direction of Hamilton, we have given no effect to any potential downward adjustment to the Cash Consideration (as provided in the Agreement) for purposes of this opinion.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the execution copy reviewed and referred to above) with no adjustments to the Merger Consideration and with no other consideration or payments in respect of the Hamilton Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Hamilton, Orrstown or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Hamilton that Hamilton has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Hamilton, Orrstown, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Hamilton Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and the termination of Hamilton Bank Employee Stock Ownership Plan prior to the consummation of the Merger), including without limitation, the form or structure of the Merger (including the form of the Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any related transaction to Hamilton, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise.

Keefe, Bruyette & Woods, Inc. • 1600 Market Street, Suite 1450 • Philadelphia, PA 19103

www.kbw.com

The Board of Directors – Hamilton Bancorp, Inc.

October 23, 2018

Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Hamilton to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any alternative transactions or strategies that are, have been or may be available to or considered by Hamilton or the Board; (iii) the fairness of the amount or nature of any compensation to any of Hamilton’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Hamilton Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Hamilton (other than the holders of Hamilton Common Stock solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Orrstown or any other party to any transaction contemplated by the Agreement; (v) any adjustment (as provided in the Agreement) to the Merger Consideration assumed for purposes of our opinion; (vi) whether Orrstown has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Hamilton Common Stock at the closing of the Merger; (vii) the actual value of Orrstown Common Stock to be issued in the Merger; (viii) the prices, trading range or volume at which Hamilton Common Stock or Orrstown Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Orrstown Common Stock will trade following the consummation of the Merger; (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (x) any legal, regulatory, accounting, tax or similar matters relating to Hamilton, Orrstown, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Hamilton Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Hamilton Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc. • 1600 Market Street, Suite 1450 • Philadelphia, PA 19103

www.kbw.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of Pennsylvania law and Orrstown Financial Services’ articles of incorporation and bylaws related to the indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741-1850 of the Pennsylvania Business Corporation Law of 1988, as amended, or PBCL.

Sections 1741-1743 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure or act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the PBCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Section 1741-1850 of the PBCL.

The bylaws of Orrstown Financial Services, Inc. provide for indemnification of directors and officers to the extent provided in the PBCL. In accordance with Section 1713 of the PBCL, the bylaws of the Registrant also include a provision that the directors of the Registrant shall not be personally liable for monetary damages such for any action taken, or failure to take any action, unless: (1) the director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interests of the company and with such care, including reasonably inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitute self-dealing, willful misconduct or recklessness. Pursuant to Section 1713 of the PBCL, this limitation of personal liability does not apply to (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to federal state or local law.

Further, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the articles of incorporation.

Item 21. Exhibits and Financial Statement Schedules.

(a) See Exhibit Index immediately following the signature page.

(b) Not applicable.

(c) Not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of October 23, 2018, by and between Orrstown Financial Services, Inc. and Hamilton Bancorp, Inc. (attached to this proxy statement/prospectus as Annex A and incorporated herein by reference)

3.1	Articles of Incorporation of Orrstown Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on January 29, 2010)

3.2	Bylaws of Orrstown Financial Services, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on January 30, 2018)

5.1	Opinion of Pillar Aught LLC, counsel to Orrstown Financial Services, Inc., as to the legality of the shares being registered by Orrstown Financial Services, Inc.

8.1	Opinion of Goodwin Procter LLP, counsel to Orrstown Financial Services, Inc., as to certain tax matters

8.2	Opinion of Luse Gorman, PC, counsel to Hamilton Bancorp, Inc., as to certain tax matters

10.1	Form of Voting Agreement by and between Orrstown Financial Services, Inc. and certain stockholders of Hamilton Bancorp, Inc., dated as of October 23, 2018 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on October 24, 2018)

10.2	Employment Agreement by and between Orrstown Financial Services, Orrstown Bank and Ellen R. Fish, dated as of October 23, 2018 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on October 24, 2018)

10.3	Change in Control Agreement by and between Orrstown Financial Services, Orrstown Bank and Ellen R. Fish, dated as of October 23, 2018 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission on October 24, 2018)

23.1	Consent of Pillar Aught LLC (included in Exhibit 5.1)

23.2	Consent of Goodwin Procter LLP (included in Exhibit 8.1)

23.3	Consent of Luse Gorman, PC (included in Exhibit 8.2)

23.4	Consent of Crowe LLP regarding Orrstown Financial Services, Inc. financial information

23.5	Consent of Dixon Hughes Goodman LLP regarding Hamilton Bancorp, Inc. financial information

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Form of Proxy Card of Hamilton Bancorp, Inc. (to be Filed by Amendment)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Shippensburg, Commonwealth of Pennsylvania, on January 9, 2019.

ORRSTOWN FINANCIAL SERVICES, INC.

By:	/s/ Thomas R. Quinn, Jr.
Name:	Thomas R. Quinn, Jr.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Thomas R. Quinn, Jr. and David P. Boyle as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Thomas R. Quinn, Jr. Thomas R. Quinn, Jr. President and Chief Executive Officer and Director (Principal Executive Officer) Date: January 9, 2019	By:	/s/ David P. Boyle David P. Boyle Executive Vice President and Financial Officer (Principal Financial and Accounting Officer) Date: January 9, 2019

By:	/s/ Joel R. Zullinger Joel R. Zullinger Chairman of the Board and Director Date: January 9, 2019	By:	/s/ Mark K. Keller Mark K. Keller Director Date: January 9, 2019

By:	/s/ Cindy J. Joiner Cindy J. Joiner Director Date: January 9, 2019	By:	/s/ Thomas D. Longenecker Thomas D. Longenecker Director Date: January 9, 2019

By:	/s/ Michael J. Rice Michael J. Rice Director Date: January 9, 2019	By:	/s/ Andrea Pugh Andrea Pugh Director Date: January 9, 2019

By:	/s/ Gregory A. Rosenberry Gregory A. Rosenberry Director Date: January 9, 2019	By:	/s/ Glenn W. Snoke Glenn W. Snoke Director Date: January 9, 2019

By:	/s/ Eric A. Segal Eric A. Segal Director Date: January 9, 2019	By:	/s/ Floyd E. Stoner Floyd E. Stoner Director Date: January 9, 2019